Exhibit 10.2

THIRD AMENDMENT TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
This THIRD Amendment to Fourth Amended and Restated Credit Agreement (this “Third Amendment”) is made and entered into as of June [__], 2020 (the “Third Amendment Effective Date”), by and among Neenah, Inc., a Delaware corporation formerly known as Neenah Paper, Inc. (the “Company”), certain Domestic Subsidiaries of the Company, as borrowers (together with the Company, collectively, the “Domestic Borrowers”), Neenah Services GmbH & Co. KG and certain of its Subsidiaries, as borrowers (collectively, the “German Borrowers”), the other guarantors party hereto (such guarantors, together with the Domestic Borrowers and the German Borrowers, collectively, the “Loan Parties”), the Lenders party hereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent (the “Agent”).
RECITALS:
WHEREAS, the Loan Parties are parties to that certain Fourth Amended and Restated Credit Agreement, dated as of December 10, 2018 (as amended, restated, supplemented or modified prior to the date hereof, the “Credit Agreement”), by and among the Loan Parties, the Lenders party thereto, and the Agent. Capitalized terms used but not defined herein have the meaning set forth in the Credit Agreement.
WHEREAS, the Loan Parties have requested that the Credit Agreement be amended as hereinafter provided.
WHEREAS, subject to and upon the terms and conditions contained herein, the Lenders party hereto have agreed to the Loan Parties’ requests as set forth herein.
NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.Amendments to the Credit Agreement. Subject to the terms, and satisfaction of the conditions precedent set forth in Section 4 hereof, the Credit Agreement (other than the signature pages, Exhibits and Schedules thereto) is hereby amended in its entirety to read as set forth in the attached Annex A.
SECTION 2.Replacement of Exhibit B of the Credit Agreement. Subject to the terms, and satisfaction of the conditions precedent set forth in Section 4 hereof, the Credit Agreement is hereby amended by amending and restating Exhibit B of the Credit Agreement with Exhibit B attached hereto as Annex B, and Exhibit B attached hereto as Annex B shall be deemed to be attached as Exhibit B of the Credit Agreement as of the Third Amendment Effective Date.
SECTION 3.Replacement of Commitment Schedule to the Credit Agreement. Subject to the terms, and satisfaction of the conditions precedent set forth in Section 4 hereof, the Commitment Schedule to the Credit Agreement is hereby replaced in its entirety with the Commitment Schedule attached hereto as Annex C, and the Commitment Schedule attached hereto as Annex C shall be deemed to be attached as the Commitment Schedule to the Credit Agreement as of the Third Amendment Effective Date.
SECTION 4.Conditions Precedent to Third Amendment. This Third Amendment will be effective as of the Third Amendment Effective Date, on the condition that the following conditions precedent will have been satisfied:

4.1.Counterparts. The Agent shall have received counterparts of this Third Amendment duly executed by each of the Loan Parties, the Agent, and the Required Lenders (or, in the case of any party as to which an executed counterpart shall not have been received, telegraphic, telex, or other written confirmation from such party of execution of a counterpart hereof by such party).
4.2.Intercreditor Agreement. The Agent shall have received an executed copy of the Intercreditor Agreement duly executed and delivered by the Agent, the Term Loan Agent and the Loan Parties, which Intercreditor Agreement will be in form and substance satisfactory to the Agent.
4.3.Closing Certificate. The Agent shall have received a certificate of an Authorized Officer of the Company certifying that (a) attached to such certificate is a true, accurate and complete copy of the Term Loan Agreement and all other Term Loan Documents, (b) after giving pro forma effect to the amendments contemplated hereby, the incurrence of the Term Loan Indebtedness, all Borrowings to be made on the Third Amendment Effective Date, the issuance of any Letters of Credit on the Third Amendment Effective Date and the payment of all fees and expenses due hereunder, (i) the Secured Leverage Ratio of the Loan Parties is equal to or less than 3.50 to 1.0, (ii) the Specified Excess Availability shall not be less than $52,500,000 and (iii) substantially contemporaneously with the effectiveness of this Third Amendment, the Indebtedness under the Term Loan Agreement will be issued in an aggregate principal amount (plus any original issue discount) of no less than $200,000,000 and the Initial Term Loan Commitments (as defined in the Term Loan Agreement) will be reduced to $0, and (c) no Event of Default then exists.
4.4.Borrowing Base Certificate. The Agent shall have received a Borrowing Base Certificate which calculates each of the Borrowing Bases, as amended hereby, as of a date specified by the Agent with customary supporting documentation and supplemental reporting satisfactory to the Agent.
4.5.Agent’s Fees and Expenses. The Domestic Borrowers shall have (a) paid all fees due and payable to the Agent in connection with this Third Amendment on or prior to the Third Amendment Effective Date and (b) paid or reimbursed the Agent for, to the extent invoiced, its out-of-pocket expenses in connection with this Third Amendment and any other out-of-pocket expenses of the Agent required to be paid or reimbursed pursuant to the Credit Agreement, including the reasonable fees, charges and disbursements of counsel for the Agent.
4.6.Other Documents. The Agent shall have been provided with such documents, instruments and agreements, and the Loan Parties shall have taken such actions, in each case as the Agent may reasonably require in connection with this Third Amendment and the transactions contemplated hereby.
SECTION 5.Representations and Warranties. The Loan Parties hereby represent and warrant to the Lenders the following (provided that such representations and warranties of the German Loan Parties shall be limited to the facts and circumstances of the German Loan Parties and their Subsidiaries):
5.1.the representations and warranties contained in the Credit Agreement, as amended hereby, and the other Loan Documents are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date, and except for any change of facts expressly permitted under the provisions of the Credit Agreement and the other Loan Documents;
5.2.no Default or Event of Default has occurred and is continuing under the Credit Agreement; and
5.3.this Third Amendment has been duly executed and delivered by the Loan Parties, and the Credit Agreement, as amended hereby, constitutes a legal, valid and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 6.No Waiver. Nothing contained in this Third Amendment shall be construed as a waiver by the Lenders of any covenant or provision of the Credit Agreement, the other Loan Documents, or of any other contract or instrument between the Loan Parties and any of the Lenders, and the failure of the

Lenders at any time or times hereafter to require strict performance by the Loan Parties of any provision thereof shall not waive, affect or diminish any right of the Lenders to thereafter demand strict compliance therewith. The Agent and the Lenders hereby reserve all rights granted under the Credit Agreement, the other Loan Documents, this Third Amendment and any other contract or instrument between the Loan Parties and the Lenders.
SECTION 7.Survival of Representations and Warranties. All representations and warranties made in this Third Amendment, including any Loan Document furnished in connection with this Third Amendment, shall survive the execution and delivery of this Third Amendment and the other Loan Documents, and no investigation by the Agent or any closing shall affect the representations and warranties or the right of the Agent to rely upon them.
SECTION 8.Expenses. As provided in Section 9.03 of the Credit Agreement and subject to the limitations expressly set forth therein, the Loan Parties hereby agree to pay on demand all legal and other fees, costs and expenses incurred by the Agent in connection with the negotiation, preparation, and execution of this Third Amendment and all related documents.
SECTION 9.Severability. Any provision of this Third Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 10.APPLICABLE LAW. THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 11.Successors and Assigns. This Third Amendment is binding upon and shall inure to the benefit of the Credit Parties and the Loan Parties and their respective successors and assigns, except the Loan Parties may not assign or transfer any of their rights or obligations hereunder without the prior written consent of the Agent, other than as expressly permitted under the terms of the Credit Agreement.
SECTION 12.Counterparts. This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original but all of which when taken together shall constitute but one and the same instrument. Delivery of an executed signature page of this Third Amendment by facsimile transmission or PDF electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
SECTION 13.Effect of Consent. No consent or waiver, express or implied, by the Agent to or for any breach of or deviation from any covenant, condition or duty by the Loan Parties shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.
SECTION 14.Headings. The headings of this Third Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
SECTION 15.Reaffirmation of Loan Documents. This Third Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, and the other Loan Documents are hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.
SECTION 16.Loan Document. This Third Amendment constitutes a “Loan Document” under and as defined in the Credit Agreement.
SECTION 17.Entire Agreement. THE CREDIT AGREEMENT, THIS THIRD AMENDMENT, THE OTHER LOAN DOCUMENTS, AND ALL OTHER INSTRUMENTS, DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS THIRD AMENDMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.
[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date set forth above.
DOMESTIC BORROWERS:
NEENAH, INC.
NEENAH PAPER MICHIGAN, INC.
NEENAH FILTRATION, LLC
NEENAH TECHNICAL MATERIALS, INC.
NEENAH PAPER FVC, LLC
NEENAH PAPER FR, LLC
NEENAH FMK HOLDINGS, LLC
ASP FIBERMARK, LLC
NEENAH NORTHEAST, LLC
Neenah Filtration Appleton, LLC
NEENAH COMPOSITES, LLC

By:	/s/ Paul DeSantis
Name:	Paul DeSantis
Title:	Senior Vice President, Chief Financial Officer and Treasurer

NPCC HOLDING COMPANY, LLC

By: Neenah, Inc., as its sole member

By:	/s/ Paul DeSantis
Name:	Paul DeSantis
Title:	Senior Vice President, Chief Financial Officer and Treasurer

GERMAN BORROWERS:
Neenah Services GmbH & Co. KG
represented by its general partner
Neenah Germany GmbH

By:	/s/ Armin Schwinn
Name:	Armin Schwinn
Title:	Managing Director of Neenah Germany GmbH (general partner)

Neenah Gessner GmbH

By:	/s/ Armin Schwinn
Name:	Armin Schwinn
Title:	Managing Director

Neenah GESSNER Grundstücksverwaltungs-gesellschaft mbH & Co. KG represented by its general partner
Neenah Germany GmbH

By:	/s/ Armin Schwinn
Name:	Armin Schwinn
Title:	Managing Director of Neenah Germany GmbH (general partner)

GERMAN GUARANTORS:
Neenah Germany GmbH

By:	/s/ Armin Schwinn
Name:	Armin Schwinn
Title:	Managing Director

NEENAH PAPER INTERNATIONAL HOLDING COMPANY, LLC

By: Neenah, Inc., as its sole member

By:	/s/ Paul DeSantis
Name:	Paul DeSantis
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Neenah Paper International, LLC

By:	/s/ Paul DeSantis
Name:	Paul DeSantis
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Neenah Global Holdings B.V.

By:	/s/ Noah S. Benz
Name:	Noah S. Benz
Title:	Managing Director

Neenah Hong Kong, Limited

By:	/s/ Noah S. Benz
Name:	Noah S. Benz
Title:	Director

Neenah Paper International Finance Company B.V.

By:	/s/ Noah S. Benz
Name:	Noah S. Benz
Title:	Managing Director

By:	/s/ Its de Bree
Name:	Its de Bree
Title:	TMF Netherlands B.V. Managing Director B

By:	/s/ Ilaria de Lucia
Name:	Ilaria de Lucia
Title:	TMF Netherlands B.V. Managing Director B

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Hong Kong Collateral Agent, Issuing Bank, Swingline Lender and a Domestic Tranche Lender

By:	/s/ Andrew Rossman
Name:	Andrew Rossman
Title:	Authorized Officer

J.P. MORGAN EUROPE LIMITED,
as German Collateral Agent

By:	/s/ Kennedy A. Capin
Name:	Kennedy A. Capin
Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A. (LONDON BRANCH),
as a German Tranche Lender

By:	/s/ Kennedy A. Capin
Name:	Kennedy A. Capin
Title:	Authorized Officer

BANK OF AMERICA, N.A.,
as Syndication Agent and a Domestic Tranche Lender

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as a German Tranche Lender

By:
Name:
Title:

COMMERZBANK AG, NEW YORK BRANCH,
as a Domestic Tranche Lender

By:	/s/ Mathew Ward
Name:	Mathew Ward
Title:	Director

By:	/s/ Robert Sullivan
Name:	Robert Sullivan
Title:	Vice President

BMO HARRIS BANK, N.A.,
as a Domestic Tranche Lender

By:	/s/ Jason Hoefler
Name:	Jason Hoefler
Title:	Managing Director

BMO HARRIS BANK, N.A.,
as a German Tranche Lender

By:	/s/ Jason Hoefler
Name:	Jason Hoefler
Title:	Managing Director

GOLDMAN SACHS BANK USA,
as a Domestic Tranche Lender

By:	/s/ Jamie Minieri
Name:	Jamie Minieri
Title:	Authorized Signatory

GOLDMAN SACHS BANK USA,
as a German Tranche Lender

By:	/s/ Jamie Minieri
Name:	Jamie Minieri
Title:	Authorized Signatory

ANNEX A

CREDIT AGREEMENT (AS AMENDED BY THIRD AMENDMENT)

[Attached]

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated
as of December 10, 2018
by and among
NEENAH, INC.
AND CERTAIN OF ITS SUBSIDIARIES,
as Domestic Borrowers,
NEENAH SERVICES GmbH & CO. KG
AND CERTAIN OF ITS SUBSIDIARIES,
as German Borrowers,
CERTAIN OTHER SUBSIDIARIES OF NEENAH, INC.,
as Guarantors,
EACH OF THE FINANCIAL INSTITUTIONS WHICH IS
A SIGNATORY HERETO OR
WHICH MAY FROM TIME TO TIME
BECOME A PARTY HERETO,
as Lenders,
BANK OF AMERICA, N.A.,
as Syndication Agent,

and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS
Page No.
Article I DEFINITIONS    2

Section 1.01	Defined Terms 2

Section 1.02	Classification of Loans and Borrowings 77

Section 1.03	Terms Generally 77

Section 1.04	Accounting Terms; GAAP 78

Section 1.05	Status of Obligations 78

Section 1.06	Determination of U.S. Dollar Amounts 79

Section 1.07	Limited Conditionality Transaction 79

Section 1.08	Cashless Rollovers 80

Section 1.09	Interest Rates; LIBOR Notifications 80

Section 1.10	Divisions 80
Article II THE CREDITS    81

Section 2.01	Commitments 81

Section 2.02	Loans and Borrowings 81

Section 2.03	Requests for Revolving Borrowings 82

Section 2.04	Protective Advances 83

Section 2.05	Swingline Loans 84

Section 2.06	Letters of Credit 86

Section 2.07	Funding of Borrowings 93

Section 2.08	Interest Elections 94

Section 2.09	Termination and Reduction of Commitments; Increase in Commitments 95

Section 2.10	Repayment of Loans; Evidence of Debt 97

Section 2.11	Prepayment of Loans 99

Section 2.12	Fees 99

Section 2.13	Interest 101

Section 2.14	Alternate Rate of Interest 102

Section 2.15	Increased Costs 104

Section 2.16	Break Funding Payments 106

Section 2.17	Withholding of Taxes; Gross-Up 106

Section 2.18	Payments Generally; Allocation of Proceeds; Sharing of Set-offs 112

Section 2.19	Mitigation Obligations; Replacement of Lenders 115

Section 2.20	Defaulting Lenders 116

Section 2.21	Returned Payments 119

Section 2.22	Banking Services and Swap Agreements 119

Section 2.23	Judgment Currency 120

Section 2.24	Designation of Additional German Borrowers 120

Section 2.25	Special Cash Collateral Account 121

Section 2.26	German Separate Borrowing Base Trigger Period 121

Section 2.27	Extension Offers 122
Article III REPRESENTATIONS AND WARRANTIES    124

Section 3.01	Organization; Powers 124

Section 3.02	Authorization; Enforceability 125

Section 3.03	Governmental Approvals; No Conflicts 125

Section 3.04	Financial Condition; No Material Adverse Change 125

Section 3.05	Properties 126

Section 3.06	Litigation and Environmental Matters 126

Section 3.07	Compliance with Laws and Agreements; No Default 126

Section 3.08	Investment Company Status 127

Section 3.09	Taxes 127

Section 3.10	ERISA; Pension Plans 127

Section 3.11	Disclosure 127

Section 3.12	Solvency 128

Section 3.13	Insurance 129

Section 3.14	Capitalization and Subsidiaries 129

Section 3.15	Security Interest in Collateral 129

Section 3.16	Employment Matters 130

Section 3.17	Federal Reserve Regulations 130

Section 3.18	Use of Proceeds 130

Section 3.19	Common Enterprise 130

Section 3.20	No Change in Credit Criteria or Collection Policies 130

Section 3.21	Status of Receivables and Other Collateral 130

Section 3.22	Transactions with Related Parties 131

Section 3.23	Deposit Accounts 131

Section 3.24	Qualified ECP Guarantor 131

Section 3.25	Anti-Corruption Laws and Sanctions 131

Section 3.26	Centre of Main Interest 132

Section 3.27	Affected Financial Instistutions 132

Section 3.28	Certain Dutch Tax Matters 132
Article IV CONDITIONS    132

Section 4.01	Effective Date 132

Section 4.02	Each Credit Event 138

Section 4.03	Designation of a German Borrower 139
Article V AFFIRMATIVE COVENANTS    141

Section 5.01	Businesses and Properties 141

Section 5.02	Taxes 142

Section 5.03	Financial Statements and Information 142

Section 5.04	Inspections; Field Examinations; Inventory Appraisals and Physical Counts 146

Section 5.05	Further Assurances 147

Section 5.06	Books and Records 149

Section 5.07	Insurance 149

Section 5.08	ERISA; Foreign Pension Plans 150

Section 5.09	Use of Proceeds 151

Section 5.10	Additional Borrowers; Guarantors; Joinder Agreements 152

Section 5.11	Notice of Events 153

Section 5.12	Environmental Matters 154

Section 5.13	End of Fiscal Year 155

Section 5.14	Pay Obligations and Perform Other Covenants 155

Section 5.15	Collection of Receivables; Application of Receivables Proceeds 155

Section 5.16	Receivables and Other Collateral Matters 157

Section 5.17	Material Agreements 158

Section 5.18	Hedging Strategy 158

Section 5.19	Financial Assistance and Capital Impairment 158

Section 5.20	German Collateral 158

Section 5.21	Post Closing Deliveries 158

Section 5.22	Refinancing of Specified Indebtedness 160
Article VI NEGATIVE COVENANTS    161

Section 6.01	Indebtedness 161

Section 6.02	Liens 165

Section 6.03	Contingent Liabilities 167

Section 6.04	Mergers, Consolidations and Dispositions and Acquisitions of Assets 168

Section 6.05	Nature of Business 173

Section 6.06	Transactions with Related Parties 173

Section 6.07	Investments, Loans 173

Section 6.08	ERISA Compliance; Foreign Pension Plan Compliance 174

Section 6.09	Trade Credit Extensions 175

Section 6.10	Change in Accounting Method 175

Section 6.11	Redemption, Dividends, Equity Interests Issuance, Distributions and Payments 175

Section 6.12	Fixed Charge Coverage Ratio 177

Section 6.13	Sale of Receivables 177

Section 6.14	Sale and Lease-Back Transactions 177

Section 6.15	Change of Name or Place of Business 177

Section 6.16	Restrictive Agreements 177

Section 6.17	Tax Classification 178

Section 6.18	Deposit Accounts 178

Section 6.19	Organizational Documents; Tax Sharing Agreements 179

Section 6.20	Certain Dutch Tax Matters 179

Section 6.21	Term Loan Documents.. 179
Article VII EVENTS OF DEFAULT    179

Section 7.01	Events of Default Without Automatic Acceleration 179

Section 7.02	Events of Default With Automatic Acceleration 182
Article VIII THE ADMINISTRATIVE AGENT    183

Section 8.01	Appointment 183

Section 8.02	Rights as a Lender 185

Section 8.03	Duties and Obligations 186

Section 8.04	Reliance 187

Section 8.05	Actions through Sub-Agents 187

Section 8.06	Resignation 187

Section 8.07	Non-Reliance 188

Section 8.08	Other Agency Titles 189

Section 8.09	Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties 189

Section 8.10	Flood Laws 194

Section 8.11	Posting of Communications. 194

Section 8.12	Credit Bidding 195

Section 8.13	Certain ERISA Matters 196

Section 8.14	Appointment of Hong Kong Collateral Agent as Security Trustee 199
Article IX Miscellaneous    201

Section 9.01	Notices 201

Section 9.02	Waivers; Amendments 203

Section 9.03	Expenses; Indemnity; Damage Waiver 207

Section 9.04	Successors and Assigns 210

Section 9.05	Survival 216

Section 9.06	Counterparts; Integration; Effectiveness; Electronic Execution 216

Section 9.07	Severability 217

Section 9.08	Right of Setoff 217

Section 9.09	Governing Law; Jurisdiction; Consent to Service of Process 218

Section 9.10	WAIVER OF JURY TRIAL 219

Section 9.11	Headings 219

Section 9.12	Confidentiality 219

Section 9.13	Several Obligations; Nonreliance; Violation of Law 221

Section 9.14	USA PATRIOT Act 221

Section 9.15	Disclosure 221

Section 9.16	Appointment for Perfection 221

Section 9.17	Interest Rate Limitation 221

Section 9.18	No Advisory or Fiduciary Responsibility 222

Section 9.19	Limitation on Subsidiaries 222

Section 9.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions 223

Section 9.21	Marketing Consent 223

Section 9.22	Acknowledgement Regarding Any Supported QFCs 223

Section 9.23	Intercreditor Agreements. 224
Article X LOAN GUARANTY OF DOMESTIC LOAN PARTIES    225

Section 10.01	Guaranty 225

Section 10.02	Guaranty of Payment 225

Section 10.03	No Discharge or Diminishment of Loan Guaranty 225

Section 10.04	Defenses Waived 226

Section 10.05	Rights of Subrogation 226

Section 10.06	Reinstatement; Stay of Acceleration 227

Section 10.07	Information 227

Section 10.08	Termination 227

Section 10.09	Taxes 227

Section 10.10	Maximum Liability 228

Section 10.11	Contribution 228

Section 10.12	Liability Cumulative 229

Section 10.13	Keepwell 229
Article XI Loan Guaranty of German Loan Parties    229

Section 11.01	Guaranty 229

Section 11.02	Guaranty of Payment 230

Section 11.03	No Discharge or Diminishment of Loan Guaranty 230

Section 11.04	Defenses Waived 231

Section 11.05	Rights of Subrogation 231

Section 11.06	Reinstatement; Stay of Acceleration 231

Section 11.07	Information 232

Section 11.08	Termination 232

Section 11.09	Taxes 232

Section 11.10	Maximum Liability 232

Section 11.11	Contribution 233

Section 11.12	Liability Cumulative 234

Section 11.13	[Reserved] 234

Section 11.14	German Guaranty Limitations 234
Article XII THE BORROWER REPRESENTATIVES.    236

Section 12.01	Appointment; Nature of Relationship 236

Section 12.02	Powers 237

Section 12.03	Employment of Agents 237

Section 12.04	Notices 237

Section 12.05	Successor Borrower Representative 237

Section 12.06	Execution of Loan Documents; Borrowing Base Certificate 237
Article XIII SUBORDINATION OF INTERCOMPANY INDEBTEDNESS.    238

Section 13.01	Subordination of Intercompany Indebtedness 238

EXHIBITS

Exhibit A	- Form of Assignment and Assumption

Exhibit B	- Form of Borrowing Base Certificate

Exhibit C	- Form of Compliance Certificate

Exhibit D	- Form of Joinder Agreement

Exhibit E-1	- U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-2	- U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-3	- U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-4	- U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit F	- Form of Borrowing Subsidiary Agreement

Exhibit G	- Form of Perfection Certificate

Exhibit H	- Form of Receivables Report

Exhibit I	- Form of Inventory Designation Report

Exhibit J-1	- Form of Borrowing Request for Domestic Borrowers

Exhibit J-2	- Form of Borrowing Request for German Borrowers

SCHEDULES
Commitment Schedule
Schedule 2.06        -    Existing Letters of Credit
Schedule 3.06        -    Disclosed Matters
Schedule 3.09        -    Taxes
Schedule 3.13        -    Insurance
Schedule 3.14        -    Capitalization and Subsidiaries

Schedule 4.01	- Listing of Existing Mortgaged Properties and Specified
Mortgaged Properties
Schedule 4.01(a)    -    Listing of Effective Date Material Leasehold Properties
Schedule 6.01        -    Existing Indebtedness
Schedule 6.02        -    Existing Liens
Schedule 6.06        -    Permitted Affiliate Transactions
Schedule 6.13        -    Permitted Sales of Receivables

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 10, 2018 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among NEENAH, INC., a Delaware corporation formerly known as Neenah Paper, Inc., the other DOMESTIC BORROWERS (as defined below) party hereto, the GERMAN BORROWERS (as defined below) party hereto, the other Loan Parties (as defined below) party hereto, the Lenders (as defined below) party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as German Collateral Agent, and BANK OF AMERICA, N.A., as Syndication Agent.
W I T N E S S E T H:
WHEREAS, the Company, certain of the other Domestic Borrowers, Neenah Paper Company of Canada (“Neenah Canada”), the Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian collateral agent (in such capacity, together with its successors in such capacity, the “Canadian Collateral Agent”), and each of the financial institutions a party thereto as lenders, were parties to that certain Credit Agreement dated as of November 30, 2004 (the “Original Closing Date”), pursuant to which the lenders party thereto provided certain loans and extensions of credit to the Company, certain of the other Domestic Borrowers and Neenah Canada (such Credit Agreement, as amended prior to November 5, 2009, the “Original Credit Agreement”); and
WHEREAS, the Original Credit Agreement was amended and restated by the Amended and Restated Credit Agreement dated as of November 5, 2009 by and among the Company, certain of the other Domestic Borrowers, Neenah Canada, as guarantor, the Administrative Agent, the Canadian Collateral Agent and each of the financial institutions a party thereto as lenders, pursuant to which the lenders party thereto provided certain loans and extensions of credit to the Company, certain of the other Domestic Borrowers, and Neenah Canada, as guarantor (such Amended and Restated Credit Agreement, as amended prior to October 11, 2012, the “Amended Credit Agreement”); and
WHEREAS, the Amended Credit Agreement was amended and restated by the Second Amended and Restated Credit Agreement dated as of October 11, 2012, by and among the Company, certain of the other Domestic Borrowers, the Administrative Agent and each of the financial institutions a party thereto as lenders, pursuant to which the lenders party thereto provided certain loans and extensions of credit to the Company and the other Domestic Borrowers (such Second Amended and Restated Credit Agreement, as heretofore amended, the “Second Amended Credit Agreement”); and
WHEREAS, the Second Amended Credit Agreement was amended and restated by the Third Amended and Restated Credit Agreement dated as of December 18, 2014, by and among the Company, the other Domestic Borrowers, the German Borrowers, the Administrative Agent and each of the financial institutions a party thereto as lenders (the “Existing Lenders”), pursuant to which the Existing Lenders provided certain loans and extensions of credit to the Company, the other Domestic Borrowers and the German Borrowers (such Third Amended and Restated Credit Agreement, as heretofore amended, the “Existing Credit Agreement” and all indebtedness arising pursuant to the Existing Credit Agreement, the “Existing Indebtedness”); and
WHEREAS, subject to the conditions precedent set forth herein, the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement, and the Domestic Borrowers and the German Borrowers desire to modify and extend the Existing Indebtedness and obtain Loans and Letters of Credit for the purposes permitted herein; and

WHEREAS, after giving effect to the amendment and restatement of the Existing Credit Agreement pursuant to the terms hereof, the Commitment (as defined below) of each Lender hereunder will be as set forth on the Commitment Schedule (as defined below) hereto;
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the satisfaction of each condition precedent contained in Section 4.01 hereof, the Existing Credit Agreement shall be amended and restated as of the Effective Date in the form of this Agreement. It is the intention of the Borrowers, the Guarantors, the Administrative Agent, and Lenders, and such parties hereby agree, that this Agreement supersedes and replaces the Existing Credit Agreement in its entirety, and that (i) such amendment and restatement shall operate to renew, amend and modify certain of the rights and obligations of the parties under the Existing Credit Agreement as provided herein, but shall not act as a novation thereof, and (ii) the Liens securing the “Obligations” under and as defined in the Existing Credit Agreement shall not be extinguished, but shall be carried forward and shall secure such obligations and indebtedness as renewed, amended, restated and modified hereby.
The parties hereto further agree as follows:

ArticleI
DEFINITIONS
Section 1.01Defined Terms
. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Account Debtor” means any Person obligated on a Receivable.
“Acquired Asset Borrowing Base Certificate” has the meaning given to such term in Section 5.03(i).
“Acquired Asset Component Implementation Date” means five (5) Business Days (or such or such shorter period as the Administrative Agent may from time to time approve in its sole discretion) after the Administrative Agent’s receipt of the Acquired Asset Borrowing Base Certificate delivered pursuant to Section 5.03(i), which Acquired Asset Borrowing Base Certificate includes any Eligible Acquired Receivables and/or any Eligible Acquired Inventory in the calculation of the Domestic Borrowing Base in connection with such Acquisition with respect to which a field examination or appraisal, as applicable, has not been completed pursuant to Section 5.04(b). Notwithstanding the foregoing, the Acquired Asset Component Implementation Date will not occur on a date prior to the consummation date of any applicable Acquisition, but may be implemented substantially contemporaneously with the consummation of any Acquisition and funding thereof with the proceeds of a Designated Acquisition Borrowing.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.
“Activation Threshold” means, (a) with respect to triggering a Cash Dominion Period or Reporting Trigger Period, as applicable, the greater of (i) 12.5% of the Aggregate Commitment and (ii)

$20,000,000, and (b) with respect to terminating a Cash Dominion Period or Reporting Trigger Period, as applicable, the greater of (i) 17.5% of the Aggregate Commitment and (ii) $25,000,000.
“Additional Mortgaged Property” shall have the meaning specified for such term in Section 5.05(b).
“Additional Senior Indenture” means any trust indenture between the Company and a financial institution serving as trustee thereunder, having covenants (but not necessarily economic terms) substantially consistent with those in the Senior Note Indenture (and if relating to senior subordinated Additional Senior Notes, having subordination provisions customary for similar financings and satisfactory to the Administrative Agent and its counsel).
“Additional Senior Note Documents” means any and all agreements, instruments and other documents pursuant to which the Additional Senior Notes have been or will be issued or otherwise setting forth the terms of the Additional Senior Notes, the Additional Senior Indenture and the obligations with respect thereto, including any guaranty agreements, bank product agreements or hedging agreements related thereto, all ancillary agreements as to which any agent, trustee or lender is a party or a beneficiary and all other agreements, instruments, documents and certificates executed in connection with any of the foregoing, in each case as such agreement, instrument or other document may be amended, restated, supplemented, refunded, replaced or otherwise modified from time to time in accordance with the terms thereof.
“Additional Senior Notes” means any senior unsecured or senior subordinated unsecured Indebtedness (other than the Senior Notes) issued by the Company as permitted pursuant to Section 6.01(m) pursuant to an Additional Senior Indenture.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent, security trustee and collateral agent for the Secured Parties hereunder or, as applicable, such branches or affiliates of JPMorgan Chase Bank, N.A. as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity. References to the “Administrative Agent” shall include J.P. Morgan Europe Limited (including but not limited to matters pertaining to the German Loan Parties) and any such other branch or affiliate of JPMorgan Chase Bank, N.A. designated by JPMorgan Chase Bank, N.A. for the purpose of performing such obligations in such capacity.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Without limiting the generality of the foregoing, control of the right to vote of ten percent (10%) or more of all voting securities of a Person or beneficial ownership of ten percent (10%) of the outstanding equity interests in such Person shall be deemed to be control for purposes of compliance with the provisions of Section 6.06 hereof.
“Aggregate Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Commitment and (ii) the Aggregate Borrowing Base minus (b) the Aggregate Revolving Exposure.
“Aggregate Borrowing Base” means, at any time, the sum of the Domestic Borrowing Base at such time plus the applicable German Borrowing Base at such time.
“Aggregate Commitment” means, at any time, the aggregate of the Commitments of all of the Lenders, as increased and/or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $225,000,000.
“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders.
“Agreed Currencies” means, collectively, U.S. Dollars, Euro and Sterling.
“AIM Nonwovens” means AIM Nonwovens and Interiors Private Limited, an Indian private company with limited liability previously trading as AIM Filtertech Private Limited, an Indian private company with limited liability in which German Borrower B owns a minority equity interest as of the Effective Date.
“Allocable Amount” has the meaning set forth in Section 10.11 and Section 11.11, as applicable.
“Allocated Domestic Borrowing Base Amount” means, any portion of the Domestic Availability (which shall be calculated without reference to the Domestic Tranche Commitments in effect at such time) designated by the Borrowers to be allocated to one or more of the individual Borrowing Bases of the respective German Borrowers in accordance with Section 5.03(i).
“ALTA” means the American Land Title Association.
“ALTA Survey” means, with respect to real Property located in the United States (or any other jurisdiction in which a German Loan Party is organized), an ALTA survey (or its equivalent in non-ALTA jurisdictions) as of a date acceptable to the Administrative Agent and the Title Company issuing the applicable Mortgage Policy, certified to the Administrative Agent and the issuer of the Mortgage Policy in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the state in which such real Property is located and acceptable to the Administrative Agent, showing no encumbrances other than the Liens permitted under Section 6.02(a), Section 6.02(e) (other than contested Liens), Section 6.02(f), Section 6.02(j), Section 6.02(n), Section 6.02(o), Section 6.02(p) and Section 6.02(u) and containing any Table A items (or their equivalent in non-ALTA jurisdictions) requested by the Administrative Agent and sufficient in all respects to remove the standard survey exceptions from the applicable Mortgage Policy.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Alternate Rate” means, for any day and for any Agreed Currency, the sum of (i) a rate per annum selected by the Administrative Agent, in its reasonable discretion based on market conditions, reflecting the cost to the Lenders of obtaining funds, plus (ii) the Applicable Rate for Eurocurrency Revolving Loans. When used in reference to any Loan or Borrowing, “Alternate Rate” refers to whether such Loan, or the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Alternate Rate.
“Amended Credit Agreement” shall have the meaning specified in the recitals of this Agreement.
“Annual Audited Financial Statements” means the annual financial statements of the Company and its Subsidiaries, including all notes thereto, which statements shall include, on a Consolidated basis, a balance sheet as of the end of such fiscal year and a statement of operations, a retained earnings statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year and accompanied by a report and opinion of independent certified public accountants with Deloitte & Touche LLP or an accounting firm of national standing reasonably acceptable to the Administrative Agent, which report shall not contain any qualification (and be without comment as to the accountants’ opinion whether such Person is a “going concern” or can continue to be a “going concern”), except that such report may contain qualification with respect to new accounting principles mandated by the Financial Accounting Standards Board (or its successor organization), and shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of such Person as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP. Such statements shall be accompanied by a certificate of such accountants that in making the appropriate audit and/or investigation in connection with such report and opinion, such accountants did not become aware of any Default or Event of Default with respect to a breach of Section 6.12, or if in the opinion of such accountant any such Default or Event of Default exists with respect to a breach of Section 6.12, a description of the nature and status thereof.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.
“Applicable Parties” has the meaning assigned to such term in Section 8.11(c).
“Applicable Percentage” means (i) with respect to any Domestic Tranche Lender in respect of a Domestic Tranche Credit Event, its Domestic Tranche Percentage and (ii) with respect to any German Tranche Lender in respect of a German Tranche Credit Event, its German Tranche Percentage.
“Applicable Rate” means, for any day, with respect to any Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurocurrency and Overnight LIBO Spread”, as the case may be, based upon the average Aggregate Availability as of the most recent determination date:

	Aggregate Availability	ABR Spread	Eurocurrency and Overnight LIBO Spread
Category 1	Less than USD 35,000,000	0.25%	1.75%
Category 2	Greater than or equal to USD 35,000,000 but less than USD 75,000,000	0.00%	1.50%
Category 3	Greater than or equal to USD 75,000,000	0.00%	1.25%

As of the end of each fiscal quarter of the Loan Parties, the Applicable Rate for Revolving Loans shall be adjusted upward or downward, as applicable, to the respective percentages shown in the schedule above based on Aggregate Availability, tested on an average daily basis for the most recently completed fiscal quarter of the Loan Parties. For purposes hereof, any such adjustment in the respective amounts of the Applicable Rate, whether upward or downward, shall be effective ten (10) Business Days after the Borrowing Base Certificate with respect to the final month of such fiscal quarter has been delivered to and received by the Administrative Agent in accordance with the terms of Section 5.03(i) hereof; provided, however, if any such Borrowing Base Certificate is not delivered in a timely manner as required under the terms of Section 5.03(i) hereof, the Applicable Rate for Revolving Loans from the date such Borrowing Base Certificate was due until ten (10) Business Days after the Administrative Agent and the applicable Lenders receive the same will be the applicable rate per annum set forth above in Category 1.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and, if the applicable Borrower Representative’s consent is required for the related assignment, the applicable Borrower Representative (such approval not to be unreasonably withheld or delayed).
“Auditor’s Determination” has the meaning assigned to such term in Section 11.14(c).
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Services” means each and any of the following bank services provided to any Loan Party (or any Subsidiaries of such Loan Parties if the applicable Borrower Representative has provided written notice to the Administrative Agent of the services in favor of such Subsidiaries to be secured) by any Lender or any of its Affiliates: (a) any deposit, lockbox or other cash management arrangement, (b) credit cards for commercial customers (including, without limitation, “commercial credit cards”, E-Payables and purchasing cards), (c) stored value cards, (d) merchant processing services and (e) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, direct debit arrangement, overdrafts and interstate depository network services).
“Banking Services Obligations” (a) of the Domestic Loan Parties means any and all obligations of the Loan Parties (or any Subsidiaries of the Loan Parties if the applicable Borrower Representative has provided written notice to the Administrative Agent of the Banking Services in favor of such Subsidiaries to be secured), separately calculated and reported for the Domestic Loan Parties and (b) of the German Loan Parties means any and all obligations of the German Loan Parties (or any Subsidiaries of the German Loan Parties, if the applicable Borrower Representative has provided written notice to the Administrative Agent of the Banking Services in favor of such Subsidiaries to be secured), separately calculated and reported for the German Loan Parties, and in each case whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Banking Services Obligations Amount” means, with respect to any Banking Services at any time, the applicable Loan Party’s or Subsidiary’s net payment obligation with respect to such Banking Services as of the end of the preceding calendar month (or other period as provided herein), as determined utilizing the methodology agreed to with respect to such Banking Services between the applicable Secured Party and Loan Party and reported to the Administrative Agent pursuant to the terms hereof. In the event that no Banking Services Obligations Amount is reported as provided herein for any Banking Services for any period, the Administrative Agent may use the most recently reported Banking Services Obligations Amount for such Banking Services, as adjusted in the Administrative Agent’s reasonable credit judgment. For the avoidance of doubt, in no event shall the Banking Services Obligation Amount of any German Loan Party include any amount representing an obligation of any Domestic Loan Party with respect to Banking Services.
“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its reasonable credit judgment for Banking Services then provided or outstanding.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator,

trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Bankruptcy Plan” has the meaning assigned to such term in Section 9.04(f)(iii).
“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” means, as to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Board” means the Board of Governors of the Federal Reserve System of the U.S.
“Borrowers” means, collectively, the Domestic Borrowers and the German Borrowers.
“Borrower Representative” means the Domestic Borrower Representative or the German Borrower Representative, as applicable.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect (including the borrowing of an Extended Loan), (b) a Swingline Loan and (c) a Protective Advance.
“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F and/or such other agreement reasonably acceptable to the Administrative Agent and the German Borrower Representative.
“Borrowing Bases” means, collectively, the Domestic Borrowing Base and the applicable German Borrowing Base of each German Borrower.
“Borrowing Base Certificate” means a certificate, setting forth the calculation of each Borrowing Base, signed and certified as accurate and complete by a Financial Officer of the Company, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its reasonable credit judgment.
“Borrowing Request” means a request by the applicable Borrower Representative for a Revolving Borrowing in accordance with Section 2.03 substantially in the form of Exhibit J-1 or Exhibit J-2, as applicable, attached hereto.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Frankfurt am Main, Germany or Munich, Germany are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro).

“Capital Expenditures” means, with respect to any Person for any period, all capital expenditures of such Person, on a Consolidated basis, for such period (including without limitation, the aggregate amount of Capital Lease Obligations incurred during such period), determined in accordance with GAAP, consistently applied.
“Capital Impairment” has the meaning assigned to such term in Section 11.14(a).
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations (prior to January 1, 2019) are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP. From and after January 1, 2019, “Capital Lease Obligations” shall include, without duplication, the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations effectively transfer control of the underlying asset and represents an in-substance financed purchase of an asset, and the amount of such obligations are required to be classified and accounted for as “finance leases” on the balance sheet of such Person, in accordance with GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time. In each case the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For avoidance of doubt, the term “Capitalized Lease Obligations” does not include any obligations of a Person under any operating leases entered into in the ordinary course of business that do not effectively transfer control of the underlying asset and do not represent an in-substance financed purchase of an asset under GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time, notwithstanding that GAAP and such accounting rules and regulations, such as Accounting Standards Codification 842, may require that such obligations be recognized on the balance sheet of such Person as a lease liability (along with the related right-of-use asset).
“Cash Dividends” means, with respect to any Person for any period, all cash dividend or cash distribution payments actually made on any Equity Interests of such Person (other than any Stock Repurchase) for such period.
“Cash Dominion Period” means any period of time, at the election of the Administrative Agent or at the direction of the Required Lenders, (i) when a Default or an Event of Default has occurred and is continuing, or (ii) commencing with the date on which Specified Excess Availability is less than the Activation Threshold, and continuing until such subsequent date on which the Specified Excess Availability has exceeded the Activation Threshold for sixty (60) consecutive days and no Default or Event of Default has occurred and is continuing.
“CFC” means a “controlled foreign corporation” under Section 957 of the Code.
“CFC Holding Company” means a Domestic Subsidiary (a) with no material assets or business activities other than the ownership of Equity Interests in one or more CFCs or other CFC Holding Companies, and Indebtedness of the Company or one or more CFCs or other CFC Holdings Companies and (b) that does not incur, and is not otherwise liable for, any Indebtedness other than (i) Indebtedness constituting intercompany Indebtedness permitted under this Agreement and (ii) guaranties of Indebtedness of one or more CFCs or CFC Holdings Companies. For the avoidance of doubt, as of the Third Amendment Effective Date, Neenah Paper International Holding Company, LLC and Neenah Paper International, LLC are CFC Holding Companies for all purposes under this Agreement.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) the Company shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 100% of the aggregate voting power of the Equity Interests of each other Loan Party, free and clear of all Liens (other than any Liens granted under the Loan Documents and Liens permitted under Section 6.02), except to the extent resulting from a transaction specifically permitted under Section 6.04; (d)(i) any Loan Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its Property and assets to another Person except in a transaction specifically permitted under Section 6.04, or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Equity Interests of such Loan Party is reclassified or changed into or exchanged for cash, securities or other Property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Company, no Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) has, directly or indirectly, acquired beneficial ownership of more than 30% of the aggregate outstanding ordinary voting Equity Interests of the Company, or (B) in the case of any such transaction involving a Loan Party other than the Company, the Company has beneficial ownership, directly or indirectly, of 100% of the aggregate voting power of all Equity Interests of the resulting, surviving or transferee entity; or (e) any “change of control” (or any similar term) as set forth in the Term Loan Agreement, the Senior Note Indenture or any Additional Senior Indenture (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing).
“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement); provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, or any European equivalent regulation (such as the European Market and Infrastructure Regulation) and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.17.
“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Domestic Tranche Revolving Loans, German Tranche Revolving Loans, Existing Loans, Extended Loans (of the same Extension Series), Swingline Loans or Protective Advances and (b) any Commitment, refers to whether such Commitment is a Domestic Tranche Commitment or a German Tranche Commitment.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means any and all Property of a Loan Party subject to a Lien created by the Collateral Documents and any and all other Property of any Loan Party, now existing or hereafter acquired, that may at any time be subject to a Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations; provided that “Collateral” shall not include any Excluded Assets.
“Collateral Documents” means, collectively, the Domestic Collateral Documents, the German Collateral Documents, the Hong Kong Collateral Documents, the Dutch Collateral Documents and

any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure any or all of the Secured Obligations.
“Collection Account” means a deposit account of a Loan Party or any of its Subsidiaries into which payments on account of Receivables of the Loan Parties are received, including through (a) associated lockbox addresses and (b) accounts related to foreign exchange conversion and similar purposes pursuant to arrangements acceptable to the Administrative Agent, provided that separate Collection Accounts shall be maintained for the Domestic Loan Parties and the German Loan Parties.
“Commitment” means, with respect to each Lender, the sum of such Lender’s Domestic Tranche Commitment and German Tranche Commitment. The initial U.S. Dollar Amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable. Unless the context shall otherwise require, the term “Commitment” shall include any Extended Commitment of such Lender.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 8.11(c).
“Company” means Neenah, Inc., a Delaware corporation formerly known as Neenah Paper, Inc.
“Competitor” means any Person that is a bona fide direct competitor of the Company or any Subsidiary in the same industry or a substantially similar industry which offers a substantially similar product or service as the Company or any Subsidiary.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C attached hereto.
“Computation Date” has the meaning assigned to such term in Section 1.06.
“Concentration Limit” means, with respect to any Account Debtor owing any Receivables to any Borrower, the maximum amount of Receivables from such Account Debtor which may be included as Eligible Receivables, expressed as a percentage of the total amount of Receivables owing to the Domestic Borrower (if such Borrower is a Domestic Borrower) or to the German Borrower (if such Borrower is a German Borrower) by all Account Debtors, which percentage shall be (a) seventeen and one-half percent (17.5%), or (b) such other percentage for the applicable Account Debtor as determined by the Administrative Agent from time to time in the Administrative Agent’s reasonable credit judgment.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes, or branch profits Taxes.
“Consolidated” means, for any Person, as applied to any financial or accounting term, such term determined on a Consolidated basis in accordance with GAAP (except as otherwise required herein) for such Person and all Subsidiaries thereof.
“Contingent Obligation” means, as to any Person (the “guarantor”), any obligation of such guarantor guaranteeing the payment or performance of any Indebtedness, leases, dividends or other obligations (collectively “primary obligations”) of any other Person (the “primary obligor”), whether directly or indirectly, including without limitation any obligation of such guarantor (a) to purchase any such primary obligation or other Property constituting direct or indirect security therefor, (b) assume or contingently agree to become or be secondarily liable in respect of any such primary obligation, (c) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital for the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (d) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (e) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of checks or other negotiable instruments in the ordinary course of business.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Account” means a deposit account (including a Collection Account) of any Loan Party that is subject to a Tri-Party Agreement.
“Controlled Disbursement Account” means, collectively, accounts of the Loan Parties maintained with the Administrative Agent from time to time as zero balance, cash management accounts pursuant to and under any agreement between the Loan Parties and the Administrative Agent, as modified and amended from time to time, and through which disbursements of the Borrowers, any other Loan Party and any designated Subsidiary of the Borrowers are made and settled on a daily basis with no uninvested balance remaining overnight.
“Copyrights” shall have the meaning specified for such term in the definition of Intellectual Property.
“Corresponding Debt” has the meaning assigned to such term in Section 8.09(d).
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning given to such term in Section 9.22.
“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.
“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding.
“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender.
“Customer” has the meaning assigned to such term in Section 2.17(h).
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default; provided that no Default shall be deemed to exist hereunder if, solely as a result of currency fluctuations, any monetary limitation which is expressed in U.S. Dollars and is contained in Article VI or Article VII (or in any defined term used therein) shall be exceeded.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified the Company or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of

Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.
“Deposit Account” has the meaning assigned to such term in the applicable Collateral Documents.
“Designated Acquisition Borrowing” means any Loan drawn by a Domestic Borrower to fund, in whole or in part and substantially contemporaneously with the consummation thereof, any Acquisition permitted under this Agreement, in reliance on the most recent Acquired Asset Borrowing Base Certificate delivered pursuant to Section 5.03(i).
“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.
“Discontinued Operations” means, as of any day, operations of any Loan Party or any of its Subsidiaries which have been discontinued, and which, as of such day, have been fully terminated, disposed of or liquidated.
“Disposition” means the sale, transfer, lease or other disposition (including pursuant to a merger resulting in the subject Property no longer being owned by a Loan Party, and whether effected pursuant to a Division or otherwise) of any Property.
“Disqualified Institution” means, as of any date, (a) those institutions designated as “Disqualified Institutions” in writing from any Borrower Representative to the Administrative Agent on or prior to the Effective Date or any Competitor which has been designated by any Borrower Representative as a “Disqualified Institution” by written notice to the Administrative Agent in accordance with Section 9.01(a)(iii) (which such notice shall specify such Person by exact legal name) and the Lenders (including by posting such notice to the Platform) and (b) any Affiliate (other than any Person described in subclause (iii) below) of any Person described in clause (a) that is (x) designated by any Borrower Representative as specified in clause (a) or (y) clearly identifiable as an Affiliate of such Person solely on the basis of the similarity of its name; provided, that (i) no designation of a Person as a “Disqualified Institution” pursuant hereto shall be effective until three (3) Business Days following the receipt of such written notice by the Administrative Agent and the Lenders, (ii) “Disqualified Institutions” shall exclude any Person that any Borrower Representative has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and (iii) any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with such Person or its Controlling owner shall be deemed not to be a Disqualified Institution solely by reason of clause (b).
“Dividing Person” has the meaning given to such term in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Document” has the meaning assigned to such term in the applicable Collateral Documents.
“Domestic Availability” means, at any time, an amount equal to (a) the lesser of (i) the Domestic Tranche Commitment and (ii) the Domestic Borrowing Base minus (b) the Domestic Tranche Revolving Exposure.

“Domestic Borrower Representative” has the meaning assigned to such term in Section 12.01.
“Domestic Borrowers” means, collectively, the Company and each Domestic Subsidiary (other than a CFC Holding Company) that is a Wholly-Owned Subsidiary and is or becomes a party hereto as a Domestic Borrower and to the Domestic Collateral Documents on the Effective Date or pursuant to Section 5.10. As of the Third Amendment Effective Date, the Domestic Borrowers are the Company, Neenah Paper Michigan, Inc., NPCC Holding Company, LLC, Neenah Paper FVC, LLC, Neenah Paper FR, LLC, Neenah Filtration, LLC, Neenah Technical Materials, Inc., Neenah FMK Holdings, LLC, ASP Fibermark, LLC, Neenah Northeast, LLC, Neenah Filtration Appleton, LLC and Neenah Composites, LLC.
“Domestic Borrowing Base” means, at any time and subject to the last sentence of this definition, the sum of:
(a) 90% of the Eligible Receivables of the Domestic Borrowers at such time owing by Investment Grade Account Debtors; plus
(b) 85% of the Eligible Receivables of the Domestic Borrowers at such time owing by Non-Investment Grade Account Debtors; plus
(c) 85% of the Foreign Receivables of the Domestic Borrowers at such time; provided that the maximum amount of the Domestic Borrowers’ Foreign Receivables (after giving effect to the advance rate) which may be included as part of this component of the Domestic Borrowing Base is $12,500,000; plus
(d) on and after the applicable Acquired Asset Component Implementation Date, 70% of the Eligible Acquired Receivables acquired (or to be acquired substantially contemporaneously with the funding of any applicable Acquisition with the proceeds of a Designated Acquisition Borrowing) by a Domestic Borrower and/or the Eligible Acquired Receivables of any Domestic Subsidiary acquired (or substantially contemporaneously acquired, as the case may be) at such time that has or will become a Domestic Borrower pursuant to Section 5.10, in each case, in connection with an Acquisition permitted pursuant to Section 6.04 with respect to which a field examination has not been completed pursuant to Section 5.04(b); provided that the amount of Eligible Acquired Receivables with respect to such Acquisition will automatically be reduced to $0 upon the earlier of (x) the date by which both (A) the Administrative Agent shall have received from the Domestic Borrower Representative a Borrowing Base Certificate calculating the Domestic Borrowing Base based on the completion of a field examination of such Eligible Acquired Receivables in connection with the applicable Acquisition to the satisfaction of the Administrative Agent, which field examination will be at the Domestic Borrowers’ expense and in addition to the field exam rights and obligations pursuant to Section 5.04(b) and (B) in the case of an Acquisition of a Domestic Subsidiary that owns such Eligible Acquired Receivables, such Domestic Subsidiary becomes a Domestic Borrower pursuant to Section 5.10(a) or (y) the 60th day after such permitted Acquisition (as such date may be extended by the Administrative Agent in its reasonable credit judgment), and thereafter such Eligible Acquired Receivables shall be included, without duplication, in clause (a), (b) or (c) of the Domestic Borrowing Base, as applicable, solely to the extent such Eligible Acquired Receivable constitutes Eligible Receivables and a satisfactory field examination of such Eligible Acquired Receivables has been completed at such time; and provided further that promptly after the occurrence of the earlier date in the foregoing sub-clauses (x) and (y), the Domestic Borrowers shall deliver a Borrowing Base Certificate to the Administrative Agent calculating the Domestic Borrowing Base at such time; plus
(e) the lesser of (i) 75% of the Eligible Inventory of the Domestic Borrowers at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the applicable Net Recovery Value Percentage multiplied by the Eligible Inventory of the Domestic Borrowers at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis; plus
(f) on and after the applicable Acquired Asset Component Implementation Date, 55% of the Eligible Acquired Inventory acquired (or to be acquired substantially contemporaneously with the funding of any applicable Acquisition with the proceeds of a Designated Acquisition Borrowing) by a Domestic Borrower

and/or the Eligible Acquired Inventory of any Domestic Subsidiary acquired (or substantially contemporaneously acquired, as the case may be) at such time that has or will become a Domestic Borrower pursuant to Section 5.10, in each case, in connection with an Acquisition permitted pursuant to Section 6.04, valued at the lower of cost or market value, determined on first-in-first-out basis, and with respect to which an appraisal has not been completed pursuant to Section 5.04(b); provided that the amount of Eligible Acquired Inventory with respect to such Acquisition will automatically be reduced to $0 upon the earlier of (x) the date by which both (A) the Administrative Agent shall have received from the Domestic Borrower Representative a Borrowing Base Certificate calculating the Domestic Borrowing Base based on the completion of an appraisal of such Eligible Acquired Inventory in connection with the applicable Acquisition to the satisfaction of the Administrative Agent, which appraisal will be at the Domestic Borrowers’ expense and in addition to the appraisal rights and obligations pursuant to Section 5.04(b) and (B) in the case of an Acquisition of a Domestic Subsidiary that owns such Eligible Acquired Inventory, such Domestic Subsidiary becomes a Domestic Borrower pursuant to Section 5.10(a) or (y) the 60th day after such permitted Acquisition (as such date may be extended by the Administrative Agent in its reasonable credit judgment), and thereafter such Eligible Acquired Inventory shall be included in clause (e) of the Domestic Borrowing Base solely to the extent such Eligible Acquired Inventory constitutes Eligible Inventory and a satisfactory appraisal of such Eligible Acquired Inventory has been completed at such time; and provided further that promptly after the occurrence of the earlier date in the foregoing sub-clauses (x) and (y), the Domestic Borrowers shall deliver a Borrowing Base Certificate to the Administrative Agent calculating the Domestic Borrowing Base at such time; plus
(g) the Pledged Cash (if any) held in the Special Cash Collateral Account at such time; minus
(h) the Allocated Domestic Borrowing Base Amount in effect at such time; minus
(i) Reserves applicable to the Domestic Borrowing Base as determined by the Administrative Agent in its reasonable credit judgment.
Notwithstanding the foregoing, the aggregate maximum amount of Eligible Acquired Receivables and Eligible Acquired Inventory that may be included in the Domestic Borrowing Base pursuant to clauses (d) and (f) after giving effect to each respective advance rate set forth therein shall not exceed ten percent (10%) of the Domestic Borrowing Base. Notwithstanding anything to the contrary contained in this Agreement, Eligible Acquired Receivables and Eligible Acquired Inventory (subject to the limitation in the immediately preceding sentence) may be included in the Domestic Borrowing Base, as set forth in an Acquired Asset Borrowing Base Certificate delivered pursuant to Section 5.03(i), regardless of whether or not the Company shall have acquired such assets, for purposes of calculating Aggregate Availability and Specified Excess Availability under this Agreement in connection with determining whether a Cash Dominion Period, an FCCR Test Period or a Reporting Trigger Period are in effect, and whether the Payment Condition would be satisfied; provided, that such Eligible Acquired Receivables and Eligible Acquired Inventory may only be included in the Domestic Borrowing Base for the limited purposes set forth in this sentence for the five (5) Business Day period prior to the consummation of the applicable Acquisition (or such longer period acceptable to the Administrative Agent in its reasonable credit judgment, with such period not to exceed eight (8) Business Days) unless such Acquisition is otherwise consummated during such period.
“Domestic Collateral Documents” means that certain Second Amended and Restated Security Agreement (Personal Property) dated as of the date hereof between the Domestic Loan Parties and the Administrative Agent, that certain Second Amended and Restated Pledge Agreement dated as of the date hereof between the Domestic Loan Parties and other Loan Parties named therein and the Administrative Agent, all Mortgages, debentures, deeds of trust, chattel mortgages, Intellectual Property security agreements, Tri-Party Agreements, guarantees, subordination agreements, intercreditor agreements, reaffirmation agreements, powers of attorney, consents, assignments of income, standby agreements, and any other pledge agreement, security agreement, instrument or other collateral agreement that is entered into by any Domestic

Loan Party in favor of the Administrative Agent, securing the Secured Obligations, in each case, in Proper Form and entered into pursuant to the terms of this Agreement or any other Loan Document (including Section 5.10), as any of them may from time to time be amended, modified, restated or supplemented.
“Domestic Guarantors” means, collectively, each Domestic Subsidiary (other than a CFC Holding Company) that is a Wholly-Owned Subsidiary and is or becomes a party hereto as a Domestic Guarantor and to the Domestic Collateral Documents pursuant to Section 5.10. As of the Effective Date, there are no Domestic Guarantors.
“Domestic Loan Parties” means, collectively, the Domestic Borrowers and Domestic Guarantors.
“Domestic Protective Advances” has the meaning assigned to such term in Section 2.04.
“Domestic Secured Obligations” means the Secured Obligations other than the Foreign Secured Obligations. For the avoidance of doubt, the Domestic Secured Obligations exclude all Secured Obligations of the Foreign Subsidiaries.
“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.
“Domestic Swingline Loan” has the meaning assigned to such term in Section 2.05.
“Domestic Tranche Commitment” means, with respect to each Domestic Tranche Lender, the commitment, if any, of such Lender to make Domestic Tranche Revolving Loans and to acquire participations in Domestic Tranche Letters of Credit, Domestic Protective Advances and Domestic Swingline Loans hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Domestic Tranche Lender’s Domestic Tranche Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Domestic Tranche Lender shall have assumed its Domestic Tranche Commitment, as applicable. The aggregate principal amount of the Domestic Tranche Commitments on the Third Amendment Effective Date is $125,000,000.
“Domestic Tranche Credit Event” means a Domestic Tranche Revolving Borrowing, the issuance, amendment, renewal or extension of a Domestic Tranche Letter of Credit, the making of a Domestic Swingline Loan or Domestic Protective Advance that the Domestic Tranche Lenders are required to participate in pursuant to the terms hereof, or any of the foregoing.
“Domestic Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn U.S. Dollar Amount of all outstanding Domestic Tranche Letters of Credit at such time plus (b) the aggregate U.S. Dollar Amount of all LC Disbursements in respect of Domestic Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Domestic Borrowers at such time. The Domestic Tranche LC Exposure of any Domestic Tranche Lender at any time shall be its Domestic Tranche Percentage of the total Domestic Tranche LC Exposure at such time.
“Domestic Tranche Lender” means a Lender with a Domestic Tranche Commitment or holding Domestic Tranche Revolving Loans.
“Domestic Tranche Letter of Credit” means any Standby Letter of Credit or any Trade Letter of Credit issued under the Domestic Tranche Commitments pursuant to this Agreement; provided that the Domestic Tranche Letters of Credit shall include the applicable Existing Letters of Credit.
“Domestic Tranche Percentage” means, with respect to any Domestic Tranche Lender, the percentage equal to a fraction, the numerator of which is such Lender’s Domestic Tranche Commitment and the denominator of which is the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders (provided that, if the Domestic Tranche Commitments have terminated or expired, the Domestic Tranche Percentages shall be determined based upon such Lender’s share of the aggregate Domestic Tranche Revolving Exposures of all Lenders at that time; provided that, in accordance with Section 2.20, so long as any Domestic Tranche Lender shall be a Defaulting Lender, such Domestic Tranche Lender’s Domestic Tranche Commitment shall be disregarded in the foregoing calculation.

“Domestic Tranche Revolving Borrowing” means a Borrowing comprised of Domestic Tranche Revolving Loans.
“Domestic Tranche Revolving Exposure” means, with respect to any Domestic Tranche Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of such Lender’s Domestic Tranche Revolving Loans plus (b) the U.S. Dollar Amount of such Lender’s Domestic Tranche LC Exposure plus (c) the U.S. Dollar Amount of such Lender’s Domestic Tranche Swingline Exposure.
“Domestic Tranche Revolving Loan” means a Loan made by a Domestic Tranche Lender pursuant to Section 2.01.
“Domestic Tranche Swingline Exposure” means, at any time, the U.S. Dollar Amount of the aggregate principal amount of all outstanding Domestic Swingline Loans that the Domestic Tranche Lenders have purchased participations in pursuant to the terms hereof. The Domestic Tranche Swingline Exposure of any Domestic Tranche Lender at any time shall be its Domestic Tranche Percentage of the total Domestic Tranche Swingline Exposure at such time.
“Domestic Tranche Unused Commitment” means, at any time, the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders at such time minus the aggregate Domestic Tranche Revolving Exposures of all Domestic Tranche Lenders at such time.
“DQ List” has the meaning assigned to such term in the definition of “Ineligible Institution” hereof.
“Dutch Collateral Documents” means, collectively, any pledge agreement, security agreement, or other collateral agreement that is entered into by any German Loan Party (or any share pledge with respect to the shares of any German Loan Party) which is governed by Dutch law in favor of the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document (including Section 5.10), as any of them may from time to time be amended, modified, restated or supplemented.
“Dutch Insolvency Event” means, any bankruptcy (faillissement), suspension of payments (surseance van betaling), administration (onderbewindstelling), dissolution (ontbinding) and any other event whereby a Dutch Relevant Entity is limited in the right to dispose of its assets, as well as any Dutch Relevant Entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).
“Dutch Relevant Entity” means any German Loan Party or any Loan Party capable of becoming subject of insolvency proceedings under the Dutch Bankruptcy Act (Faillissementswet).
“EAV Distributions” means, with regard to the German Borrowers, cash distribution payments made on the Equity Interests of such German Borrower on account of the dissolution and distribution of free capital reserves, profit reserves or retained earnings, and cash payments on account of profit distributions under the German EAV.
“EBITDA” means, with respect to any Person for any period, the sum of (a) Net Income, (b) Interest Expense, (c) depreciation and amortization expense (excluding depreciation and amortization applicable to Discontinued Operations as of such period), (d) federal, state and local income or franchise taxes, in each case whether foreign or domestic, (e) non-cash expenses related to stock based compensation, (f) any non-recurring fees, cash charges and other cash expenses paid or incurred in connection with any merger, consolidation or acquisition permitted under Section 6.04, in an aggregate amount not to exceed $5,000,000, (g) any non-cash deductions, expenses or charges attributable to purchase accounting adjustments and any step-ups with respect to re-valuing assets and liabilities in connection with any Acquisition permitted pursuant to Section 6.04, (h) business optimization expenses and other restructuring or integration charges or reserves actually paid or incurred by such Person (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility closure, facility consolidations, retention, severance, systems establishment costs and contract termination costs); provided that the aggregate amount of such expenses, charges and reserves, together with the aggregate amount of operating expense reductions and other operating improvements, synergies or cost savings added pursuant to this clause (h) together with any amounts added pursuant to clause (i) below shall not exceed in the aggregate 10.0% of EBITDA for such period (prior to giving effect to the addbacks pursuant to this clause (h)) and (i) the amount of “run rate” cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies projected by the Company in good faith to be realized, as a result of actions taken or expected to be taken, within 12 months of the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (1) such cost savings, operating expense reductions, restructuring charges and expense and cost saving synergies are reasonably identifiable and factually supportable and are acceptable to the Administrative Agent in its reasonable credit judgment, (2) no cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies may be added pursuant to this clause (i) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Net Income or included (i.e., added back) in computing EBITDA for such period, (3) such adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the Credit Agreement and (4) the aggregate amount of cost savings, operating expense reductions and cost saving synergies added pursuant to this clause (i) together with any amounts added pursuant to clause (h) above shall not exceed in the aggregate 10.0% of EBITDA for such period (prior to giving effect to the addbacks pursuant to this clause (i)).
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e mail, e-fax, Intralinks®, ClearPar®, Debt Domain, SyndTrak, and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the applicable Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Acquired Inventory” means any Inventory that is (a) acquired (or to be acquired substantially contemporaneously with the funding of any applicable Acquisition with the proceeds of a Designated Acquisition Borrowing) by a Domestic Borrower (and/or the Inventory of any Domestic Subsidiary that is acquired (or substantially contemporaneously acquired, as the case may be) and has or will become a Domestic Borrower pursuant to Section 5.10) in connection with an Acquisition permitted under this Agreement, but excluding any such Inventory that is returned, shopworn, defective, damaged, obsolete, or broken, or any such Inventory that is currently not usable or saleable in the normal course of business of the applicable Domestic Borrowers or such Domestic Subsidiary and (b) acceptable to the Administrative Agent in its reasonable credit judgment.
“Eligible Acquired Receivables” means any Receivables that are (a) acquired (or to be acquired substantially contemporaneously with the funding of any applicable Acquisition with the proceeds of a Designated Acquisition Borrowing) by a Domestic Borrower (and/or the Receivables of any Domestic Subsidiary that is acquired (or substantially contemporaneously acquired, as the case may be) and has or will become a Domestic Borrower pursuant to Section 5.10) in connection with an Acquisition permitted under this Agreement, but excluding (i) unpaid sales, excise or similar taxes owed by any of the applicable Domestic Borrowers or such Domestic Subsidiary; and (ii) returns, discounts, claims, credits and allowances of any nature asserted or taken by Account Debtors of any of the applicable Domestic Borrowers or such Domestic Subsidiary and (b) acceptable to the Administrative Agent in its reasonable credit judgment.
“Eligible Domestic Borrower Jurisdiction” means the U.K., Ireland, France, Germany, the Netherlands, Belgium, Luxembourg, Spain, Italy, Austria, Greece, Denmark, Sweden, Finland, Portugal, Norway, Switzerland and such other jurisdiction that the Administrative Agent may from time to time designate as an “Eligible Domestic Borrower Jurisdiction” in its reasonable credit judgment.
“Eligible Equipment” means Equipment of a German Borrower which meets all of the following specifications; provided that such specifications may be revised from time to time by the Administrative Agent to account for events, conditions, contingencies and risks that the Administrative Agent becomes actually aware of after the Effective Date that, in the Administrative Agent’s reasonable credit judgment, could adversely affect any Equipment or the Administrative Agent’s interest therein:
(a)one of the German Borrowers has good title to such Equipment;
(b)such German Borrower has the right to subject such Equipment to a Lien in favor of the Administrative Agent; such Equipment is subject to a first priority perfected Lien in favor of the Administrative Agent for the ratable benefit of the Secured Parties under the laws of the jurisdiction in which such Equipment is located and is free and clear of all other Liens of any nature whatsoever (except for Liens permitted under Section 6.02(e) other than contested Liens);
(c)the full purchase price for such Equipment has been paid by the German Borrowers;
(d)such Equipment is located on premises (i) owned by one of the German Borrowers, which premises are subject to a first priority perfected Lien in favor of the Administrative Agent, or (ii) leased by one of the German Borrowers with respect to which (x) the Administrative Agent has received an executed landlord’s waiver, collateral access agreement or subordination agreement from the owner of such leased facility pursuant to which such owner waives or subordinates any Lien it may claim against such Equipment pursuant to a written waiver, collateral access agreement or subordination agreement reasonably acceptable to the Administrative Agent or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its reasonable credit judgment;
(e)such Equipment is located in Germany;
(f)such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by the German Borrowers in the ordinary course of business of the German Borrowers;
(g)such Equipment (i) is not subject to any agreement which restricts the ability of the German Borrowers to use, sell, transport or dispose of such Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Equipment and (ii) has not been purchased from a Sanctioned Person; and
(h)such Equipment does not constitute “fixtures” under the applicable laws of the jurisdiction in which such Equipment is located.
In the event that Equipment of the German Borrowers with a net value in excess of $1,000,000 which was previously Eligible Equipment ceases to be Eligible Equipment hereunder as a result of a

Disposition of such Equipment, the applicable German Borrower or the German Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.
“Eligible German Borrower Jurisdiction” means the U.K., Ireland, France, Germany, the Netherlands, Belgium, Luxembourg, Spain, Italy, Austria, Greece, Denmark, Sweden, Finland, Portugal, Norway, Switzerland and such other jurisdiction that the Administrative Agent may from time to time designate as an “Eligible German Borrower Jurisdiction” in its reasonable credit judgment.
“Eligible Inventory” means all raw materials, rolled and uncut or sheeted paper, or finished goods Inventory of the Borrowers which complies with all of the following requirements: (a) such Inventory is owned by and recorded on the books and records of the applicable Borrower in the ordinary course of business; (b) such Inventory is valued in accordance with GAAP at the lower of fair market value or cost, determined on a first-in-first-out basis; and (c) such Inventory does not otherwise constitute Ineligible Inventory. Standards of eligibility and Reserves for Eligible Inventory may be fixed and revised from time to time by the Administrative Agent in its reasonable credit judgment based on events, conditions or other circumstances that the Administrative Agent becomes actually aware of that, in each case, in the Administrative Agent’s reasonable credit judgment, adversely affect or could reasonably be expected to adversely affect Eligible Inventory.
“Eligible Real Estate” means any Real Property Asset which meets all of the following specifications; provided that (x) the following are only required to the extent such requirements (or their equivalents) are available in the relevant jurisdiction where such Real Property Asset is located and (y) such specifications may be revised from time to time by the Administrative Agent in its reasonable credit judgment to account for events, contingencies and risks that the Administrative Agent becomes actually aware of after the Effective Date that, in the Administrative Agent’s reasonable credit judgment, could adversely affect the Real Property Asset or the Administrative Agent’s interest therein:
(a)one of the German Borrowers is the record owner of and has good fee title to such Real Property Asset;
(b)such German Borrower has the right to subject such Real Property Asset to a Lien in favor of the Administrative Agent for the ratable benefit of the applicable Secured Parties; such Real Property Asset is subject to a first priority perfected Lien in favor of the Administrative Agent for the ratable benefit of the applicable Secured Parties to secure the applicable Secured Obligations, and is free and clear of all other Liens of any nature whatsoever (except for Liens permitted under Section 6.02(a), Section 6.02(e) other than contested Liens, and Liens permitted under Section 6.02(f), Section 6.02(j), Section 6.02(n), Section 6.02(o) and Section 6.02(p));
(c)such Real Property Asset is located in Germany;
(d)such Real Property Asset is not subject to any agreement or condition which could restrict or otherwise adversely affect the Administrative Agent’s ability to sell or otherwise dispose of such Real Property Asset; and
(e)such parcel of real property shall comply with all the requirements for an Initial Mortgaged Property set forth in Section 4.01(v) and Section 5.21.
“Eligible Receivables” means, as of any date of determination thereof, all Receivables of the applicable Borrowers which comply with all of the following requirements: (a) all payments due on the Receivable have been billed and invoiced in a timely fashion and in the normal course of business; (b) no balance is outstanding on the Receivable for more than one hundred (100) days with respect to the Domestic Borrowers or one hundred twenty (120) days with respect to the German Borrowers, in each case after the date of invoice (except for Receivables backed by a letter of credit in all respects acceptable to the Administrative Agent in its reasonable discretion) or more than sixty (60) days past due; provided (i) that up to $5,000,000 of Receivables owed by Mann + Hummel GmbH and its Affiliates (in the aggregate) to the German Borrowers shall not be treated as Ineligible Receivables if and to the extent such Receivables are otherwise eligible but for the fact that payments for such Receivables are outstanding for more than one hundred twenty (120) days but less than one hundred fifty (150) days and (ii) that up to $5,000,000 of Receivables owed by Mann + Hummel GmbH and its Affiliates (in the aggregate) to the Domestic Borrowers shall not be treated as Ineligible Receivables if and to the extent such Receivables are otherwise eligible but for the fact that payments for such Receivables are outstanding for more than one hundred (100) days but less than one hundred fifty (150) days; and (c) the Receivables do not otherwise constitute Ineligible Receivables (provided, however, that, after giving effect to the advance rates set forth in the applicable German Borrowing Base, up to $10,000,000 of Ineligible Receivables of the German Borrowers shall be treated as not being Ineligible Receivables if and to the extent such Receivables are otherwise eligible but for the fact that such Receivables are owed by Account Debtors that are not located in an Eligible German Borrower Jurisdiction). Standards of eligibility and Reserves for Eligible Receivables may be fixed and revised from time to time by the Administrative Agent in its reasonable credit judgment based on events, conditions or other circumstances that the Administrative Agent becomes actually aware of that, in each case, in the Administrative Agent’s reasonable credit judgment, adversely affect or could reasonably be expected to adversely affect the Eligible Receivables. Additionally, in calculating Eligible Receivables, each of the following shall be excluded (to the extent the same are otherwise included in Eligible Receivables): (i) unpaid sales, excise or similar taxes owed by any of the applicable Borrowers; and (ii) returns, discounts, claims, credits and allowances of any nature asserted or taken by Account Debtors of any of the applicable Borrowers.
“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim or proceeding (including claims or proceedings at common law) which seeks to impose or alleges any liability for (a) pollution or contamination by, or Releases or threatened Releases of, Hazardous Substances into the air, surface water, ground water or land or the clean-up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances; (b) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances; (c) exposure to Hazardous Substances; (d) the safety or health of employees or other Persons in connection with any of the activities specified in any other subclause of this definition; or (e) the manufacture, processing, distribution in commerce, presence or use of Hazardous Substances. An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit to the extent that such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any Governmental Authority.
“Environmental Laws” means all requirements imposed by any law (including The Resource Conservation and Recovery Act, The Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any Governmental Authority now or hereafter in effect that relate to (a) pollution, protection or clean-up of the air, surface water, ground water or land; (b) solid, liquid or gaseous waste or Hazardous Substance generation, recycling, reclamation, Release, threatened Release, treatment, storage, disposal or transportation; (c) exposure of Persons or property to Hazardous Substances; (d) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, or emissions of Hazardous Substances into the environment; (e) the storage of any Hazardous Substances; or (f) occupational health and safety.
“Environmental Liabilities” mean all liabilities arising from any Environmental Claim, Environmental Permit or Requirements of Environmental Law, at law or in equity, and whether based on negligence, strict liability or otherwise, including: remedial, removal, response, abatement, restoration (including natural resources), investigative, or monitoring liabilities, personal injury and damage to property, natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit reasonably necessary for the conduct of any material aspect of the business of any Loan Party or any of its Subsidiaries, including attorney’s fees and court costs. Environmental Liability shall mean any one of them.

“Environmental Permit” means any permit, license, approval or other authorization under any applicable law, regulation and other requirement of any Governmental Authority relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of wastes, pollutants, contaminants or Hazardous Substances.
“Equipment” has the meaning assigned to such term in the applicable Collateral Documents.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“Equivalent Amount” of any currency with respect to any amount of U.S. Dollars at any date shall mean the equivalent in such currency of such amount of U.S. Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” means the single currency of the Participating Member States.
“Eurocurrency”, when used in reference to a Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurocurrency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to each Borrower Representative and each Lender.
“Events of Default” means the events described in Section 7.01 and Section 7.02.
“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate of exchange for the purchase of U.S. Dollars with the Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”)

source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of U.S. Dollars with the Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion, and such determination shall be conclusive absent manifest error).
“Excluded Assets” means (a) any lease, license, contract, document, instrument or agreement to which any Loan Party is a party, to the extent that the creation of a Lien on such assets would, under the express terms of such lease, license, contract, document, instrument or agreement, result in a breach of the terms of, or constitute a default under, such lease license, contract, document, instrument or agreement (other than to the extent that any such term (i) has been waived (without any obligation on the Loan Parties to obtain such waiver) or (ii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law; provided that, immediately upon the ineffectiveness, lapse or termination of any such express term, such assets shall automatically cease to constitute “Excluded Assets”, (b) any Property that is subject to a purchase money Lien or a capital lease permitted under the Loan Documents if the agreement pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than any Borrower and/or its Affiliates which has not been obtained (without any obligation on the Loan Parties to obtain such consent) as a condition to the creation of any other Lien on such Property, (c) any leasehold interests in real Property and improvements and Fixtures thereon, (d) any real Property owned by a Loan Party (and improvements and Fixtures relating thereto) that is not included in any Borrowing Base, (e) Equity Interests in any Person that is not a Wholly-Owned Subsidiary of a Loan Party, (f) payroll accounts, trust accounts, employee benefit accounts and zero-balance disbursement accounts (that are not Collection Accounts), and any Deposit Account of a Foreign Subsidiary that, pursuant to Section 6.18, is not required to be a Controlled Account, (g) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (h) any vessels, motor vehicles or other assets subject to certificates of title if the value of which on an individual or an aggregate basis is less than $1,000,000, (i) solely with respect to any Secured Obligations incurred by or on behalf of a Domestic Loan Party, any Equity Interests in or assets of (i) a direct or indirect Foreign Subsidiary of the Company or a CFC Holding Company, except that Excluded Assets shall not include 65% of the outstanding voting Equity Interests and 100% of any non-voting Equity Interests of each first-tier non-German CFC or CFC Holding Company, provided, however, that no more than 65% of the voting Equity Interests of a first-tier non-German CFC or CFC Holding Company, as applicable, in the aggregate, may be pledged to secure the Secured Obligations or (ii) a direct or indirect Domestic Subsidiary of a CFC; and (j) any other Property, to the extent the granting of a Lien therein is prohibited by any Requirements of Law (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law; provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute “Excluded Assets”); provided that (x) “Excluded Assets” shall not include any right to receive proceeds from the sale or other disposition of any Excluded Asset or any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).
“Excluded Subsidiary” means (a) as of the Effective Date, Neenah Canada, Leiss GmbH & Co. KG, Neenah Gessner Unterstützungskasse GmBH, Neenah HK prior to the earlier to occur of (i)

consummation of the Specified Intercompany Restructuring Transactions, and (ii) Neenah HK becoming a German Guarantor pursuant to Section 6.04(7), Neenah Coldenhove Holding B.V., Neenah Coldenhove B.V., Coldenhove Trading B.V., Coldenhove Know How B.V., Coldenhove Converting B.V., Neenah International UK Limited and Neenah Red Bridge International Limited and (b) any other Foreign Subsidiary that is formed or acquired after the Effective Date that is not a Loan Party (each, an “Additional Excluded Subsidiary” and collectively, the “Additional Excluded Subsidiaries”; provided that at no time shall (i) the total assets of any Additional Excluded Subsidiary represent more than five percent (5%) of the Consolidated total assets of the Company and its Consolidated Subsidiaries (other than the Excluded Subsidiaries) or (ii) the total assets of all Additional Excluded Subsidiaries represent more than five percent (5%) of Consolidated total assets of the Company and its Consolidated Subsidiaries (other than the Excluded Subsidiaries). In the event German Borrower B acquires additional Equity Interests in AIM Nonwovens giving it majority ownership of the latter company, AIM Nonwovens will also be an Additional Excluded Subsidiary to the extent (x) the total assets of AIM Nonwovens do not represent more than five percent (5%) of the Consolidated total assets of the Company and its Consolidated Subsidiaries (other than the Excluded Subsidiaries) at such time or (y) the total assets of all Additional Excluded Subsidiaries (including AIM Nonwovens) do not represent more than five percent (5%) of Consolidated total assets of the Company and its Consolidated Subsidiaries (other than Excluded Subsidiaries) at such time.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Loan Party becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, being a resident for the purposes of or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, with respect to any Loan incurred by or on behalf of any Domestic Loan Party, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Class” shall have the meaning provided in Section 2.27.

“Existing Collection Account” shall have the meaning specified for such term in Section 5.15(f).
“Existing Commitment” shall have the meaning provided in Section 2.27.
“Existing Credit Agreement” shall have the meaning specified in the recitals of this Agreement.
“Existing Indebtedness” shall have the meaning specified in the recitals of this Agreement.
“Existing Lenders” shall have the meaning specified in the recitals of this Agreement.
“Existing Letters of Credit” shall have the meaning assigned to such term in Section 2.06(a).
“Existing Loans” shall have the meaning provided in Section 2.27.
“Existing Mortgaged Property” shall have the meaning specified for such term in Section 4.01(v).
“Existing Mortgages” shall have the meaning specified for such term in Section 4.01(v).
“Extended Commitments” shall have the meaning provided in Section 2.27.
“Extended Facility Letters of Credit” has the meaning assigned to such term in Section 2.06(c).
“Extended Loans” shall have the meaning provided in Section 2.27.
“Extending Lender” shall have the meaning provided in Section 2.27.
“Extension Amendment” shall have the meaning provided in Section 2.27.
“Extension Date” shall have the meaning provided in Section 2.27.
“Extension Election” shall have the meaning provided in Section 2.27.
“Extension Request” shall have the meaning provided in Section 2.27.
“Extension Series” shall mean all Extended Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCCR Test Period” means any period (a) commencing on the last day of the most recent period of four consecutive fiscal quarters of the Company then ended for which financial statements have been delivered pursuant to Section 5.03(a) or Section 5.03(b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.03(a) or Section 5.03(b), the most recent financial statements referred to in Section 3.04(a) on or prior to the date Specified Excess Availability is less than the FCCR Threshold at any time and (b) ending on the day after (x) Specified Excess Availability has exceeded the FCCR Threshold for sixty (60) consecutive days and (y) no Default or Event of Default has occurred and is continuing during such sixty (60) day period.
“FCCR Threshold” means, (a) with respect to triggering a FCCR Test Period, the greater of (i) 10% of the Aggregate Commitment and (ii) $15,000,000, and (b) with respect to terminating a FCCR Test Period, the greater of (i) 17.5% of the Aggregate Commitment and (ii) $25,000,000.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower or such other director of a Borrower which fulfills such a role.
“FinCo” means Neenah Paper International Finance Company B.V., a company formed under the laws of the Netherlands, all of whose issued and outstanding Equity Interests are owned by the Company or another Loan Party.
“FinCo Note” means that certain promissory note, dated as of October 3, 2006, by FinCo and payable to the order of NP International HoldCo, which evidences the Inter-Company Loans described in clause (b) of the definition of Inter-Company Loans, as such promissory note has been amended and as it may be amended, restated or replaced from time to time as permitted under the terms of this Agreement.
“First Amendment” means that certain First Amendment to Fourth Amended and Restated Credit Agreement dated as of February 28, 2019, by and among the Borrowers, the other Loan Parties, the Administrative Agent and the Lenders party thereto.
“Fixed Charge Coverage Ratio” means, with respect to any Person and without duplication, the ratio of (a) EBITDA less (i) Capital Expenditures not funded by Indebtedness permitted by Section 6.01(c), Section 6.01(m) or Section 6.01(p); less (ii) loans, advances and Investments made to Persons that are not Loan Parties (other than the Inter-Company Loan made pursuant to clause (k) of the definition of Inter-Company Loans and any forgiveness of such Inter-Company Loan to the extent such loan is forgiven and converted to an equity investment in Neenah International UK Limited and the Investment made to consummate the Specified Dutch Acquisition); less (iii) cash payments of federal, state, foreign, provincial and local income or franchise taxes, plus (iv) Cash Dividends, EAV Distributions and other distributions with respect to Equity Interests held by a Loan Party to the extent received in cash by a Loan Party from any Person that is not a Loan Party, to (b) the sum of (i) cash Interest Expense (net of any cash interest income), plus (ii) Scheduled Principal Payments, plus (iii) Cash Dividends paid by the Company to its shareholders, plus (iv) Stock Repurchases, plus (v) the Quarterly German Equipment Component Amortization Amount per three calendar month period in respect of scheduled reductions, if any, of the German Equipment Component as set forth in clause (a) of the definition of German Equipment Component, plus (vi) the Quarterly German Real Estate Component Amortization Amount per three calendar month period in respect of scheduled reductions, if any, of the German Real Estate Component as set forth in clause (a) of the definition of the German Real Estate Component; provided that (I) the Capital Expenditures related to the filtration expansion project at the Appleton Mill shall not be included in the foregoing clause (a)(i), except with respect to the calculation of the Fixed Charge Coverage Ratio during any FCCR Test Period pursuant to Section 6.12 and (II) (x) any expenses and other charges related to the sale of the Brattleboro, VT plant and related facilities in an aggregate amount not to exceed $40,000,000 during the term of this Agreement and (y) any other cash or non-cash charges in respect of compensation, benefits and/or post-retirement benefits in an aggregate amount not to exceed $1,000,000, during any four-quarter period for which the Fixed Charge Coverage Ratio is being calculated (whether on a pro forma basis or otherwise), shall not be included in the foregoing calculation of Fixed Charge Coverage Ratio.
All components of the Fixed Charge Coverage Ratio shall be determined for the applicable Person on a Consolidated basis, without duplication and for the four (4) most recent consecutive fiscal quarters of the applicable Person ending on or prior to the date of determination; provided, that (x) the results of operation of the Company’s Subsidiaries that are not Loan Parties, including, without limitation, the Excluded Subsidiaries and their respective subsidiaries, shall be excluded in the calculation of Fixed Charge Coverage Ratio and (y) the amount of any loan, advance or Investment subtracted from EBITDA pursuant to clause (a)(ii) above that consists of a revolving loan will be based on the outstanding balance of such revolving loan as of the last day of the period for which the Fixed Charge Coverage Ratio is being calculated.
“Fixtures” has the meaning assigned to such term in the applicable Collateral Documents.
“Flood Hazard Property” means a Mortgaged Property the improvements on which are located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and requiring either a Loan Party or the Administrative Agent to purchase special flood insurance.
“Flood Laws” has the meaning assigned to such term in Section 8.10.
“Foreign Currencies” means Agreed Currencies other than U.S. Dollars.
“Foreign Currency LC Exposure” means, at any time, the sum of (a) the U.S. Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal U.S. Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.
“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.
“Foreign Guaranty” means any separate Guaranty, in form and substance reasonably satisfactory to the Administrative Agent, delivered by each Loan Guarantor that is a Foreign Subsidiary to guarantee the German Secured Obligations, and which is governed by the laws of the country in which the Foreign Subsidiary is located; provided that under no circumstances shall such Foreign Guaranty duplicate or otherwise increase the German Secured Obligations for which each of the relevant German Loan Parties is liable under or in connection with Article XI.
“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Pension Plan” means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement or any kind that is not subject to U.S. law and that is established, maintained or contributed to by any Loan Party or any of its Subsidiaries or Affiliates in respect of which any Loan Party or any of its Subsidiaries has any liability, obligation or contingent liability.
“Foreign Receivables” means Receivables owed to the Domestic Borrowers that are otherwise eligible but for the fact that such Receivables are owed by Account Debtors that are not located in the United States or Canada, but are located in an Eligible Domestic Borrower Jurisdiction so long as such Receivables are (a) created by and owed to a Domestic Borrower and (b) fully insured in a manner acceptable to the Administrative Agent in its reasonable discretion.
“Foreign Secured Obligations” means the German Secured Obligations and Banking Services Obligations and Swap Agreement Obligations of any Foreign Subsidiaries. For the avoidance of doubt, the Foreign Secured Obligations exclude all Secured Obligations of the Domestic Loan Parties.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary, and any CFC Holding Company.
“Funding Account” has the meaning assigned to such term in Section 4.01(h).
“GAAP” means generally accepted accounting principles in the U.S.
“German A Borrowing Base” means, at any time, the sum (calculated as a U.S. Dollar Amount) of (a) 85% of the Eligible Receivables of the German Borrower A at such time, plus (b) the lesser of (i) 75% of the Eligible Inventory of the German Borrower A at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the applicable Net Recovery Value Percentage multiplied by the Eligible Inventory of the German Borrower A at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis plus (c) the Allocated Domestic Borrowing Base Amount for German Borrower A in effect at such time minus (d) Reserves applicable to the German A Borrowing Base as determined by the Administrative Agent in its reasonable credit judgment.
“German B Borrowing Base” means, at any time, the sum (calculated as a U.S. Dollar Amount) of (a) 85% of the Eligible Receivables of the German Borrower B at such time, plus (b) the lesser of (i) 75% of the Eligible Inventory of the German Borrower B at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the applicable Net Recovery Value Percentage multiplied by the Eligible Inventory of the German Borrower B at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis plus (c) the German Equipment Component applicable for German Borrower B at such time plus (d) the Allocated Domestic Borrowing Base Amount for German Borrower B in effect at such time minus (e) Reserves applicable to the German B Borrowing Base as determined by the Administrative Agent in its reasonable credit judgment.
“German Borrower A” means the German Borrower Representative.
“German Borrower A Revolving Exposure” means, with respect to any Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of the Revolving Loans made by such Lender to the German Borrower A at such time plus (b) the U.S. Dollar Amount of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the German Borrower A at such time plus (c) the U.S. Dollar Amount of such Lender’s Swingline Exposure with respect to Swingline Loans made to the German Borrower A at such time.
“German Borrower A Excess Utilization” means, at any time, the excess, if any, of (a) the aggregate German Borrower A Revolving Exposures of all Lenders over (b) the German A Borrowing Base.
“German Borrower Amendment” has the meaning assigned to such term in Section 2.24.
“German Borrower B” means Neenah Gessner GmbH, a limited liability company organized under the laws of Germany.
“German Borrower B Revolving Exposure” means, with respect to any Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of the Revolving Loans made by such Lender to the German Borrower B at such time plus (b) the U.S. Dollar Amount of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the German Borrower B at such time plus (c) the U.S. Dollar Amount of such Lender’s Swingline Exposure with respect to Swingline Loans made to the German Borrower B at such time.
“German Borrower B Excess Utilization” means, at any time, the excess, if any, of (a) the aggregate German Borrower B Revolving Exposures of all Lenders over (b) the German B Borrowing Base.
“German Borrower C” means Neenah Gessner Grundstücksverwaltungsgesellschaft mbH & Co. KG, a limited liability partnership organized under the laws of Germany.
“German Borrower C Revolving Exposure” means, with respect to any Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of the Revolving Loans made by such Lender to the German Borrower C at such time plus (b) the U.S. Dollar Amount of such Lender’s LC Exposure with respect to Letters of Credit issued for the account of the German Borrower C at such time plus (c) the U.S. Dollar Amount of such Lender’s Swingline Exposure with respect to Swingline Loans made to the German Borrower C at such time.
“German Borrower C Excess Utilization” means, at any time, the excess, if any, of (a) the aggregate German Borrower C Revolving Exposures of all Lenders over (b) the German C Borrowing Base.
“German Borrower Effective Date” has the meaning assigned to such term in Section 2.24.
“German Borrower Excess Utilization” means, at any time, the excess, if any, of (a) the aggregate Revolving Exposures of all Lenders with respect to any particular German Borrower over (b) the applicable German Borrowing Base of such German Borrower.
“German Borrower Representative” has the meaning assigned to such term in Section 12.01.
“German Borrowers” means, collectively, German Borrower A, German Borrower B, German Borrower C and any other Person organized under the laws of Germany that becomes a Borrower party hereto pursuant to Section 2.24.
“German Borrowing Base” means the German Combined Borrowing Base in effect at such time; provided that if a German Separate Borrowing Base Trigger Period has occurred, then the German Borrowing Base shall mean the individual Borrowing Base for each German Borrower in effect at such time.

“German C Borrowing Base” means, at any time, the sum (calculated as a U.S. Dollar Amount) of (a) 85% of the Eligible Receivables of the German Borrower C at such time, plus (b) the lesser of (i) 75% of the Eligible Inventory of the German Borrower C at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis and (ii) the product of 85% multiplied by the applicable Net Recovery Value Percentage multiplied by the Eligible Inventory of the German Borrower C at such time, valued at the lower of cost or market value, determined on a first-in-first-out basis plus (c) the German Equipment Component applicable for German Borrower C at such time plus (d) the German Real Estate Component applicable for German Borrower C at such time plus (e) the Allocated Domestic Borrowing Base Amount for German Borrower C in effect at such time minus (f) Reserves applicable to the German C Borrowing Base as determined by the Administrative Agent in its reasonable credit judgment.
“German Collateral” has the meaning assigned to such term in Section 8.09(c).
“German Collateral Agent” has the meaning assigned to such term in the applicable German Collateral Documents, the Hong Kong Collateral Documents and the Dutch Collateral Documents.
“German Collateral Documents” means, collectively, any (a) global assignment agreement between a German Loan Party as assignor and the Administrative Agent as assignee, regarding the assignment of trade receivables, insurance claims and/or intra-group receivables, (b) security transfer agreement between a German Loan Party as transferor and the Administrative Agent as transferee, regarding the security transfer of title of inventory and machinery, (c) any Tri-Party Agreement or account pledge agreement between a German Loan Party as pledgor and the Administrative Agent as pledgee, regarding the pledge over certain bank accounts, (d) Intellectual Property transfer and assignment agreement between a German Loan Party as transferor and the Administrative Agent as transferee regarding security over Intellectual Property rights, (e) security purpose agreement between a German Loan Party as security guarantor and the Administrative Agent and the other Secured Parties as beneficiary in relation to a Mortgage, (f) the Mortgages executed by any German Loan Party, (g) any security confirmation agreement by a German Loan Party in favor of the Administrative Agent and (h) each other pledge agreement, security agreement, intercreditor agreement or other collateral agreement that is entered into by any German Loan Party (or any share pledge with respect to the shares of any German Loan Party) or any security agreement otherwise governed by German law in favor of the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document (including Section 5.10), as any of them may from time to time be amended, modified, restated or supplemented.
“German Combined Borrowing Base” means the sum of the German A Borrowing Base, the German B Borrowing Base and the German C Borrowing Base.
“German EAV” means the Gessner EAV, the Neenah Germany EAV or each one of them (as the case may be).
“German Equipment Component” means $17,406,300.00 as of the Effective Date for purposes of calculating the German Equipment Component for the German Combined Borrowing Base or the German Equipment Component for German Borrower B if a German Separate Borrowing Base Trigger Period is in effect, as such amount shall reduce (a) by the Quarterly German Equipment Component Amortization Amount, commencing on the last Business Day of the fiscal quarter ending June 30, 2019, and continuing on the last Business Day of each March, June, September and December thereafter, and (b) (i) upon the consummation of Dispositions of Eligible Equipment owned by the German Borrowers on the Effective Date, or (ii) at such time as any Equipment which was previously Eligible Equipment ceases to be Eligible Equipment hereunder, by the applicable percentage of the Net Recovery Value Percentage of the Property so disposed of or the Equipment which has ceased to be Eligible Equipment hereunder, as applicable. For purposes of clarity, if a German Separate Borrowing Base Trigger Period is in effect, the German Equipment Component for German Borrower A and German Borrower C shall be $0 at all times.
“German Finance Party” means, for the purpose of Section 3.25 (Anti-Corruption Laws and Sanctions), Section 5.01 (Businesses and Properties), Section 5.09 (Use of Proceeds) and Section 9.02

(b) (Waivers; Amendments), a party to this Agreement other than a Loan Party which is either (a) incorporated or having its registered office in the Federal Republic of Germany and acting through an office located in the Federal Republic of Germany or (b) acting through a branch located in the Federal Republic of Germany, in each case commencing on the date on which such German Finance Party has notified the Administrative Agent and the Borrower Representatives in writing that it wishes to be considered as a “German Finance Party” under such Sections and continuing until the date on which such German Finance Party has notified the Administrative Agent and the Borrower Representatives in writing that it no longer wishes to be considered as a “German Finance Party” under such Sections.
“German GAAP” means generally accepted accounting principles pursuant to the German Commercial Code (Handelsgesetzbuch - HGB).
“German Guaranteed Obligations” has the meaning assigned to such term in Section 11.01.
“German Guarantors” means, collectively, each Foreign Subsidiary that is a Wholly-Owned Subsidiary (other than an Excluded Subsidiary) and is or becomes a party hereto as a German Guarantor on the Effective Date or pursuant to Section 5.10.
“German Guaranty Limitations” means Section 11.14 of this Agreement.
“German Insolvency Event” means:
(a)a German Relevant Entity is unable or admits its inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, including a stoppage of payment situation (Zahlungsunfähigkeit), a status of over indebtedness (Überschuldung), the presumed inability to pay its debts as they fall due (drohende Zahlungsunfähigkeit), or actual insolvency proceedings;
(b)a moratorium is declared in respect of any Indebtedness of a German Relevant Entity;
(c)(i) such German Relevant Entity is otherwise in a situation to file for insolvency because of any of the reasons set out in Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung) and (ii) a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines insolvenzverfahrens) has been filed based on Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung); or
(d)any procedure or step analogous to the foregoing taken in any jurisdiction;
provided that, this definition shall not apply to any insolvency petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of notice thereof to any German Relevant Entity becoming aware of the same.
“German Loan Parties” means, collectively, the German Borrowers and the German Guarantors.
“German Protective Advances” has the meaning assigned to such term in Section 2.04.
“German Real Estate Component” means $12,748,601.00 as of the Effective Date for purposes of calculating the German Real Estate Component for the German Combined Borrowing Base or the German Real Estate Component for German Borrower C if a German Separate Borrowing Base Trigger Period is in effect, as such amount shall reduce (a) by the Quarterly German Real Estate Component Amortization Amount commencing on the last Business Day of the fiscal quarter ending June 30, 2019, and continuing on the last Business Day of each March, June, September and December thereafter, and (b) (i) upon the consummation of Dispositions of Initial Mortgaged Properties consisting of Eligible Real Estate owned by the German Borrowers on the Effective Date, or (ii) at such time as any Real Property Asset which was previously Eligible Real Estate ceases to be Eligible Real Estate hereunder, by the applicable percentage of the Net Recovery Value Percentage of the Property so disposed of or the Real Property Asset which has ceased to be Eligible Real Estate hereunder, as applicable. For purposes of clarity, if a German Separate Borrowing Base Trigger Period is in effect, the German Real Estate Component for German Borrower A and German Borrower B shall be $0 at all times.

“German Relevant Entity” means any German Loan Party or any Loan Party capable of becoming subject of insolvency proceedings under the German Insolvency Code (Insolvenzordnung).
“German Secured Obligations” means all Secured Obligations of the German Loan Parties arising under the Loan Documents.
“German Separate Borrowing Base Trigger Period” means the period of time commencing with the date on which the Borrower Representatives receive a Trigger Period Notice from the Administrative Agent.
“German Swingline Loan” has the meaning assigned to such term in Section 2.05.
“German Tranche Commitment” means, with respect to each German Tranche Lender, the commitment, if any, of such German Tranche Lender to make German Tranche Revolving Loans and to acquire participations in German Tranche Letters of Credit, German Swingline Loans and German Protective Advances hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each German Tranche Lender’s German Tranche Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such German Tranche Lender shall have assumed its German Tranche Commitment, as applicable. The aggregate principal amount of the German Tranche Commitments on the Third Amendment Effective Date is $50,000,000.
“German Tranche Credit Event” means a German Tranche Revolving Borrowing, the issuance, amendment, renewal or extension of a German Tranche Letter of Credit, the making of a German Swingline Loan or German Protective Advance that the German Tranche Lenders are required to participate in pursuant to the terms hereof, or any of the foregoing.
“German Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn U.S. Dollar Amount of all outstanding German Tranche Letters of Credit at such time plus (b) the aggregate U.S. Dollar Amount of all LC Disbursements in respect of German Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the German Borrowers at such time. The German Tranche LC Exposure of any German Tranche Lender at any time shall be its German Tranche Percentage of the total German Tranche LC Exposure at such time.
“German Tranche Lender” means a Lender with a German Tranche Commitment or holding German Tranche Revolving Loans.
“German Tranche Letter of Credit” means any Standby Letter of Credit, any Trade Letter of Credit and any bank guarantee issued under the German Tranche Commitments pursuant to this Agreement; provided that the German Tranche Letters of Credit shall include the applicable Existing Letters of Credit.
“German Tranche Percentage” means, with respect to any German Tranche Lender, the percentage equal to a fraction the numerator of which is such Lender’s German Tranche Commitment and the denominator of which is the aggregate German Tranche Commitments of all German Tranche Lenders (provided that, if the German Tranche Commitments have terminated or expired, the German Tranche Percentages shall be determined based upon such Lender’s share of the aggregate German Tranche Revolving Exposures of all Lenders at that time; provided that, in accordance with Section 2.20, so long as any German Tranche Lender shall be a Defaulting Lender, such German Tranche Lender’s German Tranche Commitment shall be disregarded in the foregoing calculation.
“German Tranche Revolving Borrowing” means a Borrowing comprised of German Tranche Revolving Loans.
“German Tranche Revolving Exposure” means, with respect to any German Tranche Lender at any time, and without duplication, the sum of (a) the U.S. Dollar Amount of the outstanding principal amount of such Lender’s German Tranche Revolving Loans plus (b) the U.S. Dollar Amount of such Lender’s German Tranche LC Exposure at such time plus (c) the U.S. Dollar Amount of such Lender’s German Tranche Swingline Exposure.

“German Tranche Revolving Loan” means a Loan made by a German Tranche Lender pursuant to Section 2.01.
“German Tranche Swingline Exposure” means, at any time, the U.S. Dollar Amount of the aggregate principal amount of all outstanding German Swingline Loans that the German Tranche Lenders have purchased participations in pursuant to the terms hereof. The German Tranche Swingline Exposure of any German Tranche Lender at any time shall be its German Tranche Percentage of the total German Tranche Swingline Exposure at such time.
“German Tranche Unused Commitment” means, at any time, the aggregate German Tranche Commitments of all German Tranche Lenders minus the aggregate German Tranche Revolving Exposures of all German Tranche Lenders.
“Germany” means the Federal Republic of Germany.
“Gessner EAV” means that certain (a) profit and loss pooling agreement (Ergebnisabführungsvertrag) between German Borrower B as dependent pooling entity and the German Borrower Representative as dominant entity dated October 31, 2003, as amended by agreement of December 8, 2009 and/or (b) domination agreement (Beherrschungsvertrag) between German Borrower B as dependent entity and the German Borrower Representative as dominant entity dated March 21, 2006, as amended by agreement of December 8, 2009, each as further amended from time to time.
“Governmental Authority” means the government of the U.S., Germany, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any European supranational body) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the European Central Bank and the Council of Ministers of the European Union.
“Ground Rent Reserve” means, in relation to each German Borrower, any Reserve which the Administrative Agent from time to time establishes in its reasonable credit judgment for such ground rent amounts (Erbbauzinsbeträge) pursuant to each relevant ground rent charges (Erbbauzinsreallasten) or, as the case may be, ground lease agreements (Erbbaurechtsverträge), in each case as adjusted from time to time, which are due by a German Borrower and outstanding.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
“Guarantors” means, collectively, the Domestic Guarantors and the German Guarantors, and “Guarantor” means each of them individually.
“Guarantor Payment” has the meaning set forth in Section 10.11 and Section 11.11, as applicable.
“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Substances” means any hazardous or toxic waste, substance or product or material defined as or regulated as “hazardous” or “toxic” from time to time by any Environmental Law, including solid waste (as defined under The Resource Conservation and Recovery Act or its regulations, as amended from time to time), petroleum and any constituent thereof, and any radioactive materials and waste;

provided, however, the words “Hazardous Substance” shall not mean or include any such Hazardous Substance used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
“Hong Kong Collateral Agent” has the meaning assigned to such term in the applicable Hong Kong Collateral Documents.
“Hong Kong Collateral Documents” means, collectively, any pledge agreement, security agreement, or other collateral agreement that is entered into by any German Loan Party (or any share pledge with respect to the shares of any German Loan Party) which is governed by the laws of Hong Kong in favor of the Administrative Agent (in its capacity as Hong Kong Collateral Agent), in each case, in form and substance reasonably satisfactory to the Administrative Agent and entered into pursuant to the terms of this Agreement or any other Loan Document (including Section 5.10), as any of them may from time to time be amended, modified, restated or supplemented.
“Hong Kong Insolvency” means (a) any Hong Kong Relevant Entity is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; (b) the value of the assets of any Hong Kong Relevant Entity is less than its liabilities (taking into account contingent and prospective liabilities) or (c) a moratorium is declared in respect of any indebtedness of any Hong Kong Relevant Entity.
“Hong Kong Insolvency Event” means an event which amounts to a Hong Kong Insolvency, including any corporate action, legal proceedings or other procedure or step is taken in relation to: (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganization (by way of voluntary agreement, scheme of arrangement or otherwise) of any Hong Kong Relevant Entity; (b) a composition or arrangement with any creditor of any Hong Kong Relevant Entity, or any assignment for the benefit of creditors generally of any Hong Kong Relevant Entity or class of such creditors; (c) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Hong Kong Relevant Entity or any of its assets; or (d) enforcement of any Lien over any assets of any Hong Kong Relevant Entity, or any analogous procedure or step is taken in any jurisdiction.
“Hong Kong Relevant Entity” means any German Loan Party or any Loan Party capable of becoming subject of insolvency proceedings under Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32).
“IKB Loan” means the loan made to German Borrower B in the maximum principal amount of €9,000,000 pursuant to that certain IKB Loan Agreement, dated January 22, 2013, among German Borrower B, as borrower, German Borrower A, as guarantor, and IKB Deutsche Industriebank AG, as lender, as amended by agreement dated on or before December 15, 2014.
“IKB Loan (RTO)” means the loan made to German Borrower B in the maximum principal amount of €5,000,000 pursuant to a loan agreement executed among German Borrower B, as borrower, German Borrower A, as guarantor, if applicable, and IKB Deutsche Industriebank AG or another German financial institution, as lender, on April 27, 2018 and May 7, 2018.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Indebtedness” means, as to any Person, without duplication: (a) all indebtedness of such Person for borrowed money; (b) any other indebtedness which is evidenced by a bond, debenture or similar instrument or upon which interest charges are traditionally paid; (c) all Capital Lease Obligations of such Person; (d) all obligations of such Person for the deferred purchase price of Property or services (except current trade accounts payable arising in the ordinary course of business and current accrued expenses, not the result of borrowing, arising in the ordinary course of business); (e) all reimbursement obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such

Person; (f) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien, but only to the extent of the value of the Property subject to such Lien (or, if less, the amount of the underlying indebtedness, liability or obligation); (g) net liabilities of such Person in respect of Swap Agreement Obligations (calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice); (h) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (i) all obligations of such Person to pay rent or other amounts under any Synthetic Lease; (j) all Indebtedness of another entity to the extent such Person is liable therefor (including any partnership in which such Person is a general partner and including any unlimited liability corporation) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; and (k) all Contingent Obligations of such Person with respect to Indebtedness of others; provided, that such term shall not mean or include (i) any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to the Administrative Agent in trust for the payment thereof, or (ii) any operating leases entered into in the ordinary course of business (to the extent such operating leases do not constitute Capital Lease Obligations or Synthetic Leases). For avoidance of doubt, the definition of “Indebtedness” expressly excludes any obligations of a Person under a lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which are not required to be classified and accounted for as “finance lease obligations” on the balance sheet of such Person in accordance with GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time, notwithstanding that GAAP and such accounting rules and regulations (including Accounting Standards Codification 842) may require such operating lease obligations to be recognized on the balance sheet of such Person as a lease liability (along with the related right-of-use asset).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made or required to be made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Indenture Cap” means the maximum aggregate principal amount of Indebtedness permitted under the Credit Facilities (as defined in the Senior Note Indenture and any Additional Senior Indenture) pursuant to any limitation or restriction set forth in the Senior Note Indenture, any other Senior Note Document or any Additional Senior Note Documents, as the same may be amended, restated, waived or otherwise modified from time to time; provided, that the Company may characterize its Indebtedness under the covenants set forth under the Senior Note Indenture, any other Senior Note Document or any Additional Senior Note Documents which limit Indebtedness in any manner permitted thereunder, as applicable, which may maximize the amount of the Indenture Cap.
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Ineligible Inventory” means, as of any date of determination thereof, any Inventory of any Borrower which does not comply with all of the following requirements:
(a)such Inventory is Collateral hereunder and is subject to a first priority perfected Lien in favor of the Administrative Agent for the ratable benefit of the applicable Secured Parties under the laws of the jurisdiction in which such Inventory is located, and is free and clear of all other Liens of any nature whatsoever (except for Liens permitted under Section 6.02(e) and Section 6.02(u) other than contested Liens);
(b)such Inventory meets all applicable laws and standards imposed by any Governmental Authority having regulatory authority over it;

(c)such Inventory is in good condition, is not returned, shopworn, defective, damaged, obsolete, or broke inventory, and is currently usable or saleable in the normal course of business of the applicable Borrower;
(d)such Inventory is not “slow moving”;
(e)such Inventory is not work-in-process Inventory (other than rolled and uncut or sheeted paper), is not scrap or remnants Inventory and is not packaging or shipping supplies or materials;
(f)such Inventory must not be in transit (other than (i) Inventory in transit between Domestic Borrowers, (ii) Inventory in transit between German Borrowers and (iii) up to $3,000,000 of Inventory in transit between Domestic Borrowers and German Borrowers, in each case so long as (x) to the extent requested by the Administrative Agent, the Administrative Agent shall have received a true and correct copy of the bill of lading and other shipping documents for such Inventory and (y) such Inventory is only included in the applicable Borrowing Base, without duplication, for the Borrower that has title to or ownership of such Inventory at such time) and must be housed or stored in the United States if such Borrower is a Domestic Borrower or in Germany if such Borrower is a German Borrower, in any case, at either (i) a real Property location either owned or leased by a Borrower, so long as such leased facility is covered by a landlord’s waiver, collateral access agreement or subordination agreement received by the Administrative Agent from the owner of such leased facility pursuant to which such owner waives or subordinates any Lien it may claim against such Inventory, whether contractual or statutory, to the Lien in favor of the Administrative Agent against such Inventory pursuant to a written waiver, collateral access agreement or subordination agreement acceptable to the Administrative Agent in all respects; or (ii) a public warehouse facility utilized by a Borrower, so long as such warehouse facility is covered by a warehousemen’s waiver, collateral access agreement or subordination agreement received by the Administrative Agent from the operator of such warehouse facility pursuant to which such operator waives or subordinates any Lien it may claim against such Inventory, whether contractual or statutory, to the Lien in favor of the Administrative Agent against such Inventory and acknowledges that it holds and controls such Inventory for the benefit of the Administrative Agent for purposes of perfecting the Administrative Agent’s Lien therein pursuant to a written waiver, collateral access agreement or subordination agreement reasonably acceptable to the Administrative Agent in all respects;
(g)such Inventory is not in the possession of or control of any bailee (other than a warehouseman as described above) or any agent or processor for or customer of any Borrower or any of their Subsidiaries, unless such bailee, agent or processor has executed and delivered to the Administrative Agent an access/subordination agreement in form and substance reasonably acceptable to the Administrative Agent subordinating any Lien it may claim in such Inventory and acknowledging that it holds and controls such Inventory for the benefit of the Administrative Agent for purposes of perfecting the Administrative Agent’s Lien therein;
(h)such Inventory must be adequately insured to the reasonable satisfaction of the Administrative Agent pursuant to insurance coverage required by this Agreement and the Domestic Collateral Documents or the German Collateral Documents, as applicable;
(i)such Inventory must not be on consignment;
(j)such Inventory is not letterhead, watermarked, or styled in a manner for a particular purchaser, unless covered by a purchase order under which the purchaser has unconditionally agreed to take delivery;
(k)such Inventory does not constitute seedlings;
(l)such Inventory has not been acquired from a Sanctioned Person;
(m)such Inventory has neither been sold nor is subject to a Lien, claim or right of any person other than the Loan Parties or the Administrative Agent (except for Liens permitted under Section 6.02(e) and Section 6.02(u) other than contested Liens);
(n)(i) any contract or related documentation (such as invoices or purchase orders) relating to such Inventory does not include retention of title rights in favor of the vendor or supplier thereof and (ii) such Inventory is not subject to governing laws, pursuant to which retention of title may be imposed unilaterally by the vendor or supplier thereof. Notwithstanding the above, Inventory of a German Borrower which may be subject to any rights of retention of title shall not be Ineligible Inventory solely pursuant to this sub-paragraph (n) in the event that (A) the Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior to, or upon the delivery of, such Inventory to the relevant German Borrower, (B) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory or (C) there is deducted from such Inventory an amount not less than 65% of the accounts payable related to Inventory; and
(o)the Administrative Agent has not deemed such Inventory ineligible because the Administrative Agent in its reasonable credit judgment considers such Inventory to be unmarketable or the value thereof to be impaired or its ability to realize such value to be insecure.
Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, except for any Eligible Acquired Inventory included in clause (f) of the definition of “Domestic Borrowing Base” solely to the extent permitted pursuant to the terms and conditions set forth therein, no Inventory purchased or otherwise acquired through any Acquisition or other Investment permitted hereunder after the Effective Date shall be included within the applicable Borrowing Base for purposes hereof unless and until the Administrative Agent shall have conducted a field examination (which shall be conducted within a reasonable time (in the Administrative Agent’s judgment) after the applicable Borrower Representative’s request at the applicable Borrowers’ cost and expense) of the applicable books, records and operations for the assets or Subsidiary so acquired in order to reasonably satisfy the Administrative Agent that the Inventory so acquired generally satisfies the above-described standards of eligibility.
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Ineligible Receivables” means, as at any date of determination thereof, any Receivables of any applicable Borrower which do not comply with all of the following requirements:
(a)the Receivable has been created by the applicable Borrower in the ordinary course of business from a completed, outright and lawful sale of goods, pursuant to which ownership has passed to the applicable Account Debtor on an absolute sales basis, or from the rendering of services by or on behalf of the applicable Borrower and is deemed “earned” under the applicable service contract or other agreement or arrangement between the applicable Borrower and the applicable Account Debtor;
(b)the Receivable is Collateral hereunder and is subject to a first priority perfected Lien in favor of the Administrative Agent for the ratable benefit of the applicable Secured Parties and is free and clear of all other Liens of any nature whatsoever (except for Liens permitted under Section 6.02(e) other than contested Liens);
(c)the payments due on 50% or more of all billed Receivables owing to the applicable Borrower by the applicable Account Debtor (except for Receivables backed by a letter of credit in all respects acceptable to the Administrative Agent in its reasonable discretion) are less than one hundred (100) days past the date of invoice with respect to the Domestic Borrowers or less than one hundred twenty (120) days with respect to the German Borrowers (or less than (i) one hundred fifty (150) days with respect to Receivables owed by Mann + Hummel GmbH and its Affiliates to the German Borrowers and (ii) one hundred fifty (150) days with respect to Receivables owed by Mann + Hummel GmbH and its Affiliates to the Domestic Borrowers), and in each case less than sixty (60) days from the due date thereof;
(d)with respect to any Domestic Borrower, the Receivable constitutes an “account” within the meaning of the UCC;
(e)the Receivable does not arise out of a bill and hold, ship-in-place, guaranteed sale, sale-and-return, consignment, progress billing, promotional (including samples), C.O.D. or cash in advance arrangement;
(f)the Receivable is not subject to any setoff, contra, offset, netting (including a German law Kontokorrent), deduction, dispute, charge back, credit, counterclaim or other defense arising out of the transactions represented by the Receivable or independently thereof; provided, however, that in each case regarding an undisputed liquidated sum, such Receivable is an Eligible Receivable only to the extent of such undisputed liquidated sum, and in each case regarding a disputed sum or claim, such Receivable is an Ineligible Receivable only to the extent of the sum or amount claimed by the party adverse to the applicable Borrowers);
(g)the applicable Account Debtor has finally accepted the goods or services from the sale out of which the Receivable arose and has not (i) objected to such Account Debtor’s liability thereon, (ii) rejected any of such services or goods or (iii) returned or repossessed any of such goods, except for goods returned in the ordinary course of business for which, in the case of goods returned, goods of equal or greater value have been shipped in return;
(h)the applicable Account Debtor is not (i) any Governmental Authority, unless such Account Debtor is the United States of America or Canada (or any agency, instrumentality, department or other political subdivision thereof) and there has been compliance satisfactory to the Administrative Agent in all respects with the U.S. Federal Assignment of Claims Act or, as applicable, the Canadian Financial Administration Act or any applicable provincial legislation, or (ii) a Sanctioned Person;
(i)the applicable Account Debtor is not an Affiliate of the Borrowers or any of their Subsidiaries;
(j)(i) solely with respect to any Account Debtor of the Domestic Borrowers, such Account Debtor must have its principal place of business located within the United States or Canada, except for Receivables backed by a letter of credit acceptable to the Administrative Agent in its reasonable discretion; or (ii) solely with respect to any Account Debtor of the German Borrowers, such Account Debtor must have its principal place of business located within any Eligible German Borrower Jurisdiction, except for Receivables fully insured or backed by a letter of credit acceptable to the Administrative Agent in its reasonable discretion;
(k)the Receivable is not evidenced by a promissory note or other instrument or by chattel paper;
(l)the Receivable complies with all material Requirements of Law (including without limitation, all usury laws, fair credit reporting and billing laws, fair debt collection practices and rules, and regulations relating to truth in lending and other similar matters);
(m)the Receivable is in full force and effect and constitutes a legal, valid and binding obligation of the applicable Account Debtor enforceable in accordance with the terms thereof;
(n)the Receivable is denominated in and provides for payment by the applicable Account Debtor in U.S. dollars, Canadian dollars, Euro or, solely with respect to any Account Debtor of the German Borrowers, Sterling, except for Receivables fully insured or backed by a letter of credit denominated in U.S. dollars or Canadian dollars and in all other respects acceptable to the Administrative Agent in its reasonable discretion;
(o)the Receivable has not been and is not required to be charged or written off as uncollectible in accordance with GAAP or, in the case of the German Borrowers, German GAAP;
(p)the Receivable is not due from an Account Debtor located in a jurisdiction (e.g., New Jersey, Minnesota and West Virginia or any Canadian province) which requires such Borrower, as a precondition to commencing or maintaining an action in the courts of that jurisdiction, either to (i) receive a certificate of authority to do business and be in good standing in such jurisdiction; or (ii) file a notice of business activities report or similar report with such jurisdiction’s taxing authority, unless (x) such Borrower has taken one of the actions described in clauses (i) or (ii); or (y) the failure to take one of the actions described in either clause (i) or (ii) may be cured retroactively by such Borrower at its election;
(q)the Receivable, in respect of any German Borrower, is free and clear of any limitation on assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would under the local governing law of the contract have the effect of restricting the assignment for or by way of security or the creation of security, in each case unless the Administrative Agent has determined that such limitation is not enforceable;
(r)the contract or agreement underlying such Receivable is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of (i) in the case of Receivables owing to any Domestic Borrower, the United States, any state thereof, the District of Columbia or Canada or any province thereof, or (ii) in the case of any German Borrower, any Eligible German Borrower Jurisdiction; and
(s)the credit standing of the applicable Account Debtor in relation to the amount of credit extended has not become unsatisfactory to the Administrative Agent in its reasonable discretion, except for Receivables fully insured or backed by a letter of credit in all respects acceptable to the Administrative Agent in its reasonable discretion.
In addition to the forgoing, the total amount of Receivables owing to the applicable Borrowers by an Account Debtor in excess of such Account Debtor’s Concentration Limit of the total amount of Receivables owing to the applicable Borrowers by all Account Debtors shall also constitute “Ineligible Receivables” for purposes hereof, unless such Receivables exceeding such Account Debtor’s Concentration Limit are fully backed or secured by a letter of credit acceptable to the Administrative Agent in its reasonable discretion. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, except for any Eligible Acquired Receivables included in clause (d) of the definition of “Domestic Borrowing Base” solely to the extent permitted pursuant to the terms and conditions set forth therein, no Receivables purchased or otherwise acquired through any Acquisition or other Investment permitted hereunder after the Effective Date shall be deemed to constitute Eligible Receivables for purposes hereof unless and until the Administrative Agent shall have conducted a field examination (which shall be conducted within a reasonable time (in the Administrative Agent’s judgment) after the applicable Borrower Representative’s request at the applicable Borrower’s cost and expense) of the applicable books, records and operations for the assets or Subsidiary so acquired in order to satisfy the Administrative Agent that the Receivables so acquired generally satisfy the above-described standards of eligibility. For the avoidance of doubt, the Borrowers hereby acknowledge that all Receivables that have been sold pursuant to any factoring arrangement, including without limitation, Receivables sold pursuant to the Specified Factoring Arrangements or Section 6.01(r) of this Agreement shall constitute “Ineligible Receivables”.
“Information” has the meaning assigned to such term in Section 9.12.
“Initial Mortgaged Property” shall have the meaning specified for such term in Section 5.21.
“Initial Mortgages” shall have the meaning specified for such term in Section 5.21.
“Insolvency Event” has the meaning assigned to such term in Article XIII.
“Intellectual Property” means all U.S. and foreign (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (b) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (c) copyrights and copyrightable subject matter (“Copyrights”), (d) rights of publicity, (e) moral rights and rights of attribution and integrity, (f) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (g) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (h) all rights in the foregoing and in other similar intangible assets, (i) all applications and registrations for the foregoing, and (j) all rights and remedies against infringement, misappropriation, or other violation thereof.
“Inter-Company Loans” means collectively, (a) the inter-company loans made from time to time by the Company to NP International Holdco to finance, by means of loans described in clauses (b), (c) and (d), the 2006 Acquisition of Neenah Germany, the substantially contemporaneous payment of the purchase price for any Permitted Offshore Acquisitions and the non-acquisition-related activities of NP International HoldCo and any of its direct or indirect subsidiaries from time to time; provided that such inter-company loans are permitted under Section 6.07; (b) advances from time to time under the inter-company revolving line of credit from NP International HoldCo to FinCo, evidenced by the FinCo Note, which line of credit shall be used to provide FinCo with funds to finance, by means of loans described in clause (c), the activities of NP International and any of its direct or indirect subsidiaries, to the extent permitted under this Agreement; (c) the inter-company loans made from time to time by FinCo (or any permitted assignee thereof) to NP International, evidenced by the NP International Note, to finance the 2006 Acquisition of Neenah Germany, the substantially contemporaneous payment of the purchase price for any Permitted Offshore Acquisitions and the activities of NP International and any of its direct or indirect subsidiaries, to the extent permitted under this Agreement; (d) the inter-company loans made from time to time by NP International HoldCo to NP International and/or any of NP International HoldCo’s direct or indirect subsidiaries, to finance the substantially contemporaneous payment of the purchase price for any Permitted Offshore Acquisitions by NP International or any of its direct or indirect subsidiaries, and the activities of NP International and any of its subsidiaries, to the extent permitted under this Agreement; (e) inter-company loans made from time to time by NP International to the Company, not to exceed $22,000,000 at any one time outstanding, to finance all or a part of the purchase price for anticipated Acquisitions by the Company (either directly, or indirectly through any Subsidiary that is a Loan Party), to the extent permitted under this Agreement, or for other corporate purposes not prohibited under this Agreement; provided that, in the case of inter-company loans made pursuant to this clause (e), (i) such inter-company loans shall be unsecured Subordinated Indebtedness of the Company and (ii) repayment of such inter-company loans shall be made only to the extent permitted by Section 6.11(f); (f) an unsecured subordinated intercompany loan made by NP International to the Company on the effective date of the Existing Credit Agreement not to exceed $50,000,000 at any time outstanding to finance the growth of the Domestic Loan Parties’ filtration business to the extent permitted under this Agreement; (g) any unsecured subordinated inter-company loans made from time to time by a Domestic Loan Party, directly or indirectly, to any German Borrower, in order to enable the German Borrower Excess Utilization of such German Borrower to be eliminated; (h) inter-company loans made from time to time by a German Borrower to another German Borrower, in order to enable the German Borrower Excess Utilization of the latter German Borrower to be eliminated; (i) inter-company loans under any German cash pooling system operated between some or all of the German Borrowers in the manner as in effect on the date hereof; (j) inter-company loans based on book entries into virtual offset-accounts operated between the German Loan Parties and reflecting transactions between such German Loan Parties, or virtual offset accounts between a German Loan Party and Neenah Gessner Unterstützungskasse GmbH or Leiss-GmbH & Co. KG reflecting transactions not otherwise prohibited hereunder; and (k) unsecured loans or equity investments (or any combination thereof) by Neenah Northeast, LLC (f/k/a FiberMark North America, LLC f/k/a FiberMark North America, Inc., as successor by merger to ASP FiberMark Acquisition Co.) to Neenah International UK Limited, a company formed under the laws of England and Wales (f/k/a ASP FiberMark UK Limited), not to exceed $10,000,000 at any one time outstanding, and any refinancing thereof in an amount not exceeding $10,000,000 at any time outstanding.
“Intercompany Indebtedness” has the meaning assigned to such term in Article XIII.
“Intercreditor Agreement” means that certain ABL/Term Loan Intercreditor Agreement dated as of the Third Amendment Effective Date, among the Company, each other Loan Party from time to time party thereto, the Administrative Agent, as the ABL Agent, and the Term Loan Agent, as the Term Loan Representative with respect to the Term Loan Indebtedness, and any similar agreement satisfactory to the Administrative Agent executed in connection with any Refinancing Indebtedness thereof so long as the holders of such Refinancing Indebtedness (or the applicable Term Loan Agent on their behalf) shall have agreed to be bound by the terms of the Intercreditor Agreement, in each case as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
“Interest Election Request” means a request by the applicable Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Expense” means, with respect to any Person for any period, the interest expense of such Person, on a Consolidated basis, during such period determined in accordance with GAAP, consistently applied, and shall in any event include, without limitation, (a) the amortization or write-off of debt discounts, (b) the amortization of all debt issuance costs, commissions and other fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (c) the portion of payments under Capital Lease Obligations allocable to interest expense.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) or Overnight LIBO Rate Loan, the first calendar day of each calendar month and the Maturity Date and (b) with respect to any Eurocurrency Loan, the last Business Day of each calendar month prior to the end of the Interest Period applicable to the Borrowing of which such Loan is a part, at the end of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and the Maturity Date.
“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Eurocurrency Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the applicable Borrower Representative may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period shall end later than the Maturity Date, and (c) interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at approximately 11:00 a.m., London time, two (2) Business Days (or for Sterling on the same Business Day as the Impacted Interest Period) prior to the commencement of such Impacted Interest Period; provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Inventory” has the meaning assigned to such term in the applicable Collateral Documents.
“Investment” means the purchase or other Acquisition of any securities or Indebtedness of, or the making of any loan, advance, extension of credit or capital contribution to (or the transfer of Property having the effect of any of the foregoing), or the incurring of any Contingent Obligation in respect of the Indebtedness of, any Person (in each case other than accounts receivable arising in the ordinary course of business).
“Investment Grade Account Debtor” means any Account Debtor whose securities are rated BBB- (or then equivalent grade) or higher by S&P and any successor thereto or Baa3 (or then equivalent grade) or higher by Moody’s, or whose credit rating or credit quality has the characteristics of an Investment Grade Account Debtor as determined by Administrative Agent in its reasonable credit judgment.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means, individually and collectively, each of Chase, in its capacity as the issuer of Letters of Credit hereunder, and any other Lender from time to time designated in writing by the Borrower Representatives as an Issuing Bank, with the written consent of such Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.
“Issuing Bank Sublimits” means (a) as of the Effective Date, $20,000,000 with respect to Domestic Tranche Letters of Credit and $5,000,000 with respect to German Tranche Letters of Credit, in the case of Chase and (b) such amounts as shall be designated to the Administrative Agent and the applicable Borrower Representative in writing by an Issuing Bank; provided that in the event there is more than one Issuing Bank at such time, any Issuing Bank shall be permitted to adjust its Issuing Bank Sublimit at any time upon providing five (5) Business Days’ prior written notice thereof to the Administrative Agent and the applicable Borrower Representative so long as the aggregate amount of the Issuing Bank Sublimits after giving effect to such adjustment is not less than $20,000,000 with respect to Domestic Tranche Letters of Credit and $5,000,000 with respect to German Tranche Letters of Credit; provided, however, that in no event shall any such Issuing Bank Sublimit be reduced to an amount less than the aggregate undrawn stated amount of all Letters of Credit issued by such Issuing Bank then outstanding.
“Joinder Agreement” means any agreement in substantially the form of Exhibit D and/or such other joinder form reasonably acceptable to the Administrative Agent and the applicable Borrower Representative, in each case executed by a Subsidiary of a Loan Party from time to time in accordance with Section 5.10 hereof, pursuant to which such Subsidiary joins in the execution and delivery of (a) this Agreement or a Guaranty, or (b) any other Loan Document.
“JPMCB Parties” has the meaning assigned to such term in Section 9.21.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j); provided that, for purposes of clarity, the Domestic Loan Parties and the German Loan Parties shall each have a separate LC Collateral Account.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn U.S. Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate U.S. Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Domestic Tranche Lender at any time shall be its Domestic Tranche Percentage of the total Domestic Tranche LC Exposure at such time and the LC Exposure of any German Tranche Lender at any time shall be its German Tranche Percentage of the total German Tranche LC Exposure at such time.
“Lead Arranger” means Chase, in its capacity as sole lead arranger and sole bookrunner for the credit facility evidenced by this Agreement.
“Lender Allocation Agreement” means an amended and restated Collection Allocation Mechanism Agreement, dated as of the date hereof, among the Administrative Agent and each Lender; it being understood that no Loan Party shall be a party to such agreement or have any rights or obligations thereunder, nor shall the consent of any Loan Party be required with respect to any aspect thereof. For avoidance of doubt, the Lender Allocation Agreement shall not constitute a Loan Document.
“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.
“Letters of Credit” means the Domestic Tranche Letters of Credit and the German Tranche Letters of Credit, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.
“LIBO Rate” means (a) with respect to any Eurocurrency Borrowing denominated in any Agreed Currency other than Euro and for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate for such Agreed Currency) for the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or (b) with respect to any Eurocurrency Borrowing denominated in Euro and for any applicable Interest Period, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other Person that takes over the administration of that rate) for Euro for a period equal in length to such Interest Period as displayed on page EURIBOR001 of the Reuters screen, in each case, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period (except with respect to any Eurocurrency Borrowing denominated in Sterling which will be determined on the date of such Eurocurrency Borrowing); provided that, if any LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided further that, if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), with respect to the applicable currency, then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.
“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, assignment by way of security or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or extended retention of title agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Conditionality Transaction” has the meaning assigned to such term in Section 1.07.
“Loan Documents” means, collectively, this Agreement, the First Amendment, the Second Amendment, the Third Amendment, each Borrowing Subsidiary Agreement, each Joinder Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications and any agreements between the applicable Borrower Representative and an Issuing Bank regarding such Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrowers and such Issuing Bank in connection with the issuance by such Issuing Bank of Letters of Credit, the Collateral Documents, the Loan Guaranty and all other agreements, instruments, documents and certificates executed and delivered by a Loan Party to, or in favor of, the Administrative Agent or any Lender pursuant to the transactions contemplated hereby (excluding Swap Agreements and agreements evidencing Banking Services Obligations). Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guarantor” means each Loan Party, and shall include each Domestic Loan Party in the case of Article X and each German Loan Party in the case of Article XI.
“Loan Guaranty” means, collectively, Article X and Article XI of this Agreement and, if applicable, each separate Foreign Guaranty, in Proper Form, delivered by each Loan Guarantor that is a Foreign Subsidiary (which Guaranty shall be governed by the laws of the country in which such Foreign Subsidiary is located).
“Loan Parties” means, collectively, the Domestic Loan Parties and the German Loan Parties.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances, and shall include each Extended Loan made in extension thereof in accordance with Section 2.27.
“Local Authority Reserve” means, in relation to each German Borrower, any Reserve which the Administrative Agent from time to time establishes in its reasonable credit judgment for any amount due but unpaid which qualifies as a public burden within the meaning of sec. 10 para 1 no. 3 of the German Act on Compulsory Auction and Administration of real estate assets (Zwangsversteigerungsgesetz).
“Local Time” means (a) New York City time in the case of a Loan, Borrowing or LC Disbursement requested by the Domestic Borrowers and (b) London, England time in the case of a Loan, Borrowing or LC Disbursement requested by the German Borrowers.
“Management Notification” has the meaning assigned to such term in Section 11.14(c).
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, financial or other condition of the Loan Parties and their Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder, or (d) the validity or enforceability of the Administrative Agent’s Lien on any material portion of the Collateral or the priority of such Lien.
“Material Lease” means any lease agreement with respect to a Material Leasehold Property.
“Material Leasehold Property” means (a) the leasehold properties listed on Schedule 4.01(a) and (b) a leasehold property of material value as Collateral or of material importance to the operations of the Loan Parties.
“Maturity Date” means, with respect to any Commitments other than Extended Commitments, the earlier of (a) December 10, 2023 and (b) the date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof. With respect to Extended Commitments, the “Maturity Date” means the maturity date related to the Extension Series of such Extended Commitments.
“Maximum Liability” has the meaning set forth in Section 10.10 and Section 11.10, as applicable.
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Mill Properties” means those Mortgaged Properties in respect of which paper mill operations are conducted or where structures are located that are integral to such operations. Mill Property shall mean one of such Mill Properties.
“Monthly Unaudited Financial Statements” means the financial statements of the Company and its Subsidiaries, including all notes thereto, which statements shall include (a) a balance sheet as of the end of the respective calendar month, (b) a statement of operations for such respective calendar month and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and (c) a statement of cash flows for the fiscal year to date, subject to normal year-end adjustments, setting forth in comparative form the corresponding figures in the corresponding period of the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP and certified by a Financial Officer of the Company as fairly and accurately presenting in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries, on a Consolidated basis, at the dates and for the periods indicated therein subject to normal year-end adjustments. The Monthly Unaudited Financial Statements for the Company and its Subsidiaries shall be prepared on a Consolidated basis.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means each mortgage, deed of trust, deed of hypothec, land charge or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real Property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Policy” (or “Mortgage Policies” as the context may require) means an ALTA title insurance policy (or its equivalent in non-ALTA jurisdictions) with respect to the applicable parcel of real Property of any Domestic Loan Party naming the Administrative Agent as insured party for the benefit of the applicable Lenders, insuring that the Mortgage creates a valid and enforceable mortgage lien on, or security title to, the applicable parcel of real Property, free and clear of all defects and encumbrances other than the Liens permitted under Section 6.02(a), Section 6.02(e) (other than contested Liens), Section 6.02(f), Section 6.02(j), Section 6.02(n), Section 6.02(o), Section 6.02(p) and Section 6.02(u), which Mortgage Policies shall (a) be in an amount no greater than the value of such parcel of real Property, as determined by the appraisal report to be delivered pursuant to Section 4.01(v), (b) be from a Title Company reasonably acceptable to the Administrative Agent, (c) include such other endorsements and reinsurance as the Administrative Agent may reasonably require and (d) otherwise satisfy the reasonable title insurance requirements of the Administrative Agent.
“Mortgaged Property” means an Initial Mortgaged Property or an Additional Mortgaged Property, as the case may be.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to ERISA.
“Neenah Canada” shall have the meaning specified in the recitals of this Agreement.
“Neenah Germany” means Neenah Germany GmbH (formerly known as FiberMark Beteiligungs GmbH) and Neenah Services GmbH & Co. KG. (formerly known as FiberMark Services GmbH & Co. KG.), collectively.
“Neenah Germany EAV” means that certain domination agreement (Beherrschungsvertrag) between Neenah Germany GmbH as dependent entity and the German Borrower Representative as dominant entity dated on or about December 12, 2014, as amended from time to time.
“Neenah HK” means Neenah Hong Kong, Limited, a company organized under the laws of Hong Kong, and after the consummation of the Specified Intercompany Restructuring Transactions, a Wholly-Owned Subsidiary of the Company.
“Net Assets” means, with respect to a German Borrower, such German Borrower's net assets (Reinvermögen) minus its registered share capital (Stammkapital/eingetragene Hafteinlage) as calculated in accordance with GAAP.
“Net Income” means, with respect to any Person for any period, net income of such Person for the applicable calculation period determined in accordance with GAAP; provided, that there shall not be included in such calculation of net income (without duplication) (a) any extraordinary gains or losses (including in connection with the sale or write-up of assets), (b) any nonrecurring gains or losses, (c) any gains or losses from Dispositions of Property or assets, other than Dispositions of Inventory and Equipment in the ordinary course of business, and the tax consequences thereof, (d) the net income or loss of any other Person that is not a Subsidiary of such Person for whom net income is being calculated (or is accounted for by such Person by the equity method of accounting), (e) the net income (or loss) of any other Person acquired by, or merged with, such Person for whom net income is being calculated or any of its Subsidiaries for any period prior to the date of such Acquisition, (f) the net income of any Subsidiary of such Person for whom net income is being calculated to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument or Requirements of Law applicable to such Subsidiary, all as determined in accordance with GAAP, (g) any non-cash non-recurring impairment charges with respect to a writedown of the carrying amount of the Consolidated assets of the Loan Parties acquired after the Effective Date (either through direct asset purchase or as part of the Acquisition of all or substantially all of the Equity Interests of another Person) based on the impairment of such assets, pursuant to the provisions of Section 6.04 and any benefits (including tax benefits) resulting from such writedown, and (h) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees, provided that such shares, options or other rights can be redeemed at the option of the holder only for capital stock of such Person.
“Net Recovery Value Percentage” means, for the Inventory and the Equipment of any Loan Party, the net recovery value percentage under an orderly liquidation scenario for such Inventory and Equipment, and for the Real Property Assets of any Loan Party, the fair market value of such Real Property Assets, in each case as specifically set forth and described in the most recent appraisal of the Inventory, Equipment, or Real Property Assets of the applicable Loan Party received by the Administrative Agent pursuant to the provisions of Section 5.04 hereof (or with regard to work-in-process Inventory, the gross recovery value percentage as set forth in such an appraisal and as discounted by the Administrative Agent in its reasonable credit judgment).
“New Collection Account” shall have the meaning specified for such term in Section 5.15(f).
“New Mortgages” shall have the meaning specified for such term in Section 5.21.
“Non-Consenting Lender” shall have the meaning assigned to such term in Section 9.02(d).
“Non-Investment Grade Account Debtor” means any Account Debtor which is not an Investment Grade Account Debtor.
“NP International” means Neenah Paper International, LLC, a Delaware limited liability company and a Wholly-Owned Subsidiary of NP International HoldCo.
“NP International HoldCo” means Neenah Paper International Holding Company, LLC, a Delaware limited liability company and a Wholly-Owned Subsidiary of the Company.
“NP International Lease” means any lease hereafter entered into by NP International to occupy a portion of the real Property constituting the Company’s corporate headquarters, whether by assignment and assumption, or by direct lease with the landlord, which lease will be on terms substantially consistent with the terms of the Company’s lease for the portion of the space leased by NP International.
“NP International Note” means that certain promissory note, dated as of October 7, 2006, by NP International initially payable to the order of FinCo, which evidences the Inter-Company Loans described in clause (c) of the definition of Inter-Company Loans, as such promissory note has been amended, and as it may be amended, restated or replaced from time to time as permitted under the terms of this Agreement.
“NP International Services Agreement” means that certain Management and Services Agreement referred to in Schedule 6.06, as the same may be amended, extended, renewed, restated or replaced from time to time to the extent not prohibited by this Agreement, pursuant to which, among other things, NP International provides certain human resources services and sales and marketing technical support to some or all of the Loan Parties.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligated Party” has the meaning assigned to such term in Section 10.02 or Section 11.02, as applicable.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), including Parallel Debt, of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Banks or any indemnified party, individually or collectively, existing on the Effective

Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, in each case, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.
“Obligor” has the meaning assigned to such term in Article XIII.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organizational Documents” means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a limited partnership, the limited partnership agreement and certificate of limited partnership of such limited partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture; with respect to a limited liability company, the articles of organization or certificate of formation and regulations or limited liability company agreement of such limited liability company; with respect to an unlimited liability company, the memorandum of association and articles of association and the certificate of incorporation of such company; and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof, and with respect to the German Loan Parties, in each case the equivalent documents under applicable laws.
“Original Closing Date” shall have the meaning specified in the recitals of this Agreement.
“Original Credit Agreement” shall have the meaning specified in the recitals of this Agreement.
“Original Currency” has the meaning assigned to such term in Section 2.18.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Overnight LIBO Rate” means, with respect to any Overnight LIBO Rate Borrowing on any day, a rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for overnight deposits of the relevant Agreed Currency as displayed on the applicable Reuters screen page (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day; provided that if the Overnight LIBO Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“Parallel Debt” has the meaning assigned to such term in Section 8.09(d).
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Patents” shall have the meaning specified for such term in the definition of “Intellectual Property.”
“Payment Condition” means, with respect to any proposed Stock Repurchases, any proposed Cash Dividends or any voluntary prepayment of Indebtedness incurred pursuant to Section 6.01(m), Section 6.01(n) or Section 6.01(s) on any date, a condition that is satisfied if, after giving effect to such proposed Stock Repurchase, Cash Dividend or voluntary prepayment of such Indebtedness as if it occurred on the first day of the applicable Pro Forma Period, the pro forma Specified Excess Availability (after giving effect to such Stock Repurchase, Cash Dividend or voluntary prepayment of such Indebtedness and the application of proceeds thereof) shall be greater than or equal to the Payment Condition Threshold at all times during such Pro Forma Period.
“Payment Condition Threshold” means the greater of (a) $20,000,000 and (b) 12.5% of the Aggregate Commitment.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” means a certificate in the form of Exhibit G attached hereto or any other form approved by the Administrative Agent, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by each Loan Party on the date hereof.
“Permitted Affiliate Transactions” means any of the following: (a) transactions between Loan Parties; (b) transactions between the Excluded Subsidiaries; (c) transactions between Loan Parties and Excluded Subsidiaries; (d) customary directors’ fees, customary directors’ indemnifications and similar arrangements for officers and directors of the Loan Parties and the Excluded Subsidiaries entered into in the ordinary course of business, together with any payments made under any such indemnification arrangements; provided, that any of the foregoing owed to directors and officers of the Excluded Subsidiaries are only payable and paid by the Excluded Subsidiaries; (e) (i) customary and reasonable loans, advances and reimbursements to officers, directors and employees of the Loan Parties and Excluded Subsidiaries for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business, and (ii) with regard to the German Loan Parties, customary loans to employees; provided, that any of the foregoing owed to officers, directors and employees of the Excluded Subsidiaries are only payable and paid by the Excluded Subsidiaries; (f) the incurrence of inter-company Indebtedness permitted pursuant to Section 6.01(f) and Section 6.01(p) hereof and Contingent Obligations permitted pursuant to Section 6.01(g) hereof; (g) employment agreements and arrangements entered into with directors, officers and employees of the Loan Parties or the Excluded Subsidiaries in the ordinary course of business; provided, that any obligations under any of the foregoing owed to directors, officers and employees of the Excluded Subsidiaries are only obligations of the Excluded Subsidiaries and are only paid by the Excluded Subsidiaries; and (h) other transactions, contracts or agreements existing on the Effective Date (including the NP International Services Agreement) and which are set forth on Schedule 6.06 attached hereto, together with any renewals and extensions of such existing transactions, contracts or agreements, so long as such renewals and extensions are upon terms and conditions substantially identical to the terms and conditions set forth in such existing transactions, contracts and agreements (or otherwise no less favorable to the Loan Parties, as applicable), and such other transactions, contracts or agreements with respect to the Excluded Subsidiaries entered into after the Effective Date, which (i) either (A) contain terms and conditions substantially similar to those transactions, contracts and agreements listed on Schedule 6.06 attached hereto or (B) are transactions, contracts or agreements customarily entered into by public companies for the provision of administrative services to their related companies (including, without limitation, legal, accounting, treasury, tax, human resources, billing and collection, accounts payable, risk management, compliance and other similar administrative services), and (ii) have been approved by the Administrative Agent in its reasonable discretion. Where any costs, expenses, fees or other payments to directors, officers or employees described herein are required to be made by, or to be obligations solely of, Excluded Subsidiaries, such amounts may be either paid directly by the Excluded Subsidiaries, or paid by any Loan Party and reimbursed in cash by Excluded Subsidiaries in the ordinary course of business which, in any event, shall not be longer than 60 days after such payment is made. In the event such costs, expenses, fees or other payments relate both to the Loan Parties and to one or more Excluded Subsidiaries, the Company shall be entitled to make a reasonable, good faith allocation of such amounts as between the affected Loan Parties, on the one hand, and the affected Excluded Subsidiaries on the other.
“Permitted Investment Securities” means each of the following, to the extent the same is pledged as additional Collateral hereunder and, subject to the Intercreditor Agreement, is subject to a first priority perfected Lien in favor of the Administrative Agent for the ratable benefit of the Secured Parties:
(a) readily marketable, direct obligations of the United States, the U.K., any member of the European Union or any agency or wholly-owned corporation thereof which are backed by the full faith and credit of the United States, the U.K. or European Union, as applicable, maturing within one (1) year after the date of acquisition thereof;
(b) certificates of deposit, commercial paper (if rated no lower than A-1 by S&P or P-1 by Moody’s) or other short-term direct obligations, maturing not more than six months after the date of acquisition, issued by Chase or any other financial institution having capital and surplus in excess of $5,000,000,000;
(c) money market mutual funds that have aggregate assets of at least $5,000,000,000;
(d) instruments equivalent to those referred to in clauses (a) through (c) above denominated in any Agreed Currency and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and
(e) other Investments mutually agreed to in writing by the applicable Borrower Representative and the Administrative Agent.
“Permitted Offshore Acquisitions” means any Acquisition by the Company or NP International HoldCo after the Effective Date, either directly or indirectly through one of more of its subsidiaries that are Foreign Subsidiaries, of all or a substantial part of the assets of any Person, or of the Equity Interests or similar interests in any Person, that is permitted under the provisions of Section 6.04 of this Agreement.
“Person” means any natural person, firm, corporation, limited liability company, trust, joint venture, association, company, unlimited liability company, partnership, Governmental Authority or other entity (whether or not having separate legal personality).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform” means ClearPar®, Debt Domain, Intralinks, SyndTrak or a substantially similar Electronic System chosen by the Administrative Agent or the applicable Issuing Bank.
“Pledged Cash” means, on any date, the aggregate amount of cash (a) on deposit in the Special Cash Collateral Account on such date and (b) that does not constitute Term Loan Priority Collateral.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in the most current Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Period” means the period commencing sixty (60) days prior to the date of any proposed Stock Repurchase, Cash Dividend or voluntary prepayment of Indebtedness incurred pursuant to Section 6.01(m), Section 6.01(n) or Section 6.01(s) and ending on the date of such proposed designated action.
“Prohibited Transaction” means any non-exempt transaction set forth in Section 406 of ERISA or Section 4975 of the Code.
“Proper Form” means in form and substance satisfactory to the Administrative Agent as of the time of delivery and execution.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
“Protective Advances” has the meaning assigned to such term in Section 2.04.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning given to such term in Section 9.22.
“Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quarterly German Equipment Component Amortization Amount” means $621,654.00 for purposes of calculating the German Equipment Component in the German Combined Borrowing Base or for purposes of calculating the German Equipment Component for German Borrower B if a German Separate Borrowing Base Trigger Period is in effect, as such amount shall be adjusted by the Administrative Agent (a) upon the consummation of Dispositions of Eligible Equipment owned by the German Borrowers on the Effective Date and (b) at such time as any Equipment which was previously Eligible Equipment ceases to be Eligible Equipment hereunder, by the applicable percentage of the Net Recovery Value Percentage of the Property so disposed of or the Equipment which has ceased to be Eligible Equipment hereunder, as applicable.

“Quarterly German Real Estate Component Amortization Amount” means $318,715.00 for purposes of calculating the German Real Estate Component in the German Combined Borrowing Base or for purposes of calculating the German Real Estate Component for German Borrower C if a German Separate Borrowing Base Trigger Period is in effect, as such amount shall be adjusted by the Administrative Agent upon the consummation of Dispositions of Initial Mortgaged Properties consisting of Eligible Real Estate owned by the German Borrowers on the Effective Date and at such time as any Real Property Asset which was previously Eligible Real Estate ceases to be Eligible Real Estate hereunder, in each case, by the applicable percentage of the Net Recovery Value Percentage of the Property so disposed of or the Real Property Asset which has ceased to be Eligible Real Estate hereunder, as applicable.
“Quarterly Unaudited Financial Statements” means the financial statements of the Company and its Subsidiaries, including all notes thereto, which statements shall include (a) a balance sheet as of the end of the respective fiscal quarter, as applicable, (b) a statement of operations for such respective fiscal quarter, as applicable, and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and (c) a statement of cash flows for the fiscal year to date, subject to normal year-end adjustments, setting forth in comparative form the corresponding figures in the corresponding period of the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP and certified by a Financial Officer of the Company as fairly and accurately presenting in all material respects the financial condition and results of operations of the Loan Parties and their Subsidiaries, on a Consolidated basis, at the dates and for the periods indicated therein, subject to normal year-end adjustments.
“Real Property Asset” means, at any time of determination, any fee ownership or leasehold interest of any Loan Party in or to any real Property.
“Receivables” means and include all of the accounts, instruments, documents, chattel paper and general intangibles of the Loan Parties, whether secured or unsecured, whether now existing or hereafter created or arising, and whether or not specifically assigned to the Administrative Agent for the ratable benefit of the Secured Parties.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any of the foregoing or any combination thereof (as the context requires).
“Refinancing Indebtedness” means any Indebtedness of the Loan Parties or any of their Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, redeem, defease or refund, other Indebtedness of such Person, provided, that:
(a)the principal amount of such Refinancing Indebtedness does not exceed the sum of (i) the then outstanding principal amount of the Indebtedness so extended, refinanced, renewed, replaced, redeemed, defeased or refunded, (ii) the amount of any prepayment or redemption premium or fee payable to the holders of the Indebtedness so extended, refinanced, renewed, replaced, redeemed, defeased or refunded, (iii) the amount of accrued but unpaid interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded and (iv) the reasonable and customary transactional costs and expenses incurred by the Loan Parties in connection with incurring such Refinancing Indebtedness;
(b)the interest rate or rates to accrue under such Refinancing Indebtedness do not exceed the market interest rate or rates as of the time of the issuance or incurrence of such Refinancing Indebtedness then accruing on the Indebtedness so extended, refinanced, renewed, replaced, redeemed, defeased or refunded;
(c)such extension, refinancing, renewal, replacement, defeasance or refunding does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, renewed, replaced, redeemed, defeased or refunded (and, with respect to the Senior Notes, any Additional Senior Notes and any Term Loan Indebtedness, such extension, refinancing, renewal, replacement, redemption, defeasance or refunding does not result in any principal amount owing with respect of such Refinancing Indebtedness becoming due earlier than the date that is 90 days and 180 days, respectively, following the date in clause (a) of the definition of “Maturity Date”);
(d)the subordination provisions (with respect to any Subordinated Indebtedness) and collateral security provisions (or absence thereof) of such Refinancing Indebtedness are in each case, as determined by the Administrative Agent in its sole discretion, substantially the same as, or more favorable to the applicable Loan Party and/or Subsidiary as those in the Indebtedness so extended, refinanced, renewed, replaced, redeemed, defeased or refunded;
(e)the covenants, defaults, remedies and other terms of such Refinancing Indebtedness are in each case, as determined by the Administrative Agent in its sole discretion, substantially the same as, or not materially less favorable to the applicable Loan Party and/or Subsidiary as those in the Indebtedness so extended, refinanced, renewed, replaced, redeemed, defeased or refunded; and
(f)no Default or Event of Default has occurred and is continuing or would result from the issuance or origination of such Refinancing Indebtedness.
“Register” has the meaning assigned to such term in Section 9.04.
“Regulated Lender Entity” has the meaning assigned to such term in Section 5.05(b).
“Regulation” means the Council of the European Union Regulations 2015/848 of 20 May 2015 on insolvency proceedings (recast).
“Regulation D” means Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, general partners, partners, members, trustees, managers, administrators, representatives, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.
“Relevant Party” has the meaning assigned to such term in Section 2.17(h).
“Rent and Charges Reserves” means reserves for rent (other than ground rent payable to Leiss GmbH & Co. KG) at locations leased by any Loan Party from a non-Loan Party and for consignee’s, warehousemen’s and bailee’s charges (but only for locations where Eligible Inventory or Eligible Equipment is located) not to exceed three months’ rent and other charges payable by such Loan Party under the applicable lease or other agreement.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
“Reporting Trigger Period” means, any period of time, commencing with the date on which Specified Excess Availability is less than the Activation Threshold, and continuing until such subsequent date on which the Specified Excess Availability has exceeded the Activation Threshold for sixty (60) consecutive days and no Default or Event of Default has occurred and is continuing during such sixty (60) day period.
“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Exposure to the extent such Lender shall have funded its participation in the applicable Swingline Loans outstanding.
“Requirements of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws, constitutional documents, articles of association, memorandum of association or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws and Anti-Corruption Laws), in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Requirements of Environmental Law” means all requirements imposed by any Environmental Law. Requirement of Environmental Law shall mean any one of them.
“Reserves” means the sum, without duplication, of (a) Banking Services Reserves, (b) Rent and Charges Reserves, (c) reserves for “extended” or “extendable” retention of title arrangements, (d) reserves for dilution of Receivables (to the extent dilution exceeds 5%), (e) reserves for Inventory shrinkage, (f) reserves for Swap Agreement Obligations, (g) reserves for Taxes (including VAT) owing and unpaid, (h) the Ground Rent Reserve, (i) the Local Authority Reserve, (j) reserves for fees payable to an insolvency administrator pursuant to Section 171 of the German Insolvency Code (or relevant successor provision) and (k) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent deems necessary, in its reasonable credit judgment, to maintain; provided that, notwithstanding the foregoing, Reserves shall not be in duplication of eligibility criteria. Such Reserves, if established by the Administrative Agent from time to time, shall apply only to the Borrowing Bases to which the facts and circumstances giving rise to such Reserves relate. For example and without limitation, a Reserve established for excess dilution pertaining to Receivables of any German Borrower would apply solely to the German Borrowing Base.
“Responsible Officer” means, with respect to any Person, the president, chief financial officer, treasurer, controller, or general counsel of such Person.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of the U.S. Dollar Amount of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure at such time.
“Revolving Exposure Limitations” has the meaning set forth in Section 2.01.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, the United Kingdom, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled (in each case only to the extent that the Sanctions imposed by the relevant sanctioning body or Governmental Authority would apply) by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by

OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, or Her Majesty’s Treasury of the U.K. or other relevant sanctions authority.
“Scheduled Principal Payments” means, with respect to any Person for any period, the aggregate amount of regularly scheduled payments of principal, if any, in respect of funded Indebtedness (including the principal component of any payments in respect of Capital Lease Obligations) paid or required to be paid by such Person and its Consolidated Subsidiaries during such period.
“SEC” means the Securities and Exchange Commission of the U.S.
“Second Amended Credit Agreement” shall have the meaning specified in the recitals of this Agreement.
“Second Amendment” means that certain Second Amendment to Fourth Amended and Restated Credit Agreement dated as of the Second Amendment Effective Date, by and among the Borrowers, the other Loan Parties, the Administrative Agent and the Lenders party thereto.
“Second Amendment Effective Date” means March 12, 2020.
“Section 2.27 Additional Amendment” shall have the meaning provided in Section 2.27.
“Secured Funded Indebtedness” means, as of any date for the Loan Parties on a Consolidated basis and without duplication, all secured Indebtedness of the types set forth in clauses (a) through (e) of the definition thereof and all guarantees of the Loan Parties in respect of any of the foregoing types of Indebtedness.
“Secured Leverage Ratio” means, with respect to the Loan Parties on a Consolidated basis, for the four (4) most recent consecutive fiscal quarters of the Company ending on or prior to the date of determination and for which financial statements shall have been delivered to the Administrative Agent, the ratio of (a) Secured Funded Indebtedness outstanding on the last day of such period to (b) EBITDA for such period.
“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates (or any Person that was a Lender or an Affiliate of a Lender at the time the relevant Swap Agreement was entered into); provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.
“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) the Issuing Banks, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.
“Security” has the meaning assigned to such term in Section 11.14(a)
“Senior Note Documents” means any and all agreements, instruments and other documents pursuant to which the Senior Notes have been or will be issued or otherwise setting forth the terms of the Senior Notes, the Senior Note Indenture and the obligations with respect thereto, including any guaranty agreements, bank product agreements or hedging agreements related thereto, all ancillary agreements as to which any agent, trustee or lender is a party or a beneficiary and all other agreements, instruments, documents and certificates executed in connection with any of the foregoing, in each case as such agreement, instrument or other document may be amended, restated, supplemented, refunded, replaced or otherwise modified from time to time in accordance with the terms thereof.
“Senior Notes” means the 5.25% senior notes of the Company due 2021, issued pursuant to the Senior Note Indenture.
“Senior Note Indenture” means the Indenture, dated as of May 23, 2013, among the Company, the Subsidiaries of the Company party thereto, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“Significant Excluded Subsidiary” means any Excluded Subsidiary that, at the time of determination, would constitute a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on the Effective Date; provided, however, that any references to “10 percent” in the tests contained in sections w(1) and w(2) thereof shall be replaced with references to “2.5 percent”.
“Special Cash Collateral Account” means that certain deposit account identified by the Domestic Borrower Representative, established or to be established with JPMorgan Chase Bank, N.A. or one of its Affiliates, into which the Domestic Borrowers deposit certain proceeds received by them from the Disposition of Property pursuant to Section 2.18(b); provided that such deposit account is subject to an account control agreement and/or such other Domestic Collateral Documents required by the Administrative Agent, each in form and substance satisfactory to the Administrative Agent, pursuant to which the Administrative Agent has (i) been granted a first priority Lien on and security interest in such account and all cash held from time to time therein and (ii) sole control over the amounts held from time to time therein, and which is otherwise maintained as provided in Section 2.25.
“Specified Dutch Acquisition” has the meaning set forth in the definition of “Specified Dutch Entities”.
“Specified Dutch Entities” means Neenah Coldenhove Holding B.V. (formerly known as W.A. Sanders Coldenhove Holding B.V.) and its Subsidiaries that were acquired by the Company and Neenah Global Holdings B.V. on November 1, 2017 (such acquisition referred to herein as the “Specified Dutch Acquisition”).
“Specified Excess Availability” means the sum of (a) Aggregate Availability, plus (b) the amount (if any, and not to be less than zero) by which (i) the Aggregate Borrowing Base exceeds (ii) the Aggregate Commitments at such time; provided, that the amount attributable to clause (b) of this definition shall not exceed 50.0% of the applicable Activation Threshold, the FCCR Threshold, the Payment Condition Threshold or the Specified Indebtedness Threshold as the context may require.
“Specified Existing Commitment” shall mean any Existing Commitments belonging to a Specified Existing Commitment Class.
“Specified Existing Commitment Class” shall have the meaning provided in Section 2.27.
“Specified Factoring Arrangements” has the meaning assigned to such term in Schedule 6.13.
“Specified German Equipment Indebtedness” has the meaning assigned to such term in Section 6.01(c).
“Specified Indebtedness Threshold” means 20% of the lesser of (a) the Aggregate Commitments and (b) the Aggregate Borrowing Base at such time.
“Specified Intercompany Restructuring Transactions” means, collectively, the consummation of (a) a dividend made by Neenah Global Holdings B.V. to the Company of one hundred percent (100%) of the Equity Interests of Neenah HK, (b) the assignment by FinCo to NP International HoldCo of the Inter-Company Loan owed to FinCo by NP International, and evidenced by the NP International Note, and the extinguishment of the applicable Inter-Company Loan owed by FinCo to NP International HoldCo and evidenced by the FinCo Note, as the consideration for the assignment of the former Inter-Company Loan, (c) the distribution of such assigned Inter-Company Loan (evidenced by the NP International Note) by NP International HoldCo to the Company, and (d) the contribution of such assigned Inter-Company Loan (evidenced by the NP International Note) by the Company to Neenah HK, as any or all of the foregoing transaction steps may be modified to conform to applicable German law (to the extent such modifications are approved by the Administrative Agent in the exercise of its reasonable credit judgment), in each case, together with the transactions related thereto.
“Specified Mortgaged Property” shall have the meaning specified for such term in Section 5.21.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Standby Letters of Credit” means all standby letters of credit issued by the applicable Issuing Bank for the account or liability of any Borrower pursuant to the terms set forth in this Agreement and shall include all standby letters of credit which are Existing Letters of Credit.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“Sterling” or “£” means the lawful currency of the U.K.
“Stock Repurchases” means, with respect to any period, all cash purchases by the Company of its common stock made during such period.
“Subordinated Indebtedness” means, with respect to any Loan Party or any of their Subsidiaries, Indebtedness subordinated in right of payment to such Loan Party’s or such Subsidiary’s monetary Secured Obligations on terms satisfactory to and approved in writing by the Administrative Agent and the Required Lenders, in their reasonable credit judgment, so long as all other terms thereof (including without limitation, regularly scheduled payments and financial and negative covenants) are satisfactory to and approved in writing by the Administrative Agent and the Required Lenders, in their reasonable credit judgment.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.
“Supplier” has the meaning assigned to such term in Section 2.17(h).
“Supported QFC” has the meaning given to such term in Section 9.22.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or their Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties (or any Subsidiaries of the Loan Parties if the applicable Borrower Representative has provided written notice to the Administrative Agent of the services in favor of such Subsidiaries to be secured; provided that any such notice shall be irrevocable without the written consent of the counterparty to the relevant Swap Agreement), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements with a Lender or an Affiliate of a Lender (or any Person that was a Lender or an Affiliate of a Lender at the time the relevant Swap Agreement was entered into), and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.
“Swap Agreement Obligation Amount” means, with respect to any Swap Agreement Obligation, the “derivative risk equivalent” (or equivalent figure) for such Swap Agreement Obligation as of the end of the preceding calendar month (or other period as provided herein), being a figure calculated to provide an exposure measure for derivative obligations comparable with that of loans, in each case calculated based upon a methodology reported to the Administrative Agent in accordance with the terms hereof and acceptable to the Administrative Agent in its reasonable credit judgment. In the event that no Swap Agreement Obligation Amount is reported as provided herein for any Swap Agreement Obligation for any period, the Administrative Agent may use the most recently reported Swap Agreement Obligation Amount for such Swap Agreement Obligation, as adjusted in the Administrative Agent’s reasonable credit judgment.
“Swap Agreement Obligations Aggregate Amount” means at any time, with respect to Swap Agreement Obligations that are Secured Obligations hereunder, an amount equal to the sum at such time of all Swap Agreement Obligation Amounts associated with all such Swap Agreement Obligations.
“Swingline Commitment” means the amount set forth opposite Chase’s name as the Swingline Lender for the Domestic Borrowers and the German Borrowers, as applicable, on the Commitment Schedule as its Swingline Commitment.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender (with the Swingline Exposure of each Lender calculated assuming that all of the Lenders have funded their participations in all Swingline Loans outstanding at such time) at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as the Swingline Lender and (b) the principal amount of all Swingline Loans made by such Lender in its capacity as the Swingline Lender outstanding at such time (less the amount of participations funded by the other Domestic Tranche Lenders or the other German Tranche Lenders in such applicable Swingline Loans).
“Swingline Lender” means Chase, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Syndication Agent” means Bank of America, N.A. in its capacity as syndication agent for the credit facility evidenced by this Agreement.
“Synthetic Lease” means any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which lease or other arrangement is required or is permitted to be classified and accounted for as an operating lease under GAAP but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agent” means (a) Chase, in its capacity as “Administrative Agent” under the Term Loan Agreement, together with its successor and permitted assigns or (b) any other “Term Loan Representative” under and as defined in the Intercreditor Agreement.
“Term Loan Agreement” means that certain [Term Loan Credit Agreement] dated as of the Third Amendment Effective Date, among Term Loan Agent, the Company, certain Subsidiaries of the Company from time to time party thereto as “Loan Parties”, and the financial institutions from time to time party thereto as “Lenders”, and any other Additional Term Loan Agreement (as defined in the Intercreditor Agreement) or Replacement Term Loan Agreement (as defined in the Intercreditor Agreement), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 6.21.
“Term Loan Documents” means the “Loan Documents” as defined in the Term Loan Agreement, and any other loan documents entered into in connection therewith, including, without limitation, any intercreditor agreement, any promissory notes, mortgages, deeds of trust, security agreements and instruments, guarantees, collateral or credit support documents, and any other agreements, instruments, consents or certificates executed by any Loan Party in connection with, or as security for the payment or performance of, any Term Loan Indebtedness, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with Section 6.21.
“Term Loan Indebtedness” has the meaning assigned to such term in Section 6.01(s).

“Term Loan Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.
“Third Amendment” means that certain Third Amendment to Fourth Amended and Restated Credit Agreement dated as of the Third Amendment Effective Date, by and among the Borrowers, the other Loan Parties, the Administrative Agent and the Lenders party thereto.
“Third Amendment Effective Date” means June [__], 2020.
“Title Company” means First American Title Insurance Company or one or more other title insurance companies reasonably satisfactory to the Administrative Agent.
“Transactions” means, collectively, the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Trade Date” shall have the meaning specified in Section 9.04(f).
“Trade Letters of Credit” means all trade or documentary letters of credit issued by the applicable Issuing Bank for the account or liability of any Borrower pursuant to the terms set forth in this Agreement and shall include all trade or documentary letters of credit which are Existing Letters of Credit.
“Trademarks” shall have the meaning specified for such term in the definition of “Intellectual Property.”
“Tri-Party Agreements” collectively means tri-party agreements and/or four-party agreements, as applicable, in each case in Proper Form, to be executed and delivered by and among the Administrative Agent, the applicable Loan Parties required by the Administrative Agent or the Term Loan Agent (as applicable), the applicable financial institutions described in Section II of the Perfection Certificate and the Term Loan Agent to the extent required pursuant to the terms of the Intercreditor Agreement and the Term Loan Documents, as applicable, together with all modifications and/or replacements thereof which are approved in writing by the Administrative Agent, for purposes of (a) evidencing control by the Administrative Agent or the Term Loan Agent, as applicable, pursuant to the terms of such Tri-Party Agreement in one or more deposit accounts (including Collection Accounts) maintained by the applicable Loan Parties with any such specified financial institution, in the case of the Administrative Agent, for purposes of perfection of the Administrative Agent’s Lien in such deposit accounts for the ratable benefit of the applicable Secured Parties, and (b) with respect to deposit accounts constituting Collection Accounts, facilitating the collection of Receivables in accordance with the terms of Section 5.15 hereof.
“Trigger Period Notice” means a notice from the Administrative Agent to the Borrower Representatives, given at its own election or at the direction of the Required Lenders, stating that a German Separate Borrowing Base Trigger Period is being implemented, because either (a) an Event of Default caused by an action or omission of a German Loan Party has occurred and is continuing (which Event of Default shall be described with reasonable specificity in such notice), or (b) any German EAV registered in the relevant competent commercial register as of or in due course after the Effective Date, is no longer in full force and effect whether by reason of a voluntary termination thereof, the invalidation thereof by a ruling of a court of competent jurisdiction or otherwise.
“True-Up Loans” shall have the meaning specified in Section 4.01.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, Alternate Base Rate or Overnight LIBO Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“U.K.” means, collectively, the United Kingdom of Great Britain and Northern Ireland.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Unused Commitment” means, at any time, the Aggregate Commitment minus the Aggregate Revolving Exposure.
“U.S.” or “United States” means the United States of America.
“U.S. Dollar Amount” of any currency at any date shall mean (a) the amount of such currency if such currency is U.S. Dollars or (b) the Equivalent Amount thereof in U.S. Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 1.06.
“U.S. Dollars”, “USD” or “$” refers to lawful money of the U.S.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning given to such term in Section 9.22.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) of this definition or imposed elsewhere.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Equity Interests of which are owned by such Person or another Wholly-Owned Subsidiary of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
Section 1.03Terms Generally.
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (vi) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Notwithstanding anything to the contrary in this Agreement, any Division of a limited liability company shall constitute a separate Person hereunder, and each resulting Division of any limited liability company that, prior to such Division, is a Subsidiary, a Borrower, a Guarantor, a joint venture or any other like term shall remain a Subsidiary, a Borrower, a Guarantor, a joint venture, or other like term, respectively, after giving effect to such Division, and any resulting Divisions of such Persons shall remain subject to the same restrictions applicable to the pre-Division predecessor of such Divisions.
Section 1.04Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof (whether such change was announced prior to, on or after the Effective Date) and the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the Company, the Administrative Agent and the Required Lenders agree to negotiate such modification in good faith as soon as practical as reasonably requested by the Company or the Administrative Agent in order to preserve the original intent of such provision in light of such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
Section 1.05Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
Section 1.06Determination of U.S. Dollar Amounts. The Administrative Agent will determine the U.S. Dollar Amount of:

(a)each Eurocurrency Borrowing in a Foreign Currency as of the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing in a Foreign Currency,
(b)the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit and the first Business Day of each calendar month, and
(c)all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its sole discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Administrative Agent determines U.S. Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a U.S. Dollar Amount is determined on or as of such day.
Section 1.07Limited Conditionality Transaction. Notwithstanding anything to the contrary herein (including in connection with any calculation made on a pro forma basis), to the extent that the terms of this Agreement require (a) compliance with any financial ratio or test (including, without limitation, Section 6.12 hereof), (b) the absence of a Default or Event of Default (or any type of Default or Event of Default), (c) compliance with availability under any basket, and/or (d) the making of any representation or warranty, in each case, as a condition to the consummation of any Limited Conditionality Transaction (and any transaction relating thereto (other than, for the avoidance of doubt, the making of any Borrowing or issuance of any Letter of Credit)), the determination of whether the relevant condition is satisfied may be made, at the election of the applicable Borrower Representative, at the time of (or on the basis of the financial statements for the most recently ended fiscal quarter for which financial statements are available at the time of) either (x) the execution of the definitive agreement or irrevocable notice with respect to such Limited Conditionality Transaction or (y) the consummation of such Limited Conditionality Transaction, in each case, after giving effect to the relevant Limited Conditionality Transaction (and any transaction relating thereto) on a pro forma basis; provided that (i) any Indebtedness to be incurred in connection with a Limited Conditionality Transaction in reliance on a test determined pursuant to clause (x) above shall be deemed outstanding for all purposes hereunder at all times from the date of execution of the definitive agreement with respect to the applicable Limited Conditionality Transaction through the consummation or abandonment of such Limited Conditionality Transaction notwithstanding that such Indebtedness has not in fact been incurred, (ii) in any such Limited Conditionality Transaction, there shall be no Event of Default of the type described in Section 7.01(a), Section 7.01(b) or Section 7.02 at the consummation of such Limited Conditionality Transaction and (iii) the consummation of any such Limited Conditionality Transaction shall occur not more than one hundred twenty (120) days after the execution of the definitive agreement with respect to such Acquisition (as such deadline may be extended by the Administrative Agent in its reasonable discretion). For the purposes hereof, “Limited Conditionality Transaction” means any Acquisition permitted pursuant to Section 6.04 by any Loan Party so long as the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.
Section 1.08Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Revolving Loans with incremental loans or Extended Loans, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash”, “in the applicable Agreed Currency” or any other similar requirement.

Section 1.09Interest Rates; LIBOR Notifications.   The interest rate on Eurocurrency Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration Limited for purposes of the Ice Benchmark Administration Limited (or any successor thereto) setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.14(d) of this Agreement, such Section 2.14(d) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will notify the Borrower Representatives, pursuant to Section 2.14, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.14(d), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
1.10.Divisions. For all purposes under the Loan Documents, in connection with any Division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ArticleII
THE CREDITS

2.01.Commitments. Subject to the terms and conditions set forth herein, (a) each Domestic Tranche Lender severally (and not jointly) agrees to make Domestic Tranche Revolving Loans in U.S. Dollars to the Domestic Borrowers and (b) each German Tranche Lender severally (and not jointly) agrees to make German Tranche Revolving Loans in U.S. Dollars, Euro and Sterling to the German Borrower Representative while there is a German Combined Borrowing Base and, at all other times, to the German Borrowers, in each case, from time to time during the Availability Period if, after giving effect thereto:
i.each Domestic Tranche Lender’s Domestic Tranche Revolving Exposure would not exceed such Lender’s Domestic Tranche Commitment;
ii.each German Tranche Lender’s German Tranche Revolving Exposure would not exceed such Lender’s German Tranche Commitment;
iii.the aggregate Domestic Tranche Revolving Exposures of all Domestic Tranche Lenders would not exceed an amount equal to the lesser of (x) the Domestic Tranche Commitment and (y) the Domestic Borrowing Base;

iv.the aggregate German Tranche Revolving Exposures of all German Tranche Lenders would not exceed an amount equal to the lesser of (x) the German Tranche Commitment and (y) the German Combined Borrowing Base; provided that if a German Separate Borrowing Base Trigger Period is in effect, then none of the German Borrower A Excess Utilization, German Borrower B Excess Utilization or German Borrower C Excess Utilization would be greater than zero;
subject, in each case, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Any Extended Loans made in accordance with Section 2.27 and an Extension Amendment shall be subject to this Article II and shall constitute Loans for all purposes hereunder. The limitations on Borrowings referred to in clauses (i) through (iv) above are referred to collectively as the “Revolving Exposure Limitations”.
2.02.Loans and Borrowings. (a) Each Loan (other than a Swingline Loan and Extended Loans) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Borrowing of Extended Loans under this Agreement shall be made by the Lenders of the relevant Extension Series thereof pro rata on the basis of their then-applicable Extended Commitments for the applicable Extension Series. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance or Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.
b.Subject to Section 2.14, (i) each Revolving Borrowing denominated in U.S. Dollars and made to the Domestic Borrowers shall be comprised entirely of ABR Loans or Eurocurrency Loans, and (ii) each Revolving Borrowing denominated in U.S. Dollars, Sterling or Euro and made to any German Borrower shall be comprised entirely of Eurocurrency Loans, in each case, as the applicable Borrower Representative may request in accordance herewith. Each Swingline Loan made to the Domestic Borrowers shall be denominated in U.S. Dollars and shall be an ABR Loan. Each Swingline Loan made to any German Borrower shall be denominated in U.S. Dollars, Sterling or Euro and shall be an Overnight LIBO Rate Borrowing. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.
c.At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $3,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 3,000,000 units of such currency). An ABR Borrowing may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that, there shall not be more than a total of five (5) Eurocurrency Borrowings collectively outstanding at any time.
d.Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
2.03.Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower Representative shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower Representative promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 12:00

p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 1:00 p.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
i.the name of the applicable Borrower(s);
ii.the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
iii.the date of such Borrowing, which shall be a Business Day;
iv.whether such Borrowing is a Domestic Tranche Borrowing or a German Tranche Borrowing;
v.whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
vi.in the case of a Eurocurrency Borrowing to a German Borrower, the Agreed Currency of such Borrowing; and
vii.in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Revolving Borrowing is specified, then (a) in the case of a Borrowing denominated in U.S. Dollars to the Domestic Borrowers, the requested Revolving Borrowing shall be an ABR Borrowing and (b) in the case of a Borrowing denominated in U.S. Dollars, Sterling or Euro to any German Borrower, the requested Revolving Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
2.04.Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to (i) make Loans (“Domestic Protective Advances”) to the Domestic Borrowers in U.S. Dollars on behalf of the Domestic Tranche Lenders, or (ii) make Loans (“German Protective Advances” and, together with the Domestic Protective Advances, the “Protective Advances”) to the German Borrowers in U.S. Dollars, Sterling or Euro on behalf of the German Tranche Lenders, in each case, which the Administrative Agent, in its reasonable credit judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) following a Default, to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents; provided that, (1) the U.S. Dollar Amount of the aggregate amount of Protective Advances outstanding at any time and made on behalf of the German Tranche Lenders shall not exceed 5% of the aggregate German Tranche Commitments of all German Tranche Lenders at such time, (2) the U.S. Dollar Amount of the aggregate amount of Protective Advances outstanding at any time and made on behalf of the Domestic Tranche Lenders shall not exceed 5% of the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders at such time, (3) the aggregate amount of outstanding Protective Advances made on behalf of the Domestic Tranche Lenders plus the aggregate Domestic Tranche Revolving Exposures of all Domestic Tranche Lenders shall not exceed the aggregate Domestic Tranche Commitments of all Domestic Tranche Lenders and (4) the aggregate amount of outstanding Protective Advances made on behalf of the German

Tranche Lenders plus the aggregate German Tranche Revolving Exposures of all German Tranche Lenders shall not exceed the aggregate German Tranche Commitments of all German Tranche Lenders. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder, provided that no Collateral granted by any German Loan Party shall secure Domestic Protective Advances, and further provided that any such Lien granted by a German Loan Party shall be subject to Section 11.14. All Protective Advances made to the Domestic Borrowers shall be ABR Borrowings and all Protective Advances made to the German Borrowers shall be Overnight LIBO Rate Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
(b)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Domestic Tranche Lender or German Tranche Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
2.05.Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Administrative Agent, the Lenders and the Swingline Lender agree that in order to facilitate the administration of this Agreement and the Loan Documents, the Swingline Lender shall (i) make Swingline Loans (“Domestic Swingline Loans”) in U.S. Dollars to the Domestic Borrowers on behalf of the Domestic Tranche Lenders, and (ii) make Swingline Loans (“German Swingline Loans” and, together with the Domestic Swingline Loans, the “Swingline Loans”) in U.S. Dollars, Sterling or Euro to the German Borrowers on behalf of the German Tranche Lenders, in each case, from time to time during the Availability Period so long as the making of any such Swingline Loan will not result in (A) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Lender’s Swingline Commitment for Domestic Swingline Loans or German Swingline Loans, as applicable, (B) the Swingline Lender’s Revolving Exposure exceeding its Domestic Tranche Commitment or its German Tranche Commitment, as applicable, (C) the U.S. Dollar Amount of the aggregate principal amount of outstanding Domestic Swingline Loans exceeding $15,000,000, (D) the U.S. Dollar Amount of the aggregate principal amount of the outstanding German Swingline Loans exceeding $15,000,000 or (E) the failure to satisfy the Revolving Exposure Limitations; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the applicable Borrower Representative shall notify the Administrative Agent of such request (x) by telephone (confirmed by facsimile) or (y) in writing, in each case, not later than (1) 12:00 p.m., Local Time, on the day of a proposed Swingline Loan for any Domestic Borrower and (2) 11:00 a.m., Local Time, on the day of a proposed Swingline Loan for any German Borrower. Each such notice (whether by telephone or written) shall be irrevocable and shall specify (1) the

Borrower requesting such Swingline Loan, (2) the requested date (which shall be a Business Day) of such Swingline Loan, (3) in the case of a German Swingline Loan, the requested currency of such Swingline Loan and (4) the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from any Borrower Representative. Upon receipt of such notice, the Swingline Lender shall make a Swingline Loan available to the Borrowers by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan. Each Domestic Swingline Loan shall be an ABR Loan and each German Swingline Loan shall be an Overnight LIBO Rate Loan. In addition, the Domestic Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m., Local time, on each Business Day, make available to the Domestic Borrowers by means of a credit to the Funding Account, the proceeds of a Domestic Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Domestic Borrowers a Domestic Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the Domestic Borrowers shall be deemed to have requested an ABR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day.
(b)    The Swingline Lender may by written notice given to the Administrative Agent require the applicable Lenders to acquire participations on such Business Day in all or a portion of the applicable Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the applicable Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 p.m., Local Time, on a Business Day no later than 3:00 p.m., Local Time on such Business Day and if received after 12:00 p.m., Local Time, on a Business Day shall mean no later than 10:00 a.m. Local Time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the applicable Lenders. The Administrative Agent shall notify the applicable Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the applicable Borrowers (or other party on behalf of such Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the applicable Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrowers of any default in the payment thereof.
2.06.Letters of Credit.
a.General. Subject to the terms and conditions set forth herein, the applicable Borrower Representative may request the issuance of Letters of Credit for the account of any Borrower as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued with such Borrower as applicant for the support of any of its Subsidiary’s obligations as provided in the first sentence of this paragraph, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (such Borrower hereby irrevocably waiving any defenses, other than the defense of payment, that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Banks shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented. The letters of credit issued under the Existing Credit Agreement and identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Domestic Tranche Letters of Credit” and “German Tranche Letters of Credit”, as applicable, issued on the Effective Date for all purposes of the Loan Documents.

b.Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, it being understood and agreed that the form of any requested German Tranche Letters of Credit requested to be issued for the account of a German Loan Party must be in agreed form at least three (3) Business Days prior to the issuance thereof) a notice requesting the issuance of a Letter of Credit (which Letter of Credit shall be in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank), or identifying the Letter of Credit to be amended, renewed or extended, and specifying the name of the applicable Borrower, whether such Letter of Credit is to constitute a Domestic Tranche Letter of Credit or German Tranche Letter of Credit, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower Representative also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 1.06 and 2.11(b), (x) the U.S. Dollar Amount of the Domestic Tranche LC Exposure shall not exceed $20,000,000 and (y) the U.S. Dollar Amount of the German Tranche LC Exposure shall not exceed $5,000,000 and (ii) the Revolving Exposure Limitations shall be satisfied. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit with respect to Domestic Tranche Letters of Credit or German Tranche Letters of Credit, as applicable. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the applicable Borrower Representative may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual applicable Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).
c.Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the earlier to occur of (i) the close of business on the date that is five (5) Business Days prior to the Maturity Date, (ii) with respect to Standby Letters of Credit, one year after the issuance date of such Standby Letter of Credit or (iii) with respect to Trade Letters of Credit, one hundred eighty (180) days after the issuance date of such Trade Letter of Credit; provided that, (x) a Letter of Credit may be issued with an expiry date later than the fifth (5th) Business Day prior to the Maturity Date (an “Extended Facility Letter of Credit”) if such Extended Facility Letter of Credit is cash collateralized on or prior to the date that is thirty (30) days prior to the Maturity Date in accordance with Section 2.06(j), and such Extended Facility Letter of Credit expires no later than one year following the Maturity Date and (y) the above limitations on the tenor of any Letter of Credit issued (or in the case of Existing Letters of Credit deemed issued) hereunder shall not be deemed to be violated by the inclusion in such Letter of Credit of an “evergreen clause” providing for the automatic renewal of such Letter of Credit for successive periods not exceeding one year (or 180 days with respect to Trade Letters of Credit) in each instance, absent notice to the beneficiary and the account party of the applicable Issuing Bank’s election not to renew such Letter of Credit at least thirty (30) days prior to the then effective expiry date of such Letter of Credit.
d.Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Banks or the Lenders, the applicable Issuing Bank hereby grants to each Domestic Tranche Lender with respect to a Domestic Tranche Letter of Credit and to each German Tranche Lender with respect to a German Tranche Letter of Credit, and each applicable Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Domestic Tranche Letters of Credit and/or German Tranche Letters of Credit, as applicable, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
e.Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in U.S. Dollars the U.S. Dollar Amount equal to such LC Disbursement (or if any Issuing Bank shall so elect in its sole discretion by notice to the applicable Borrower Representative, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 11:00 a.m., Local Time, on the Business Day immediately following the day that the applicable Borrower Representative receives notice of such LC Disbursement; provided that, the applicable Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with (i) a Swingline Loan, or (ii) to the extent such LC Disbursement was made in U.S. Dollars with respect to a Letter of Credit issued for the benefit of the Domestic Borrowers, an ABR Revolving Borrowing and, in each case, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan, or ABR Revolving Borrowing, as applicable. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Domestic Tranche Lender (in the case of a Domestic Tranche Letter of Credit) and each German Tranche Lender (in the case of a German Tranche Letter of Credit) of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Swingline Loans or ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

f.Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, any Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that, the foregoing shall not be construed to excuse any Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
g.Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that, any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
h.Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to (i) if such Borrower is a Domestic Borrower and such LC Disbursement is denominated in U.S. Dollars, ABR Revolving Loans, and (ii) if such Borrower is a German Borrower and such LC Disbursement is denominated in U.S. Dollars, Sterling or Euro, Overnight LIBO Rate Loans for such Agreed Currency; and such interest shall be payable on the date when such reimbursement is due; provided that, if any Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any

Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.
i.Replacement of the Issuing Bank. (i) Any Issuing Bank may be replaced at any time by written agreement among the applicable Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the applicable Borrower Representative and the Lenders, in which case, such Issuing Bank may (or if it is the only Issuing Bank, shall) be replaced in accordance with Section 2.06(i)(i) above.
j.Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that any Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in one or more accounts with Chase, in the name of the Administrative Agent and for the benefit of the Lenders (collectively, the “LC Collateral Account”), an amount in cash equal to 105% of the U.S. Dollar Amount of the LC Exposure as of such date plus accrued and unpaid interest thereon for Letters of Credit under which such Borrower is an account party; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that any Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in an amount equal to 105% of the actual amount of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 7.02. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the applicable Borrower Representative. Each applicable Borrower shall also deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations if such deposit is for the Domestic Loan Parties or the German Secured Obligations if such deposit is for the German Loan Parties. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and each Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing

Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three (3) Business Days after all such Events of Defaults have been cured or waived as confirmed in writing by the Administrative Agent. The Administrative Agent shall return to the Borrowers cash collateral required by Section 2.11(b) within three (3) Business Days following the date that such cash collateral is no longer required thereunder. Notwithstanding anything herein to the contrary, (x) cash collateral provided by any Domestic Subsidiary shall be used to pay the Secured Obligations (other than the Foreign Secured Obligations and the Secured Obligations that constitute a Guaranty of the Foreign Secured Obligations) before being used to pay any of the other Secured Obligations, (y) cash collateral provided by any Foreign Subsidiary shall be used solely to pay the Foreign Secured Obligations and (z) cash collateral provided by any German Loan Party shall be subject to the German Guaranty Limitations.
k.Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and U.S. Dollar Amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
l.LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
m.Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of any Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the applicable Borrowers (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of such Borrower and (ii) irrevocably waive any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its respective Subsidiaries inures to the benefit of the applicable Borrowers, and that each Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. Nothing in this

Section 2.06 creates an obligation of a German Borrower with respect to a Domestic Tranche Letter of Credit and to the extent this Section 2.06(m) creates an obligation of a German Borrower with respect to a German Tranche Letter of Credit of any other German Borrower, such obligations shall be subject to the German Guaranty Limitations.
2.07.Funding of Borrowings. (a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds in an amount equal to such Lender’s Applicable Percentage thereof by 2:30 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that, Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that, Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.
b.Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, (x) if such amount is a Borrowing made to the Domestic Borrowers, the interest rate applicable to ABR Loans and (y) if such amount is a Borrowing made to any German Borrower, the interest rate applicable to Overnight LIBO Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing provided, that any interest received from a Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.
2.08.Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower Representative may elect to convert such Borrowing to a different Type as permitted by this Agreement or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.
b.To make an election pursuant to this Section, the applicable Borrower Representative shall notify the Administrative Agent of such election by telephone or irrevocable written notice (provided that, Borrowings made to any German Borrower require irrevocable written notice (via an Interest Election Request signed by the German Borrower Representative) and cannot be made by telephone) by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower Representative were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower Representative. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower, or any Borrower Representative on its behalf, to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02 or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing or to such Borrower.
c.Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
i.the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
ii.the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
iii.whether the existing and resulting Borrowing is a Domestic Tranche Borrowing or a German Tranche Borrowing;
iv.whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
v.if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and, if such Eurocurrency Borrowing is for a German Borrower, the Agreed Currency, in each case to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
d.Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
e.If the applicable Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing by the Domestic Borrowers, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing by any German Borrower denominated in any Agreed Currency, in each case, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing made to the Domestic Borrowers may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing made to the Domestic Borrowers shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Borrowing made to any German Borrower shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.
2.09.Termination and Reduction of Commitments; Increase in Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

b.The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any LC Disbursement, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or a back-up standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) in an amount equal to 105% of the LC Exposure as of such date), (iii) the payment in full of accrued and unpaid fees and (iv) the payment in full of all reimbursable expenses and other Obligations (other than Unliquidated Obligations), together with accrued and unpaid interest thereon.
c.The Borrowers may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the applicable Borrower Representative shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (x) the Borrowers shall not be in compliance with the Revolving Exposure Limitations or (y) the Aggregate Commitments of all Lenders shall be less than $112,500,000.
d.The applicable Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof, and the amount of such reduction to be applied to the Domestic Tranche Commitments and the German Tranche Commitments, respectively. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by any Borrower Representative pursuant to this Section shall be irrevocable; provided that, a notice of termination of the Commitments delivered by any Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities or consummation of an acquisition, merger or similar transactions, in which case such notice may be revoked or delayed by such Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or delayed. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments; provided that the Borrowers may elect to terminate (and prepay the revolving exposure associated with) the Commitments constituting any Existing Commitment or Extended Commitment, as applicable, with the earliest occurring Maturity Date prior to terminating any other class of Commitments.
e.The Borrowers shall have the right to increase the Domestic Tranche Commitments and/or the German Tranche Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $125,000,000 and the Aggregate Commitments of all Lenders shall not exceed $350,000,000, (iii) the Administrative Agent and the Issuing Banks have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedure described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
f.Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent, to the extent reasonably requested by the Administrative Agent (including after giving due consideration to whether such increase or addition is to the Domestic Tranche Commitment or German Tranche Commitment) (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (or, with respect to any representation or warranty which by its terms is made as of an earlier date, is true and correct in all material respects as of such earlier date or, with respect to any representation or warranty which is subject to any materiality qualifier, is true and correct in all respects), (2) no Default exists and (3) if the covenant set forth in Section 6.12 is in effect, the Borrowers are in compliance with the covenant contained in Section 6.12 on the date of such increase and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the applicable Borrowers to borrow hereunder after giving effect to such increase, and legal opinions consistent with those delivered on the Effective Date with respect to such power and authority and other matters as may be reasonably requested by the Administrative Agent.
g.On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Domestic Tranche Commitment or German Tranche Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders that have a Domestic Tranche Commitment or German Tranche Commitment, as applicable, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each such Lender’s portion of the outstanding Domestic Tranche Revolving Loans or German Tranche Revolving Loans, as applicable, of all the Lenders to equal its revised Applicable Percentage of such outstanding Domestic Tranche Revolving Loans or German Tranche Revolving Loans, as applicable, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Domestic Tranche Revolving Loans or German Tranche Revolving Loans, as applicable, then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the applicable Borrowers shall be deemed to have repaid and reborrowed all outstanding Domestic Tranche Revolving Loans or German Tranche Revolving Loans, as applicable, as of the date of any increase (or addition) in the Domestic Tranche Commitment or German Tranche Commitment, as applicable (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the applicable Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and each Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.
2.10.Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Domestic Tranche Lender the then unpaid principal amount of each Domestic Tranche Revolving Loan (other than Extended Loans) made to such Borrower, on the Maturity Date in U.S. Dollars, (ii) to the Administrative Agent for the account of each German Tranche Lender the then unpaid principal amount of each German Tranche Revolving Loan (other than Extended Loans) made to such Borrower, on the Maturity Date in the currency of such Loan, (iii) to the Administrative Agent each Extended Loan in respect of each Extension Series, on the relevant maturity date for such Extension Series of Extended Commitments in each case in the currency of such Extended Loan, (iv) to the Administrative Agent the then unpaid amount of each Protective Advance made for the account of such Borrower, in the currency of such Loan, on the earlier of the Maturity Date and demand by the Administrative Agent and (v) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made for the account of such Borrower, in the currency of such Loan, on the earliest of (x) the Maturity

Date and (y) the fifth Business Day after such Swingline Loan is made; provided that, on each date that a Revolving Loan is made, the applicable Borrower shall repay all of its Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding. Nothing in this Section 2.10 creates an obligation of a German Borrower to repay Protective Advances or Swingline Loans of a Domestic Borrower and to the extent this Section 2.10 creates an obligation of a German Borrower to repay German Protective Advances or Swingline Loans of any other German Borrower, such obligations shall be subject to the German Guaranty Limitations.
b.At all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to any Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances that may be outstanding and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure (provided that, collections and cash collateral provided by any Foreign Subsidiary shall be used solely to pay the German Secured Obligations, and collections, the application of funds credited to any Collection Account of a German Borrower, and cash collateral provided by any German Loan Party shall be subject to the German Guaranty Limitations). Notwithstanding the foregoing, funds of the Domestic Loan Parties credited to any Collection Account shall be used to pay the Secured Obligations (other than the German Secured Obligations and the Secured Obligations that constitute a Guaranty of the German Secured Obligations) prior to being used to pay any of the other Secured Obligations.
c.Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
d.The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
e.The Register and corresponding entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
f.Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the Lender and its registered assigns and in a form approved by the Administrative Agent and the Borrowers. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee and its registered assigns.
2.11.Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the payment of any accrued interest to the extent required by Section 2.13 and, if applicable, the payment of any break funding expenses under Section 2.16, but otherwise without premium or penalty. Notwithstanding the foregoing, but except as provided in Section 2.09, the Borrowers may not prepay Extended Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Existing Loans of the Specified Existing Commitment Class of the Existing Class from which such Extended Loans and Extended Commitments were converted (or such Loans and Commitments of the Existing Class have otherwise been repaid and terminated in full).
b.If, at any time, (i) other than as a result of fluctuations in currency exchange rates, the Borrowers are not in compliance with the Revolving Exposure Limitations (calculated with respect to Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) or (ii) solely as a result of fluctuations in currency exchange rates, the Borrowers exceeded any Revolving Exposure Limitation by more than 105% of the applicable threshold, the applicable Borrowers who have exceeded their Revolving Exposure Limitations with respect to their Obligations shall in each case immediately repay Borrowings or cash collateralize LC Exposure in accordance with Section 2.06(j), as applicable, in an aggregate amount equal to such excess; provided that if the Borrowers exceed any Revolving Exposure Limitation by more than 100% but not more than 105% of the applicable threshold, the applicable Borrowers who have so exceeded their Revolving Exposure Limitations with respect to their Obligations shall, within ten (10) Business Days of exceeding their Revolving Exposure Limitations, repay Borrowings or cash collateralize LC Exposure in accordance with Section 2.06(j), as applicable, in an aggregate amount equal to such excess. Nothing in this Section 2.11 creates an obligation of a German Borrower to repay Borrowings of a Domestic Borrower, and to the extent this Section 2.11 creates an obligation of a German Borrower to repay Borrowings of any other German Borrower, the German Guaranty Limitations shall apply.
2.12.Fees. (a) The Borrowers, jointly and severally (but subject to Section 11.14), agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate equal to 0.250% per annum on the average daily amount of such Lender’s Applicable Percentage of the Domestic Tranche Unused Commitment or German Tranche Unused Commitment, as applicable, during the period from and including the Effective Date to but excluding the date on which the Commitments terminate; provided that (i) such Lender’s Applicable Percentage of the Domestic Tranche Swingline Exposure shall be disregarded for purposes of calculating such Lender’s Applicable Percentage of the Domestic Tranche Unused Commitment, except in respect of the Swingline Lender, whose Domestic Tranche Unused Commitment for commitment fee purposes shall be reduced by the Domestic Tranche Swingline Exposure and (ii) such Lender’s Applicable Percentage of the German Tranche Swingline Exposure shall be disregarded for purposes of calculating such Lender’s Applicable Percentage of the German Tranche Unused Commitment, except in respect of the Swingline Lender, whose German Tranche Unused Commitment for commitment fee purposes shall be reduced by the German Tranche Swingline Exposure. Accrued commitment fees shall be payable in arrears on the first calendar day of each calendar month and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Notwithstanding the foregoing, no German Borrower shall be required to pay any such fee with respect to the Domestic Tranche Unused Commitment.
b.The Borrowers, jointly and severally (but subject to Section 11.14), agree to pay (i) to the Administrative Agent for the account of each Domestic Tranche Lender (in the case of a Domestic Tranche Letter of Credit) and/or German Tranche Lender (in the case of a German Tranche Letter of Credit) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily U.S. Dollar Amount of such Lender’s LC Exposure in respect thereof (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily U.S. Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the applicable Issuing Bank for the account of such Borrower during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit issued for the account of such Borrower or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first calendar day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the applicable Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in U.S. Dollars shall be paid in U.S. Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in the U.S. Dollar Amount for such fees. Notwithstanding the foregoing, no German Borrower shall be required to pay any such fees relating to any Domestic Tranche Letter of Credit.
c.The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
d.All fees payable hereunder shall be paid on the dates due, in U.S. Dollars (except as otherwise expressly provided in this Section 2.12) and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances. Nothing in this Section 2.12 creates an obligation of a German Borrower to pay fees related to a Domestic Tranche Letter of Credit, and to the extent this Section 2.12 creates an obligation of a German Borrower to pay such fees of any other German Borrower, the German Guaranty Limitations shall apply.
2.13.Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan made to the Domestic Borrowers) shall bear interest at the Alternate Base Rate plus the Applicable Rate, and the Loans comprising each Overnight LIBO Rate Borrowing shall bear interest at the Overnight LIBO Rate plus the Applicable Rate.
b.The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
c.Each Protective Advance made to the Domestic Borrowers shall bear interest at the Alternate Base Rate plus the Applicable Rate plus 2%. Each Protective Advance made to any German Borrower shall bear interest at the Overnight LIBO Rate plus the Applicable Rate plus 2%.
d.Notwithstanding the foregoing, if any principal of or interest on any Loan (other than Protective Advances) or any fee or other amount payable by any Loan Party hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of such Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
e.Accrued interest on each Loan (for ABR Loans and Overnight LIBO Rate Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
f.All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days

(or 366 days in a leap year), and (ii) for Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or Overnight LIBO Rate shall be determined by the Administrative Agent in accordance with their terms, and such determination shall be conclusive absent manifest error.
2.14.Alternate Rate of Interest; Illegality. (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
i.the Administrative Agent determines in good faith (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
ii.the Administrative Agent is advised by any Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to each Borrower Representative and the Lenders by electronic communication as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies each Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and unless repaid, (A) in the case of a Eurocurrency Borrowing to any Domestic Borrower, such Borrowing shall be made as an ABR Borrowing and (B) in the case of a Eurocurrency Borrowing to any German Borrower, such Eurocurrency Borrowing shall be made as an Alternate Rate Borrowing, (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing to any Domestic Borrower, such Borrowing shall be made as an ABR Borrowing, and (iii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in any Agreed Currency to any German Borrower, such Borrowing Request shall be made as an Alternate Rate Borrowing; provided that, if such circumstances only affect one Class or Type of Borrowing or currency, then the foregoing will only be applicable to the affected Class or Type of Borrowing or currency.
b.If at any time the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Overnight LIBO Rate or the Overnight LIBO Rate will not adequately and fairly reflect the cost to the Administrative Agent or the Swingline Lender, as applicable, of making or maintaining Protective Advances, or Swingline Loans, the Administrative Agent or Swingline Lender, as applicable, shall give notice thereof to each Borrower Representative and the Lenders by telephone (provided that, any notice to any Swingline Lender providing German Swingline Loans to a German Borrower must be given in writing) or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies each Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, Overnight LIBO Rate Borrowings shall be made as Alternate Rate Borrowings.
c.If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurocurrency Borrowing or Overnight LIBO Rate Loan, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars, Euro or Sterling in the London interbank market, then, on notice thereof by such Lender to the Borrower Representatives through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurocurrency Loans or to convert ABR Borrowings for Domestic Borrowers to Eurocurrency Borrowings will be suspended until such Lender notifies the Administrative

Agent and the Borrower Representatives that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Domestic Borrowers will upon demand from such Lender (with a copy to the Administrative Agent), either convert or prepay all Eurocurrency Borrowings of such Lender to ABR Borrowings and (y) the German Borrowers will upon demand from such Lender (with a copy to the Administrative Agent), either convert or prepay all Eurocurrency Borrowings of such Lender to Alternate Rate Borrowings, in each case either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrowers will also pay accrued interest on the amount so converted or prepaid.
d.If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate and/or Overnight LIBO Rate has made a public statement that the administrator of the LIBO Screen Rate and/or Overnight LIBO Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate and/or Overnight LIBO Rate), (x) the administrator of the LIBO Screen Rate and/or Overnight LIBO Rate has made a public statement identifying a specific date after which the LIBO Screen Rate and/or Overnight LIBO Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate and/or Overnight LIBO Rate), (y) the supervisor for the administrator of the LIBO Screen Rate and/or Overnight LIBO Rate has made a public statement identifying a specific date after which the LIBO Screen Rate and/or Overnight LIBO Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate and/or Overnight LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate and/or Overnight LIBO Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower Representatives shall endeavor to establish an alternate rate of interest to the LIBO Rate and/or Overnight LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Class stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (d) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(d), only to the extent the LIBO Screen Rate and/or Overnight LIBO Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and any such Eurocurrency Borrowing shall be repaid or converted into an ABR Borrowing for Domestic Borrowers and an Alternate Rate Borrowing for German Borrowers, as applicable, in each case on the last day of the then current Interest Period applicable thereto, (y) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing for the Domestic Borrowers or an Alternate Rate Borrowing for the German Borrowers, as applicable and (z) any Overnight LIBO Rate Loan shall be converted into an Alternate Rate Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
2.15.Increased Costs. (a) If any Change in Law shall:
i.impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment)

against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;
ii.impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
iii.subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Administrative Agent, such Lender or such Issuing Bank (which determination shall be made in good faith, and not on an arbitrary or capricious basis, and generally consistent with similarly situated customers of the Administrative Agent, such Lender or such Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or such Issuing Bank, as applicable, then reasonably determines to be relevant; provided that none of the Administrative Agent, such Lender or such Issuing Bank, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith).
b.If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered (which determination shall be made in good faith, and not on an arbitrary or capricious basis, and generally consistent with similarly situated customers of such Lender or such Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as such Lender or such Issuing Bank, as applicable, then reasonably determines to be relevant; provided that neither such Lender nor such Issuing Bank, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith).

c.A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrower Representative and shall be conclusive absent manifest error. The applicable Borrower Representative shall pay, or cause the applicable Borrowers to pay, such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
d.Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that, the Loan Parties shall not be required to compensate a Lender or any Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the applicable Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
2.16.Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower Representative pursuant to Section 2.19 or Section 9.02(d), then, in any such event, the applicable Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (provided that, subject to the German Guaranty Limitations, each German Borrower shall only be required to compensate each Lender in respect of Borrowings of the other German Borrowers). In the case of a Eurocurrency Loan, such actual loss, cost or expense to any Lender shall include an amount determined by such Lender to be the excess, if any, and to the extent actually incurred by such Lender of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower Representative and shall be conclusive absent manifest error. The applicable Borrower Representative shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
2.17.Withholding of Taxes; Gross-Up.
a.Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
b.Payment of Other Taxes by the Loan Parties. The relevant Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.
c.Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
d.Indemnification by the Loan Parties. The Loan Parties shall jointly and severally (but subject to the limitations set forth in Section 9.19 and the German Guaranty Limitations) indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
e.Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) the Administrative Agent for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) the Administrative Agent for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
f.Status of Lenders.
i.Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower Representative and the Administrative Agent, at the time or times reasonably requested by any Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by any Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding (e.g., a certificate of residence issued by the competent tax authority in the jurisdiction where the relevant Loan Party is resident). In addition, any Lender, if reasonably requested by any Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by any Borrower Representative or the Administrative Agent as will enable such Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
ii.Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
1.any Lender that is a U.S. Person shall deliver to the applicable Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
2.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower Representative or the Administrative Agent), whichever of the following is applicable:
a.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
b.in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;
c.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
d.to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
3.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
4.if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower Representative and the Administrative Agent in writing of its legal inability to do so.
g.Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
h.VAT.
i.All amounts expressed to be payable under any Loan Document by any Loan Party to any Secured Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and accordingly, subject to Section 2.17(h)(ii) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any Loan Party under a Loan Document and such Secured Party is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Secured Party shall promptly provide an appropriate VAT invoice to that Loan Party).
ii.If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Customer”) under a Loan Document and any party other than the Customer (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the supplier (rather than being required to reimburse or indemnify the Customer in respect of that consideration, then:
1.if the Supplier is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Customer must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Customer receives from the relevant tax authority which the Customer reasonably determines relates to the VAT chargeable on that supply; and
2.if the Customer is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Customer, pay to the Customer an amount equal to the VAT chargeable on that supply but only to the extent that the Customer reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
iii.Where a Loan Document requires any Loan Party to reimburse or indemnify a Secured Party for any cost or expense that any Loan Party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
iv.Any reference in this Section 2.17(h) to any Secured Party or Loan Party shall, at any time when such Secured Party or Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member or “parent” of such group at such time (the term “representative member” and “parent” to have the same meaning as in the Value Added Tax Act 2005 of Germany or applicable legislation in other jurisdictions having implemented Council Directive 2006/112 EC on the common system of value added tax).
i.Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
j.No “Grandfathered Obligation” Status. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, each Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
k.Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
2.18.Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the

Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Other than payments to be made directly to the applicable Issuing Bank or Swingline Lender as expressly provided herein, all payments shall be made (i) in the same currency in which the applicable Credit Event was made and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois; provided that, (x) in the case of a Credit Event denominated in Sterling or Euro, such payments shall be made to the Administrative Agent’s Eurocurrency Payment Office for such currency and (y) payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists, or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, or the terms of this Agreement require the conversion of such Credit Event into U.S. Dollars, then all payments to be made by such Borrower hereunder in such currency shall, to the fullest extent permitted by law, instead be made when due in U.S. Dollars in an amount equal to the U.S. Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations or conversion, and each Borrower agrees to indemnify and hold harmless the Swingline Lender, the Issuing Banks, the Administrative Agent and the Lenders from and against any loss resulting from any Credit Event made to or for the benefit of such Borrower denominated in a Foreign Currency that is not repaid to the Swingline Lender, the Issuing Banks, the Administrative Agent or the Lenders, as the case may be, in the Original Currency.
b.Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), or (B) amounts to be applied from the Collection Account during a Cash Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrowers (other than in connection with the Banking Services Obligations Amount or Swap Agreement Obligations Amount), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations Amount or Swap Agreement Obligations Amount), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest due in respect of all Swingline Loans, sixth, to pay interest then due and payable on the Loans (other than the Protective Advances and Swingline Loans) ratably, seventh, to pay or prepay principal of the Swingline Loans, eighth, to prepay principal on the Loans (other than the Protective Advances and Swingline Loans) and unreimbursed LC Disbursements, ratably, ninth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, tenth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Agreement Obligations up to and including the Banking Services Obligations Amount and Swap Agreement Obligations Amount most recently provided to the Administrative Agent pursuant to Section 2.22, ratably, and eleventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding

the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party, but appropriate adjustments shall be made with respect to payments from the other Loan Parties or on account of their assets to preserve the allocation to the Secured Obligations set forth above. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by any Borrower Representative, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. If an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing, (x) any such applicable proceeds from Property of the Domestic Loan Parties shall be applied to the Secured Obligations (other than the German Secured Obligations and the Secured Obligations that constitute a Guaranty of the German Secured Obligations) before being applied to any of the other Secured Obligations, (y) the application of any such applicable proceeds from Collateral securing solely the German Secured Obligations shall only be made in respect of the German Secured Obligations in the same order set forth above, and (z) the application of any such applicable proceeds from Collateral granted by any German Loan Party shall be applied only to the German Secured Obligations and shall be subject to the German Guaranty Limitations (in respect of Collateral granted under the German Collateral Documents as set forth in the German Collateral Documents).
c.At the election of the Administrative Agent and unless instructed by any Borrower Representative prior to the due date therefor that payment will otherwise be made, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the applicable Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent; provided that proceeds of any Borrowings of the German Borrowers and proceeds deducted from any deposit account of the German Borrowers shall only be used to pay the German Secured Obligations; provided further, that if the proceeds of any Borrowing or the proceeds deducted from any deposit account are for a specific German Borrower, then such amounts shall only be used to pay amounts owed by such German Borrower or any of its Subsidiaries. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, Section 2.04 or Section 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of the relevant Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
d.If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements and Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. Notwithstanding the foregoing, any such applicable payment from a German Loan Party shall only be used to purchase a participation in a German Secured Obligation in the same order set forth above.
e.Unless the Administrative Agent shall have received notice from any Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).
f.If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder; application of amounts pursuant to clauses (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.
g.The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.
h.Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied in accordance with Section 4.1 of the Intercreditor Agreement to the extent applicable.

2.19.Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
b.If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers (acting through the applicable Borrower Representative) may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the applicable Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, delayed or conditioned (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the applicable Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
2.20.Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
a.fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
b.any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section

2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the applicable Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the applicable Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
c.such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification expressly requiring the consent of such Lender or each Lender directly affected thereby;
d.if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
i.all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation, (y) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (z) each non-Defaulting Lender’s Revolving Exposures do not exceed such non-Defaulting Lender’s Commitment;

ii.if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company or the applicable Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Banks, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
iii.if the Company or the applicable Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
iv.if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
v.if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
e.so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrowers in accordance with Section 2.20(d), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the applicable Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, reasonably satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Administrative Agent, the Borrowers, the Issuing Banks and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
2.21.Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
2.22.Banking Services and Swap Agreements. Each Lender (other than Chase) or Affiliate thereof (or, in the case of any Swap Agreement, any Person that was a Lender or an Affiliate of a Lender at the time the relevant Swap Agreement was entered into) providing Banking Services for, or having Swap Agreements with, any Loan Party (or, in the case of Swap Agreements, any Subsidiary of any Loan Party as provided for in the definition of “Swap Agreement Obligations”) shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations Amounts and Swap Agreement Obligations Amounts of such Loan Party (or Subsidiary thereof) to such Lender or Affiliate (or, in the case of any Swap Agreement, such Person that was a Lender or an Affiliate of a Lender at the time the relevant Swap Agreement was entered into) (whether matured or unmatured, absolute or contingent). In addition, each such Lender (other than Chase) or Affiliate thereof (or, in the case of any Swap Agreement, such Person that was a Lender or an Affiliate of a Lender at the time the relevant Swap Agreement was entered into) shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, but in any event not less than monthly, a summary of the Banking Services Obligations Amount and Swap Agreement Obligations Amount. The most recent information provided to or available for the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations Amount and/or Swap Agreement Obligations Amount pursuant to Section 2.18(b); provided that such information may be provided or updated following an Event of Default.
2.23.Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

2.24.Designation of Additional German Borrowers. (a) The German Borrower Representative may from time to time, with not less than fifteen (15) Business Days prior written notice (or such fewer days as the Administrative Agent may agree to in its sole discretion), designate Subsidiaries organized under the laws of Germany as additional German Borrowers by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the German Borrower Representative and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction (such date, the “German Borrower Effective Date”) and the effectiveness of the German Borrower Amendment, such Subsidiary shall constitute a German Borrower for all purposes of this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender. This Agreement may be amended pursuant to an amendment or an amendment and restatement (a “German Borrower Amendment”) executed by the German Borrower Representative, the applicable additional German Borrower and the Administrative Agent, without the consent of any other Lenders, in order to effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and its counsel, to effect this Section 2.24 (including to add or combine German Borrowing Bases). Upon such execution, delivery and consent, such Subsidiary shall for all purposes be a party hereto as a German Borrower as fully as if it had executed and delivered this Agreement.
b.Removal of German Borrower. The German Borrower Representative may at any time execute and deliver to the Administrative Agent a termination agreement (in form and substance reasonably acceptable to the Administrative Agent) with respect to any German Borrower, whereupon such Subsidiary shall cease to be a German Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no such termination will become effective as to any German Borrower at a time when any principal of or interest on any Loan to such German Borrower or any other amount due and payable by such German Borrower shall be outstanding hereunder, or when assets of such German Borrower are included in any Borrowing Base.
2.25.Special Cash Collateral Account. All amounts on deposit from time to time in the Special Cash Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Obligations until applied thereto as hereinafter provided. Any income received with respect to amounts from time to time on deposit in the Special Cash Collateral Account, including any interest, shall be deposited in the Collection Account. The Administrative Agent shall at all times have control and complete dominion over the Special Cash Collateral Account and all amounts on deposit therein; provided, however, that the Domestic Borrowers may, upon the written request of the Domestic Borrower Representative delivered to the Administrative Agent, from time to time withdraw Pledged Cash and use the requested funds (a) to pay, prepay or repay Obligations in respect of the Loans, and (b) subject to obtaining the Administrative Agent’s prior written consent, for any other purpose not herein prohibited. The Administrative Agent agrees that it will not unreasonably withhold, delay or condition such consent so long as (A) Aggregate Availability, as determined by the Administrative Agent, is not less than $35,000,000 at the time of and immediately after giving effect to such withdrawal and application of funds, and (B) the Domestic Borrowers have not made a request (that was approved by the Administrative Agent) to withdraw Pledged Cash pursuant to clause (b) of this Section within the immediately preceding thirty (30) days. Any use of Pledged Cash by the Domestic Borrowers other than as permitted in the foregoing provisions of this Section shall require the consent of the Required Lenders.
2.26.German Separate Borrowing Base Trigger Period. Within five (5) Business Days after a German Separate Borrowing Base Trigger Period has commenced, the German Borrower Representative shall provide the Administrative Agent with the allocation among the individual German Borrowers of the German Tranche Revolving Loans and the German Tranche Letters of Credit outstanding at such time to the German Borrower Representative; provided that if the German Borrower Representative shall fail to provide such allocation within such time period, the

Administrative Agent shall use its reasonable credit judgment to allocate among the individual German Borrowers the German Tranche Revolving Loans and German Tranche Letters of Credit outstanding at such time to the German Borrower Representative; provided that no German Borrower will be able to request a Borrowing until the allocation among the individual German Borrowers has been finalized. If any German Borrower is not in compliance with the Revolving Exposure Limitations at the end of such five (5) Business Day Period after giving effect to the foregoing allocation of the German Tranche Revolving Loans and German Tranche Letters of Credit outstanding, the German Borrower Representative shall immediately (except as provided below) pay, or cause the applicable German Borrower to immediately (except as provided below) repay, the German Tranche Revolving Loans or cash collateralize the German Tranche LC Exposure in accordance with Section 2.06(j), as applicable, in an aggregate amount equal to such excess; provided that, if the Trigger Period Notice is being delivered in connection with the failure of a German EAV to be in full force and effect, the Loan Parties shall have an additional five (5) Business Days to eliminate such excess; provided further that the German Guaranty Limitations shall apply to the obligation of a German Borrower to repay Revolving Loans of any other German Borrower.
2.27.Extension Offers.
a.The Borrowers may at any time and from time to time request that all or a portion of the Commitments of any Class, existing at the time of such request (each, an “Existing Commitment” and any related revolving credit loans under any such facility, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related revolving credit loans, “Extended Loans”) and to provide for other terms consistent with this Section 2.27. Prior to entering into any Extension Amendment with respect to any Extended Commitments, the Borrower Representatives shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Commitments and which such request shall be offered ratably to all Lenders) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be substantially similar to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment Class”) except that (i) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class, (ii) (A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Commitments may be different from those for the Existing Commitments of the Specified Existing Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), (iii) (A) the undrawn revolving credit commitment fee rate with respect to the Extended Commitments may be different from such rate for Existing Commitments of the Specified Existing Commitment Class and (B) the Extension Amendment may provide for other covenants and terms that apply to any period after the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class; provided that, notwithstanding anything to the contrary in this Section 2.27 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments (which shall be governed by clause (3) below)) of the Extended Loans under any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Specified Existing Commitment Class (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and replacement procedures of the Specified Existing Commitment

Class), (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the assignment and participation provisions set forth in Section 9.04 and (3)   subject to the applicable limitations set forth in Section 2.09, permanent repayments of Extended Loans (and corresponding permanent reduction in the related Extended Commitments) shall be permitted as may be agreed among the Borrowers and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Loans or Commitments of any Existing Class converted into Extended Loans or Extended Commitments pursuant to any Extension Request. Any Extended Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Commitments of the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date).
b.The Borrower Representatives shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.27. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Commitments (or any earlier Extended Commitments) of an Existing Class subject to such Extension Request converted into Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments (and/or any earlier Extended Commitments) which it has elected to convert into Extended Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Commitments (and any earlier Extended Commitments) subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, Commitments and (and any earlier Extended Commitments) subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Commitments (and any earlier Extended Commitments) included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment. Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Existing Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Lender in respect of Letters of Credit under Section 2.06 and Swingline Loans under Section 2.05, except that the applicable Extension Amendment may provide that the Maturity Date for Swingline Loans and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions (it being understood that notwithstanding anything to the contrary set forth in Section 9.02, no consent of any other Lender shall be required in connection with any such extension). Any Lender that elects in its sole discretion not to become an Extending Lender shall cease to be a Lender hereunder and shall no longer have any Commitments, other obligations or rights (other than such Lender’s rights to indemnification under the Loan Documents which shall continue to remain in effect after such time as set forth in this Agreement) hereunder, in each case as of the applicable Maturity Date, so long as each such Lender has received payment in full in respect of its Applicable Percentage of all outstanding Obligations that are then due and owing as of such applicable Maturity Date.
c.Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 9.02, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. It is understood and agreed that each Lender hereunder has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.27 and the arrangements described above in connection therewith. No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than fifty percent (50%) of the Commitments in effect immediately before giving effect to such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.27(c) and without limiting the generality or applicability of Section 9.04 to any Section 2.27 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.27 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.27 Additional Amendments are within the requirements of Section 2.27(a) and do not become effective prior to the time that such Section 2.27 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.27 Additional Amendments to become effective in accordance with Section 9.04.
d.Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any Class of Existing Commitments is converted to extend the related scheduled maturity date(s) in accordance with this Section 2.27 (an “Extension Date”), in the case of the Existing Commitments of each Extending Lender under any Specified Existing Commitment Class, the aggregate principal amount of such Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (ii) if, on any Extension Date, any Existing Loans of any Extending Lender are outstanding under the Specified Existing Commitment Class, such Existing Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments.
e.No exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.27 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

ArticleIII
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders (provided that representations and warranties of the German Loan Parties shall be limited to the facts and circumstances of the German Loan Parties and their Subsidiaries) that:
Section 3.01.Organization; Powers. The Loan Parties and each of their Subsidiaries are duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, have all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, are qualified to do business, and are in good standing (to the extent such concept is applicable), in every other jurisdiction where such qualification is required.
Section 3.02.Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions (which includes any required works council advice and supervisory board consent in Germany regarding German Borrower B, in each case, if applicable) and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and requirements of reasonableness, good faith and fair dealing.
Section 3.03.Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirements of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default in any material respects under any material indenture, material agreement or other material instrument, including, without limitation, the Senior Note Indenture and any Additional Senior Indenture, binding upon any Loan Party or any of its Subsidiaries or the assets of any Loan Party or any of its Subsidiaries, or give rise to a right thereunder to require any material payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents, and except, in the case of clauses (a) and (b) above, where such breach or the failure to take such action, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.04.Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its Consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2017, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for each fiscal quarter ending on or prior to September 30, 2018, certified by a Financial Officer of the Company. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
a.The Company has heretofore furnished to the Administrative Agent projected income statements, balance sheets and cash flows of the Loan Parties and their Subsidiaries, on a Consolidated basis, together with one or more schedules demonstrating prospective compliance with all financial covenants contained in this Agreement, such projections disclosing all material assumptions made by the Loan Parties in formulating such projections (x) for fiscal year 2018 and (y) on an annual basis for fiscal years 2019 through 2021. The projections are based upon estimates and assumptions which the Loan Parties believe are reasonable in light of the conditions which existed as of the time the projections were made, have been prepared on the basis of the material assumptions stated therein and reflect as of the date of this Agreement and the Effective Date an estimate believed reasonable by the Loan Parties as to the results of operations and other information projected therein.
b.Since December 31, 2017, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
Section 3.05.Properties. (a) Each of the Company and its Subsidiaries has defensible title to, or valid leasehold interests or licensed interests in, all its real and personal Property material to the businesses of the Company and its Subsidiaries taken as a whole, except for minor defects in title that do not interfere with their ability to conduct such businesses or to utilize such properties for their intended purposes.
b.Each of the Company and its Subsidiaries owns, or is licensed to use, all material trademarks, tradenames, copyrights, and patents necessary for the operation of the business of the Company and its Subsidiaries, taken as a whole, and to the knowledge of the Company the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect.
c.No Loan Party is in default in any material respect under any lease with respect to any Material Leasehold Property, and to the knowledge of any Loan Party, no other party thereto is in default under any such lease.

Section 3.06.Litigation and Environmental Matters. (a) No actions, suits or proceedings by or before any arbitrator or Governmental Authority are pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
b.Except for the Disclosed Matters (i) no Loan Party or any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability in excess of $5,000,000 or knows of any basis for it to be subject to any Environmental Liability in excess of $5,000,000, in each case with respect to which there is a reasonable possibility of an adverse determination and (ii) no Loan Party or any of its Subsidiaries (A) has failed to comply with any applicable Environmental Law which is reasonably expected to result in any Environmental Liability in excess of $5,000,000 or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law which is reasonably expected to result in any Environmental Liability in excess of $5,000,000, or (B) has become subject to any Environmental Liability in excess of $5,000,000.
c.Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.
Section 3.07.Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and its Subsidiaries is in compliance with (i) all Requirements of Law applicable to it or its Property and (ii) all indentures, material agreements and other material instruments, including, without limitation, the Senior Note Indenture and any Additional Senior Indenture, binding upon it or its Property. No Default has occurred and is continuing.
Section 3.08.Investment Company Status. No Loan Party or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
Section 3.09.Taxes. Each of the Loan Parties and its Subsidiaries has timely filed or caused to be timely filed (except for extensions duly obtained) Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) as disclosed in Schedule 3.09, (b) those for which extensions have been obtained and (c) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. No federal income tax returns of any Loan Party has been audited by the IRS, the Canada Revenue Agency, the Netherlands national tax authority (Belastingdienst) or the German national tax authority (Finanzamt), the determination under which could reasonably be expected to have a Material Adverse Effect. No Loan Party, as of the Effective Date, has requested or been granted any extension of time to file any federal tax return. No Loan Party or any of its Subsidiaries has, as of the Effective Date, requested or been granted any extension of time to file any state, provincial, local or foreign tax return, other than extensions with respect to tax liabilities where such Loan Party’s or such Subsidiary’s failure to pay such tax liabilities would not have a Material Adverse Effect. Except for any tax sharing agreement (including, with respect to the relevant German Borrowers, the German EAV) entered into and delivered to the Administrative Agent pursuant to the terms hereof, no Loan Party is a party to, or has any material obligation under, any tax sharing arrangement with any Person.
Section 3.10.ERISA; Pension Plans.
a.ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
b.Foreign Pension Plans. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) required from any Loan Party or any of its Affiliates by applicable law or by the terms of any Foreign Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each such Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) with respect to such Foreign Pension Plan and (B) with the terms of such Foreign Pension Plan.
Section 3.11.Disclosure. (a) The information furnished by or on behalf of any Loan Party in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (excluding any forecasts, protections or estimates contained in such information), taken as a whole, and after giving effect to any updates provided, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading; provided, however, it is understood that financial statements only contain such disclosures as are required by GAAP. All forecasts, projections or estimates that are part of such information (including those delivered subsequent to the Effective Date) have been prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).
(b) To the best knowledge of any Borrower, the information included in the Beneficial Ownership Certification most recently provided to the Lenders in connection with this Agreement is true and correct in all respects.
Section 3.12.Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date or on the date of a Credit Event (other than a LC Disbursement):
a.The value of the assets of each Loan Party (including contribution rights from other Loan Parties), based on a fair valuation thereof (calculated on a going-concern basis), is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of such Loan Party, as they are expected to become absolute and mature. The value of the assets of each of the Subsidiaries of the Loan Parties (including contribution rights from other Loan Parties), based on a fair valuation thereof (calculated on a going-concern basis), is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of each such Subsidiary, as they are expected to become absolute and mature.
b.The assets of each Loan Party do not constitute unreasonably small capital for such Loan Party to carry out its business as now conducted and as proposed to be conducted including the capital needs of such Loan Party, taking into account (i) the nature of the business conducted by such Loan Party, (ii) the particular capital requirements of the business conducted by such Loan Party, (iii) the anticipated nature of the business to be conducted by such Loan Party in the future, and (iv) the projected capital requirements and capital availability of such current and anticipated business. The assets of each of the Subsidiaries of each Loan Party do not constitute unreasonably small capital for such Subsidiary to carry out its business as now conducted and as proposed to be conducted, including the capital needs of each such Subsidiary, taking into account (A) the nature of the business conducted by such Subsidiary, (B) the particular capital requirements of the business conducted by such Subsidiary, (C) the anticipated nature of the business to be conducted by such Subsidiary in the future, and (D) the projected capital requirements and capital availability of such current and anticipated business.
c.No Loan Party, nor any of its Subsidiaries, intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by each such Loan Party and Subsidiary and the timing and amounts to be payable on or in respect of debt of each such Loan Party and Subsidiary, as applicable). The cash flow of each such Loan Party and Subsidiary, after taking into account all anticipated uses of the cash of each such Loan Party and Subsidiary, should at all times be sufficient to pay all such amounts on or in respect of debt of each such Loan Party and Subsidiary when such amounts are anticipated to be required to be paid.
d.The Loan Parties do not believe that final judgments against any of them or any of their Subsidiaries in actions for money damages presently pending, if any, will be rendered at a time when, or in an amount such that, the applicable Loan Party or Subsidiary will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash flow of each such Loan Party and Subsidiary, as applicable, after taking into account all other anticipated uses of the cash of each such Loan Party and Subsidiary, as applicable (including the payments on or in respect of debt referred to in clause (c) of Section 3.12), should at all times be sufficient to pay all such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered).
e.With respect to each German Loan Party, no German Insolvency Event, Hong Kong Insolvency Event or Dutch Insolvency Event has occurred with respect to it.
Section 3.13.Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. The Company maintains, and has caused each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal Property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
Section 3.14.Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.14 sets forth (a) a correct and complete list of the name and relationship to the Company of each of its Subsidiaries, (b) a true and complete listing of each class of each Loan Party’s (other than the Company’s) and its Subsidiaries’ issued and outstanding Equity Interests, all of which Equity Interests are owned beneficially and of record by the Persons identified on Schedule 3.14, and (c) the type of entity of the Company and each of its Subsidiaries.
Section 3.15.Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, subject to certain filings (or, in the case of Mortgages over real Property of German Loan Parties, property registrations in the applicable land register), notices and recording contemplated by the Collateral Documents previously made or to be made on or about the Effective Date (or, with respect to any Person that becomes a Loan Party after the Effective Date, on or about such later date on which such Person becomes a Loan Party), such Liens constitute perfected and continuing Liens on the Collateral in the manner required by the Collateral Documents, securing the Secured Obligations (or designated portion thereof), enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except (a) Liens permitted under Section 6.02 that are not required to be junior in priority, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (b) Liens perfected only by control or possession (including possession of, or notation of a Lien on, any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain control or possession of such Collateral (or has not noted such Lien on any certificate of title).
Section 3.16.Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries pending or, to the knowledge of any Loan Party, threatened, that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirements of Law dealing with such matters, in a manner that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All payments due from any Loan Party or any of its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages, vacation pay and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary, except those that could not reasonably be expected to have a Material Adverse Effect.
Section 3.17.Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X. No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.
Section 3.18.Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.09.
Section 3.19.Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit either in its separate capacity or as a member of the group of companies, directly or indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and indirect benefit to such Loan Party or the Loan Parties taken as a group, and is in its or the group’s best interest.
3.20.No Change in Credit Criteria or Collection Policies. There has been no material adverse change in credit criteria or collection policies concerning Receivables of any Domestic Loan Party since November 5, 2009, which has had or which is likely to have a Material Adverse Effect.
3.21.Status of Receivables and Other Collateral. Each Loan Party is and shall be the sole owner, free and clear of all Liens except in favor of the Administrative Agent or otherwise permitted under Section 6.02 hereunder, of and fully authorized to sell, transfer, pledge and/or grant a security interest in all of the Collateral (other than Excluded Assets) owned by such Loan Party. Each Receivable reported by the Loan Parties as an Eligible Receivable meets the requirements of the definition of Eligible Receivable, each Receivable reported by the Loan Parties as an Eligible Acquired Receivable meets the requirements of the definition of Eligible Acquired, Receivable, each item of Inventory reported by the Loan Parties as Eligible Inventory meets the requirements of the definition of Eligible Inventory, each item of Inventory reported by the Loan Parties as Eligible Acquired Inventory meets the requirements of the definition of Eligible Acquired Inventory, each item of Eligible Equipment reported by the Loan Parties as Eligible Equipment meets the requirements of the definition of Eligible Equipment and each Real Property Asset reported by the Loan Parties as Eligible Real Estate meets the requirements of the definition of Eligible Real Estate.
3.22.Transactions with Related Parties. Any and all transactions, contracts, licenses, or other agreements existing on the date of this Agreement and the Effective Date which have been entered into by and among any Loan Party and any Affiliate, officer, or director of any Loan Party (other than Permitted Affiliate Transactions), have been entered into and made upon terms and conditions not less favorable to the applicable Loan Parties than those terms which could have been obtained from wholly independent and unrelated sources.
3.23.Deposit Accounts. Each deposit account of the Loan Parties (including each Collection Account) which customarily maintains funds in excess of $10,000 is listed in Section II of the

Perfection Certificate, and each Collection Account is specified as such on such Schedule; provided that Section II of the Perfection Certificate may be updated by the Loan Parties from time to time when the Loan Parties add or remove deposit accounts in accordance with this Agreement. Each deposit account of the Loan Parties (including each Collection Account), including each deposit account listed on Section II of the Perfection Certificate or established pursuant to Section 6.18, is a Controlled Account (except with respect to Excluded Assets and the accounts referred to in Section 6.18(c) to the extent provided therein).
3.24.Qualified ECP Guarantor. The Company is a Qualified ECP Guarantor.
3.25.Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or, to the knowledge of the Loan Parties and the Subsidiaries, any of their respective directors, officers or employees, or (b) to the knowledge of the Loan Parties, any agent of the Loan Parties or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of the Transactions or any other transaction contemplated by this Agreement or any other Loan Document will violate Anti-Corruption Laws or applicable Sanctions. The Loan Parties do not make any representation or warranty under this Section 3.25 in relation to economic or financial sanctions or trade embargos imposed, administered or enforced from time to time by any Governmental Authority, including the U.S. government, including those administered by OFAC or the U.S. Department of State and/or any other agency of the U.S. government, or any of the foregoing administered by any international organization, if and to the extent this representation and warranty would expose any of the Loan Parties or a German Finance Party to any infringement of or liability under EU Regulation (EC) 2271/96, as amended by Council Regulation (EC) No. 807/2003 of 14 April 2003, or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), as amended from time to time, or any similar anti-boycott statute, it being understood that the foregoing limitation does not otherwise affect or impair any representation or warranty made by any of the Loan Parties in favor of any Credit Party or any rights of such other Credit Parties.
3.26.Centre of Main Interest. For the purposes of the Regulation, each German Loan Party’s centre of main interests (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
3.27.Affected Financial Instistutions. No Loan Party is an Affected Financial Institution.
3.28.Certain Dutch Tax Matters. No Loan Party is included in a fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) or Dutch value added tax (omzetbelasting) purposes.

ArticleIV
CONDITIONS

Section 4.01.Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
a.Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document, (iii) without limiting the preceding clause (ii), from each Lender hereto either (A) a counterpart of the Lender Allocation Agreement signed on behalf of such Lender or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that such Lender has signed a counterpart of the Lender Allocation Agreement, and (iv) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to each such requesting Lender and written opinions of the U.S. and German counsels of the Loan Parties, as the Administrative Agent may request, addressed to the Administrative Agent, the Issuing Banks and the Lenders (together with any other real estate related opinions separately described herein), all in form and substance satisfactory to the Administrative Agent, the Lead Arranger and their counsel.
b.Financial Statements and Projections. The Lenders shall have received (i) audited Consolidated financial statements of the Company and its Subsidiaries for the 2017 fiscal year, (ii) unaudited interim Consolidated financial statements of the Company and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the Consolidated financial condition of Company and its Subsidiaries, as reflected in the audited, Consolidated financial statements described in clause (i) of this paragraph and (iii) satisfactory projections (x) for fiscal year 2018, and (y) on an annual basis for fiscal years 2019 through 2021.
c.Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, or with regard to a German Loan Party the competent managing director (Geschäftsführer), which shall (A) certify the resolutions of its Board of Directors, shareholder(s), members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers, to the extent available, and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization (or similar document) of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (to the extent available in the jurisdiction) and a true and correct copy of its by-laws or operating, management or partnership agreement (or similar document), together with certified up to date (no older than 15 days from the Effective Date) excerpts of the commercial register for each Loan Party organized under the laws of Germany, and a certified copy of a shareholder list, if applicable, and (ii) a good standing certificate (where relevant) for each Loan Party from its jurisdiction of organization or the substantive equivalent, if any, available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.
d.No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Company, dated as of the Effective Date, (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date (or, with respect to any representation or warranty which by its terms is made as of a specified date, is true and correct in all material respects only as of such specified date or, with respect to any representation or warranty which is subject to any materiality qualifier, is true and correct in all respects), and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
e.Fees. The Lenders, the Administrative Agent and the Lead Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented on or before the Effective Date (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.
f.Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction (where applicable) or certified land register extracts (Grundbuchauszüge) reasonably requested by the Administrative Agent and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or reflected in the relevant land register extract or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
g.[Reserved.]
h.Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account of the Domestic Borrower Representative and the deposit account of the German Borrower Representative (each a “Funding Account”) to which the Administrative Agent is authorized by the Domestic Borrower Representative or the German Borrower Representative, as applicable, to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
i.Solvency. The Administrative Agent shall have received a solvency certificate or certification from a Financial Officer of (i) the Company, on behalf of itself and each of the other Loan Parties (other than the German Loan Parties described in clause (ii) of this paragraph) and (ii) each German Borrower and each German Guarantor formed under the laws of the Federal Republic of Germany, in each case certifying the solvency of the applicable Loan Party.
j.Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates each of the Borrowing Bases as of a date specified by the Administrative Agent with customary supporting documentation and supplemental reporting satisfactory to the Administrative Agent.
k.Closing Availability. After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and the payment of all fees and expenses due hereunder, the Aggregate Availability shall not be less than $50,000,000.
l.Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing Equity Interests pledged pursuant to any Collateral Document, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, to the extent applicable, and (ii) each promissory note (if any) required to be delivered to the Administrative Agent pursuant to any Collateral Documents) endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
m.Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
n.Insurance. The Administrative Agent shall have received (to the extent not previously provided by the Loan Parties) evidence of insurance coverage and endorsement to policies in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of the Collateral Documents.
o.Letter of Credit Application. If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable).

p.Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.
q.Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Loan Parties’ Accounts, Inventory and related working capital matters and of the Loan Parties’ related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.
r.Appraisals. The Administrative Agent shall have received appraisals of the applicable Loan Parties’ Inventory, Equipment and Eligible Real Estate from one or more firms satisfactory to the Administrative Agent, which appraisals shall be satisfactory to the Administrative Agent in its sole discretion.
s.USA PATRIOT Act, Etc. (i) The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, for each Loan Party, and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrowers at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
t.Collateral Access and Tri-Party Agreements. The Administrative Agent shall have received each (i) Collateral Access Agreement required to be provided pursuant to the Collateral Documents and (ii) each Tri-Party Agreement or account pledge agreement and related notice of pledge/ acknowledgments by the relevant account banks required to be delivered for the Domestic Loan Parties and the German Loan Parties, in each case required to be provided pursuant to the Collateral Documents (it being understood that the acknowledgments by the relevant account banks may be delivered in due course after the Effective Date).
u.Perfection Certificate. The Administrative Agent shall have received a Perfection Certificate, dated the Effective Date, substantially in the form of Exhibit G hereto, duly executed by each Loan Party.
v.Existing Mortgages. The Administrative Agent shall have received (1) for any Mortgages previously delivered and executed by the German Borrowers pursuant to the Existing Credit Agreement, (A) appraisals, together with reliance letters where applicable, concerning each Existing Mortgaged Property owned by the German Borrowers from one or more independent real estate appraisers reasonably satisfactory to the Administrative Agent, which appraisals shall set forth the Net Recovery Value Percentage of such Existing Mortgaged Property and be in form, scope and substance reasonably satisfactory to the Administrative Agent and shall satisfy the requirements of any applicable laws and regulations; (B) a certified land register and/or hereditable building register extract, as the case may be (Grundbuch- bzw. Erbbaugrundbuchauszug) not older than thirty (30) days evidencing the continued registration of such Mortgages on the respective Existing Mortgaged Property and (C) an amended security purpose agreement as part of the German Collateral Documents; and (2) for any Mortgages previously delivered and executed by the Domestic Borrowers pursuant to the Existing Credit Agreement (each such Mortgage from a German Borrower or a Domestic Borrower, an “Existing Mortgage”) (A) a fully executed (and, where required, notarized) amendment or amendment and restatement of such Existing Mortgage, if applicable, in each case in proper form for recording in the applicable jurisdiction, confirming the encumbrance of the subject Existing Mortgaged Property owned in fee as of the Effective Date and listed on Schedule 4.01 (each Real Property Asset which is the subject of an Existing Mortgage, whether from a German Borrower or a Domestic Borrower, an “Existing Mortgaged Property”); (B) appraisals, together with reliance letters where applicable, concerning each Existing Mortgaged Property owned by the Domestic Borrowers from one or more independent real estate appraisers reasonably satisfactory to the Administrative Agent, which appraisals shall set forth the Net Recovery Value Percentage of such Existing Mortgaged Property and be in form, scope and substance reasonably satisfactory to the Administrative Agent and shall satisfy the requirements of any applicable laws and regulations; (C) evidence reasonably satisfactory to the Administrative Agent that there are no material Taxes, charges (including water and sewer charges), withholdings, assessments or impositions of any kind which have been due and payable for more than thirty (30) days with respect to such Existing Mortgaged Property, except those for which extensions have been obtained and except for those which have been disclosed to the Administrative Agent and which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP; and (D) (1) a favorable opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent), as to the due authorization, execution and delivery by such Loan Party of such amendment or amendment and restatement of such Existing Mortgage and such other matters as the Administrative Agent may reasonably request, and (2) an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in the state or province in which such Existing Mortgaged Property is located with respect to the enforceability of the form of amendment or amendment and restatement of such Existing Mortgage to be recorded in such state or province and such other reasonable and customary matters (including without limitation any matters governed by the laws of such state or province regarding personal property security interests in respect of any Collateral) as the Administrative Agent may reasonably request, in each case in Proper Form.
w.[Reserved.]
x.Hedging Policies. The Administrative Agent shall have received a copy of the Loan Parties’ hedging policies, which hedging policies shall be reasonably satisfactory to the Administrative Agent.
y.Environmental Reports. The Administrative Agent shall have received and be satisfied with any requested environmental review reports with respect to the real properties of the Borrowers and their Subsidiaries specified by the Administrative Agent from firm(s) satisfactory to the Administrative Agent, which reports shall be acceptable to all Lenders. Any environmental hazards or liabilities identified in any such environmental review reports shall indicate the Loan Parties’ plans with respect thereto.
z.Government and Third Party Consents and Approvals. The Administrative Agent shall have received fully executed copies of all consents and approvals, if any, required to be obtained from any Governmental Authority or other Person in connection with the Transactions (including member and shareholder approvals, if any), each of which shall have been obtained on satisfactory terms and shall be in full force and effect.
aa.No Legal Prohibition; No Injunction. The Transactions shall not be prohibited by any Requirements of Law. No injunction, litigation, arbitration or similar proceeding shall be pending which calls into question the validity or the enforceability this Agreement or any other Loan Document.
ab.[Reserved.]
ac.Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.
ad.German Real Estate Assets. The Administrative Agent shall have received an officially certified (öffentlich beglaubigte) statement of receipt by the registered land owner of the land registered with the local court of Rosenheim district of Vagen, volume 43, folio 1772 that (i) the overall ground rent owed for the leasehold on the date of such statement equals € 53,431.87 p. a., (ii) all ground rent amounts accrued until and including the Effective Date in connection with the leasehold registered in Division II cons. no. 3 (but ranking prior to cons. no. 1 cons. no. 2) of the aforementioned land register are paid; and (iii) the land owner did not dispose over any single claim (Einzelanspruch) regarding the aforementioned ground rent, and such single claim is not subject to any compulsory pledge (Pfändung im Wege der Zwangsvollstreckung) by any third party.
ae.German EAV. The Administrative Agent shall have received (i) a copy of each executed and notarized German EAV, and (ii) evidence that each German EAV has been registered with the commercial register(s) of each relevant company.
af.Other Documents. The Administrative Agent shall have received such other documents, estoppel certificates and lien waivers as the Administrative Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested.

Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or be acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 4.01 by and on behalf of the Borrowers shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower Representatives and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).
Upon the satisfaction of the conditions precedent set forth in this Section 4.01 on the Effective Date, (a) (i) each Domestic Tranche Lender who holds Domestic Tranche Revolving Loans in an aggregate amount less than its Domestic Tranche Percentage (after giving effect to this amendment and restatement) of all Domestic Tranche Revolving Loans shall advance new Domestic Tranche Revolving Loans which shall be disbursed to the Administrative Agent and used to repay Domestic Tranche Revolving Loans outstanding to each Domestic Tranche Lender who holds Domestic Tranche Revolving Loans in an aggregate amount greater than its Domestic Tranche Percentage of all Domestic Tranche Revolving Loans, (ii) each Domestic Tranche Lender’s participation in each Domestic Tranche Letter of Credit shall be automatically adjusted to equal its Domestic Tranche Percentage (after giving effect to this amendment and restatement), and (iii) such other adjustments shall be made as the Administrative Agent shall specify so that each Domestic Tranche Lender’s Domestic Tranche Revolving Exposure equal its Domestic Tranche Percentage (after giving effect to this amendment and restatement) and (b)(i) each German Tranche Lender who holds German Tranche Revolving Loans in an aggregate amount less than its German Tranche Percentage (after giving effect to this amendment and restatement) of all German Tranche Revolving Loans shall advance new German Tranche Revolving Loans which shall be disbursed to the Administrative Agent and used to repay German Tranche Revolving Loans outstanding to each German Tranche Lender who holds German Tranche Revolving Loans in an aggregate amount greater than its German Tranche Percentage of all German Tranche Revolving Loans, (ii) each German Tranche Lender’s participation in each German Tranche Letter of Credit (if any) shall be automatically adjusted to equal its German Tranche Percentage (after giving effect to this amendment and restatement), and (iii) such other adjustments shall be made as the Administrative Agent shall specify so that each German Tranche Lender’s German Tranche Revolving Exposure equal its German Tranche Percentage (after giving effect to this amendment and restatement). The loans and/or adjustments described in clauses (a) and (b) of this paragraph are referred to herein as the “True-Up Loans”.
Section 4.02.Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the applicable Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
a.The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
b.At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

c.After giving effect to such Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.
d.Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Loan Party on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (e) of this Section; provided that representations and warranties made by the German Loan Parties with respect to this Section 4.02(d) shall be limited to the facts and circumstances of the German Loan Parties and their Subsidiaries. If requested by the Administrative Agent, it shall have received a certificate executed by the Financial Officer or other Responsible Officer of the applicable Borrower Representative as to compliance with paragraphs (a), (b), (c) and (e) of this Section.
e.The making of such Loan or the issuance of such Letter of Credit, shall not be prohibited by, or subject the Administrative Agent or any Lender to, any penalty or onerous condition under any Requirements of Law.
Section 4.03.Designation of a German Borrower. The designation of a German Borrower pursuant to Section 2.24 is subject to the condition precedent that the German Borrower Representative or such proposed German Borrower shall have furnished or caused to be furnished to the Administrative Agent:
a.Copies, certified by the managing director(s) (Geschäftsführer) of such German Borrower, of its shareholders and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement, this Agreement and any other Loan Documents to which such German Borrower is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;
b.An incumbency certificate (or comparable documents under applicable laws), executed by the managing director(s) (Geschäftsführer)) of such German Borrower, which shall identify by name and title and bear the signature of the officers of such German Borrower authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement, this Agreement and the other Loan Documents to which such German Borrower is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the German Borrower Representative or such German Borrower;
c.Opinions of counsel to such German Borrower, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;
d.Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent;
e.A certificate, signed by a Financial Officer of the German Borrower Representative and dated the applicable German Borrower Effective Date, (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent (including solvency);
f.A notice from the German Borrower Representative setting forth the Funding Account of such German Borrower to which the Lenders are authorized to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement;
g.Copies of such German Collateral Documents (and notices of security relating to such agreements) as the Administrative Agent may request, duly executed by such German Borrower, and other evidence satisfactory to the Administrative Agent that all filings and other actions have been taken for the Administrative Agent to have a first priority perfected security interest in the Collateral of such German Borrower (subject only to other Liens expressly permitted pursuant to Section 6.02);

h.A Borrowing Base Certificate calculating the Borrowing Base for such German Borrower, as of a date reasonably near but on or prior to the German Borrower Effective Date;
i.All government and third party approvals in connection with the transaction contemplated pursuant to this Section 4.03 with respect to such German Borrower and the German Borrower Representative shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions with respect to the foregoing;
j.Evidence of insurance coverage with respect to such German Borrower, in form, scope and substance evidencing compliance with the terms of any applicable Loan Document;
k.Such information, supporting documentation and other evidence regarding such German Borrower and its directors, authorized signing officers, direct or indirect shareholders or other Persons in control thereof, and the transactions contemplated hereby, as may be reasonably requested by the Administrative Agent or any Lender in order to comply with the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation and any other applicable anti-money laundering and know-your-customer laws;
l.To the extent requested by the Administrative Agent, satisfactory appraisals and field exams for such German Borrower and its assets from appraisers and examiners satisfactory to the Administrative Agent;
m.Any Tri-Party Agreements or other equivalent arrangements that are required to be provided pursuant to Section 5.15 and each applicable German Collateral Document of such German Borrower;
n.To the extent required by the terms of the applicable German Collateral Document of such German Borrower, the Administrative Agent shall have received the certificates representing the Equity Interests that are required to be pledged pursuant thereto, together with undated stock powers or stock transfer forms, as applicable, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.
o.Payoff documentation providing evidence that all existing credit facilities of such German Borrower have been terminated and cancelled (other than Indebtedness permitted under Section 6.01(o)), all Indebtedness thereunder has been fully repaid and, to the extent available, the results of a recent lien search report in each of the jurisdictions where assets of such German Borrower are located, and such search shall reveal no Liens on any of the assets of such German Borrower except for Liens permitted under Section 6.02 hereof;
p.Payment of all fees required to be paid and all expenses for which invoices have been presented (including, without limitation, the reasonable fees and expenses of legal counsel), in each case, in connection with the designation of such Subsidiary as a German Borrower; and
q.Such other documents and the Loan Parties shall have taken such other actions, in each case, that the Administrative Agent may reasonably request in order to give effect to the provisions contained in this Section 4.03 and/or which the Administrative Agent reasonably deems necessary to reflect commercial or legal requirements in relation to such German Borrower.

ArticleV
AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with the Administrative Agent and the Lenders that prior to the termination of this Agreement, each Loan Party will perform and observe each and all of the following covenants:
Section 5.01.Businesses and Properties. At all times: (a) do or cause to be done all things reasonably necessary to obtain, preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, and Intellectual Property material to the conduct of its businesses; (b) maintain and operate such businesses in the same general manner in which they are presently conducted and operated, with such changes as such Loan Party deems prudent or as otherwise permitted by this Agreement; (c) comply in all material respects with all material Requirements of Law applicable to such businesses and the operation thereof, whether now in effect or hereafter enacted (including without limitation, all material Requirements of Law relating to public and employee health and safety and all Environmental Laws); (d) maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions in all material respects and (e) maintain, preserve and protect all Property material to the conduct of such businesses and keep such Property in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto reasonably necessary in order that the business carried on in connection therewith may be properly conducted at all times. Notwithstanding the foregoing provisions of this Section 5.01, the Loan Parties shall not be required to comply with the requirements of clauses (a), (b) or (e) of this Section 5.01 with respect to any Properties (whether or not Mortgaged Properties) (i) at which operations shall have been permanently discontinued and (ii) to the extent the Board of Directors of the Company shall have determined that the preservation and maintenance of such Properties and the rights, licenses and permits related to such Properties, as applicable, are no longer desirable in the conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders, or that the preservation or maintenance thereof is not necessary in connection with any transaction permitted under the Loan Documents. With respect to any Properties at which operations are permanently discontinued, the Loan Parties will take customary and prudent steps to secure such Properties from unauthorized Persons and to make or cause to be made repairs and replacements necessary to prevent the development of hazardous safety conditions at such Properties. The Loan Parties do not covenant and agree to clause (d) of this Section 5.01 in relation to economic or financial sanctions or trade embargos imposed, administered or enforced from time to time by any Governmental Authority, including the U.S. government, including those administered by OFAC or the U.S. Department of State and/or any other agency of the U.S. government, or any of the foregoing administered by any international organization, if and to the extent the application would expose any of the Loan Parties or a German Finance Party to any infringement of or liability under EU Regulation (EC) 2271/96, as amended by Council Regulation (EC) No. 807/2003 of 14 April 2003, or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), as amended from time to time, or any similar anti-boycott statute, it being understood that the foregoing limitation does not otherwise affect or impair any covenant or agreement made by any of the Loan Parties in favor of any Credit Party or any rights of such other Credit Parties.
Section 5.02.Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its Property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such Property or any part thereof (except as otherwise permitted by Section 6.02 hereof), unless being diligently contested in good faith by appropriate proceedings and as to which adequate reserves in an amount not less than the aggregate amount secured by such Liens have been established in accordance with GAAP; provided, however, that such contested amounts giving rise to such Liens shall be immediately paid upon commencement of any procedure or proceeding to foreclose any of such Liens unless the same shall be validly stayed by a court of competent jurisdiction or a surety bond, which is satisfactory in all respects to the Administrative Agent, is delivered to the Administrative Agent for the ratable benefit of the Lenders in an amount no less than such contested amounts.

Section 5.03.Financial Statements and Information. Furnish to the Administrative Agent (and the Administrative Agent will thereafter furnish a copy to Lenders of) each of the following, which may be furnished via electronic means acceptable to the Administrative Agent and, in the case of the materials described in clause (h)(ii) of this Section, by first class U.S. mail:
a.as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Loan Parties, Annual Audited Financial Statements of the Company and its Subsidiaries;
b.as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter (that is not also the end of a fiscal year) of the Loan Parties, Quarterly Unaudited Financial Statements of the Company and its Subsidiaries;
c.during a Reporting Trigger Period, as soon as available and in any event within thirty (30) days after the end of the month, Monthly Unaudited Financial Statements of the Company and its Subsidiaries;
d.concurrently with the financial statements provided for in Section 5.03(a), Section 5.03(b) and Section 5.03(c) hereof, (i) a Compliance Certificate, signed by a Financial Officer of the Company setting forth, among other things, in the case of a Compliance Certificate delivered in connection with Section 5.03(a) and Section 5.03(b), reasonably detailed calculations of the Fixed Charge Coverage Ratio calculated as of the end of such fiscal year or fiscal quarter, as applicable; provided, that if the Fixed Charge Coverage Ratio is not being tested as of such fiscal quarter or fiscal year end date pursuant to Section 6.12, such calculation of the Fixed Charge Coverage Ratio shall still be delivered, but may be delivered in a separate certificate, which certificate shall be delivered as soon as available and in any event within fifteen (15) days after the delivery of the Compliance Certificate delivered pursuant to this Section 5.03(d) for the end of such fiscal year or fiscal quarter end, and provided, further, that, (A) in no event shall the delivery of a Fixed Charge Coverage Ratio calculation be deemed to imply that Section 6.12 is then being tested, such testing to be determined strictly in accordance with the express terms of Section 6.12, and (B) failure to provide a calculation of the Fixed Charge Coverage Ratio at times and for periods when the Fixed Charge Coverage Ratio is not being tested pursuant to Section 6.12 shall not, in and of itself, constitute a Default or an Event of Default, and (ii) a written certificate in Proper Form, identifying each Subsidiary which is otherwise required by the provisions of Section 5.10 hereof to become a Loan Party at the request of the Administrative Agent, but which has not yet done so as of the date of such certificate, and providing an explanation of the reasons why each such Subsidiary is not a Loan Party, signed by a Financial Officer of the Company;
e.as soon as available and in any event within five (5) Business Days after the date of issuance thereof (if any such management letter is ever issued), any management letter prepared by the independent public accountants who reported on the financial statements provided for in Section 5.03(a) above, with respect to the internal audit and financial controls of the Loan Parties and their Subsidiaries;
f.during a Reporting Trigger Period or upon the occurrence and during the continuation of a Default or Event of Default, within two (2) Business Days after the end of each week, a Receivables report in the form of Exhibit H setting forth the sales, collections and total customer debits and credits for the Domestic Borrowers and the German Borrowers, each on a Consolidated basis, for such week, certified by a Responsible Officer of the applicable Borrower Representative; provided, however, that during a Reporting Trigger Period or upon the occurrence and during the continuation of a Default or Event of Default, the Administrative Agent may, in its discretion, require such reports on a basis more frequently than weekly;
g.during a Reporting Trigger Period or upon the occurrence and during the continuation of a Default or Event of Default, within two (2) Business Days after the end of each week, an Inventory designation report in the form of Exhibit I for the Domestic Borrowers and the German Borrowers, certified by a Responsible Officer of the applicable Borrower Representative; provided, however, that during a Reporting Trigger Period or upon the occurrence and during the continuation of a Default or Event of Default, the Administrative Agent may, in its discretion, require such reports on a basis more frequently than weekly;
h.(i) as soon as available and in any event within fifteen (15) days after the end of each calendar month, Receivable agings and reconciliations, accounts payable agings and reconciliations, lockbox statements and all other schedules, computations and other information, all in reasonable detail, as may be reasonably required or requested by the Administrative Agent with regard to the Domestic Borrowers and the German Borrowers, all certified by a Responsible Officer of the applicable Borrower Representative, and (ii) promptly upon request by the Administrative Agent, copies of all monthly accounts statements for each deposit account covered by a Tri-Party Agreement;
i.as soon as available and in any event within fifteen (15) Business Days after the end of each calendar month, (A) a certificate setting forth the calculation of the Indenture Cap as of the end of such calendar month (in form and substance reasonably acceptable to the Administrative Agent), and (B) a Borrowing Base Certificate setting forth the Domestic Borrowing Base and the applicable German Borrowing Base (including the Borrowing Bases of each individual German Borrower), and supporting information in connection therewith, including, without limitation a designation by the Borrowers of the Allocated Domestic Borrowing Base Amount, if any, that shall be allocated to the Borrowing Base of each individual German Borrower until the next delivery of the Borrowing Base Certificate pursuant to this clause (i), together with detailed information regarding the Net Assets for each individual German Borrower as of the end of such month (which, for avoidance of doubt, shall not be required to include reporting with respect to transferred assets or excluded assets except as and when required under the German Collateral Documents) and any additional reports with respect to the applicable German Borrowing Base and the Domestic Borrowing Base as the Administrative Agent may reasonably request; provided that the Borrowing Base Certificate (and any related designation of the Allocated Domestic Borrowing Base Amount) shall be delivered on a weekly basis within two (2) Business Days after the end of each calendar week during a Reporting Trigger Period or upon the occurrence and during the continuation of a Default or Event of Default; provided, further, that (x) during a Reporting Trigger Period or upon the occurrence and during the continuation of a Default or Event of Default, the Administrative Agent may, in its discretion, require such Borrowing Base Certificate on a basis more frequently than weekly, (y) in connection with any permitted Acquisition under this Agreement, the Domestic Borrower Representative shall deliver a pro forma Borrowing Base Certificate acceptable to the Administrative Agent during the period beginning fifteen (15) Business Days prior to the consummation date of such Acquisition and ending five (5) Business Days after the consummation date of such Acquisition solely to the extent any Eligible Acquired Receivables and/or Eligible Acquired Inventory are to be included in the Domestic Borrowing Base as of the Acquired Asset Component Implementation Date (the “Acquired Asset Borrowing Base Certificate”) and (z) the Domestic Borrower Representative shall deliver a pro forma Borrowing Base Certificate acceptable to the Administrative Agent promptly after any Eligible Acquired Receivables and/or Eligible Acquired Inventory are no longer permitted to be included in the calculation of the Domestic Borrowing Base pursuant to the terms and conditions set forth in clauses (d) and (f) of the definition of the Domestic Borrowing Base;
j.as soon as available and in any event by January 31st of each calendar year, management-prepared Consolidated financial projections of the Company and its Subsidiaries for such year and the immediately following fiscal year (setting forth such projections on both an annual basis and on a monthly basis for the upcoming fiscal year and on an annual basis only for the immediately following fiscal year), such projections to be prepared and submitted in such format and detail as reasonably requested by the Administrative Agent (it being understood that the financial projections delivered by the Company pursuant to Section 4.01(b) shall satisfy the financial projections of the Company and its Subsidiaries required to be delivered on or prior to January 31, 2019);
k.(i) such other information relating to the financial condition, operations, material changes in ownership of Equity Interests to the extent such change would result in a change to the list of beneficial owners identified in any Beneficial Ownership Certification delivered to the Administrative Agent or any Lender and business affairs of the Loan Parties or any of their Subsidiaries as from time to time may be reasonably requested by the Administrative Agent and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;
l.regarding any ground rent (Erbbauzins) owed by German Borrower C, (i) promptly upon receipt thereof, any information about any adjustments of the ground rent pursuant to agreed ground rent acceleration; (ii) no later than the mid-term of each calendar quarter, evidence that the ground rent secured by a ground rent charge (Erbbauzinsreallast) registered with the leasehold register (Erbbaugrundbuch) of the local court of Rosenheim district of Vagen, volume 21, folio 950, cons. no. 2 and cons. no. 11 was paid when due; and (iii) promptly, any information about (A) any notification on a disposal (Abtretungs- oder Verpfändungsanzeige) or (B) any notification on a compulsory pledge (Pfändung im Wege der Zwangsvollstreckung) by any third party of any single claim (Einzelanspruch) regarding any of the aforementioned ground rents;
m.promptly upon receipt thereof, all invoices and payment orders (Zahlungsbescheide) relating to public burden within the meaning of sec. 10 para 1 no. 3 of the German Act on Compulsory Auction and Administration of real estate assets (Zwangsversteigerungsgesetz) exceeding €10,000 in the aggregate, together with evidence of due payment; and
n.promptly upon receipt thereof, all information related to the termination or invalidation of any German EAV, whether by reason of a voluntary termination thereof, the invalidation thereof by a ruling of a court of competent jurisdiction or otherwise.
Notwithstanding the delineation of specified time periods above in this Section 5.03 for the applicable information, the Administrative Agent reserves the right to require the applicable information be furnished to the Administrative Agent and the Lenders on a more frequent basis, as determined by the Administrative Agent in its discretion. All collateral reports of each Loan Party, including each Guarantor, shall be prepared in a manner compatible with the Borrowers’ reporting procedures.
Section 5.04.Inspections; Field Examinations; Inventory Appraisals and Physical Counts.
a.Upon reasonable notice (which may be telephonic notice), at all reasonable times during (so long as no Default or Event of Default has occurred and is continuing) regular business hours and as often as the Administrative Agent may reasonably request, permit any authorized representative designated by the Administrative Agent, including, without limitation any consultant engaged by the Administrative Agent, together with any authorized representatives of any Lender desiring to accompany the Administrative Agent, to visit and inspect the Properties and records of the Loan Parties and their Subsidiaries and to make copies of, and extracts from, such records and permit any authorized representative designated by the Administrative Agent (together with any accompanying representatives of any Lender) to discuss the affairs, finances and condition of the Loan Parties and their Subsidiaries with the appropriate Financial Officer and such other officers as the Loan Parties shall deem appropriate and the Loan Parties’ independent public accountants, as applicable.
b.The Administrative Agent and any consultant of the Administrative Agent shall each have the right to examine (and any authorized representatives of any Lender shall have the right to accompany the Administrative Agent during any such examination), as often as the Administrative Agent may request, the existence and condition of the Receivables, books and records of the Loan Parties and to review their compliance with the terms and conditions of this Agreement and the other Loan Documents, subject to contractual confidentiality requirements. The Administrative Agent shall also have the right to verify with any and all customers of the Loan Parties the existence and condition of the Receivables, as often as the Administrative Agent may require, without prior notice to or consent of any Loan Party. Without in any way limiting the foregoing, the Administrative Agent shall have the right to (i) conduct field examinations of the Loan Parties’ operations at the applicable Borrowers’ expense as often as the Administrative Agent may request and (ii) to order and obtain an appraisal of the Inventory, Equipment and Real Property Assets of the Loan Parties by an appraisal firm satisfactory to the Administrative Agent as often as the Administrative

Agent may request. Without in any way limiting the foregoing, the Loan Parties agree to cooperate and to cause their Subsidiaries to cooperate in all respects with the Administrative Agent and its representatives and consultants in connection with any and all inspections, examinations and other actions taken by the Administrative Agent or any of its representatives or consultants pursuant to this Section 5.04. The Loan Parties hereby agree to promptly pay, upon demand by the Administrative Agent (or the applicable Lender, if appropriate), any and all reasonable fees and expenses incurred by the Administrative Agent or, during the continuance of any Default or Event of Default, any Lender, in connection with any inspection, examination or review permitted by the terms of this Section 5.04 (including without limitation the fees of third party appraisers, accountants, attorneys and consultants); provided, however, that so long as no Default or Event of Default is continuing, the Borrowers shall only be obligated to pay for (x) one (1) field examination per each twelve (12)-month period following the Effective Date, (y) one (1) appraisal of Inventory during each twelve (12)-month period after the Effective Date, and (z) at the Administrative Agent’s discretion, up to one (1) appraisal of Equipment and Real Property Assets during each twelve (12)-month period after the Effective Date (other than the initial field examinations and appraisals for any Receivables, Inventory, Equipment and/or Real Property Assets acquired through an Acquisition, addition of a Borrower or other Investment permitted under the terms of this Agreement, it being agreed that the Borrowers shall be obligated to pay for each such initial field examination and/or appraisal, as applicable, conducted with respect to each such Acquisition, addition of a Borrower or Investment).
c.At the Administrative Agent’s request, not more frequently than once during any consecutive twelve (12)-month period if no Default or Event of Default then exists at the time of such request by the Administrative Agent, and as frequently as requested by the Administrative Agent after the occurrence of any Default or Event of Default which has not been cured or waived in writing by the Administrative Agent and the Required Lenders, the Loan Parties shall conduct, at their own expense, a physical count of their Inventory and promptly supply the Administrative Agent with a copy of such counts accompanied by a report of the value (based on the lower of cost or market value) of such Inventory. Additionally, the Loan Parties shall promptly provide the Administrative Agent with copies of any other physical counts of the Loan Parties’ Inventory which are conducted by the Loan Parties after the Effective Date.
Section 5.05.Further Assurances.
a.Upon request by the Administrative Agent but subject to Section 9.19 and the German Guaranty Limitation, promptly execute and deliver any and all other and further agreements and instruments and take such further action as may be reasonably requested by the Administrative Agent to (i) cure any defect in the execution and delivery of any Loan Document or more fully to describe particular aspects of the Loan Parties’ or any of their Subsidiaries’ agreements set forth in the Loan Documents or so intended to be, (ii) to carry out the provisions and purposes of this Agreement and the other Loan Documents, and (iii) subject to the Intercreditor Agreement, grant, preserve, protect and perfect the first priority Liens created or intended to be created by the Collateral Documents in the Collateral. Upon written request of the Administrative Agent and subject to the Intercreditor Agreement, each Loan Party shall promptly cause a first priority perfected security interest or pledge to be granted to the Administrative Agent, for the ratable benefit of the Secured Parties, in 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Subsidiary’s U.S. parent and (y) could not reasonably be expected to cause any material adverse tax consequences) of the Equity Interests of any first-tier non-German CFC or CFC Holding Company, together with such related certificates, legal opinions and documents as the Administrative Agent may reasonably require, each in Proper Form. Upon written request by the Administrative Agent, each Loan Party shall promptly furnish the Administrative Agent with a then current listing of all assumed names that any Loan Party is then utilizing in conducting their respective businesses. Promptly furnish the Administrative Agent with notice of any transfer of Intellectual Property to another Loan Party and promptly execute and deliver any and all other and further agreements and instruments as may be reasonably requested by the Administrative Agent in connection therewith.
b.(i) if any Loan Party acquires any Material Leasehold Property after the Effective Date or any Subsidiary becomes a Loan Party in accordance with Section 5.10 that owns any Material Leasehold Property at the time of becoming a Loan Party, such Loan Party shall use commercially reasonable efforts to cause the landlord with respect to such Material Leasehold Property to execute and deliver to the Administrative Agent waivers or subordinations of any and all landlord rights (whether statutory or contractual) held by such landlord with respect to any Collateral located on such Material Leasehold Property and (ii) if (x) any Loan Party acquires any fee interest in any Real Property Asset, (y) any Subsidiary becomes a Loan Party in accordance with Section 5.10 that owns any Real Property Asset at the time of becoming a Loan Party, or (z) any Loan Party elects to include any Real Property Assets in the applicable German Borrowing Base after the Third Amendment Effective Date (any such non-excluded Real Property Asset described in the foregoing clause (ii) being an “Additional Mortgaged Property”), such Loan Party shall deliver to the Administrative Agent within one hundred twenty (120) days after the date of such acquisition, joinder or the date of such election, as applicable (as such date may be extended by the Administrative Agent in its reasonable credit judgment), such documents and other deliverables, which documents shall be similar to the documents and deliverables required for an Existing Mortgaged Property set forth in Sections 4.01(v) and 5.21(c) or similar to the documents and deliverables required for a Specified Mortgaged Property set forth in Section 5.21, as applicable based on the location of such Additional Mortgaged Property, in each case as the Administrative Agent shall reasonably request, before such Additional Mortgaged Property shall be subject to a lien in favor of the Administrative Agent or included in the applicable German Borrowing Base. Without limiting the generality of the foregoing, such documents shall include, in each case, any documents reasonably requested by the Administrative Agent on behalf of any Domestic Tranche Lender that is a regulated financial institution or any affiliate of such a Lender (each, a “Regulated Lender Entity”) to the extent such documents are required for compliance by such Regulated Lender Entity with applicable law with respect to flood insurance diligence, documentation and coverage under the Flood Disaster Protection Act of 1973, as amended. Prior to execution and delivery by the Domestic Loan Parties after the Third Amendment Effective Date of any Mortgage to secure the applicable Secured Obligations, the applicable Domestic Loan Parties and the Administrative Agent shall have provided each Regulated Lender Entity requesting the same a copy of the life of loan flood zone determination relative to the property to be subject to such Mortgage delivered to the Administrative Agent and copies of the other documents required by any such Regulated Lender Entity as provided in the immediately preceding sentence and shall have received confirmation from each Regulated Lender Entity that flood insurance due diligence and flood insurance compliance has been completed by such Regulated Lender Entity (such confirmation not to be unreasonably withheld, conditioned or delayed, and shall be delivered promptly upon such completion by the applicable Regulated Lender Entity). In connection with any increase, renewal or extension of any Commitment of any Regulated Lender Entity hereunder, the applicable Domestic Loan Parties and the Administrative Agent shall have provided such Regulated Lender Entity requesting the same a copy of the life of loan flood zone determination relative to the property subject to a Mortgage hereunder at such time delivered to the Administrative Agent and copies of the other documents required by such Regulated Lender Entity as provided in this Section 5.05(b) and shall have received confirmation from such Regulated Lender Entity that flood insurance due diligence and flood insurance compliance has been completed by such Regulated Lender Entity (such confirmation not to be unreasonably withheld, conditioned or delayed, and shall be delivered promptly upon such completion by the applicable Regulated Lender Entity). Notwithstanding anything to the contrary in the foregoing, (A) the Loan Parties (or Subsdiaries that become Loan Parties, as the case may be) shall only be required to comply with Section 5.05(b)(ii) above with respect to any Real Property Asset acquired (or otherwise owned by the applicable Subsidiary at the time of becoming a Loan Party) on or after the Third Amendment Effective Date solely upon the Administrative Agent’s written request and (B) in no event will the Loan Parties (or Subsdiaries that become Loan Parties, as the case may be) create or suffer to exist any Lien upon such Real

Property Asset (other than Liens permitted under Section 6.02(a), Section 6.02(b), Section 6.02(d), Section 6.02(e), Section 6.02(f), Section 6.02(j), Section 6.02(n), Section 6.02(o), Section 6.02(p) and Section 6.02(u)).
Section 5.06.Books and Records
. Maintain financial records and books in accordance with accepted financial practice and GAAP, it being understood that the German Loan Parties are subject to German GAAP except in connection with the preparation of the Company’s Consolidated financial statements.
Section 5.07.Insurance.
a.Maintain the insurance required by this Section 5.07 at all times by financially sound and reputable insurers (or, to the extent consistent with prudent business practice, a program of self-insurance approved by the Administrative Agent, such approval not to be unreasonably withheld); provided, that, to the extent any real property is included in the Collateral, the applicable Loan Party shall maintain flood insurance on such real property as required by the Flood Laws or as otherwise satisfactory to all Lenders.
b.Maintain insurance, to such extent, on such of its Properties and against such liabilities, casualties, risks and contingencies, including fire and other risks insured against by extended coverage, employee liability and business interruption, at least as is customary with companies similarly situated and in the same or similar businesses, and subject to deductibles that are no greater than are customary with such companies, provided, however, that such insurance shall insure the Property of the Loan Parties and each of their Subsidiaries against all risk of physical damage, including without limitation, loss by fire, explosion, theft, fraud and such other casualties as may be reasonably satisfactory to the Administrative Agent, but in no event at any time in an amount less than the replacement value of the Collateral; provided, further, that from and after the permanent cessation of operations at any of their facilities (whether or not they are Mortgaged Properties) in accordance with Section 5.01, the Loan Parties will not be required to maintain property insurance with respect to the fixed assets comprising such facility unless such facilities are located on Eligible Real Estate used in the computation of any Borrowing Base or such insurance is required by law, as determined by the Administrative Agent (the Loan Parties agreeing to provide not less than five (5) Business Days’ advance notice to the Administrative Agent prior to the effective date of any cancellation or non-renewal of such insurance).
c.Maintain in full force and effect worker’s compensation coverage and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with its operations and with the use of any Properties owned, occupied or controlled by any Loan Party or any of their Subsidiaries, in such amounts as the Administrative Agent shall reasonably deem necessary.
d.Maintain such other insurance as may be required by applicable law and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.
e.All insurance covering Property subject to a Lien in favor of the Administrative Agent for the benefit of the Secured Parties granted pursuant to the Collateral Documents shall provide that, in the case of each separate loss, the full amount of insurance proceeds shall be payable to the Administrative Agent or the Term Loan Agent (as their interests may appear), subject to the Intercreditor Agreement, and all liability insurance maintained by the Loan Parties shall name the Administrative Agent as additional insured. All such property and liability insurance shall further provide for at least thirty (30) days’ (ten (10) days’ with respect to cancellation for non-payment of premium or at the request of the insured) prior written notice to the Administrative Agent of the cancellation or substantial modification thereof. If any Loan Party fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the applicable Borrowers’ expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. The Loan Parties shall deliver certificates evidencing renewal of the insurance required hereunder and evidence that the premiums have been paid before termination of any insurance policies required hereunder. Upon request, the Borrowers shall deliver certificates evidencing the insurance required hereunder and copies of the underlying policies as they are available.
Section 5.08.ERISA; Foreign Pension Plans.
a.At all times with respect to the Domestic Loan Parties: (i) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the minimum funding standards requirements of ERISA; (ii) immediately upon acquiring knowledge of (A) any ERISA Event in connection with any Plan or (B) any Prohibited Transaction in connection with any Plan, that could reasonably be expected to result in the imposition of material damages or a material excise tax on any Loan Party or any Subsidiary thereof, furnish the Administrative Agent a statement executed by a Responsible Officer of such Loan Party or Subsidiary setting forth the details thereof and the action which such Loan Party or Subsidiary proposes to take with respect thereto within thirty (30) days and, when known, any action taken by the IRS or Department of Labor with respect thereto; (iii) notify the Administrative Agent promptly (but in any event within thirty (30) days) upon receipt by any Loan Party or any Subsidiary thereof of any notice of the institution of any proceedings or other actions which could reasonably be expected to result in the termination of any Plan by the PBGC and furnish the Administrative Agent with copies of such notice; (iv) pay when due, or within any applicable grace period allowed by the PBGC, all required premium payments to the PBGC; (v) furnish the Administrative Agent with copies of the annual IRS report for each Plan filed with the Department of Labor not later than ten (10) days after the Administrative Agent requests such report; (vi) furnish the Administrative Agent with copies of any request for waiver of the funding standards or extension of the amortization periods required by Sections 302 and 304 of ERISA or Sections 412 and 431 of the Code promptly within thirty (30) days after the request is submitted to the Secretary of the Treasury, the Department of Labor or the IRS, as the case may be; and (vii) pay when due all installment contributions required under Section 303 of ERISA or Section 430 of the Code or within ten (10) days of a failure to make any such required contributions when due furnish the Administrative Agent with written notice of such failure.
b.At all times: (i) notify the Administrative Agent promptly (but in any event within thirty (30) days) upon receipt by any Loan Party or any Subsidiary thereof of any notice of the institution of any proceedings or other actions which could reasonably be expected to result in the termination of any Foreign Pension Plan and furnish the Administrative Agent with copies of such notice or (ii) the issuance of a notice by the appropriate Governmental Authority that any amount has becomes payable under any Foreign Pension Plan or any amount becomes payable under any Foreign Pension Plan, in each case to the extent the same could reasonably be expected to result in a Material Adverse Effect.
Section 5.09.Use of Proceeds. Subject to the terms and conditions contained herein, use the proceeds of the Loans (a) to finance ongoing working capital needs of the Loan Parties not otherwise prohibited herein; (b) to provide reimbursement for drawings under Letters of Credit issued for the account of the Loan Parties in accordance with and subject to the terms of this Agreement; (c) to finance Acquisitions permitted under Section 6.04; (d) for general corporate purposes of the Loan Parties in the ordinary course of business, including, without limitation, the payment of Inter-Company Loans, the payment of Cash Dividends permitted hereunder, and, with respect to the German Borrowers, cash payments to the equity holders of such German Borrower on account of the dissolution and distribution of free capital reserves, profit reserves or retained earnings and (e) to the extent not included in clauses (a) through (d) of this Section 5.09 to finance any transactions permitted under Section 6.04 or Section 6.11 and any Investments not prohibited by this Agreement, whether or not in the ordinary course of business; provided, that no proceeds of any Loan shall be used (x) for any purpose which would constitute a violation of Regulation U, Regulation T or Regulation X or any successor regulation of any thereof or of any other rule, statute or regulation governing margin stock from time to time and (y) for any other purpose which would cause such Loan to be a “purpose credit” within the meaning of Regulation U. Following this transaction, no more than twenty-five percent (25%) (or such lesser percentage as may be established from time to time under Regulation U or any successor statute) of the assets of the Loan Parties and their Subsidiaries, subject to any restriction on sale or pledge, will consist of, or be represented by margin stock. The Borrowers (or the applicable Borrower Representative on their behalf) will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents acting for them in connection with the Transactions shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of any Requirements of Law, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The Loan Parties do not covenant and agree to the restrictions applicable to requesting any Borrowing and/or Letter of Credit and/or use of proceeds contained in this Section 5.09 so far as those relate to economic or financial sanctions or trade embargos imposed, administered or enforced from time to time by any Governmental Authority, including the U.S. government, including those administered by OFAC or the U.S. Department of State and/or any other agency of the U.S. government, or any of the foregoing administered by any international organization, if and to the extent the application would expose any of the Loan Parties or a German Finance Party to any infringement of or liability under EU Regulation (EC) 2271/96, as amended by Council Regulation (EC) No. 807/2003 of 14 April 2003, or section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), as amended from time to time, or any similar anti-boycott statute, it being understood that the foregoing limitation does not otherwise affect or impair any covenant or agreement made by any of the Loan Parties in favor of any Credit Party or any rights of such other Credit Parties.
Section 5.10.Additional Borrowers; Guarantors; Joinder Agreements. Promptly inform the Administrative Agent of the creation or Acquisition of any Subsidiary of any Loan Party after the Effective Date and, subject to applicable Requirements of Law so long as such guarantee or action would not give rise to a material adverse tax, financial assistance or other local law consequence, within thirty (30) days (or sixty (60) days in the case of clause (b) below, or as otherwise required pursuant to Section 5.05(b) in the case of clause (d) below) after the written request of the Administrative Agent (or the Required Lenders in the case of clause (c) below) (in each case as such date may be extended by the Administrative Agent in its reasonable credit judgment), cause:
a.each such Subsidiary that is a Domestic Subsidiary to become a Domestic Borrower by execution and delivery to the Administrative Agent of a Joinder Agreement;
b.subject to Section 2.24 and Section 4.03, each such Subsidiary that is a Foreign Subsidiary (other than any Excluded Subsidiary) to become a German Borrower or German Guarantor, as agreed upon by the Administrative Agent and the German Borrower Representative, by execution and delivery to the Administrative Agent of a Guaranty and/or a Joinder Agreement, as applicable;
c.subject to the Intercreditor Agreement, a first priority perfected security interest to be granted by a Domestic Loan Party to the Administrative Agent, for the ratable benefit of the Secured Parties, with respect to the Obligations, in (i) all of the Equity Interests of such Subsidiary owned by the Loan Parties or any of their other Subsidiaries if such newly acquired or created Subsidiary is a Domestic Subsidiary or is treated, for U.S. federal tax purposes, as an entity that is disregarded as an entity separate from its owner within the meaning of Treas. Reg. § 301.7701-1 and (ii) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Subsidiary’s U.S. parent and (y) could not reasonably be expected to cause any material adverse tax consequences) of the Equity Interests of any first-tier non-German CFC or CFC Holding Company, in each case, together with such related certificates, legal opinions and documents as the Administrative Agent may reasonably require, each in Proper Form;
d.each such Subsidiary or Loan Party, as applicable, to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest (subject only to the Liens permitted under Section 6.02(a), Section 6.02(b), Section 6.02(d), Section 6.02(e), Section 6.02(f), Section 6.02(j), Section 6.02(n), Section 6.02(o), Section 6.02(p) and Section 6.02(u)), subject to the Intercreditor Agreement, in all Real Property Assets owned by such Subsidiary or such Loan Party solely to the extent required pursuant to Section 5.05(b);
e.each such Subsidiary or Loan Party, as applicable, to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest (subject only to (i) Liens permitted under Section 6.02(u), (ii) Liens permitted under Section 6.02(e) as to Receivables, Inventory and Permitted Investment Securities, (iii) Liens permitted under Section 6.02 as to all other Collateral existing as of the date of Acquisition by any Loan Party or any other Subsidiary thereof of such newly acquired Subsidiary, if applicable, and (iv) customary exclusions in the relevant jurisdiction of such Subsidiary or such Loan Party), subject to the Intercreditor Agreement, in all accounts, inventory, equipment, furniture, fixtures, chattel paper, documents, instruments, general intangibles and other tangible and intangible personal Property owned at any time by such Subsidiary or such Loan Party (other than Excluded Assets) and all products and proceeds thereof (subject to similar exceptions as set forth in the Collateral Documents); and
f.each such Subsidiary to deliver to the Administrative Agent such other Joinder Agreements, guaranties, contribution and set-off agreements, security agreements, pledge agreements, Tri-Party Agreements and other Loan Documents and such related certificates, Uniform Commercial Code, other customary lien search reports, legal opinions and other documents (including Organizational Documents) as the Administrative Agent may reasonably require, each in form and substance reasonably satisfactory to the Administrative Agent, and to submit to a collateral audit conducted by an independent audit firm designated by the Administrative Agent and satisfactory to the Administrative Agent in its reasonable discretion;
provided, however, that (i) for the avoidance of doubt, any Excluded Subsidiary shall not be required to become a Guarantor or grant any Liens hereunder, (ii) any Foreign Subsidiary that is organized under the laws of a jurisdiction other than Germany shall only be required to grant any Liens in its assets (other than any Equity Interests issued by such Foreign Subsidiary) hereunder to the extent requested by the Administrative Agent and (iii) the Administrative Agent shall not request that any of the Specified Dutch Entities become German Guarantors unless and until any of the Specified Dutch Entities have received the consent of their respective managing directors for such Specified Dutch Entity to become a German Guarantor; provided, further, that until a Foreign Subsidiary becomes a Guarantor or a Borrower pursuant to the terms of this Agreement it shall not become a Loan Party. To the extent reasonably feasible, all of the foregoing requirements shall be effected by the execution and delivery of a Joinder Agreement.
g.Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) in circumstances where the Administrative Agent reasonably determines that the cost or effort of obtaining or perfecting a security interest in any asset that constitutes Collateral is excessive in relation to the benefit afforded to the Secured Parties thereby, the Administrative Agent may exclude such Collateral from the creation and perfection requirements set forth in this Agreement and the other Loan Documents, and the Administrative Agent must exclude such Collateral with regard to the German Secured Obligations if and to the extent the creation of such Collateral would lead to circumstances of initial excessive security (anfängliche Übersicherung), (ii) the Administrative Agent may grant extensions of time for the creation or perfection of Liens in particular Property (including extensions of time beyond the Effective Date) where it determines that such creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or any other Loan Document, (iii) no Loan Party shall be required to take any actions outside of the jurisdiction of formation of any of the other Loan Parties to create or perfect local law security in any Collateral (but may be required to take such actions in order to include certain types of Collateral in the Borrowing Bases) and (iv) in no event shall any Subsidiary of a German Loan Party be required to guarantee, or pledge any assets to secure, any Domestic Secured Obligations.
Section 5.11.Notice of Events. Notify the Administrative Agent within two (2) Business Days after any Responsible Officer of any Loan Party or any of its Subsidiaries acquires knowledge of the occurrence of, or if any Loan Party or any of its Subsidiaries causes or intends to cause, as the case may be, any of the following: (a) the institution of any lawsuit, administrative proceeding or investigation affecting any Loan Party or any of its Subsidiaries, including without limitation any examination or audit by the IRS, the adverse determination under which could reasonably be expected to be material; (b) any development or change in the business or affairs of any Loan Party or any of its Subsidiaries which has had or which is likely to have, in the reasonable judgment of any Responsible Officer of the applicable Loan Parties, a Material Adverse Effect; (c) any Event of Default or Default, together with a reasonably detailed statement by a Responsible Officer on behalf of the applicable Borrower Representative of the steps being taken to cure the effect of such Event of Default or Default; (d) the occurrence of a default or event of default by any Loan Party or any of its Subsidiaries under any agreement or series of related agreements to which it is a party, which default or event of default could reasonably be expected to have a Material Adverse Effect; (e) any written notice of any violation by any Loan Party or any of its Subsidiaries of any Environmental Laws, or investigation of any Loan Party or any of its Subsidiaries in connection with any actual or alleged violation of any Requirements of Law imposed by the Environmental Protection Agency, the Occupational Safety Hazard Administration or any other Governmental Authority, in each case which has resulted or is likely to result, in the reasonable judgment of any Responsible Officer of the applicable Loan Parties, in any Environmental Liability in excess of $5,000,000; (f) any significant change in the accuracy of any material representations and warranties of the Loan Parties or any of their Subsidiaries in this Agreement or any other Loan Document (including without limitation, the representations and warranties in Section 3.21), (g) any Excluded Subsidiary becoming a Significant Excluded Subsidiary and (h) any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent or any Lender that would result in a change to the list of beneficial owners identified in such certification.
Section 5.12.Environmental Matters. Without limiting the generality of Section 5.01(c) hereof, (a) comply in all material respects with all material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law, or Environmental Permit; (b) obtain and maintain in effect all Environmental Permits necessary to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) keep its Property free of any Environmental Claims or Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect. In the event that any Loan Party or any of its Subsidiaries receives any such written demand or claim from any Person with respect to any such Environmental Liabilities, the Loan Parties agree to promptly take action and thereafter diligently pursue the same to completion in a manner necessary to cause the applicable Environmental Liabilities to be remediated as soon as reasonably possible in accordance with all applicable Requirements of Environmental Law. EACH OF THE LOAN PARTIES HEREBY INDEMNIFIES AND AGREES TO HOLD THE ADMINISTRATIVE AGENT AND THE LENDERS HARMLESS FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, DAMAGE, SUIT, ACTION OR PROCEEDING ARISING OUT OF THEIR RESPECTIVE BUSINESSES OR THE BUSINESSES OF ANY OF THE OTHER LOAN PARTIES OR ANY SUBSIDIARIES OF ANY OF THEM, PERTAINING TO ANY ENVIRONMENTAL LIABILITIES, INCLUDING WITHOUT LIMITATION, CLAIMS OF ANY GOVERNMENTAL AUTHORITY OR ANY OTHER PERSON ARISING UNDER ANY REQUIREMENT OF ENVIRONMENTAL LAW OR UNDER TORT, CONTRACT OR

COMMON LAW; PROVIDED, THAT THE FOREGOING INDEMNITY SHALL NOT APPLY TO THE EXTENT, BUT ONLY TO THE EXTENT, THE APPLICABLE LIABILITY, LOSS, DAMAGE, SUIT, ACTION OR PROCEEDING IS DETERMINED BY A FINAL JUDICIAL DECISION TO HAVE BEEN CAUSED BY THE WILLFUL MISCONDUCT, BAD FAITH OR GROSS NEGLIGENCE OF THE PARTY SEEKING INDEMNIFICATION, AND FURTHER PROVIDED THAT NONE OF THE GERMAN LOAN PARTIES SHALL INDEMNIFY THE ADMINISTRATIVE AGENT AND THE LENDERS FOR ENVIRONMENTAL LIABILITIES ARISING OUT OF THE BUSINESS OF THE DOMESTIC LOAN PARTIES, AND WITH REGARD TO THE GERMAN LOAN PARTIES THE GERMAN GUARANTY LIMITATIONS SHALL APPLY ACCORDINGLY IF AND TO THE EXTENT INDEMNIFICATION OF THE ADMINISTRATIVE AGENT AND THE LENDERS FOR ENVIRONMENTAL LIABILITIES ARISES OUT OF THE BUSINESS OF ANY OTHER GERMAN LOAN PARTY.
Section 5.13.End of Fiscal Year. Cause each of its fiscal years and the fiscal years of each of its Subsidiaries to end on December 31st of the applicable year.
Section 5.14.Pay Obligations and Perform Other Covenants. Make full and timely payment of the Obligations, whether now existing or hereafter arising, as and when due and payable, duly comply, and cause each of its Subsidiaries to duly comply, with all of the terms and covenants contained in this Agreement and in each of the other Loan Documents at all times and places and in the manner set forth therein, and except for the filing of continuation and renewal statements and the making of other filings by the Administrative Agent as secured party or assignee, at all times take all actions necessary to maintain the Liens and security interests provided for under or pursuant to this Agreement and the Collateral Documents as valid perfected first priority Liens on the Collateral intended to be covered thereby (subject only to other Liens expressly permitted by Section 6.02 hereof) and supply all information to the Administrative Agent necessary for such maintenance.
Section 5.15.Collection of Receivables; Application of Receivables Proceeds.
a.Each German Borrower will ensure that all payments on account of Receivables of a German Borrower or any German Guarantor are promptly deposited into one or more Collection Accounts of the German Borrower only containing proceeds of the Receivables of such Persons, in a manner that is satisfactory to the Administrative Agent. The Administrative Agent shall be given sufficient access to each relevant Collection Account to ensure that the provisions of Section 2.10(b), Section 2.18 and Section 5.15(c) are capable of being complied with.
b.At all times during a Cash Dominion Period, the Domestic Borrowers shall cause all payments received by any Domestic Borrowers or any of their Domestic Subsidiaries (other than any Domestic Guarantor, except as provided in paragraph (c) below) on account of Receivables of the Domestic Borrowers (whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise) to be promptly deposited in the form received (but with any endorsements of the applicable Domestic Borrower or Domestic Subsidiary necessary for deposit or collection, and if received in funds other than U.S. dollars, with such arrangements for conversion to U.S. dollars as may be acceptable to the Administrative Agent) into one or more Collection Accounts of the Domestic Borrowers designated by the Administrative Agent.
c.At all times during a Cash Dominion Period, funds received in a Collection Account of a Borrower shall be subject to daily wire transfer to an account designated by the Administrative Agent pursuant to arrangements with the applicable depository that are acceptable to the Administrative Agent, and in connection therewith, the Administrative Agent and Chase are irrevocably authorized to cause all collected funds on all Receivables received by the Administrative Agent or Chase from whatever means, whether pursuant to any Tri-Party Agreement or otherwise, to be applied by the Administrative Agent to reduce the outstanding balance of the Loans. During a Cash Dominion Period, the Administrative Agent may require that funds held in any other deposit account of any Borrower shall be remitted to the Administrative Agent, except as the Administrative Agent may permit to fund outstanding drafts or transfers or otherwise in its discretion, and funds contained in any account of any Borrower shall be subject to withdrawal by the Administrative Agent only, as hereinafter provided, except as otherwise expressly authorized by the Administrative Agent. During a Cash Dominion Period, the Borrowers shall at any time and from time to time upon request of the Administrative Agent, liquidate any Permitted Investment Securities held by them and remit the proceeds to the Administrative Agent. Prior to the occurrence of a Default or Event of Default, all remittances and payments that are deposited with the Administrative Agent in accordance with this Section 5.15(c) will be applied by the Administrative Agent on the same day received (or on the next Business Day in the case of remittances and payments received after 11:00 a.m.) to reduce the outstanding balance of the Revolving Loans, subject to final collection in cash of the item deposited. After the occurrence of a Default or Event of Default, all remittances and payments that are deposited with the Administrative Agent in accordance with this Section 5.15(c) will be applied by the Administrative Agent in accordance with Section 2.18. During a Cash Dominion Period, each Domestic Guarantor and each German Guarantor shall be subject to separate cash management arrangements (including with respect to payments received on account of Receivables, short term investments and intercompany transfers of funds) acceptable to the Administrative Agent pursuant to which funds in each such Domestic Guarantor’s and each German Guarantor’s accounts may be applied to reduce the outstanding balance of the Domestic Tranche Revolving Loans or the German Tranche Revolving Loans, as applicable, whether or not demand has been made under the relevant Guaranty. During a Cash Dominion Period, if any Loan Party, or any other Person acting for or in concert with the Loan Parties, receives any monies, checks, notes, drafts or other payments relating to or as proceeds of Receivables or other Collateral except as contemplated by this Section 5.15(c), the Loan Parties shall, or shall cause such Person to, receive and hold such items in trust for, and as the sole and exclusive property of, the Administrative Agent (for the benefit of the applicable Secured Parties) and, immediately upon receipt thereof, remit the same (or cause the same to be remitted) in hand to or as directed by the Administrative Agent.
d.During a Cash Dominion Period, the Loan Parties shall be required, and hereby agree, to promptly deposit Receivable payments when received into any Controlled Account maintained by the Loan Parties pursuant to the terms hereof and designated by the Administrative Agent as a Collection Account. The Administrative Agent shall not deliver any “sole control” activation notices under any Tri-Party Agreement until a Cash Dominion Period is in effect. During a Cash Dominion Period, all amounts in each Controlled Account shall be subject to the provisions of Section 5.15(c), and none of such Controlled Accounts shall be utilized for disbursement purposes, except as otherwise consented to by the Administrative Agent.
e.At any time during a Cash Dominion Period, at the request of the Administrative Agent in its sole discretion, each German Loan Party agrees that if any of its Account Debtors have not previously received notice of the security interest of the Administrative Agent over its Receivables, it shall promptly give notice to such Account Debtors and if any such German Loan Party does not serve such notice, each of them hereby authorizes the Administrative Agent to serve such notice on its behalf.
f.At any time at the request of the Administrative Agent in its sole discretion following the commencement of a Cash Dominion Period, the German Loan Parties shall (a) either (i) immediately cause all of their Collection Accounts (each an “Existing Collection Account”) to be transferred to the name of the Administrative Agent or (ii) to the extent such Existing Collection Accounts cannot be transferred to the Administrative Agent, promptly open new Collection Accounts with (and, at the discretion of the Administrative Agent, in the name of) the Administrative Agent (such new bank accounts being Collection Accounts under and for the purposes of this Agreement), and (b) if new Collection Accounts have been established pursuant to this Section (each a “New Collection Account”) ensure that the proceeds of all Receivables owing to them will immediately be re-directed to the New Collection Accounts. Until all payments on account of Receivables have been redirected to the New Collection Accounts, each German Loan Party shall cause all amounts on deposit in any Existing Collection Account to be transferred to a New Collection Account at the end of each Business Day, provided that if any such German Loan Party does not instruct such re-direction or transfer, each of them hereby authorizes the Administrative Agent to give such instructions on their behalf to the applicable Account Debtors and/or the account bank holding such Existing Collection Account (as applicable).
g.Notwithstanding anything herein to the contrary, none of the funds from a German Loan Party’s deposit account or proceeds from the Collateral owned by a German Loan Party will be commingled with funds from a Domestic Loan Party or applied against the Domestic Tranche Revolving Loans or any other obligations owed to the Domestic Tranche Lenders, and if and to the extent required for compliance with Section 5.19, will be applied against the German Tranche Revolving Loans or any other obligations owed to the German Tranche Lenders to reduce the outstanding balance of the Loans advanced to the relevant German Borrower, and shall be subject to the German Guaranty Limitations.
Section 5.16.Receivables and Other Collateral Matters. The Loan Parties shall maintain books and records pertaining to the respective Collateral owned by each of them in detail, form and scope as the Administrative Agent shall reasonably require, and concurrently with the delivery by any Loan Party to the Administrative Agent of any accounts receivable aging or any sales report summary hereunder, the Loan Parties will disclose to the Administrative Agent which Receivables, if any, arise out of contracts with the United States or any department, agency or instrumentality thereof, or any other Governmental Authority, and will, upon request from the Administrative Agent, use commercially reasonable efforts to execute or cause to be executed any instruments and take any steps required by the Administrative Agent in order that all monies due or to become due under any such contract shall be assigned to the Administrative Agent and notice thereof given under the Federal Assignment of Claims Act or any other Requirements of Law. The Loan Parties will, promptly after any Responsible Officer of any of them learns thereof, report to the Administrative Agent any material loss or destruction of, or substantial damage to, any portion or component of the Collateral with fair market value in excess of $500,000, and any other matters materially affecting the value, enforceability or collectability of any of the Collateral with fair market value in excess of $500,000. If any amount payable under or in connection with any Receivable is evidenced by a promissory note or other instrument, as such terms are defined in the Uniform Commercial Code), such promissory note or instrument shall be promptly pledged, endorsed, assigned and delivered to the Administrative Agent as additional Collateral. The Loan Parties shall not redate, nor allow any of their Subsidiaries to redate, any invoice or sale, or without written notice to the Administrative Agent, make or allow to be made sales on extended dating beyond that customary in the industry. Finally, neither any Loan Party, nor any of their Subsidiaries, shall be entitled to pledge the Administrative Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.
Section 5.17.Material Agreements. The Loan Parties shall deliver or cause to be delivered to the Administrative Agent copies of all tax sharing agreements and all material employment agreements, management fee agreements, loan agreements, notes and other documentation evidencing any Indebtedness of the Borrower or any Subsidiary not delivered or provided prior to the Effective Date.
Section 5.18.Hedging Strategy. The Loan Parties will enter into and maintain Swap Agreement Obligations permitted hereunder in accordance with and as determined by the hedging policies referred to in Section 4.01(x), with such changes thereto as may be reasonably acceptable from time to time to the Administrative Agent.
Section 5.19.Financial Assistance and Capital Impairment. Each German Loan Party shall comply in all respects with applicable legislation governing financial assistance and/or capital maintenance, including Sections 30 and 31 of the German limited liability companies act (GmbHG), and any equivalent and applicable provisions under the laws of the jurisdiction of organization of each German Loan Party, including in relation to the execution of the Collateral Documents of each German Loan Party and payment of amounts due under this Agreement.
Section 5.20.German Collateral. Each German Loan Party shall ensure that (a) a copy of, or reference to, its standard terms and conditions of purchase is attached to or included on (as applicable) each purchase order or equivalent document with its suppliers, (b) its standard terms and conditions of purchase are not amended without the prior consent in writing of the Administrative Agent, and (c) if the reference on any purchase order or equivalent document is to the standard terms and conditions of purchase as set out on a specified website, the relevant website must be maintained, up to date and publicly accessible at all times.  During any Cash Dominion Period or at any other time at which the Administrative Agent shall have notified the Loan Parties in writing that the Administrative Agent, in its reasonable, good faith judgment, considers that the Collateral of any German Loan Party may be at risk, the specified German Loan Party must, at the request of the Administrative Agent, send a copy of its standard terms and conditions of purchase (or other notice satisfactory to the Administrative Agent which rejects retention of title and/or extendible retention of title provisions in relation to the German Loan Party’s Inventory) to its suppliers.
Section 5.21.Post Closing Deliveries.
a.On or prior to the date that is one hundred twenty (120) days after the Effective Date (or such later date as shall be agreed upon by the Administrative Agent in its reasonable credit judgment):
i.The Administrative Agent shall have received (i) a fully executed (and, where required, notarized but not yet registered in the land register) Mortgage (each a “Specified Mortgage” and, collectively, the “Specified Mortgages”, and together with the Existing Mortgages, the “Initial Mortgages”), in proper form for recording or registration, as the case may be, in the applicable jurisdiction, encumbering each Real Property Asset owned in fee as of the Effective Date by Neenah Northeast, LLC and listed on Schedule 4.01 (each such Real Property Asset, a “Specified Mortgaged Property”, and together with the Existing Mortgaged Property, an “Initial Mortgaged Property”); (ii) in the case of each Material Leasehold Property copies of all leases between any Loan Party and any landlord or tenant, and any modifications, supplements or amendments thereto (in each case to the extent not previously provided to the Administrative Agent); (iii) (A) evidence reasonably acceptable to the Administrative Agent and each Regulated Lender Entity as to whether any Specified Mortgaged Property that is a Mill Property owned by the Loan Parties is a Flood Hazard Property, and (B) if there are any such Flood Hazard Properties, evidence that the applicable Loan Party has obtained flood hazard insurance as required by law with respect to each Flood Hazard Property in reasonable amounts approved by the Administrative Agent and each Regulated Lender Entity, or evidence reasonably acceptable to the Administrative Agent and each Regulated Lender Entity that such insurance is not available; (iv) a Mortgage Policy for each Specified Mortgaged Property; (v) an ALTA Survey prepared and certified to the Administrative Agent by a surveyor acceptable to the Administrative Agent; (vi) appraisals, together with reliance letters where applicable, concerning each Specified Mortgaged Property owned by the Loan Parties from one or more independent real estate appraisers reasonably satisfactory to the Administrative Agent, which appraisals shall set forth the Net Recovery Value Percentage of such Specified Mortgaged Property and be in form, scope and substance reasonably satisfactory to the Administrative Agent and shall satisfy the requirements of any applicable laws and regulation; (vii) evidence reasonably satisfactory to the Administrative Agent that there are no material Taxes, charges (including water and sewer charges), withholdings, assessments or impositions of any kind which have been due and payable for more than thirty (30) days with respect to such Specified Mortgaged Property, except those for which extensions have been obtained and except for those which have been disclosed to the Administrative Agent and which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP; and (viii) (1) a favorable opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent), as to the due authorization, execution and delivery by such Loan Party of such Mortgage and such other matters as the Administrative Agent may reasonably request, and (2) an opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) in the state or province in which such Specified Mortgaged Property is located with respect to the enforceability of the form of Mortgage to be recorded in such state or province and such other reasonable and customary matters (including without limitation any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral) as the Administrative Agent may reasonably request, in each case in Proper Form.
ii.The Administrative Agent shall have received and be satisfied with any requested environmental review reports with respect to the Specified Mortgaged Property from firm(s) satisfactory to the Administrative Agent, which reports shall be acceptable to all Lenders. Any environmental hazards or liabilities identified in any such environmental review report shall indicate the Loan Parties’ plans with respect thereto.
b.On or prior to the date that is sixty (60) days after the Effective Date (or such later date as shall be agreed upon by the Administrative Agent in its reasonable credit judgment), the Company and each other applicable Loan Party will execute and deliver, or cause to be executed and delivered, to the Administrative Agent:
i.such documents, agreements and instruments (each to be in form and substance reasonably acceptable to the Administrative Agent), and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01 and/or the equivalents of any of the foregoing in the Netherlands, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may reasonably request to cause the Equity Interests of Neenah Global Holdings B.V. and FinCo to be subject to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the other terms and conditions of the Loan Documents, but subject to the limitations contained in the definition of “Excluded Assets” (including any amendment of the articles of association of Neenah Global Holdings B.V. and FinCo reasonably requested by the Administrative Agent); and
ii.an amendment, supplement or reaffirmation agreement to each Intellectual Property security agreement in effect as of the Effective Date or a new Intellectual Property security agreement, in each case to reaffirm such existing Intellectual Property security agreement or to cover any Intellectual Property for which an Intellectual Property security agreement has not been previously delivered to the Administrative Agent in connection with the Loan Documents.
c.On or prior to the date that is thirty (30) days after the Effective Date (or such later date as shall be agreed upon by the Administrative Agent in its reasonable credit judgment) the Administrative Agent shall have received an endorsement or modification of any Mortgage Policies for each Existing Mortgaged Property, as applicable.
The Loan Parties’ failure to comply with any requirement of this Section 5.21 on or before the date specified in this Section 5.21 shall constitute an immediate Event of Default.
Section 5.22.Refinancing of Specified Indebtedness. If (a) any Senior Notes or Additional Senior Notes are outstanding that have a maturity date which is earlier than ninety (90) days after the date in clause (a) of the definition of “Maturity Date” or (b) any Term Loan Indebtedness is outstanding that has a maturity date which is earlier than one hundred eighty (180) days after the date in clause (a) of the definition of “Maturity Date”, in each case on or before the sixtieth (60th) day prior to the applicable maturity date of such Senior Notes, Additional Senior Notes or Term Loan Indebtedness, (i) the applicable Loan Parties will, or shall cause their respective Subsidiaries (as the case may be) to, repay, redeem, defease, refinance or otherwise retire such Senior Notes, such Additional Senior Notes or such Term Loan Indebtedness in accordance with this Credit Agreement on or before such date so that no principal or interest thereunder remains outstanding as of such date and the related Senior Note Indenture, Additional Senior Indenture or loan documents are otherwise satisfied, discharged, refinanced or otherwise replaced or (ii) in the event there is sufficient Aggregate Availability at such time, the applicable Borrower Representative may request that the Administrative

Agent implement a Reserve against the applicable Borrowing Base in the aggregate amount of the remaining principal amount outstanding under such Senior Notes, such Additional Senior Notes or such Term Loan Indebtedness, which Reserve shall remain in effect until no principal or interest thereunder remains outstanding and the related Senior Note Indenture, Additional Senior Indenture or loan documents are satisfied, discharged, refinanced or otherwise replaced. Any Indebtedness (other than Indebtedness hereunder) issued or incurred to repay, prepay, redeem, defease, refinance or otherwise retire Indebtedness referred to in clause (i) of the preceding sentence shall in each case have a final maturity date that is no earlier than the ninetieth (90th) day after the date in clause (a) of the definition of “Maturity Date”. For purposes of this Section 5.22, any Senior Notes or Additional Senior Notes covered by this Section for which (1) the related Senior Note Indenture or Additional Senior Indenture shall have been satisfied and discharged in accordance with the terms thereof, and (2) irrevocable notice of the redemption in full of such Senior Notes or Additional Senior Notes (as the case may be) shall have been delivered to the trustee under such indenture, in each case on or before the sixtieth (60th) day prior to the applicable maturity date of the such Senior Notes or Additional Senior Notes, shall be deemed to have been redeemed, notwithstanding that the actual payment of the redemption price of the Senior Notes or such Additional Notes will not actually occur until a later date, so long as such actual payment date occurs on or before the thirtieth (30th) day prior to the date in clause (a) of the definition of “Maturity Date”.

ArticleVI
NEGATIVE COVENANTS

The Loan Parties covenant and agree with the Administrative Agent and the Lenders that prior to the termination of this Agreement, the Loan Parties will not do any of the following:
Section 6.01.Indebtedness
. Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent, or otherwise, except the following:
a.the Secured Obligations;
b.Indebtedness secured by Liens permitted by Section 6.02 hereof;
c.(i) purchase money Indebtedness (including the amount of any Capital Lease Obligations required to be capitalized and included as a liability on the Consolidated balance sheet of the Loan Parties and their Subsidiaries incurred to finance Capital Expenditures) including under conditional sales agreements and other title retention arrangements but excluding purchase money Indebtedness incurred in respect of Inventory; provided that the aggregate amount of such purchase money Indebtedness incurred during any fiscal year of the Loan Parties shall not exceed $15,000,000, and (ii) Indebtedness incurred by any German Loan Party pursuant to a government-subsidized loan, Capital Lease or other financing arrangement with respect to the acquisition or financing of Equipment to be owned by such German Loan Party and/or improvements to existing Equipment owned by any German Loan Party (the “Specified German Equipment Indebtedness”), so long as the aggregate principal amount of the Specified German Equipment Indebtedness and any Indebtedness incurred pursuant to Section 6.01(n) does not exceed $35,000,000 outstanding at any time;
d.other liabilities existing on the date of this Agreement and set forth on Schedule 6.01 attached hereto, with no renewals, extensions, modifications or increases thereof being permitted, unless the same constitutes Refinancing Indebtedness;
e.current accounts payable and unsecured current liabilities (including current accrued expenses), not the result of borrowings, to vendors, suppliers, landlords, lessors and persons providing services, for expenditures on ordinary trade terms for goods and services normally required by the Loan Parties or any of their Subsidiaries in the ordinary course of business;
f.Indebtedness in connection with any Inter-Company Loans and any other Indebtedness of any Loan Party to any other Loan Party that is not prohibited hereunder, provided, that, other than in connection with the Specified Intercompany Restructuring Transactions, no such Indebtedness of a Loan Party to another Loan Party may be cancelled, compromised or otherwise discounted in any respect without the written consent of the Required Lenders;
g.Contingent Obligations of a Loan Party with respect to Indebtedness of another Loan Party or an Excluded Subsidiary that is permitted hereunder;
h.current and deferred Taxes (to the extent permitted by Section 6.02(e) hereof);
i.customary and prudent Swap Agreement Obligations entered into in the ordinary course of business with the Administrative Agent, any Lender or any of their respective Affiliates for the sole purpose of protecting the Loan Parties and their Subsidiaries against fluctuations in interest rates, currency exchange rates, commodity (including pulp) prices and similar risks, so long as such Swap Agreement Obligations are not speculative in nature and are incurred in the normal course of business and consistent with industry practices, and, with respect to Swap Agreement Obligations that are Secured Obligations;
j.Refinancing Indebtedness, to the extent the same relates to any Indebtedness permitted by Section 6.01(c) and Section 6.01(d) hereof;
k.Indebtedness incurred in connection with the financing of environmental remediation or Capital Expenditures made to acquire, develop, construct, install, equip or replace existing Equipment, in each case only to the extent (i) such Equipment is primarily intended to establish, maintain or improve the compliance by such Loan Party with applicable Environmental Law (including, as is necessary to maintain certain licenses or permits held by the Loan Parties and required in the conduct of their businesses), (ii) such Indebtedness does not exceed $30,000,000 in the aggregate at any time outstanding, (iii) such Indebtedness (A) is loaned by or guaranteed by a Governmental Authority or government-sponsored entity and is interest-free or at a below-market interest rate, (B) is subject to customary intercreditor arrangements acceptable to the Administrative Agent in its sole discretion, and (C) is secured only by Liens permitted by Section 6.02(l);
l.unsecured letters of credit issued by any third party for the account of any Loan Party, provided that at no time shall the sum of the LC Exposure plus the outstanding face amount of all letters of credit issued pursuant to this Section 6.01(l) plus the drawn and unreimbursed amount of such letters of credit exceed $20,000,000;
m.(i) senior unsecured Indebtedness, and/or senior subordinated unsecured Indebtedness, evidenced by the Senior Notes and the Additional Senior Notes, provided, that (A) the sum of the outstanding principal amount of all Additional Senior Notes and the Senior Notes and all Term Loan Indebtedness shall not exceed $500,000,000 at any time, and (B) upon the issuance of any Additional Senior Notes (after giving effect to the incurrence of the Indebtedness evidenced by the Additional Senior Notes, and, if applicable, any additional Term Loan Indebtedness and/or Refinancing Indebtedness of Term Loan Indebtedness being contemporaneously incurred pursuant to Section 6.01(s) hereof, and, to the extent applicable, any application of the proceeds thereof to the retirement of existing Indebtedness, provided, that such application occurs, or irrevocable notice of the redemption, prepayment or purchase of which is given, substantially contemporaneously with the issuance of such Additional Senior Notes, and, if applicable, additional Term Loan Indebtedness and/or Refinancing Indebtedness of Term Loan Indebtedness incurred pursuant to Section 6.01(s)) either (x) the Aggregate Availability on a pro forma basis shall not be less than 20% of the lesser of (1) the Aggregate Commitments and (2) the Aggregate Borrowing Base at such time or (y) the Fixed Charge Coverage Ratio for the Company and its Subsidiaries shall be greater than 1.10 to 1.00 for the most recently completed four quarter period, assuming that for purposes of calculating the Fixed Charge Coverage Ratio for such period (calculated on a pro forma basis in a manner reasonably acceptable to the Administrative Agent) such Indebtedness was incurred on the first day of such applicable period; provided further, that, in each case of the foregoing clauses (x) and (y), the applicable Borrower Representative shall provide the

Administrative Agent with the applicable pro forma calculations in form and substance reasonably satisfactory to the Administrative Agent, and (ii) any Refinancing Indebtedness of such senior unsecured Indebtedness and/or senior subordinated unsecured Indebtedness;
n.Indebtedness hereafter owing by any Borrower under any lease or leases of new Equipment entered into after the Effective Date; provided that (i) the maximum aggregate principal amount of such Indebtedness and the principal amount of any Specified German Equipment Indebtedness incurred under Section 6.01(c)(ii) may not exceed $35,000,000 outstanding at any time and (ii) even if Indebtedness incurred pursuant to this clause (n) would be classified as purchase money Indebtedness, Capital Lease Obligations or other funded Indebtedness, the aggregate principal amount of such Indebtedness incurred pursuant to this Section 6.01(n) then outstanding shall be excluded from the Secured Funded Indebtedness for purposes of calculating the Secured Leverage Ratio at any time;
o.Indebtedness now or hereafter owing by the German Loan Parties in connection with the IKB Loan and the IKB Loan (RTO), which shall be secured by one or both of a Meltblown machine or a regenerative thermal oxidizer, and certain supporting Equipment relating thereto;
p.other Indebtedness in an aggregate amount not to exceed $15,000,000 at any one time outstanding;
q.any Indebtedness incurred with respect to the Specified Factoring Arrangements;
r.upon prior written notice to Administrative Agent, Indebtedness incurred with respect to factoring arrangements (other than the Specified Factoring Arrangements) entered into in the ordinary course of business in an amount not to exceed $5,000,000 in the aggregate at any time outstanding; and
s.(i) secured Indebtedness of the Loan Parties from time to time incurred under the Term Loan Documents (including the incurrence of any incremental term loan under the Term Loan Agreement), so long as (A) the aggregate principal amount outstanding of such secured Indebtedness and any Indebtedness outstanding pursuant to Section 6.01(m) shall not exceed $500,000,000 at any time, (B) no Event of Default shall have occurred and be continuing or would result from the incurrence of such Indebtedness, (C) after giving pro forma effect to the incurrence of such Indebtedness after the Third Amendment Effective Date and the use of proceeds thereof (x) the Secured Leverage Ratio of the Loan Parties is equal to or less than 3.50 to 1.0 and (y) Specified Excess Availability exceeds the Specified Indebtedness Threshold, and (D) such Indebtedness shall have a final maturity no earlier than 180 days after the date in clause (a) of the definition of “Maturity Date” (collectively, the “Term Loan Indebtedness”) and (ii) any Refinancing Indebtedness of such secured Indebtedness;
provided, however, that notwithstanding the foregoing, in no event shall the Loan Parties enter into any Swap Agreement Obligation that are Secured Obligations at any time when the Swap Agreement Obligations Aggregate Amount exceeds $20,000,000, or which would cause the Swap Agreement Obligations Aggregate Amount to exceed $20,000,000 immediately after the incurrence thereof.
The Loan Parties, the Administrative Agent and the Lenders agree that, notwithstanding anything contained in Section 6.01(f) or in any other provision contained in this Agreement which may appear to be to the contrary, any and all Indebtedness permitted by Section 6.01(f) hereof (together with any and all Liens from time to time securing the same as permitted by Section 6.02 hereof) is hereby made and at all times hereafter shall be inferior and subordinate in all respects to the Secured Obligations from time to time owing to the Administrative Agent or any Secured Party pursuant hereto and to any Lien against any Collateral from time to time now or hereafter securing any of such Secured Obligations pursuant to the terms hereof and the Collateral Documents. Additionally, the Loan Parties, the Administrative Agent and the Lenders agree that, notwithstanding anything contained in any provision of this Agreement, any and all contractual, statutory or constitutional Liens which may now or hereafter held by any Loan Party against any Property of any other Loan Party or any of their Subsidiaries as a result of any intercompany lease or sublease by such Loan Party to such other Loan Party or Subsidiary of any real Property owned or leased by the lessor or sublessor Loan Party are, and at all times hereafter shall be, inferior and subordinate in all respects to any Lien now or hereafter held by the Administrative Agent, for the ratable benefit of the Secured Parties, against any Collateral as security for any of the Secured Obligations pursuant to the terms hereof and the Collateral Documents. The Loan Parties agree to execute and deliver on their own behalf, and to cause to be executed and delivered by and on behalf of their Subsidiaries, any and all subordination agreements, in form and content reasonably acceptable to the Administrative Agent, which the Administrative Agent may hereafter require to further evidence the subordination of the Indebtedness permitted by Section 6.01(f) above, the Liens permitted by Section 6.02 and any such contractual, statutory or constitutional landlord’s Liens held by any Loan Party.
Section 6.02.Liens. Create or suffer to exist any Lien upon any of its Property (including without limitation, real property assets and personal property assets, including Equity Interests in its Subsidiaries) now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; provided, however, that the Loan Parties may create or suffer to exist:
a.Liens in effect on the date of this Agreement and which are described on Schedule 6.02 attached hereto, provided, that the Property covered thereby does not increase in scope and such Liens may not be renewed and extended (other than continuation filings or similar filings to maintain the effectiveness of any such Lien), unless such renewal and extension is with respect to Refinancing Indebtedness permitted by Section 6.01(j) above;
b.Liens against the Collateral in favor of the Administrative Agent as security for the Secured Obligations;
c.Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits (not including any lien described in Section 430(k) of the Code); with respect to Loan Parties organized in Germany this shall include security created or subsisting in order to comply with the requirements of Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) and of Section 7e of the German Social Security Code IV (Sozialgesetzbuch IV), and the pledge to former or current managing directors of insurance claims covering a shortfall in the relevant persons’ pension entitlements insured by the German Borrower B;
d.Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, processors’ and vendors’ liens and other similar liens, incurred in good faith in the ordinary course of business and securing obligations which are incurred in the ordinary course of business and are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate, diligently pursued proceedings as to which the Loan Parties or any of their Subsidiaries, as the case may be, shall, to the extent required by GAAP, consistently applied, have set aside on its books adequate reserves;
e.Liens securing the payment of Taxes that are not delinquent, are permitted by Section 5.02 hereof, or are being diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; provided, however, that a Reserve against Domestic Availability or German Availability, as applicable, will be established in an amount equal to the aggregate amount of any and all such Taxes which are being diligently contested;
f.zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
g.Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, including without limitation security given in the ordinary course of business to a public utility, a municipality, or a governmental or other public authority where required by such utility, municipality or governmental or public authority in connection with the operations of any Loan Party, in each case in an amount not to exceed $5,000,000 and not secured by Inventory or Receivables;
h.purchase money or other Liens securing the Indebtedness permitted by Section 6.01(c) above, provided, as a result of the creation of any such Lien, (i) no Default or Event of Default shall have occurred, (ii) the principal amount of such Lien does not exceed 100% of the purchase price of the asset acquired with such permitted Indebtedness plus accrued interest on such Indebtedness plus protective advances made by the holder of such permitted Indebtedness, and (iii) such Lien shall not apply to any other Property other than the asset acquired with such purchase money Indebtedness or Specified German Equipment Indebtedness, as applicable;
i.Liens in favor of any Loan Party securing any Indebtedness permitted pursuant to Section 6.01(f) hereof;
j.Liens arising from judgments, orders, or other awards not constituting an Event of Default;
k.Liens upon Property (i) acquired by the Loan Parties after the Effective Date, (ii) purchased in whole or in substantial part (in no event less than 75% of the aggregate purchase price) with proceeds of Indebtedness permitted pursuant to Section 6.01(k) hereof, which Liens secure only such Indebtedness, and (iii) which Property, in the reasonable discretion of the Administrative Agent, can be readily removed from the facility on which it is located at a commercially reasonable cost and without any damage (other than de minimus damage) or impairment (other than de minimus impairment) of the use, functionality or value of such facility;
l.all rights reserved to or vested in any Governmental Authority by the terms of any lease, franchise, grant or permit held by any Loan Party or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition of the continuation thereof, or to distrain against or to obtain a Lien on any Property of any Loan Party in the event of failure to make such annual or other periodic payments;
m.Liens upon cash or Permitted Investment Securities in an amount not to exceed $10,000,000 at any time to secure obligations of any Loan Party or Loan Parties under any Swap Agreement, where such obligations do not constitute Swap Agreement Obligations;
n.rights of tenants, subtenants, licensees or other parties in possession, if any, but only (i) as tenants or licensees or otherwise to the extent of their possessory rights or interests and (ii) so long as such rights do not, in the aggregate, materially detract from the value of the Properties of the Loan Parties or materially impair the use thereof in the operation of the business of the Loan Parties;
o.with respect to any lease of any leasehold property entered into in accordance with the terms hereof, the rights of the landlord to such leased property and the terms and conditions contained in the corresponding lease, but only so long as such Loan Party is current with respect to payment of all rent and other amounts due to such landlord under such lease;
p.any encumbrance for which adequate title insurance is provided against losses that may be suffered by the Administrative Agent and the Lenders, which insurance is reasonably acceptable to the Administrative Agent;
q.(i) any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any German Loan Party maintains a banking relationship in the ordinary course of business and (ii) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;
r.Liens securing Indebtedness permitted under Section 6.01(o);
s.other Liens securing the payment of obligations, other than Indebtedness or Swap Agreement Obligations, in an amount not to exceed $10,000,000 at any time outstanding; provided, that such Liens are not upon Inventory, Receivables, Eligible Equipment, Eligible Real Estate, or deposit accounts;
t.Liens securing Indebtedness permitted under Section 6.01(n);

u.Liens securing Indebtedness permitted under Section 6.01(s), subject to the terms and conditions of the Intercreditor Agreement; and
v.Liens on cash proceeds or cash equivalents arising from the deposit of funds in escrow or in trust to provide for the payment of the redemption price of the Senior Notes, any Additional Senior Notes, and any Term Loan Indebtedness or Refinancing Indebtedness permitted under this Agreement pursuant to any applicable escrow agreement or indenture, for the purpose of satisfying and discharging the Term Loan Documents and/or indenture governing such Indebtedness to be redeemed;
provided, however, notwithstanding anything contained above in this Section 6.02 to the contrary, (i) if any of the permitted Liens are of the type that are being contested in good faith by appropriate proceedings as to the Loan Parties, the Indebtedness giving rise to such contested Lien(s) must be immediately paid upon commencement of any foreclosure process or proceeding with respect to such Lien(s) unless the same shall be effectively stayed or a surety bond or title insurance with respect thereto (which is reasonably satisfactory in all respects to the Administrative Agent), is posted; and (ii) in no event will the Loan Parties create or suffer to exist any Lien upon any Equity Interests of their existing or future Subsidiaries or upon any Equity Interests of NP International HoldCo, NP International, or FinCo (other than (x) Liens in favor of the Administrative Agent as security for the Secured Obligations and (y) Liens permitted pursuant to Section 6.02(u)).
Section 6.03.Contingent Liabilities. Create, incur, suffer or permit to exist, directly or indirectly, any Contingent Obligations, other than:
a.the Obligations of each Guarantor to the Administrative Agent and the Lenders under the terms of any Guaranty;
b.any Contingent Obligations of the Loan Parties under any Swap Agreement Obligations permitted by Section 6.01(i) above;
c.the guarantees by the Loan Parties of any obligations of any other Loan Party that are not prohibited by this Agreement or of any Indebtedness of any other Loan Party if such Indebtedness so guaranteed is permitted under the terms of Section 6.01 above;
d.the guarantees by any Loan Party of Indebtedness of any Excluded Subsidiaries, provided, that, at all times any such guaranty is in effect the maximum amount of such guaranteed Indebtedness shall be deemed to be an Investment in an Excluded Subsidiary on the date such guaranty is entered into, and any such Investment must be permitted under Section 6.07 hereof (whether through one or a combination of the clauses thereof so long as such amounts aggregate to such maximum amount); and
e.any guarantee by the Company of NP International’s obligations under the NP International Lease, if such guarantee is required by the landlord under the NP International Lease.
Section 6.04.Mergers, Consolidations and Dispositions and Acquisitions of Assets. In any single transaction or series of related transactions, directly or indirectly:
a.wind up its affairs, liquidate or dissolve;
b.be a party to any merger or consolidation;
c.(i) sell, convey, lease, transfer or otherwise dispose of all or any portion of the Property (except for (A) the sale of Inventory in the ordinary course of business, (B) the sale of Receivables pursuant to the Specified Factoring Arrangements or Section 6.01(r) of this Agreement and (C) the utilization of cash for a purpose not prohibited by this Agreement or the other Loan Documents) of any Loan Party, or agree to take any such action, or (ii) permit any Excluded Subsidiary to sell, convey, lease, transfer or otherwise dispose of all or any substantial portion of the Property (except for (A) the sale of Inventory in the ordinary course of business, and (B) the utilization of cash for a purpose not prohibited by this Agreement or the other Loan Documents) of such Excluded Subsidiary, or permit any Excluded Subsidiary to agree to take any such action;
d. sell, assign, pledge, transfer or otherwise dispose of, or in any way part with control of, any Equity Interests of any of its Subsidiaries (including any Excluded Subsidiary) or any Indebtedness or obligations of any character of any of its Subsidiaries (including any Excluded Subsidiary), or permit any such Subsidiary (including any Excluded Subsidiary) to do so with respect to any Equity Interests of any other subsidiary or any Indebtedness or obligations of any character of any Loan Party or any of their Subsidiaries (including any Excluded Subsidiary), or permit any of its Subsidiaries (including any Excluded Subsidiary) to dissolve or liquidate, or to issue any additional Equity Interests other than to the Loan Parties;
e.take any board of director or shareholder action with a view toward dissolution, liquidation or termination;
f.purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Person or any Equity Interests in any Person; or
g.consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.10 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents;
provided, however that notwithstanding the foregoing, any of the following described actions may be undertaken, so long as no Default or Event of Default then exists or would exist immediately after giving effect to the applicable event:
a.any Subsidiary of any Loan Party may merge or consolidate with any Loan Party or any other Subsidiary of any Loan Party, provided, that if (i) one or more of the entities so merging or consolidating was a Borrower, and if the surviving entity is not yet a Borrower, such surviving entity must be a Wholly-Owned Domestic Subsidiary if such Borrower is a Domestic Borrower or such surviving entity must be a Wholly-Owned Foreign Subsidiary organized under the laws of Germany if such Borrower is a German Borrower, and, in each case, such surviving entity shall simultaneously with such merger, execute and deliver to the Administrative Agent a Joinder Agreement with respect to this Agreement, together with all requested Collateral Documents, as required at such time by the Administrative Agent, appropriately completed in Proper Form, and (ii) one or more of the entities so merging or consolidating was a Domestic Guarantor or a German Guarantor (and so long as none of the entities was a Borrower, in which event clause (i) shall apply), and if the surviving entity is not yet a Domestic Guarantor, such surviving entity must be a Wholly-Owned Domestic Subsidiary if one of the entities is a Domestic Guarantor or such surviving entity must be a Wholly-Owned Foreign Subsidiary if such entity is a German Guarantor, and, in each case, and such surviving entity shall simultaneously with such merger, execute and deliver to the Administrative Agent a Guaranty or a Joinder Agreement, together with all requested Collateral Documents, as required at such time by the Administrative Agent, appropriately completed in Proper Form;
b.any of the Loan Parties or their Subsidiaries may sell, lease, transfer or otherwise dispose of any of its assets to a Loan Party or any other Wholly-Owned Subsidiary of a Borrower, provided, that if (i) the entity selling, leasing, transferring or otherwise disposing of its assets is a Borrower, and if the entity to whom the sale, lease, transfer or other disposition was made is not a Borrower, such entity must be a Wholly-Owned Domestic Subsidiary if such Borrower is a Domestic Borrower or such surviving entity must be a Wholly-Owned Foreign Subsidiary if such Borrower is a German Borrower, and, in each case, such entity shall simultaneously with such lease, transfer or disposition, execute and deliver to the Administrative Agent a Joinder Agreement, together with all requested Collateral Documents, as required at such time by the Administrative Agent, appropriately completed in Proper Form, and (ii) the entity selling, leasing, transferring or otherwise disposing of its assets is a Domestic Guarantor or a German Guarantor, and if the entity to whom the sale, lease, transfer or other disposition was made is not a Borrower, Domestic Guarantor or a German Guarantor, such entity must be a Wholly-Owned Domestic Subsidiary if one of the entities is a Domestic Guarantor or such surviving entity must be a Wholly-Owned Foreign Subsidiary if such entity is a German Guarantor, and, in each case, such entity shall simultaneously with such lease, transfer or disposition, execute and deliver to the Administrative Agent a Guaranty or a Joinder Agreement, together with all requested Collateral Documents, as required at such time by the Administrative Agent, appropriately completed in Proper Form;
c.any Subsidiary may be dissolved or liquidated, so long as such dissolution or liquidation results in all assets of such Subsidiary being owned by a Loan Party or a Wholly-Owned Subsidiary; provided, that if (i) the entity dissolving or liquidating is a Borrower, and if the entity to whom all assets of such dissolving or liquidating entity are transferred is not yet a Borrower, such entity must be a Wholly-Owned Domestic Subsidiary if such Borrower is a Domestic Borrower or such surviving entity must be a Wholly-Owned Foreign Subsidiary if such Borrower is a German Borrower, and, in each case, such entity shall simultaneously with such transfer execute and deliver to the Administrative Agent a Joinder Agreement, together with all requested Collateral Documents, as required at such time by the Administrative Agent, appropriately completed in Proper Form, and (ii) the entity dissolving or liquidating is a Domestic Guarantor or a German Guarantor, and if the entity to whom all assets of such dissolving or liquidating entity are transferred is not yet a Borrower, Domestic Guarantor or a German Guarantor, such entity must be a Wholly-Owned Domestic Subsidiary if one of the entities is a Domestic Guarantor or such surviving entity must be a Wholly-Owned Foreign Subsidiary if such entity is a German Guarantor, and, in each case, such entity shall simultaneously with such transfer execute and deliver to the Administrative Agent a Guaranty or a Joinder Agreement, together with all requested Collateral Documents, as required at such time by the Administrative Agent, appropriately completed in Proper Form;
d.(A) any of the Loan Parties may (i) sell, exchange or otherwise dispose of Permitted Investment Securities in the ordinary course of business; (ii) terminate, surrender or sublease a lease of real Property in the ordinary course of business; (iii) sell or otherwise dispose of equipment and fixtures that are obsolete, worn out or no longer needed in the business of the Loan Parties; (iv) sell, exchange, lease, transfer or otherwise dispose of (in each case for reasonably equivalent value) real Property having a fair market value not to exceed the sum of (1) $5,000,000 for all such transactions in the aggregate in any calendar year plus (2) the excess (if any) of $5,000,000 over the amount of Dispositions pursuant to this clause (A) (iv) consummated in the immediately preceding calendar year; (v) sell or otherwise dispose of, for fair and adequate consideration any other equipment and fixtures having a fair market value not to exceed the sum of (1) $1,000,000 for all such transactions in the aggregate in any calendar year plus (2) the excess (if any) of $1,000,000 over the amount of Dispositions pursuant to this clause (A) (v) consummated in the immediately preceding calendar year; and (vi) sell, exchange, lease, transfer or otherwise dispose of the Brattleboro, VT facility; provided that, during a Cash Dominion Period, subject to the Intercreditor Agreement, all net proceeds of any and all of the foregoing not constituting Term Loan Priority Collateral shall be paid to the

Administrative Agent for application in accordance with Section 2.18; and (B) any Excluded Subsidiaries that are not directly or indirectly wholly-owned by the Company may issue Equity Interests from time to time to holders of minority interests in its Equity Interests, provided that after giving effect to such issuance, such Excluded Subsidiary will remain majority owned directly or indirectly by the Company;
(5)    (i) to the extent any Collateral is sold or otherwise permanently disposed of as permitted by this Section 6.04, such Collateral shall be sold or otherwise disposed of free and clear of the Liens of the Collateral Documents and the Administrative Agent shall take such actions, including executing and filing appropriate releases, as are appropriate in connection therewith, and no approval of any of Lenders shall be required therefor, and (ii) to the extent any Collateral is leased as permitted by this Section 6.04, the Company or the applicable Loan Party may request that the Administrative Agent enter into a subordination, non-disturbance and attornment agreement in form and substance acceptable to the related lessee and to the Administrative Agent, as applicable (and no approval of any of the Lenders shall be required therefor) and the Administrative Agent may require the delivery of Collateral Documents, including without limitation, a collateral assignment of lease, in form and substance reasonably acceptable to it;
(6)    the Loan Parties may purchase or otherwise acquire all or a substantial portion of the assets of one or more Persons, or any Equity Interests in any Person; provided, that, in each case, (i) such transaction or series of transactions is not otherwise prohibited hereunder (giving effect to the provisions of Section 1.07, in the case of any Limited Conditionality Transaction), (ii) the Loan Parties comply with the applicable requirements of this Agreement, including without limitation Section 5.10, in connection with such transaction or series of transactions, (iii) the aggregate purchase price (including merger consideration, if applicable) paid by the Loan Parties in any transaction or series of transactions under this clause (6) of Section 6.04 does not exceed $250,000,000 in any period of twelve consecutive months, and (iv) after giving effect to the completion of any transaction or series of transactions under this clause (6) of Section 6.04, either (x) the Aggregate Availability on a pro forma basis (taking into account all cash consideration given in connection with such transaction or series of transactions as having been paid at the time of the initial completion of any such transaction or series of transactions) shall not be less than 20% of the lesser of (A) the Aggregate Commitments and (B) the Aggregate Borrowing Base at such time or (y) (A) the Aggregate Availability on a pro forma basis (taking into account all cash consideration given in connection with such transaction or series of transactions as having been paid at the time of the initial completion of any such transaction or series of transactions) shall not be less than $25,000,000 and (B) the Fixed Charge Coverage Ratio for the Company and its Subsidiaries (including, to the extent applicable, the retirement of any Indebtedness occurring, or irrevocable notice of the redemption, prepayment or purchase of which Indebtedness is given, substantially contemporaneously with the consummation of such transaction or transactions) shall be greater than 1.10 to 1.00 for the most recently completed four quarter period assuming that for purposes of calculating the Fixed Charge Coverage Ratio for such period (calculated on a pro forma basis in a manner acceptable to the Administrative Agent) such transaction or series of transactions occurred on the first day of such applicable period; provided, that, in each case of the foregoing clauses (x) and (y), the applicable Borrower Representative shall provide the Administrative

Agent with the applicable pro forma calculations in form and substance reasonably satisfactory to the Administrative Agent; and
(7)    any of the Loan Parties or their Subsidiaries may consummate the Specified Intercompany Restructuring Transactions; provided that within ninety (90) days after the Specified Intercompany Restructuring Transactions have been completed (as such date may be extended by the Administrative Agent in its reasonable credit judgment), each applicable Loan Party will execute and deliver, or cause to be executed and delivered, to the Administrative Agent, (i) a Guaranty and/or Joinder Agreement, as applicable, in order for Neenah HK to become a German Guarantor, and (ii) such documents, agreements and instruments (each to be in form and substance reasonably acceptable to the Administrative Agent), and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01 and/or the equivalents of any of the foregoing in Hong Kong, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may reasonably request to cause (x) the Equity Interests of Neenah HK and (y) subject to Section 5.10, any other assets of Neenah HK solely to the extent requested by the Administrative Agent, in each case, to be subject to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the other terms and conditions of the Loan Documents, but subject to the limitations contained in the definition of “Excluded Assets” (including any amendment of the organizational documents reasonably requested by the Administrative Agent).
Section 6.05.Nature of Business. Materially change the nature of its business or enter into any business which is substantially different from the business in which it is engaged as of the Effective Date, except for entry into related businesses that do not in the aggregate substantially change the overall composition of the Loan Parties’ and their Subsidiaries’ respective businesses; provided that the Loan Parties shall not be required to remain in the timber or pulp business.
Section 6.06.Transactions with Related Parties. Except for any Permitted Affiliate Transactions and other transactions specifically permitted by Section 6.04 or Section 6.07, enter into any other transaction, contract, license or agreement of any kind with any Affiliate, officer or director of any Loan Party or any of their Subsidiaries, unless such transaction, contract or agreement is made upon terms and conditions not less favorable to such Person than those which could have been obtained from wholly independent and unrelated third parties.
Section 6.07.Investments, Loans. Make, directly or indirectly, any Investment in or loan or advance to any Person, or make any commitment to make such loan, advance or Investment, except:
a.Equity Interests of any Domestic Loan Party or German Loan Party acquired or issued in accordance with the other provisions of this Agreement, including without limitation, the provisions of Section 5.10 above, or Equity Interests of any other Subsidiary (including any Excluded Subsidiary) with the prior written consent of the Administrative Agent;
b.Permitted Investment Securities;
c.loans otherwise permitted by the provisions of Section 6.01(f) above;
d.loans to employees of any Loan Party made in the ordinary course of business, so long as the aggregate amount of all such loans outstanding at any time does not exceed $750,000;
e.loans or advances to, or Investments in, any Loan Party;
f.loans or capital contributions to (i) Neenah Menasha Water and Power Company in an aggregate amount not to exceed the sum of (x) $1,000,000 for dam repairs and (y) $500,000 for any purpose,

in each case in any twelve (12)-month period, and (ii) Neenah Canada in an aggregate amount not to exceed $2,500,000 in any twelve (12)-month period;
g.Inter-Company Loans;
h.Investments in NP International HoldCo made prior to December 31, 2006 in order to finance the 2006 Acquisition of Neenah Germany;
i.other loans, advances or Investments in FinCo, NP International and NP International HoldCo in an aggregate amount not to exceed €250,000 at any time outstanding;
j.any expenses, including, without limitation, insurance and workers compensation expenses, reasonably incurred by the Company in the ordinary course of business on a “blanket” or “umbrella” basis for benefit of the Loan Parties, NP International HoldCo and NP International;
k.any Letter of Credit issued pursuant to Section 2.06 of this Agreement, to the extent it may directly or indirectly benefit NP International HoldCo and NP International, or either of them;
l.any guarantee by the Company of NP International’s obligations under the NP International Lease, if such guarantee is required by the landlord under the NP International Lease;
m.Acquisitions permitted pursuant to Section 6.04;
n.Investments in the Excluded Subsidiaries as of the Effective Date;
o.the Investments by German Borrower B in AIM Nonwovens, including future Investments (if any) in connection with acquiring additional Equity Interests in such company so long as the total Investment by German Borrower B with respect thereto does not exceed $10,000,000;
p.any Investments made from time to time by German Borrower B in Neenah Gessner Unterstützungskasse GmbH, consistent with past practice, to fulfill pension plan obligations of German Borrower B to former employees that have been historically funded through Neenah Gessner Unterstützungskasse GmbH and payments to Neenah Gessner Unterstützungskasse GmbH according to the benefit plans dated December 22, 1997 and September 21, 2005 so long as the total Investment by German Borrower B with respect thereto does not exceed €200,000 in the aggregate for any fiscal year;
q.loans, advances or Investments in the Specified Dutch Entities in an aggregate amount not to exceed €10,000,000 at any time outstanding; and
r.other loans, advances or Investments not covered by clauses (a) through (q) above, in any aggregate amount not to exceed $20,000,000 at any time outstanding.
Section 6.08.ERISA Compliance; Foreign Pension Plan Compliance.
a.At any time engage in any Prohibited Transaction with respect to a Plan which could reasonably be expected to result in a material liability; or permit any Plan to be terminated in a manner which could result in the imposition of a Lien on any Property of any Loan Party or any of their Subsidiaries pursuant to ERISA.
b.Engage in any transaction in connection with which any Loan Party or any Subsidiary thereof would or could reasonably be expected to be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.
c.Terminate any Plan in a “distress termination” under Section 4041 of ERISA, or take any other action which could reasonably be expected to result in a material liability of any Loan Party or any Subsidiary thereof to the PBGC.
d.Fail to make payment when due of all amounts which, under the provisions of any Plan, any Loan Party or any Subsidiary thereof is required to pay as contributions thereto, or, with respect to any Plan, fail to satisfy the minimum funding standard (as described in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect thereto.
e.Adopt an amendment to any Plan restricted by Section 436 of the Code.
f.Engage in any transaction in connection with which any Loan Party or any Subsidiary thereof would or could reasonably be expected to be subject to a material liability or material civil or tax penalty with respect to any Foreign Pension Plan.

g.Cause or permit any Foreign Pension Plan to be terminated in a manner which could result in the imposition of a Lien on any Property of any Loan Party or any of their Subsidiaries.
Section 6.09.Trade Credit Extensions. Extend credit to customers other than normal and prudent extensions of trade credit for goods and services in the ordinary course of business.
Section 6.10.Change in Accounting Method. Make or permit any change in accounting method or financial reporting practices except as may be required by GAAP or German GAAP (as applicable), in each case as in effect from time to time.
Section 6.11.Redemption, Dividends, Equity Interests Issuance, Distributions and Payments. At any time:
a.redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, retire or otherwise acquire, directly or indirectly, any Equity Interests or any warrants or other similar instruments issued by any Loan Party or any Subsidiary thereof, except Stock Repurchases, so long as (i) no Default or Event of Default exists on the trade date for the applicable Stock Repurchase, or would result from such purchase, (ii) the aggregate amount of such Stock Repurchases does not exceed $25,000,000 in the aggregate for any fiscal year of the Company commencing on or after January 1, 2018 (exclusive of amounts paid prior to January 1, 2018); provided that there will be no cap on the amount of the Stock Repurchases so long as the Payment Condition is satisfied both before and after giving effect to such Stock Repurchase and (iii) such Stock Repurchase has been duly authorized by the Company’s board of directors;
b.declare or pay, directly or indirectly, any dividend or distribution, except (i) dividends and distributions paid to a Loan Party which is a direct parent of the Loan Party paying a dividend or distribution, and any dissolution and distributions of profits, profit reserves or capital reserves by German Borrower A to its limited partner, NP International (including, but not limited to, the distribution to be made by the German Borrower Representative to NP International from proceeds of the initial German Tranche Revolving Borrowing hereunder), (ii) non-cash dividends paid to the holders of any Equity Interests of the Company in the form of additional Equity Interests of the Company, (iii) EAV Distributions so long as such EAV Distribution is validly payable pursuant to the applicable German EAV and (iv) Cash Dividends to the holders of any Equity Interests of the Company, so long as (A) no Default or Event of Default exists on the date that the applicable Cash Dividend is declared or paid, or would result from the payment thereof, (B) the amount of such Cash Dividends paid during any twelve (12) consecutive months does not exceed $45,000,000 in the aggregate; provided that there will be no cap on the amount of the Cash Dividends so long as the Payment Condition is satisfied both before and after giving effect to the payment of such Cash Dividends, (C) such Cash Dividend is legally declared and payable, and (D) the Company shall have (x) given the Administrative Agent at least five (5) Business Days prior written notice specifying the amount and date of such proposed Cash Dividend and, and (y) if required by the Administrative Agent, submitted a certificate of a Responsible Officer setting forth reasonably detailed calculations demonstrating compliance with the Payment Condition and certifying that the other conditions set forth in this clause (b) have been satisfied;
c.make any other distribution of any Property, cash, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any of its Equity Interests except as permitted in Section 6.11(b) above or in connection with the dissolution and liquidation of any Loan Party or any subsidiary of a Loan Party that is not prohibited by this Agreement;
d.set apart any money for a sinking fund or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, or other acquisition of any of its Equity Interests;
e.except as provided in clause (f) below, redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, defease or retire for value, or make any principal payment on, any Subordinated Indebtedness, prior to the Maturity Date (other than any non-cash conversion to equity and any principal payments on Indebtedness owed by a Loan Party to another Loan Party permitted under Section 6.01(f));

f.make any principal or interest payment on, any Inter-Company Loan contemplated by clause (e) of the definition of Inter-Company Loan, prior to the Maturity Date, unless no Default or Event of Default exists on the date that such payment is made, or would result from such payment;
g.increase the registered share capital of a German Loan Party (other than German Borrower A) without the prior written consent of the Administrative Agent; and
h.with respect to Indebtedness incurred under Section 6.01(m), Section 6.02(n) or Section 6.01(s) make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any such Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness, in each case which constitutes a voluntary prepayment, unless the Payment Condition is satisfied on a pro forma basis at the time such voluntary prepayment is made (or solely with respect to the Senior Notes, Additional Senior Notes, or Term Loan Indebtedness or Refinancing Indebtedness thereof issued under a trust indenture, at the time irrevocable notice of the redemption, prepayment or other distribution with respect to such Indebtedness is given to the applicable indenture trustee or the registered holders of such Indebtedness, whichever occurs first) and immediately after giving effect to such prepayment, redemption or distribution and the application of proceeds thereof.
Section 6.12.Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Company and its Subsidiaries to be less than 1.1 to 1.0 as of the last day of any fiscal quarter for the four quarter period ending on such day, such ratio to be tested with respect to the most recently ended fiscal quarter during any FCCR Test Period.
Section 6.13.Sale of Receivables. Except as set forth on Schedule 6.13 or in connection with the Specified Intercompany Restructuring Transactions, sell, assign, discount, transfer or otherwise dispose of any Receivables, promissory notes, drafts or trade acceptances or other rights to receive payment held by it, with or without recourse.
Section 6.14.Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby any Loan Party shall sell or transfer any Property, real or personal, which is used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which such Loan Party intends to use for substantially the same purpose or purposes as the Property being sold or transferred, except for the sale of Property, the aggregate value of which does not exceed $5,000,000 during the term of this Agreement, so long as (i) no Default or Event of Default then exists or would exist immediately after giving effect to such sale, and (ii) during a Cash Dominion Period, subject to the Intercreditor Agreement, the net proceeds of such sale not constituting Term Loan Priority Collateral are used to prepay Loans pursuant to Section 5.15 (subject to the limitations in Section 5.15(g)).
Section 6.15.Change of Name or Place of Business. Permit any Loan Party to change its address, name, identity, type of organization, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), jurisdiction of organization, location of its chief executive office or principal place of business or the place it keeps its material books and records, unless the applicable Borrower Representative has (a) notified the Administrative Agent of such change in writing at least ten (10) Business Days before the effective date of such change, (b) taken such action, reasonably satisfactory to the Administrative Agent, to have caused the Liens against all Collateral in favor of the Administrative Agent for the ratable benefit of the Secured Parties to be at all times fully perfected and in full force and effect and (c) delivered such certificates of Governmental Authorities as the Administrative Agent may require substantiating such change.
Section 6.16.Restrictive Agreements. Other than as provided in this Agreement, the Senior Note Documents, the Additional Senior Note Documents and the Term Loan Documents or definitive loan documents governing the Term Loan Indebtedness constituting Refinancing Indebtedness (but only to the extent the conditions and restrictions in the Additional Senior Note Documents, taken as a whole, are substantively not materially more restrictive than those restrictions and conditions in the Senior Note Documents, taken as a whole, and (solely with respect to clauses (a) and (b) of this Section) the restrictions contained in the Term Loan Documents or other definitive loan documents governing such Term Loan Indebtedness constituting Refinancing Indebtedness, taken as a whole, are substantively not materially more restrictive than the corresponding restrictions contained herein, taken as a whole), directly or indirectly (a) agree to restrict or condition (i) the payment of any dividends or other distributions to any Loan Party; (ii) the payment of any Indebtedness owed to any Loan Party; (iii) the making of any loans or advances to any Loan Party; or (iv) the transfer of any of its properties or assets to any Loan Party, or (b) cause any Excluded Subsidiary to agree to restrict or condition the payment of any dividends or other distributions to any Excluded Subsidiary or to any Loan Party to the extent such condition or restrictions would prohibit the distribution of amounts necessary to pay the interest accruing on the Inter-Company Loans. For purposes of this Section 6.16, the restrictions contained in the Term Loan Documents as in effect as of the Third Amendment Effective Date, taken as a whole, shall be deemed to not substantively be materally more restrictive than the corresponding restrictions contained herein, taken as a whole.
Section 6.17.Tax Classification. Elect, without the prior consent of the Administrative Agent, a different classification for United States federal tax purposes than the classification that such Loan Party, or such Subsidiary, as the case may be, had when such Person became a party to this Agreement or any other Loan Document.
Section 6.18.Deposit Accounts. Subject to the last two sentences of this Section 6.18, (a) establish any additional deposit accounts for any purpose (i) which are not listed in Section II of the Perfection Certificate (as updated from time to time pursuant to the terms hereof) and (ii) unless such additional deposit accounts are (or within the applicable time period set forth in Section 5.10, become) Controlled Accounts; (b) allow any of the Company’s foreign exchange accounts identified in Section II of the Perfection Certificate, each with Bank of America, N.A., to remain open or to be reopened, or to hold any funds of any Loan Party, unless such foreign exchange accounts are covered by a Tri-Party Agreement containing arrangements satisfactory to the Administrative Agent with respect to such accounts, or (c) allow the aggregate balance of one or more deposit accounts heretofore or hereafter established in the ordinary course of business as part of the administration of employee benefits and not subject to a Tri-Party Agreement to exceed $600,000 (other than deposit accounts of any Loan Party held with a Lender which deposit accounts solely receive funds from deposit accounts that are subject to Tri-Party Agreements). Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 6.18, (A) any Loan Party that is a Foreign Subsidiary not formed under the laws of Germany and whose primary purpose (i) is to own the Equity Interests of one or more other Foreign Subsidiaries, or (ii) is otherwise not to engage directly in manufacturing activities, shall be permitted to establish and maintain up to two deposit accounts that are not subject to a Tri-Party Agreement, provided that, the balance on hand at any time in such deposit account does not exceed the sum of (1) €200,000 (or the then equivalent amount in U.S. Dollars or in the local currency of the jurisdiction where such account is located), plus (2) amounts received by such Loan Party from time to time as capital contributions or proceeds of any intercompany Indebtedness permitted under Section 6.01(f) that are held for not more than five (5) Business Days (or such longer period as the Administrative Agent may approve in writing from time to time) pending application to the costs of making any Acquisition permitted under the provisions of Section 6.04, plus (3) amounts received by such Loan Party from time to time either (I) as dividends or distributions from any of such Loan Party’s direct or indirect Subsidiaries permitted under Section 6.11, or (II) as payments of principal, interest or other amounts due from the Company or any of its Subsidiaries in respect of intercompany Indebtedness permitted under the provisions of Section 6.01(f) and held by such Loan Party, and that, in the case of clauses (I) and (II), are held in such deposit account for not more than five (5) Business Days (or such longer period as the Administrative Agent may approve in writing from time to time) pending application of such amounts to the payment of either (x) principal, interest or other amounts due in respect of intercompany Indebtedness permitted under the provisions of Section 6.01(f), (y) Taxes or (z) dividends or distributions permitted to be paid by such Loan Party to another Loan Party which is the direct parent of such Loan Party; provided that, in the event the amount held in any deposit account referred to in the immediately preceding sentence exceeds the permissible amount, the Loan Party that owns such deposit account shall promptly notify the Administrative Agent thereof and shall cause such account to become subject to a Tri-Party Agreement within thirty (30) days of the occurrence thereof (or within such longer period as the Administrative Agent may approve in writing from time to time); and (B) any Foreign Subsidiary not formed under the laws of Germany that becomes a German Loan Party after the Effective Date shall be permitted to maintain deposit accounts that are not subject to a Tri-Party Agreement for a period of sixty (60) days commencing on the date such Foreign Subsidiary becomes a German Loan Party (or such longer period as the Administrative Agent may approve in writing from time to time); provided that, upon the expiration of such sixty (60) day period (or such longer period as the Administrative Agent may approve in writing from time to time), all deposit accounts maintained and/or thereafter established by such Loan Party must be Controlled Accounts or accounts of the type described in clause (A) of this sentence, or in clause (c) of this Section 6.18.
Section 6.19.Organizational Documents; Tax Sharing Agreements. Modify any of their Organizational Documents in a manner that is adverse to the Lenders; or enter into any tax sharing agreement that is, or modify any tax sharing agreement in a manner that is, adverse to the Lenders.
Section 6.20.Certain Dutch Tax Matters. No Loan Party shall be included in a fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) or Dutch value added tax (omzetbelasting) purposes, in each case unless with the prior consent of the Administrative Agent.
Section 6.21.Term Loan Documents. Without the prior written consent of the Administrative Agent, amend or modify the terms of any Term Loan Document (a) in contravention of the Intercreditor Agreement or (b) the result of which would cause such Term Loan Indebtedness to not be permitted pursuant to Section 6.01(s).

ArticleVII
EVENTS OF DEFAULT

Section 7.01.Events of Default Without Automatic Acceleration
. If any of the following events (collectively with the events described in Section 7.02, the “Events of Default”) shall occur and be continuing, then the Administrative Agent may (and, if directed by the Required Lenders, shall), by written notice (or facsimile notice) to the Borrower Representatives, take any or all of the following actions at the same or different times: (i) accelerate the Maturity Date and declare the Loans, all LC Exposure and all other Secured Obligations then outstanding to be, and thereupon the Loans, said LC Exposure and all other Secured Obligations shall forthwith become, immediately due and payable, without further notice of any kind, notice of intention to accelerate, presentment and demand or protest, or other notice of any kind all of which are hereby expressly waived by each Loan Party; (ii) terminate all or any portion of the Aggregate Commitments and any obligation to issue any additional Letters of Credit; (iii) demand that the Loan Parties provide the Administrative Agent, for the ratable benefit of the Secured Parties, and the Loan Parties jointly and severally agree upon such demand to, provide cash collateral in an amount equal to 105% of the aggregate LC Exposure then outstanding, pursuant to Section 2.06(j); and (iv) exercise any and all other rights pursuant to the Loan Documents or available under applicable law:
a.any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

b.any Borrower shall fail to pay (i) any interest on any Loan or any fee payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of two (2) Business Days or (ii) any other amount (other than an amount referred to in clause (a) or clause (b)(i) of this Section 7.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or
c.(i) any Loan Party (A) shall fail to pay when due, or within any applicable period of grace, any other Indebtedness (excluding Indebtedness outstanding hereunder) in excess of $10,000,000 in principal amount unless such payment is being contested in good faith (by appropriate proceedings) and adequate reserves have been provided therefor, or (B) shall default (beyond any applicable grace and curative periods) in any other manner with respect to any other Indebtedness (excluding Indebtedness outstanding hereunder) in excess of $10,000,000 in principal amount if the effect of any such default or event of default shall be to accelerate or to permit the holder of any such other Indebtedness, at its option, to accelerate the maturity of such Indebtedness prior to the stated maturity thereof; or
d.any representation or warranty made or deemed made by or on behalf of any Loan Party in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made (or, in the case of any representation or warranty which is already subject to a materiality qualifier, such representation or warranty shall prove to have been incorrect in any respect when made or deemed made); or
e.except as provided in clause (f) and clause (g) below, Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Loan Party or any of their Subsidiaries pursuant to the terms of any provision of this Agreement or any other Loan Document, and such Default remains uncured fifteen (15) Business Days after the earlier to occur of (i) the Administrative Agent giving written notice of such Default to the applicable Borrower Representative or (ii) any Responsible Officer of any Loan Party or any of their Subsidiaries acquired actual knowledge of the existence of such Default; or
f.Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Loan Party or any of their Subsidiaries pursuant to the terms of Section 5.03 or Section 5.11 hereof (other than Section 5.03(f) through Section 5.03(i)) and such Default remains uncured for two (2) Business Days; or
g.Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of their Subsidiaries pursuant to the terms of Section 5.02, Section 5.03(f) through Section 5.03(i), Section 5.09, Section 5.21, Section 5.22 or Article VI hereof; or
h.final judgment or judgments (or any decree or decrees for the payment of any fine or any penalty) for the payment of an uninsured money award in excess of $5,000,000 in the aggregate shall be rendered against any Loan Party, and the same shall remain undischarged and unpaid for a period of thirty (30) days during which execution shall not be effectively stayed or bonded; or
i.any Loan Party or any of their Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which is or could reasonably be expected to be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or
j.any of the following shall occur where such occurrence could reasonably be expected to result in any material liability: (i) an ERISA Event shall have occurred with respect to a Plan; (ii) any other event or condition exists which might, in the opinion of the Administrative Agent, constitute grounds under the provisions of Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any Plan by the PBGC; (iii) any Loan Party or any ERISA Affiliate fails to pay the full amount of an installment required under Section 430(j) of the Code; (iv) any Prohibited Transaction involving any Plan or (v) any Loan Party or any of its Subsidiaries shall have been notified by the trustees of a Foreign Pension Plan that such Loan Party or its Subsidiaries has incurred a material debt or is otherwise liable to pay any other amount in respect of a Foreign Pension Plan that could reasonably be expected to cause a Material Adverse Effect; or
k.this Agreement, any of the Collateral Documents or any other Loan Document, or any material provision thereof, shall for any reason cease to be, or shall be asserted by any Loan Party not to be, a legal, valid and binding obligation of any Loan Party, enforceable in accordance with its terms, or the Lien purported to be created by any of the Collateral Documents shall for any reason cease to be, or be asserted by any Loan Party not to be, a valid, first priority perfected Lien against any material portion of the Collateral (except to the extent otherwise permitted under this Agreement or any of the Collateral Documents); or
l.any Loan Party or any of its Subsidiaries which is a party to any Tri-Party Agreement fails to perform and observe, and/or cause to be performed and observed, all material covenants, provisions and conditions to be performed, discharged and observed by such Loan Party or Subsidiary under the terms of any Tri-Party Agreement; or
m.any financial institution (other than Chase) which is a party to any Tri-Party Agreement fails to perform and observe, and/or cause to be performed and observed, all material covenants, provisions and conditions to be performed, discharged and observed by such financial institution under the terms of any Tri-Party Agreement and such failure remains uncured (or such defaulting financial institution and applicable Tri-Party Agreement is not replaced by the Loan Parties with a substitute financial institution and replacement Tri-Party Agreement both reasonably acceptable to the Administrative Agent) five (5) Business Days after the Administrative Agent gives written notice of such failure to the applicable Borrower Representative; or
n.a Change of Control shall occur.
Section 7.02.Events of Default With Automatic Acceleration. In addition, if any of the following events shall occur, then (i) the Loans, the LC Exposure and all other Secured Obligations then outstanding and payable hereunder shall automatically, without demand, presentment, protest, notice of intent to accelerate, notice of acceleration or other notice to any Person of any kind, all of which are hereby expressly waived by each Loan Party, become immediately due and payable and (ii) all Aggregate Commitments and further obligations to issue any additional Letters of Credit shall be immediately and automatically terminated:
a.any Loan Party or any of its Subsidiaries (including any Significant Excluded Subsidiary) shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; or
b.an involuntary proceeding shall be commenced against any Loan Party or any of its Subsidiaries (including any Significant Excluded Subsidiary) seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days; or
c.any involuntary order shall be entered in any proceeding against any Loan Party or any of its Subsidiaries (including any Significant Excluded Subsidiary) decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for sixty (60) days; or
d.any Loan Party or any of its Subsidiaries (including any Significant Excluded Subsidiary) shall admit in writing its inability to pay its debts as they become due; or

e.any Loan Party or any of their Subsidiaries shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or
f.any court shall order a meeting of the creditors, or any class of creditors that includes any of the Secured Parties on account of any of the Secured Obligations, of any Loan Party or any of their Subsidiaries, or any Loan Party or any of its Subsidiaries shall request or apply for any such order, or take any corporate action to authorize any such request or application; or
g.a German Insolvency Event, Hong Kong Insolvency Event or a Dutch Insolvency Event shall occur in respect of any German Loan Party.
Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC. No remedy, right or power conferred upon the Administrative Agent or any Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

ArticleVIII
THE ADMINISTRATIVE AGENT

Section 8.01.Appointment; Authorization and Action.
(a)Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent and its successors and assigns as its agent to serve as the administrative agent and the collateral agent under the Loan Documents and authorizes the Administrative Agent to take such actions on its behalf, including execution and amendment of the other Loan Documents (including, without limitation, intercreditor and subordination agreements), and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided further that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or Secured Party or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;
(ii)to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act; and
(iii)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(d)In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.
The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ right to consent pursuant to and subject to the conditions set forth in this Article, no Borrower nor any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Loan Guaranty, to have agreed to the provisions of this Article.
Section 8.02.Rights as a Lender
. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender or any Issuing Bank, as the case may be, and may exercise the same as though it were not the Administrative Agent. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, an Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with any Loan Party or any Subsidiary or any Affiliate thereof as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
Section 8.03.Duties and Obligations.
a.The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and (ii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Neither the Administrative Agent nor any of its Related Parties shall be (1) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. Notwithstanding anything to the contrary in this Agreement, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not ý(x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified ýInstitution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information in accordance with Section 9.12, to any ýDisqualified Institution.ý Each Lender represents and warrants to the parties hereto that at the time it becomes a Lender, it is not a Disqualified Institution.

b.The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by a Borrower Representative, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
Section 8.04.Reliance. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (b) may rely on the Register to the extent set forth in Section 9.04(b), (c) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or any Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (e) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (f) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Section 8.05.Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities pursuant to this Agreement and the other Loan Documents. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
Section 8.06.Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representatives. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company (and with the approval of the Company so long as no Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders (and, so long as no

Default has occurred and is continuing, with the approval of the Company) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent including, in the case of the German Collateral Agent, the assignment and assumption of all rights and obligations with respect to the Parallel Debts by such successor Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Company and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to hold the Parallel Debt and shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph including, in the case of the German Collateral Agent, the assignment and assumption of all rights and obligations with respect to the Parallel Debts by such successor Administrative Agent (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above. Any successor Administrative Agent shall execute a joinder agreement to the Intercreditor Agreement pursuant to which it will become a party to the Intercreditor Agreement as the “ABL Representative” (as defined in the Intercreditor Agreement) and will assume all of the rights and obligations of the “ABL Representative” (as defined in the Intercreditor Agreement) under the Intercreditor Agreement.
Section 8.07.Non-Reliance. (a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender, or any of the Related Parties of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
b.Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, , (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
Section 8.08.Other Agency Titles. None of the Lenders, if any, identified in this Agreement as a Syndication Agent, documentation agent, arranger, or bookrunner shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent, documentation agent, arranger or bookrunner, as applicable, as it makes with respect to the Administrative Agent in this Article.
Section 8.09.Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties. (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

b.In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
c.In relation to the German Collateral Documents, the following additional provisions shall apply:
i.Each Secured Party hereby authorizes and grants a power of attorney (Vollmacht) to J.P. Morgan Europe Limited to enter into each of the German Collateral Documents to which it is a party and to take all action contemplated by such documents. Any reference in this clause (c) to the Administrative Agent shall mean J.P. Morgan Europe Limited, in its capacity as Administrative Agent with respect to the German Collateral Documents (in such capacity referred to as the German Collateral Agent in the German Collateral Documents). The Administrative Agent with respect to the part of the Collateral secured pursuant to the German Collateral Documents or any other security interest in Collateral created under German law (“German Collateral”) shall:
A.hold, administer and realise such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/ Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the applicable Secured Parties; and
B.hold, administer and realise any such German Collateral that is pledged (verpfändet) or otherwise transferred to the Administrative Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.
ii.With respect to the German Collateral, each Secured Party hereby authorizes and grants a power of attorney (Vollmacht), and each future Secured Party by becoming a party to this Agreement or any other Loan Document authorizes and grants a power of attorney (Vollmacht), to the Administrative Agent (whether or not by or through employees or agents) to:
A.accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with the German Collateral Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Collateral Document or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security;
B.execute on behalf of itself and the Secured Parties where relevant and without the need for any further referral to, or authority from, the Secured Parties or any other person all necessary releases of any such German Collateral secured under the German Collateral Documents or any other agreement related to such German Collateral;
C.realise such German Collateral in accordance with the German Collateral Documents or any other agreement securing such German Collateral;
D.make and receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such

German Collateral or the German Collateral Documents or any other agreement securing the German Collateral;
E.take such action on its behalf as may from time to time be authorized under or in accordance with the German Collateral Documents; and
F.to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Collateral Documents together with such powers and discretions as are reasonably incidental thereto.
iii.Each of the Secured Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any Loan Document, the relationship of the Secured Parties to the Administrative Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.
iv.Each Secured Party hereby ratifies and approves, and each future Secured Party by becoming a party to this Agreement or any other Loan Document, ratifies and approves, all acts and declarations previously done by the Administrative Agent on such Person’s behalf (including, for the avoidance of doubt, the declarations made by the Administrative Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee or otherwise); and
v.For the purpose of performing its rights and obligations as Administrative Agent and to make use of any authorization granted under the German Collateral Documents each Secured Party hereby authorizes, and each future Secured Party by becoming a party to this Agreement or any other Loan Document, authorizes, the Administrative Agent to act as its agent (Stellvertreter), and releases the Administrative Agent from any restrictions on representing several Persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Administrative Agent has the power to grant sub-power of attorney, including the release from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).
d.Subject to Section 9.19 with regard to a German Loan Party and the German Guaranty Limitations, each Loan Party hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to J.P. Morgan Europe Limited, in its capacity as the German Collateral Agent under the German Collateral Documents, the Hong Kong Collateral Documents and the Dutch Collateral Documents, amounts equal to any amounts owing from time to time by such Loan Party to any Secured Party under this Agreement any other Loan Document or other relevant document pursuant to any Secured Obligations as and when those amounts are due under any Loan Document or other relevant document (such payment undertakings under this Section 8.09(d) and the obligations and liabilities resulting therefrom being the “Parallel Debt”). Any reference in this clause (d) to the Administrative Agent shall mean J.P. Morgan Europe Limited, in its capacity as Administrative Agent and German Collateral Agent with respect to the German Collateral Documents, the Hong Kong Collateral Documents and the Dutch Collateral Documents.
i.The Administrative Agent shall have its own independent right to demand payment of the Parallel Debt by the Loan Parties. Each Loan Party and the Administrative Agent acknowledge that the obligations of each Loan Party under this Section 8.09(d) are several, separate and independent from, and shall not in any way limit or affect, the corresponding obligations of each Loan Party to any Secured Party under this Agreement any other Loan Document or other relevant document (the “Corresponding Debt”) nor shall the amount for which each Loan Party is liable under Section 8.09(d) be limited or affected in any way by its Corresponding Debt provided that:
A.the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations);
B.the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged;

C.the amount of the Parallel Debt shall at all times be equal to the amount of the Corresponding Debt;
D.the Parallel Debt will be payable in the currency or currencies of the Corresponding Debt; and
E.for the avoidance of doubt the Parallel Debt will become due and payable at the same time when the Corresponding Debt becomes due and payable.
ii.The security granted under any German Collateral Document, any Hong Kong Collateral Documents and any Dutch Collateral Document with respect to Parallel Debt is granted to the Administrative Agent in its capacity as sole creditor of the Parallel Debt.
iii.Without limiting or affecting the Administrative Agent’s rights against any Loan Party (whether under this Agreement or any other Loan Document), each Loan Party acknowledges that:
A.nothing in this Agreement shall impose any obligation on the Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document; and
B.for the purpose of any vote taken under any Loan Document, the Administrative Agent shall not be regarded as having any participation or commitment other that those which it has in its capacity as a Lender.
iv.The parties to this Agreement acknowledge and confirm that the parallel debt provisions contained herein shall not be interpreted so as to increase the maximum total amount of the Secured Obligations.
v.The Parallel Debt shall remain effective in case a third Person should assume or be entitled, partially or in whole, to any rights of any of the Secured Parties under any of the other Loan Documents, be it by virtue of assignment, assumption or otherwise; and
vi.All monies received or recovered by the Administrative Agent pursuant to this Agreement and all amounts received or recovered by the Administrative Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with Section 2.18 of this Agreement.
e.Any reference in this Agreement to Liens stated to be in favor of the Administrative Agent shall be construed so as to include, where applicable, a reference to Liens granted in favor of the German Collateral Agent in such capacity.
f.In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
g.The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien to the extent permitted under the Loan Documents. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
Section 8.10.Flood Laws. Chase has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood

Insurance Act of 2012, and related laws, rules and regulations, as such statutes, laws, rules and regulations may be amended or re-codified from time to time, any substitution therefore and any regulations promulgated thereunder (the “Flood Laws”). Chase, as administrative agent or collateral agent on a syndicated facility, will post on the applicable Platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, Chase reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
Section 8.11.Posting of Communications.
a.Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on the Platform.
b.Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and each Borrower hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.
c.THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE LEAD ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through a Platform.
d.Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or such Issuing

Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
e.Each of the Lenders, each of the Issuing Banks and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
f.Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 8.12.Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section 8.13.Certain ERISA Matters
.
a.Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
i.such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
ii.the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
iii.(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub‑sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
iv.such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
b.In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that:

i.none of the Administrative Agent, the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related to hereto or thereto),
ii.the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR §2510.3-21(c)(1)(i)(A)-(E),
iii.the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Secured Obligations),
iv.the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
v.no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
c.The Administrative Agent and the Lead Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 8.14.Appointment of Hong Kong Collateral Agent as Security Trustee. For purposes of any Liens or Collateral created under the Hong Kong Collateral Documents and any additional security document governed by the laws of Hong Kong, the following additional provisions shall apply:
(a)The Secured Parties hereby irrevocably appoint the Hong Kong Collateral Agent to hold the security interests constituted by the Hong Kong Collateral Documents as its trustee under and in connection with each Hong Kong Collateral Document on the terms and conditions set out in each such Hong Kong Collateral Document and the Hong Kong Collateral Agent accepts that appointment.

(b)The Hong Kong Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.

(c)Nothing in this Agreement constitutes the Hong Kong Collateral Agent as a trustee or fiduciary of, nor shall the Hong Kong Collateral Agent have any duty or responsibility to, any Loan Party.

(d)The Hong Kong Collateral Agent shall not have any duties or obligations, implied or otherwise, to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(e)The Hong Kong Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any Person to act jointly with the Hong Kong Collateral Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Hong Kong Collateral Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Hong Kong Collateral Agent by the Hong Kong Collateral Documents as may be conferred by the instrument of appointment of that Person.

(f)Each Secured Party confirms its approval of the Hong Kong Collateral Documents and authorizes and instructs the Hong Kong Collateral Agent: (i) to execute and deliver the Hong Kong Collateral Documents; (ii) to exercise the rights, remedies, powers and discretions given to the Hong Kong Collateral Agent (in its capacity as security trustee) under or in connection with each Hong Kong Collateral Document together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Hong Kong Collateral Agent (in its capacity as security trustee) on behalf of the Secured Parties under the Hong Kong Collateral Documents.

(g)The Hong Kong Collateral Agent may accept without inquiry the title (if any) which any Person may have to the Collateral under the Hong Kong Collateral Documents.

(h)Each Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a Hong Kong Collateral Document and accordingly authorizes the Hong Kong Collateral Agent to hold such security interest in its sole name as trustee for the Secured Parties.

(i)On a disposal of any of the Collateral under the Hong Kong Collateral Documents which is permitted under the Loan Documents, the Hong Kong Collateral Agent shall (at the cost of the Loan Parties) execute any release of the Hong Kong Collateral Documents or other claim over that Collateral and issue any certificates of non-crystallization of floating charges (if applicable) that may be required or take any other action that the Hong Kong Collateral Agent considers desirable.

(j)The Hong Kong Collateral Agent shall not be liable for:

(i)	any defect in or failure of the title (if any) which any Person may have to any assets over which security is intended to be created by a Hong Kong Collateral Document;

(ii)	any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a Hong Kong Collateral Document;

(iii)
the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or

(iv)	any shortfall which arises on enforcing a Hong Kong Collateral Document.

(k)	The Hong Kong Collateral Agent shall not be obligated to:

(i)	obtain any authorization or permit in respect of the Collateral or the Hong Kong Collateral Documents;

(ii)	hold in its own possession a Hong Kong Collateral Document, title deed or other document relating to the Collateral or Hong Kong Collateral Documents;

(iii)	perfect, protect, register, make any filing or give any notice in respect of a Hong Kong Collateral Document (or the order of ranking of a Hong Kong Collateral Document); or

(iv)	require any further assurances in relation to Hong Kong Collateral Documents.

(l)In respect of any Hong Kong Collateral Document, the Hong Kong Collateral Agent shall not be obligated to: (i) insure, or require any other Person to insure, the Collateral ; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Collateral.

(m) In respect of any Hong Kong Collateral Document, the Hong Kong Collateral Agent shall not have any obligation or duty to any Person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Hong Kong Collateral Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind.

(n)Any reference in this Agreement to Liens stated to be in favor of the Administrative Agent shall be construed so as to include, where applicable, a reference to Liens granted in favor of the Hong Kong Collateral Agent in such capacity.

ArticleIX
Miscellaneous

Section 9.01.Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
i.if to any Loan Party, to the Domestic Borrower Representative at:
Neenah, Inc.
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005
Attention: General Counsel
Facsimile: 678-518-3283
With a copy to:
Bryan Cave Leighton Paisner LLP
One Atlantic Center - Fourteenth Floor
1201 West Peachtree Street, NW

Atlanta, Georgia 30309-3471
Attention: Robert C. Lewinson
Facsimile: 404-420-0623
ii.if to any German Loan Party, to the German Borrower Representative at:
Neenah Services GmbH & Co. KG
Otto-von Steinbeis-Str. 14b
83052 Bruckmühl
Attention: Geschäftsführer/Managing Director
Facsimile: +49 (0)8062 703 17411
With a copy to:
Neenah, Inc.
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005
Attention: General Counsel
Facsimile: 678-518-3283
With a copy to:
Bryan Cave Leighton Paisner LLP
One Atlantic Center - Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, Georgia 30309-3471
Attention: Robert C. Lewinson
Facsimile: 404-420-0623
iii.if to the Administrative Agent or Chase, in its capacity as Swingline Lender or an Issuing Bank, to:
JPMorgan Chase Bank, N.A.
3424 Peachtree Road NE, Suite 2300
Atlanta, Georgia 30326
Attention: Portfolio Manager
Facsimile: 404-926-2579

and, if to the Administrative Agent, the German Collateral Agent or Chase, in its capacity as Swingline Lender or an Issuing Bank, in each case with respect to a notice regarding the German Borrowers, to:
J.P. Morgan Europe Limited
Loans Agency 6th Floor
25 Bank Street, Canary Wharf
London E145JP
United Kingdom
Attention: Loans Agency
Fax: +44 (0)20 7777 2360
with a copy to:
Vinson & Elkins LLP
2001 Ross Avenue, Suite 3900
Dallas, Texas 75201
Attention: Bailey Pham
Facsimile: 214-999-7798
; provided, that any DQ List or any updates thereto on or after the Effective Date must be sent via electronic mail to JPMDQ_Contact@jpmorgan.com to be deemed received by the Administrative Agent.
iv.if to any other Lender or any other Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems or Platforms, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
a.Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems or Platforms, as applicable, pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.03(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and each of the Borrower Representatives (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
b.Any party hereto may change its address, facsimile number or e mail address for notices and other communications hereunder by notice to the other parties hereto.
Section 9.02.Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such a right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
b.Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase) and in Section 2.24(a) (with respect to a German Borrower Amendment), and subject to Section 2.14(d), Section 2.27, Section 6.01(s) and Section 9.02(f) below, neither this Agreement nor any other Loan Document nor any other provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto with the consent of the Required Lenders; provided that, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender) or increase the Aggregate Commitment in excess of $350,000,000 without the consent of all Lenders, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby; provided that, the default interest rate specified in Section 2.13(d) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby); provided that any Lender, upon the request of the Borrower Representatives, may extend the final expiration of its Commitment without the consent of any other Lender in accordance with Section 2.27, (iv) change Section 2.09(d) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each

Lender (other than any Defaulting Lender), (v) change the definition of any Borrowing Base (or any defined terms used therein) in a manner that makes more credit available, increase the advance rates set forth in the definition of any Borrowing Base or add new categories of eligible assets, in each case, without the written consent of the Required Lenders, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender), (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Loan Guarantor from its obligations under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including with respect to a sale, disposition or dissolution of a Loan Guarantor permitted herein), without the written consent of each Lender (other than any Defaulting Lender), (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender) or (x) effect any amendment to and/or waiver of the last sentences of Section 3.25, Section 5.01 and/or Section 5.09, respectively, without the consent of each German Finance Party; provided further that, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender); provided further that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the applicable Borrower Representative and the applicable Issuing Bank regarding such Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the applicable Borrowers and the applicable Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the applicable Issuing Bank, respectively; provided further that no such amendment shall amend, modify or waive this Agreement (including, without limitation, Section 2.18) or any other Loan Document so as to alter the ratable treatment of Secured Obligations arising under the Loan Documents and Swap Agreement Obligations or the definition of “Secured Obligations”, “Secured Parties”, “Swap Agreement Obligations” or “Swap Agreement Obligation Amount” (as defined in this Agreement or any applicable Loan Document) in each case in a manner adverse to any counterparty to a Swap Agreement without the written consent of such counterparty. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
c.The Lenders and the Issuing Banks hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release and the Administrative Agent shall, at the Borrowers’ request release (and/or, in connection with clauses (ii) through (iv) and (vii), subordinate) any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization (which may include issuance of a back-up letter of credit covering all Unliquidated Obligations in a manner reasonably satisfactory to each affected Lender), in which case the Administrative Agent is also authorized to terminate the Loan Documents and release the Loan Guaranty, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty or license provided by such Subsidiary, (iii) constituting property leased or licensed to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (v) constituting Excluded Assets, (vi) constituting Real Property Assets that shall have previously constituted Eligible Real Estate but that cease to be Eligible Real Estate (including a release of any applicable Mortgage) so long as the applicable Borrowing Base shall be adjusted in connection with any release of such Eligible Real Estate and the Borrowers shall make any payment required pursuant to Section 2.11(b) and (vii) constituting Equipment or Real Property Assets that shall have previously constituted Eligible Equipment or Eligible Real Estate that is being removed from the German Equipment Component or the German Real Estate Component in connection with the applicable Loan Parties removing such Equipment or Real Property Assets from the Collateral or subordinating any Lien of the Administrative Agent, in each case if required by the terms and conditions of the Indebtedness permitted pursuant to Section 6.01(s) or granting Liens thereon pursuant to Section 6.02(t) if such Loan Party certifies to the Administrative Agent that such removal and the granting of such Lien is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry). The Lenders and the Issuing Bank agree that any release of Liens as described above may be automatic to the extent provided in the Collateral Documents and, at the request and sole expense of the Loan Parties, the Administrative Agent is hereby authorized to execute and deliver to the Loan Parties all releases or other documents reasonably requested to evidence the release of such Liens. Except as provided in the preceding sentence, the Administrative Agent will not release or subordinate any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release or subordinate its Liens on Collateral valued in the aggregate not in excess of $2,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Notwithstanding the foregoing, rights of the Administrative Agent to provide releases, upon any sale or other disposition by any Loan Party (other than to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, the security interests in such Collateral created by this Agreement and other Loan Documents shall be automatically released. Any such release or subordination shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released or subordinated) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release or subordination shall be without recourse to or warranty by the Administrative Agent.
d.If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement and such Non-Consenting Lender agrees to be replaced, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company, the Administrative Agent and the Issuing Banks shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting

Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representatives, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
e.A Loan Guarantor shall automatically be released from its obligations under the Loan Guaranty, and any Equity Interests of such Loan Guarantor which have been pledged as Collateral shall be released, upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Guarantor ceases to be a Domestic Loan Party or a German Loan Party, as applicable; provided that, if consent of the Required Lenders is expressly required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), and upon the request of the Company shall, release any Loan Guarantor from its obligations under the Loan Guaranty and release its Liens on any Equity Interests of such Loan Guarantor which have been pledged as Collateral if such Loan Guarantor is no longer required to be a Domestic Loan Party or German Loan Party, as applicable. At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations (other than the Unliquidated Obligations, Swap Agreement Obligations, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full, the Commitments shall have been terminated and no Letters of Credit shall be outstanding (or have been cash collateralized), the Loan Guaranty and all obligations (other than those expressly stated to survive such termination) of each Loan Party thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
f.Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representatives only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
Section 9.03.Expenses; Indemnity; Damage Waiver. (a) The Loan Parties shall, jointly and severally, but subject to the limitations set forth in Sections 9.19 and 11.14, pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (which, in the case of counsel, shall be limited to the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel, one primary German counsel and its affiliates and one additional local counsel in each other jurisdiction in which the Real Property Assets included in the Domestic Real Property Component or other Collateral (including, without limitation, the Equity Interests of any German Loan Party organized under the laws of the Netherlands) are located, in each case, for the Administrative Agent, and shall in any event exclude allocated costs of in-house counsel and paralegals) in connection with the syndication and distribution (including, without limitation, via the internet or through any Electronic System or Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the applicable Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (which, in the case of counsel, shall be limited to the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel, one primary German counsel and its affiliates and one additional local counsel in each other jurisdiction in which the Real Property Assets included in the Domestic Real Property Component or other Collateral (including, without limitation, the Equity Interests of any German Loan Party organized under the laws of the Netherlands) are located, in each case, for the Administrative Agent, and one additional counsel for all the Lenders (taken as a whole), and shall in any event exclude allocated costs of in-house counsel and paralegals), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:
i.subject to the limits set forth in Section 5.04, appraisals, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each appraisal and field examination;
ii.background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;
iii.Other Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
iv.sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
v.forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing fees, costs and expenses may be charged to the Company as Revolving Loans or to another deposit account, all as described in Section 2.18(c). This Section 9.03(a) is subject to the limitations set forth in Sections 9.19 and 11.14.
(b)    The Loan Parties shall, jointly and severally but subject to the limitations set forth in Sections 9.19 and 11.14, indemnify the Administrative Agent, the Lead Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses for any Indemnitee (including the reasonable out-of-pocket fees, charges and disbursements of one primary U.S. counsel, one primary German counsel and its affiliates and one additional local counsel in each other jurisdiction, in each case, as selected by the Administrative Agent and for all Indemnitees and, in light of actual or perceived conflicts of interest or the availability of different claims or defenses, one additional counsel for each similarly affected group of Indemnitees (taken as a whole) and, if necessary, one additional local counsel in each relevant jurisdiction for such affected group of Indemnitees), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the

Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the applicable Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by a Loan Party or its Subsidiary, or any Environmental Liability related in any way to a Loan Party or its Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)    Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are (x) found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct or (y) incurred by any advisor to an Indemnitee arising from a breach of such advisor’s standard of care in the performance of its services in connection with the Loan Documents and the transactions contemplated thereby. The agreements in this Section shall survive the termination of this Agreement and the payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization (which may include issuance of a back-up letter of credit covering all Unliquidated Obligations in a manner reasonably satisfactory to the Administrative Agent).
(d)    To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party so long as such damages have been determined pursuant to a final and non-appealable judgment of a court of competent jurisdiction.
(e)    All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.
Section 9.04.Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
b.(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution, it being understood that any Disqualified Institution is subject to Section 9.04(f)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
A.the applicable Borrower Representative, provided that, such Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and provided further that no consent of any Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
B.the Administrative Agent;
C.the Issuing Banks; and
D.the Swingline Lender.
ii.Assignments shall be subject to the following additional conditions:
A.except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the applicable Borrower Representative and the Administrative Agent otherwise consent, provided that, no such consent of any Borrower Representative shall be required if an Event of Default has occurred and is continuing;
B.each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

C.the parties to each assignment shall execute and deliver to the Administrative Agent (i) an Assignment and Assumption, or (ii) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 (such fee to be paid by the assignor and/or assignee);
D.each assignment shall be made on a pro rata basis with respect to such Lender’s Domestic Tranche Commitment and German Tranche Commitment;
E.the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
F.the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a counterpart to the Lender Allocation Agreement; provided, that each Person that executes and delivers an Assignment and Assumption shall automatically be deemed to have consented to the terms of the Lender Allocation Agreement.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender or its Parent, (c) Disqualified Institution, provided that the Administrative Agent shall have the right, and the Borrower Representatives hereby expressly authorize the Administrative Agent, to (i) post the list of Disqualified Institutions provided by the Borrower Representatives and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders, as applicable and/or (ii) provide such list and such updates thereto to each Lender requesting the same, (d) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (e) in the case of the German Tranche Revolving Loan, any Person not permitted to be a lender to German borrowers under the German Banking Act (Kreditwesengesetz) or (f) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.
iii.Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such

Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
iv.The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
v.Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
c.Any Lender may, without the consent of, or notice to, any Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f), and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15, 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent.
Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
d.Each Person that acquires a Participation shall automatically be deemed to have consented to the terms of the Lender Allocation Agreement.
e.Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
f.(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the applicable Borrower Representative has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the applicable Borrower Representative of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.
ii.If any assignment or participation is made to any Disqualified Institution without the applicable Borrower Representative’s prior written consent in violation of clause (f)(i) above, the applicable Borrower Representative may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons that meet the requirements to be an assignee under Section 9.04(b) (subject to such consents, if any, as may be required thereunder) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
iii.Notwithstanding anything to the contrary contained in this Agreement, (A) Disqualified Institutions will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender (other than any disclosure of the DQ List made in accordance with Section 9.12(f)), (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders; it being understood and agreed that the foregoing provisions shall only apply to a Disqualified Institution and not to any assignee of such Disqualified Institution that becomes a Lender so long as such assignee is not a Disqualified Institution and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by any applicable court of competent jurisdiction effectuating the foregoing clause (2).
Section 9.05.Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding that has not been cash collateralized (including with the issuance of a back-up letter of credit in a manner reasonably satisfactory to the Administrative Agent) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, any Lender ceasing to be a Lender pursuant to the last sentence of Section 2.27(b), the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
Section 9.06.Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Lender Allocation Agreement and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) the Issuing Bank Sublimit of the applicable Issuing Bank constitute the entire contract among the parties (provided that, the Lender Allocation Agreement is only an agreement among the Administrative Agent and the Lenders) relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
b.Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.07.Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08.Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Bank or their respective Affiliates shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. In respect of a German Loan Party, the German Guaranty Limitations shall apply if and to the extent applicable. The applicable Lender, the applicable Issuing Bank or such Affiliate shall notify the applicable Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies

(including other rights of setoff) which such Lender, such Issuing Bank or their respective Affiliates may have. This Section 9.08 is subject to the limitations set forth in Sections 9.19 and 11.14.
Section 9.09.Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.
b.Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
c.Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
d.Each party to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
e.Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each German Borrower irrevocably designates and appoints the Domestic Borrower Representative, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any Federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Loan Guarantor which is a Foreign Subsidiary). Said designation and appointment shall be irrevocable by each such German Loan Party until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such German Loan Party hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof. Each German Loan Party hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any Federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(e). Each German Loan Party irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such German Loan Party in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such German Loan Party. To the extent any German Loan

Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each German Loan Party hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11.Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12.Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirements of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations (it being understood and agreed that the DQ List may be disclosed to any such actual or bona fide prospective assignee, Participant or counterparty in reliance on this clause (f)), (g) with the prior written consent of any Borrower Representative, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Company and its Subsidiaries or (j) on a confidential basis to (i) a rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein. For the purposes of this Section, “Information” means all information received from the Company and its Subsidiaries relating to the Company, its Subsidiaries or their respective operations or business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Company and its Subsidiaries and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Loan Parties after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
Section 9.13.Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, none of the Issuing Banks or the Lenders shall be obligated to extend credit to the Borrowers in violation of any Requirements of Law.
Section 9.14.USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.
Section 9.15.Disclosure. Each Loan Party, each Lender and each Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
Section 9.16.Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in Collateral which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
Section 9.17.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
Section 9.18.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto. Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.

Section 9.19.Limitation on Subsidiaries. Notwithstanding anything in this Agreement (including, without limitation, Article X and Article XI) to the contrary, (i) no Foreign Subsidiary or any Domestic Subsidiary owned directly or indirectly by such Foreign Subsidiary shall be the primary obligor or guarantor (pursuant to Section 10.01, Section 11.01 or otherwise) or pledgor of any assets or otherwise responsible for, in each case, any Secured Obligations incurred by or on behalf of any Domestic Loan Party, (ii) no Foreign Subsidiary or any Domestic Subsidiary owned directly or indirectly by such Foreign Subsidiary shall be liable hereunder for any of the Loans made to, or any other Secured Obligations incurred by or on behalf of, any Domestic Loan Party and (iii) no payment by a German Loan Party shall be applied against Secured Obligations other than German Secured Obligations.
Section 9.20.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
a.the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
b.the effects of any Bail-In Action on any such liability, including, if applicable:
i.a reduction in full or in part or cancellation of any such liability;
ii.a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
iii.the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.21.Marketing Consent. The Borrowers hereby authorize Chase and its affiliates (collectively, the “JPMCB Parties”) and the Lenders and their affiliates, at their respective sole expense, but without any prior approval by the Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until any Borrower Representative notifies Chase in writing that such authorization is revoked.
Section 9.22.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 9.23.Intercreditor Agreements. The Administrative Agent is hereby authorized to enter into the Intercreditor Agreement and any other intercreditor agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that the Intercreditor Agreement and any other such intercreditor agreement is binding upon them. Each Secured Party (a) in addition to its authorization pursuant to Section 9.02(c), consents to the subordination of any Lien on the Term Loan Priority Collateral securing the Secured Obligations to the extent such Liens are permitted by Section 6.02(u) and are permitted to be senior to the Liens of the Administrative Agent on such property on the terms set forth in the Intercreditor Agreement, (b) hereby authorizes the Administrative Agent to take all actions to release any Lien on any property to the extent required to be released pursuant to the terms and conditions of the Intercreditor Agreement, (c) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any other intercreditor agreement to the extent contemplated by the terms hereof, (d) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and any other intercreditor agreement to the extent contemplated by the terms hereof and to subject the Liens on the Collateral securing the applicable Secured Obligations to the provisions thereof and (e) without any further consent of the Lenders, hereby authorizes and instructs the Administrative Agent to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Collateral Documents, the Intercreditor Agreement or any other intercreditor agreement contemplated hereunder (including any such amendment (or amendment and restatement) of the Intercreditor Agreement to provide for the incurrence of the Term Loan Indebtedness); provided that no amendment (or amendment and restatement) to the Intercreditor Agreement or any other intercreditor agreement may be materially adverse to the interests of the Lenders without the approval of the Required Lenders.
This Agreement and the other Loan Documents are subject to the terms and conditions set forth in the Intercreditor Agreement in all respects with regard to the Common Loan Parties and the Common Collateral (as such terms are defined in the Intercreditor Agreement) and, in the event of any conflict between the terms of the Intercreditor Agreement, this Agreement or any other Loan Document, the terms of the Intercreditor Agreement shall govern within such scope. Notwithstanding anything herein to the contrary, (x) the Lien and security interest granted to the Administrative Agent or the Term Loan Agent, as applicable, pursuant to any Loan Document and the exercise of any right or remedy in respect of the Collateral by the Administrative Agent or the Term Loan Agent, as applicable hereunder, under any other Loan Document, or under the Term Loan Agreement and any other agreement entered into in connection therewith are subject to the provisions of the Intercreditor Agreement and in the event of any conflict between the terms of the Intercreditor Agreement, this Agreement, any other Loan Document, the Term Loan Agreement and any other agreement entered into in connection therewith, the terms of the Intercreditor Agreement shall govern and control with respect to the exercise of any such right or remedy or the Loan Parties’ covenants and obligations and (y) the Intercreditor Agreement is not intended to affect the rights or remedies of the Secured Parties under the Loan Documents with respect to any present or future Exclusive ABL Loan Parties (as defined in the

Intercreditor Agreement) and/or the rights and obligations of such Exclusive ABL Loan Parties under the Loan Documents, and nothing in the Intercreditor Agreement confers any rights on the Term Loan Agent or any other Term Loan Secured Parties (as defined in the Intercreditor Agreement) with respect to any present or future Exclusive ABL Loan Parties and/or any Collateral granted by them in support of the Secured Obligations, in each case other than in connection with (and to the extent of) any pledge of the Equity Interests in such Exclusive ABL Loan Parties.

ArticleX
LOAN GUARANTY OF DOMESTIC LOAN PARTIES

Section 10.01.Guaranty. Each Loan Guarantor that is a Domestic Loan Party (each reference to Loan Guarantors in this Article X being limited to such Domestic Loan Parties), other than those that have delivered a separate guaranty, hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and, subject to the limitations set forth in Section 9.03, all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (excluding allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
Section 10.02.Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
Section 10.03.No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations)), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

b.The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
c.Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations)).
Section 10.04.Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any other Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any other Loan Guarantor or any other Obligated Party, other than the payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations). Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election and to the extent permitted under applicable laws, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash (other than Unliquidated Obligations). To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
Section 10.05.Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party or any Collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.
Section 10.06.Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.
Section 10.07.Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, any Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
Section 10.08.Termination. Each of the Lenders and the Issuing Banks may continue to make loans or extend credit to any Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that may exist under Article VII hereof as a result of any such notice of termination.
Section 10.09.Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding of Indemnified Taxes applicable to additional amounts payable under this Section), the Administrative Agent, applicable Lender or applicable Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made. For purposes of this Section 10.09, the terms “Borrower Representative” shall be deemed replaced with “Loan Guarantor” in each place such terms appear under Section 2.17(f).
Section 10.10.Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.
Section 10.11.Contribution.
a.To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such

Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, and this Agreement has terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
b.As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the Property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.
c.This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.
d.The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.
e.The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement.
Section 10.12.Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
Section 10.13.Keepwell. Each Qualified ECP Guarantor that is a Loan Guarantor under this Article X hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under any Loan Guaranty in respect of a Specified Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under any Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Specified Swap Obligations. Each such Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ArticleXI
Loan Guaranty of German Loan Parties

Section 11.01.Guaranty. Subject to Section 11.14 hereof, each Loan Guarantor that is a German Loan Party (each reference to Loan Guarantors in this Article XI being limited to such German Loan Parties) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Foreign Secured Obligations, and, subject to the limitations set forth in Section 9.03, all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (excluding allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Foreign Secured Obligations from, or in prosecuting any action against, any German Borrower, any Loan Guarantor or any other guarantor of all or any part of the Foreign Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “German Guaranteed Obligations”; provided, however, that the definition of “German Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the German Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the German Guaranteed Obligations.
Section 11.02.Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the German Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the German Guaranteed Obligations.
Section 11.03.No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the German Guaranteed Obligations (other than Unliquidated Obligations)), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the German Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the German Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.
b.The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the German Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the German Guaranteed Obligations or any part thereof.
c.Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the German Guaranteed

Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the German Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the German Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the German Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the German Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the German Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the payment in full in cash of the German Guaranteed Obligations (other than Unliquidated Obligations)).
Section 11.04.Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the German Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the payment in full in cash of the German Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election and to the extent permitted under applicable laws, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the German Guaranteed Obligations, compromise or adjust any part of the German Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the German Guaranteed Obligations have been fully and indefeasibly paid in cash (other than Unliquidated Obligations). To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
Section 11.05.Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.
Section 11.06.Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the German Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the German Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the German Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

Section 11.07.Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the German Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, any Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
Section 11.08.Termination. Each of the Lenders and the Issuing Banks may continue to make loans or extend credit to any Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any German Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such German Guaranteed Obligations. Nothing in this Section 11.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that may exist under Article VII hereof as a result of any such notice of termination.
Section 11.09.Taxes. Each payment of the German Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding of Indemnified Taxes applicable to additional amounts payable under this Section), the Administrative Agent, the applicable Lender or the applicable Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made. For purposes of this Section 11.09, the terms “Borrower Representative” shall be deemed replaced with “Loan Guarantor” in each place such terms appear under Section 2.17(f).
Section 11.10.Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account. In addition, the amount guaranteed by FinCo shall be limited to an amount equal to the net equity of FinCo at the time of enforcement of this Loan Guaranty against FinCo.
Section 11.11.Contribution.
a.To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate German Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guarantor Payment and the German Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, and this Agreement has terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
b.As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the Property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.
c.This Section 11.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 11.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.
d.The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.
e.The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 11.11 shall be exercisable upon the full payment of the German Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, or earlier if required for purposes of compliance by a German Loan Party with the provisions of Section 5.19.
Section 11.12.Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article XI is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
Section 11.13.[Reserved].
Section 11.14.German Guaranty Limitations.
a.Limitation. The Administrative Agent agrees to restrict the enforcement of the guarantee or any indemnity granted by each German Loan Party pursuant to this Agreement and any joint and several liability assumed hereunder (together, the “Security”) if and to the extent that (i) such Security secures any liabilities of such German Loan Party’s direct or indirect shareholder(s) (upstream) or any entity affiliated to such shareholder (verbundenes Unternehmen) within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (other than the liabilities of any of such German Loan Party’s Subsidiaries and, for the avoidance of doubt, such German Loan Party’s own liabilities incurred on its own behalf and for its own account and excluding liabilities arising from joint liability for obligations incurred by any other Loan Party) and (ii) the enforcement of such Security would cause the amount of such German Loan Party’s net assets (Reinvermögen), as adjusted pursuant to the following provisions, to fall below the amount of its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) in violation of Sections 30 and 31 of the

German Limited Liability Company Act (GmbHG), (each such event is hereinafter referred to as a “Capital Impairment”). For the purposes of the calculation of a Capital Impairment for any German Loan Party, German GAAP shall apply, taking into consideration applicable court rulings of German courts and prevailing guidelines with regard to the accounting methods to be applied for the determination of the net asset value for purposes of Section 30 GmbHG, and the following balance sheet items shall be adjusted as follows: (1) the amount of any increase of such German Loan Party’s registered share capital after the date of this Agreement that has been effected without prior written consent of the Administrative Agent shall be deducted from such German Loan Party’s registered share capital; (2) loans provided to such German Loan Party shall be disregarded if and to the extent such loans are subordinated pursuant to Section 39(2) German Insolvency Code (InsO) or are considered subordinated by operation of law; and (3) loans or other contractual liabilities incurred in violation of the provisions of the Loan Documents shall be disregarded.
b.Disposal of Relevant Assets. In a situation where any German Loan Party would not have sufficient assets to maintain its registered share capital after satisfaction (in whole or in part) of the relevant demand, such German Loan Party shall dispose of all assets, to the extent legally permitted and to the extent necessary to satisfy the amounts demanded under the Security granted by such German Loan Party which are not necessary for its business (nicht betriebsnotwendig) on market terms where the relevant assets are shown in the balance sheet of such German Loan Party with a book value, determined in accordance with German GAAP, which is significantly lower than the market value of such assets, unless such disposal would not be commercially justifiable, provided that the Administrative Agent consents to the fact that a disposal would not be commercially justifiable.
c.Management Notification/Auditor’s Determination.
i.The limitation pursuant to this Section 11.14 shall apply, subject to the following requirements, if, following a notice by the Administrative Agent that it intends to enforce any Security or a demand by the Administrative Agent under any such Security, the applicable German Loan Party notifies the Administrative Agent (“Management Notification”) within fifteen (15) days upon receipt of the relevant notice or demand that a Capital Impairment or would occur (setting out in reasonable detail to what extent a Capital Impairment would occur and providing prima facie evidence that a realisation or other measures undertaken in accordance with the mitigation provisions set out above would not prevent such Capital Impairment.
ii.If the Management Notification is contested by the Administrative Agent, the Administrative Agent shall nevertheless be entitled to enforce any Security granted under this Agreement up to such amount, which is, based on the Management Notification, undisputed between itself and the applicable German Loan Party. In relation to the amount which is in dispute, the applicable German Loan Party undertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by its auditors in order to have such auditors determine whether (and if so, to what extent) any payment under the Security would cause a Capital Impairment (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared, taking into account the adjustments set out above in relation to the calculation of a Capital Impairment, by applying German GAAP based on the same principles and evaluation methods as consistently applied by the applicable German Loan Party in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts and prevailing guidelines with regard to the accounting methods to be applied for the determination of the net asset value for purposes of Section 30 GmbHG. The applicable German Loan Party shall provide the Auditor’s Determination to the Administrative Agent within thirty (30) days (or such longer period as has been agreed between the Borrower Representative and the Administrative Agent) from the date on which the Administrative Agent contested the Management Notification in writing. The Auditor’s Determination shall be binding on the applicable German Loan Party and the Administrative Agent.

iii.If, and to the extent that, any Security has been enforced without regard to the limitation set forth in this Section 11.14 because the amount of the available net assets pursuant to the Auditor’s Determination is lower than the amount stated in the Management Notification, the Administrative Agent shall upon written demand of the applicable German Loan Party to the Administrative Agent repay any amount (if and to the extent already paid to the Administrative Agent) up to and including the amount calculated in the Auditor’s Determination in accordance with this Section 11.14, provided such demand for repayment is made to the Administrative Agent within six (6) months (Ausschlussfrist) from the date such Security has been enforced.
iv.If pursuant to the Auditor’s Determination the amount of the available net assets is higher than set out in the Management Notification, the Administrative Agent shall be entitled to enforce into such available net assets accordingly.
d.Exceptions. Notwithstanding the above, the limitations pursuant to this Section 11.14 shall not apply to any German Loan Party:
i.if such German Loan Party is party as dominated entity (beherrschtes Unternehmen) of a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) pursuant to Section 30, paragraph 1, sentence 2 of the German Limited Liability Company Act (GmbHG) and payment by or enforcement against the German Loan Party would not violate Section 30, paragraph 1 GmbHG;
ii.if such German Loan Party has a recourse right (Rückgewähranspruch) pursuant to Section 30, paragraph 1, sentence 2 of the German Limited Liability Company Act (GmbHG) which is fully recoverable (werthaltig);
iii.if such German Loan Party fails to deliver the Management Notification and/or the Auditor’s Determination pursuant to this Section 11.14 in the required timeframe, unless such German Loan Party proves in a court proceeding that the disputed amount is necessary for maintaining its registered share capital;
iv.to any amounts borrowed under the Loan Documents to the extent the proceeds of such borrowing are on-lent to such German Loan Party or its Subsidiaries to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against such German Loan Party and the repayment of such loans as a result of such on-lending is not prohibited by law; or
v.if such German Loan Party is not organized under the laws of Germany.
e.GmbH & Co KG. The provisions of this Section 11.14 shall apply to a limited partnership with a limited liability company as its general partner (GmbH & Co. KG) mutatis mutandis, provided that any Capital Impairment shall be determined in relation to the general partner.
f.Construction. This Section 11.14 shall be construed in light of the interpretation such provisions would be given if they were governed by German law.

ArticleXII
THE BORROWER REPRESENTATIVES.

Section 12.01.Appointment; Nature of Relationship. The Company is hereby appointed by each of the Domestic Borrowers as its contractual representative (herein referred to as the “Domestic Borrower Representative”) hereunder and under each other applicable Loan Document, and each of the Domestic Borrowers irrevocably authorizes the Domestic Borrower Representative to act as the contractual representative of such Domestic Borrower with the rights and duties expressly set forth herein and in the other applicable Loan Documents. Neenah Services GmbH & Co. KG is hereby appointed by each of the German Borrowers as its contractual representative (herein referred to as the “German Borrower Representative”) hereunder and under each other applicable Loan Document, and each of the German Borrowers irrevocably authorizes the German Borrower Representative to act as the contractual representative of such German Borrower with the rights and duties expressly set forth herein and in the other applicable Loan Documents. Each Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XII. Additionally, the Borrowers hereby appoint the Domestic Borrower Representative and the German Borrower Representative, as applicable, as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the applicable Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s). The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to any Borrower Representative or any Borrower for any action taken or omitted to be taken by any Borrower Representative or the Borrowers pursuant to this Section 12.01.
Section 12.02.Powers. Each Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to such Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. Each Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by such Borrower Representative.
Section 12.03.Employment of Agents. Each Borrower Representative may execute any of its duties as a Borrower Representative hereunder and under any other Loan Document by or through authorized officers.
Section 12.04.Notices. Each Borrower, upon a Responsible Officer of such Borrower acquiring knowledge thereof, shall promptly notify the applicable Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default”. In the event that any Borrower Representative receives such a notice, such Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to any Borrower Representative hereunder shall constitute notice to each Borrower on the date received by such Borrower Representative.
Section 12.05.Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, any Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
Section 12.06.Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the applicable Borrower Representative, on behalf of the applicable Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the applicable Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the applicable Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

ArticleXIII
SUBORDINATION OF INTERCOMPANY INDEBTEDNESS.

Section 13.01.Subordination of Intercompany Indebtedness. Each Loan Party agrees that any and all claims of such Loan Party against any Loan Party (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined, but excluding trade payables of an Obligor against another Obligor), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its Properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Loan Party may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Loan Party to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Loan Party, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties in those assets. No Loan Party shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document, any Swap Agreement or any agreement evidencing Banking Services Obligations have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, administration, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold pursuant to any such proceeding, including a Dutch Insolvency Event or a Hong Kong Insolvency Event, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Loan Party (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations subject to the provisions of Section 5.19 and Section 9.19, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Loan Party upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Secured Parties, such Loan Party shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of the Loan Party where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Loan Party as the property of the Secured Parties. If any such Loan Party fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same.

ANNEX B

Exhibit B

Form of Borrowing Base Certificate

BORROWING BASE REPORT

J.P.Morgan

(Actual in US Dollars)

Client Name: Neenah Inc. (Neenah)						Work in Process --	Work in Process --	Report #
Collateral Component Name:	Neenah	Investment Grade	Eligible Foreign	Finished Goods	Raw Materials	FP & Tech. Products	FiberMark	Report Date:
Collateral Component:	AR01	AR02	AR03	INV01	INV02	INV03	INV04	Period Covered: to
COLLATERAL AVAILABILITY								
1 Beginning Collateral Balance (Previous Report Line 10)								
2 Additions to Collateral (Gross Sales)								
3 Additions to Collateral (Debit Memos, all)								
4 Additions to Collateral (Other Non-Cash)								
5 Deductions to Collateral (Net Cash Received)								
6 Deductions to Collateral (Discounts)								
7 Deductions to Collateral (Credit Memos, all)								
8 Deductions to Collateral (Other Non-Cash)								
9 Net Change to Collateral								
10 Ending Collateral Balance								Total Revolver Gross Collateral
11 Less Collateral Ineligibles (see attached schedule)								
12 Eligible Collateral								Total Revolver Eligible Collateral
12.A Advance Rate Percentage	85.0%	90.0%	85.0%					
13 Gross Available - Borrowing Base Value								
13.A Collateral CAPS			12,500,000.00					
14 Net Available - Borrowing Base Value								
14.A *Suppressed Availability*								
14.B *Effective Advance Rate*								
15 Total Gross Availability - Borrowing Base Value								
15.A Less Availability Reserves (see attached schedule)								
16 Total Availability - Maximum Borrowing Base Value								Total Revolver Line Availability
17 Revolver Line of Credit	125,000,000.00							
17.A Less Line Reserves (see attached schedule)								
17.B Less Domestic Allocation to German Borrowing Base								
18 Maximum Borrowing Limit (Lesser of Lines 16 less 17.A or 17 less 17.A & 17.B)								Total Revolver Available to Borrow
18.A *Suppressed Availability*								
LOAN STATUS								
19 Previous Revolver Loan Balance (Previous Report Line 24)								
20 Less: Net Collections (Current Report Line 5)								
21 Less: Adjustments / Payoff								
22 Add: Request for Funds								
23 Add: Adjustments / Term Loan Proceeds								
24 Current Revolver Loan Balance								Total Current Revolver Loan Balance
25 Letters of Credit/Bankers Acceptance Outstanding								Outstanding Letters of Credit
26 Revolver Availability Not Borrowed (Lines 18 less 24 & 25)								Revolver Availability Not Borrowed
27 OVERALL EXPOSURE (lines 24)								OVERALL EXPOSURE

Pursuant to, and in accordance with, the terms and provisions of that certain Fourth Amended and Restated Credit Agreement dated as of December 10, 2018 (as it may be amended or modified from time to time, the "Agreement") among JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as an Issuing Bank, the Lenders party thereto from time to time, Neenah, Inc., a Delaware corporation formerly known as Neenah Paper, Inc. (the "Company" or "Domestic Borrower Representative") and certain Subsidiaries of the Company, as Domestic Borrowers, Neenah Services GmbH & Co. KG and certain of its Subsidiaries, as German Borrowers, and the other Loan Parties from time to time party thereto, the Company is executing and delivering to the Administrative Agent this Borrowing Base Report accompanied by supporting data (collectively referred to as this "Report"). The Company warrants and represents to Administrative Agent that this Report is true, correct, and is based on information contained in the Company's own financial accounting records. The Company, by the execution of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this ___ day of ________, 2020, that the Company and the other Loan Parties are in compliance with the Agreement. Further, the representations and warranties of the Loan Parties set forth in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof. No Default has occurred or is continuing or would result after giving effect to any Borrowing as of the date hereof. Unless otherwise defined herein, capitalized terms used herein without definition are used as defined in the Agreement.

DOMESTIC BORROWER REPRESENTATIVE:	AUTHORIZED SIGNATURE:
Neenah, Inc.

J.P.Morgan

BORROWING BASE REPORT

(Actual in US Dollars)
Client Name: Neenah Service Gmbh & Co. KG (Gessner)

Report #
Report Date:
Period Covered: to

	Collateral Component Name:	Domestic	Foreign	Finished Goods	Raw Materials	Work In Process	Machinery & Equipment	Real Estate	
	Collateral Component:	AR01	AR02	INV01	INV02	INV03	SLC01	SLC02	
	COLLATERAL AVAILABILITY								
1	Beginning Collateral Balance (Previous Report Line 10)								
1.A	Foreign Exchange Currency Adjustment								
2	Additions to Collateral (Gross Sales)								
3	Additions to Collateral (Debit Memos, all)								
4	Additions to Collateral (Other Non-Cash)								
5	Deductions to Collateral (Net Cash Received)								
6	Deductions to Collateral (Discounts)								
7	Deductions to Collateral (Credit Memos, all)								
8	Deductions to Collateral (Other Non-Cash)								
9	Net Change to Collateral (Foreign Net Change)								
10	Ending Collateral Balance								Total Revolver Gross Collateral
11	Less Collateral Ineligibles (see attached schedule)								
12	Eligible Collateral								Total Revolver Eligible Collateral
12.A	Advance Rate Percentage	85.0%	85.0%				100.0%	100.0%	
13	Gross Available - Borrowing Base Value								
13.A	Collateral CAPS		10,000,000.00						
14	Net Available - Borrowing Base Value								
14.A	*Suppressed Availability*								
14.B	*Effective Advance Rate*								
15	Total Gross Availability - Borrowing Base Value								
15.A	Less Availability Reserves (see attached schedule)								
16	Total Availability - Maximum Borrowing Base Value								Total Revolver Line Availability
17	Revolver Line of Credit	50,000,000.00							
17.A	Less Line Reserves (see attached schedule)								
17.B	Add Domestic Allocation to German Borrowing Base								
18	Maximum Borrowing Limit (Lesser of Lines 16 less 17.A or 17 less 17.A & 17.B)								Total Revolver Available to Borrow
18.A	*Suppressed Availability*								
	LOAN STATUS								
19	Previous Revolver Loan Balance (Previous Report Line 24)								
20	Less: Net Collections (Current Report Line 5)								
21	Less: Adjustments / Payoff								
22	Add: Request for Funds								
23	Add: Adjustments / Term Loan Proceeds								
24	Current Revolver Loan Balance								Total Current Revolver Loan Balance
25	Letters of Credit/Bankers Acceptance Outstanding								Outstanding Letters of Credit
26	Revolver Availability Not Borrowed (Lines 18 less 24 & 25)								Revolver Availability Not Borrowed
27	OVERALL EXPOSURE (lines 24)								OVERALL EXPOSURE

Pursuant to, and in accordance with, the terms and provisions of that certain Fourth Amended and Restated Credit Agreement dated as of December 10, 2018 (as it may be amended or modified from time to time, the "Agreement") among JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as an Issuing Bank, the Lenders party thereto from time to time, Neenah, Inc., a Delaware corporation formerly known as Neenah Paper, Inc. (the "Domestic Borrower Representative") and certain Subsidiaries of the Domestic Borrower Representative, as Domestic Borrowers, Neenah Services GmbH & Co. KG (the "Company" or "German Borrower Representative") and certain of its Subsidiaries, as German Borrowers, and the other Loan Parties from time to time party thereto, the Company is executing and delivering to the Administrative Agent this Borrowing Base Report accompanied by supporting data (collectively referred to as this "Report"). The Company warrants and represents to Administrative Agent that this Report is true, correct, and is based on information contained in the Company's own financial accounting records. The Company, by the execution of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this ____ day of __________ 2020, that the Company and the other German Loan Parties are in compliance with the Agreement. Further, the representations and warranties of the German Loan Parties set forth in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof. No Default has occurred or is continuing or would result after giving effect to any Borrowing as of the date hereof. Unless otherwise defined herein, capitalized terms used herein without definition are used as defined in the Agreement.

GERMAN BORROWER REPRESENTATIVE:	AUTHORIZED SIGNATURE:
Neenah Services GmbH & Co. KG

ANNEX C
COMMITMENT SCHEDULE
TO THE
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
Commitments

Lender	Domestic Tranche Commitment Amount	German Tranche Commitment Amount	Total Commitment: Domestic Tranche and German Tranche Commitment	Swingline Commitment for Domestic Swingline Loans	Swingline Commitment for German Swingline Loans
JPMorgan Chase Bank, N.A.	$45,312,500	N/A	$45,312,500	$15,000,000	$15,000,000
JPMorgan Chase Bank, N.A. (London Branch)	N/A	$23,750,000	$23,750,000	N/A	N/A
Bank of America, N.A.	$35,937,500	$16,250,000	$52,187,500	N/A	N/A
BMO Harris Bank, N.A.	$18,750,000	$3,750,000	$22,500,000	N/A	N/A
Goldman Sachs Bank USA	$15,625,000	$6,250,000	$21,875,000	N/A	N/A
Commerzbank AG, New York Branch	$9,375,000	N/A	$9,375,000	N/A	N/A
Total Commitments:	$125,000,000	$50,000,000	$175,000,000	$15,000,000	$15,000,000